   As filed with the Securities and Exchange Commission on July 19, 2000

                                                 Registration No. 333-37780
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                            AMENDMENT NO. 1 TO
                                    FORM F-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------

                         BROKAT Aktiengesellschaft
             (Exact Name of Registrant as Specified in its Charter)
                                ---------------
                                 Not Applicable
                (Translation of Registrant's Name into English)

 Federal Republic of Germany                7379                 Not Applicable
 (State or other jurisdiction
              of                (Primary Standard Industrial    (I.R.S. Employer
       incorporation or
        organization)           Classification Code Number)  Identification Number)

                    BROKAT AG                                     CT Corporation System
                Industriestrasse 3                                  111 Eighth Avenue
                D-70565 Stuttgart                                 New York, N.Y. 10011
           Federal Republic of Germany                               (212) 894-8940
                + 49 711 788 44-0
  (Address and telephone number of registrant's       (Name, address and telephone number of agent
           principal executive offices)                               for service)

                                ---------------
                                   Copies to:

              Lars Bang-Jensen, Esq.                               Dr. Andreas Woelfle
      LeBoeuf, Lamb, Greene & MacRae, L.L.P.                       Haver & Mailaender
               125 West 55th Street                                  Lenzhalde 83-85
               New York, N.Y. 10019                                 D70192 Stuttgart
                  (212) 424-8000                               Federal Republic of Germany
                                                                    + 49 711 227 44-0

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                                ---------------

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement of the same offering. [_]

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+We will amend and complete the information in this prospectus. This           +
+prospectus is not an offer to sell these securities or our solicitation of + +your offer to buy these securities, nor will we sell them or accept your + +offer to buy them, in any jurisdiction where that would not be permitted or +
+legal before registration or qualification in that jurisdiction.              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 19, 2000

PROSPECTUS

[BROKAT LOGO]

                                 BROKAT AG

                               Offer to Exchange
                               (Euro)125,000,000
                         11 1/2% Senior Notes Due 2010

                          Terms of the Exchange Offer

 .   We are offering to       .  We will exchange all
    exchange all of your        outstanding original
    original 11 1/2%            notes that are validly
    senior notes due 2010       tendered and not
    for registered 11           withdrawn before the
    1/2% senior notes due       expiration of the
    2010.                       exchange offer.


 .  If you decide to
   participate in the        .  You may withdraw
   exchange offer, the          tenders of original
   exchange notes will be       notes at any time
   issued to you in the         before the expiration
   same principal amount        of the exchange offer.
   as the original notes.


                             .  We believe that the
 .  The terms of the             exchange of original
   exchange notes are           notes for exchange
   substantially                notes will not be a
   identical to the             taxable exchange for
   outstanding original         U.S. federal income
   notes, except that the       tax purposes, but you
   exchange notes have          should consult your
   been registered under        tax advisor.
   the Securities Act and
   transfer restrictions
   and registration
   rights relating to the
   original notes do not
   apply to the exchange
   notes.

                             .  We will not receive
                                any proceeds from the
                                exchange offer.

                             .  We intend to list the
                                exchange notes on the
                                Luxembourg Stock
                                Exchange.

 .  Any original notes not
   exchanged will
   continue to have
   restrictions on their
   transfers.

  The exchange offer will expire at 5:00 p.m., London time, on . , 2000, unless extended.

  See "Risk Factors" beginning on page 13 for a discussion of risks involved before tendering your original notes.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

   . , 2000.

                               TABLE OF CONTENTS

Prospectus Summary....................   1
Summary Financial Data................  10
Risk Factors..........................  12
Important Information About This
 Prospectus...........................  22
Trademarks and Service Marks..........  22
Where You Can Find More Information...  23
Enforceability of Civil Liabilities...  23
Currency And Financial Statement
 Presentation.........................  24
Exchange Rate Information.............  25
Disclosure About Forward Looking
 Statements...........................  26
The Exchange Offer....................  27
The Company...........................  34
Recent Acquisitions And Other
 Strategic Initiatives................  35
Use of Proceeds.......................  37
Capitalization........................  38
Unaudited Pro Forma Financial Data....  39

Selected Historical Consolidated
 Financial Data.......................   48
Selected Financial Data...............   49
Management's Discussion And Analysis
 of Financial Condition And Results of
 Operations...........................   51
Business..............................   65
Management............................   79
Material Relationships and Related
 Transactions.........................   84
Principal Shareholders................   85
Description of the Notes..............   86
Form of the Notes, Clearance and
 Settlement...........................  128
Taxation..............................  132
Plan of Distribution..................  137
Legal Matters.........................  138
Experts...............................  138
General Information...................  138
Index to Financial Statements.........  F-1

                               PROSPECTUS SUMMARY

   Because this is a summary, it does not contain all of the information that may be important to you. To understand this exchange offer fully, you should read the entire prospectus, including the "Risk Factors" and the financial statements. The terms "we", "our", and "BROKAT" refer to BROKAT AG and its subsidiaries.

                                 BROKAT AG

Who We Are

   We are a leading provider of software for the rapidly expanding market for electronic, or e-banking services and the leading provider of this software to European banks. We design, develop, market and support e-business software for the conduct of business over the Internet and other electronic media.

Our Markets

   We have concentrated on providing e-banking solutions to banks in Germany, Austria, the United Kingdom, the United States, the Asia-Pacific region, Switzerland and the Benelux countries. We estimate that, at December 31, 1999, more than 2,000 financial institutions and more than 2 million end-users worldwide--principally in Germany and Austria--conducted e-business activities using our products. We believe our market share of the e-banking sector is approximately 80-90% in Germany and Austria, and approximately 40% in the rest of Europe based on a study in 1999 by Meridian Research, Inc.

Our Products and Services

   Our core product, Twister, is an open architecture software platform that integrates the information technology systems of a business with a variety of electronic communications channels. This software enables consumers to interact with the business over the Internet through a range of secure electronic communication channels, such as personal computers, mobile telephones, call centers, personal digital assistants and WebTV, while permitting the business to offer its products and services regardless of the types of computer systems in use and regardless of the language in which its software applications are written.

   We also offer industry-specific software application packages, allowing a business to establish electronic front offices through which consumers can access its products or services. These software packages, with our Twister platform, provide a business with both customer relationship management and back office integration functions. We also provide a range of professional services such as consulting, customization, installation, training, and maintenance and support for the sales of our products.

   We distribute, implement and support our products worldwide through our subsidiaries and sales offices as well as through distribution partners, such as consulting firms and value added resellers, and through joint ventures.

                               Our Strategy

   Our principal objective is to establish our core product, Twister, as the standard worldwide software platform for the delivery of e-finance, e-commerce and other e-services over the Internet through all significant electronic distribution channels. To achieve this objective, we intend to:

  .  Continue to enhance the functionality of the Twister platform;

  . Expand our range of standardized software applications and enhance our existing software applications based on our Twister platform;

  . Expand our presence throughout Europe, North America and the Asia-Pacific region, through internal growth, joint ventures and strategic acquisitions;

  . Continue to emphasize indirect sales of our products through joint ventures and through the strengthening and expansion of our network of business partners, including value added resellers, consultants, system integrators and solution providers; and

  . Use our leading market position in the European e-banking services sector and our technological leadership, to position ourselves to take advantage of the development of other e-business opportunities.

                            Recent Developments

   On June 19, 2000, we entered into definitive agreements to acquire:

  . Blaze Software, Inc. - a Nasdaq listed company which is a leading provider of rule-based Internet infrastructure software for enterprise-scale applications that deliver personalized, adaptable business processes across multiple electronic touchpoints; and

  . GemStone Systems, Inc. - a technology leader of JavaTM-based application server software for high performance scalable applications to automate enterprise level business-to-business transactions.

   Through addition of these two companies we intend to strengthen the product portfolios of all three companies and enhance the technology of Twister.

   For the Blaze acquisition, we intend to apply for the quotation on the Nasdaq National Market of American Depositary Shares (ADSs) representing our underlying ordinary shares.

   To acquire Blaze, we will issue approximately 4.9 million ordinary shares in the form of ADSs, valued at approximately euro 585.9 million on the acquisition date. The acquisition will be submitted for approval by Blaze stockholders and is subject to the satisfaction of regulatory requirements, the listing of the ADSs on Nasdaq and other customary closing conditions.

   To acquire GemStone, we will issue approximately 2.4 million of our shares, valued at approximately euro 283.5 million on the acquisition date. The acquisition will be submitted for approval by GemStone stockholders and is subject to the satisfaction of regulatory requirements, the listing of the new shares on Neuer Markt and other customary closing conditions.

                               The Exchange Offer

 Notes Offered..................... We are offering (Euro)125,000,000 principal amount of our 11 1/2% senior notes due 2010 in exchange for an
                                    equal aggregate principal amount of our original 11
                                    1/2% senior notes due 2010 on a one for one basis.

                                    In this document, we refer to the notes originally
                                    offered in March 2000 as the original notes and to the
                                    notes which we are offering through this prospectus in
                                    exchange for original notes as exchange notes. The
                                    exchange notes have substantially the same terms as the
                                    original notes you hold, except that these exchange
                                    notes have been registered under the Securities Act and
                                    will be freely tradeable.

 Registration Rights Agreement..... At the time we sold investors the original notes, we entered into a registration rights agreement requiring
                                    us to make this exchange offer.

                                    After the exchange offer is complete, you will no
                                    longer be entitled to exchange your original notes for
                                    registered exchange notes. We may be required to file a
                                    shelf registration statement under the Securities Act
                                    for your original notes. We do not expect to have to
                                    file a shelf registration statement.

 The Exchange Offer................ We are offering to exchange (Euro)1,000 principal amount of exchange notes for each (Euro)1,000 principal
                                    amount of our outstanding original notes.

                                    To be exchanged, your original notes must be properly
                                    tendered and accepted. All original notes that are
                                    validly tendered and not withdrawn will be exchanged.

 Ability to Resell Exchange Notes.. We believe that the exchange notes issued in this exchange offer may be offered for resale, resold and
                                    otherwise transferred by you without compliance with
                                    the registration and prospectus delivery provisions of
                                    the Securities Act if:

                                    .  the exchange notes issued in the exchange offer are
                                       being acquired in the ordinary course of your
                                       business;

                                    .  you are not participating, do not intend to
                                       participate and have no arrangement or understanding
                                       with any person to participate in the distribution
                                       of the exchange notes issued to you in the exchange
                                       offer; and

                                    .  you are not an affiliate of ours.

                                    If this belief is inaccurate and you transfer any
                                    exchange notes issued to you in the exchange offer
                                    without delivering a prospectus which meets the
                                    requirements of the Securities Act or without an
                                    exemption from these requirements, you may incur
                                    liability under the Securities Act. We do not assume
                                    any liability if you do and will not indemnify you.

                                    If you are a broker-dealer and wish to exchange the
                                    original notes that you received through market-making
                                    or other trading activities, you must agree to deliver
                                    this prospectus to offer the exchange notes that you
                                    receive in this exchange offer.

 Persons Excluded from the Exchange
  Offer............................ You may not participate in the exchange offer if you are:

                                    .  a holder of the original notes in any jurisdiction
                                       in which the exchange offer or your acceptance is
                                       not legal under the applicable securities or blue
                                       sky laws of that jurisdiction; or

                                    .  a holder of the original notes who is our affiliate.

 Consequence of Failure to Exchange
  Your Original Notes.............. If you do not exchange your original notes for exchange notes in the exchange offer, your original notes will
                                    continue to have restrictions on transfer contained on
                                    the legend. In general, you may not offer or sale your
                                    original notes unless there is an exemption from, or
                                    the transaction is not governed by, the Securities Act
                                    and applicable state securities laws. We have no plans
                                    to register your original notes under the Securities
                                    Act unless we are required to file a shelf registration
                                    statement.

 Expiration Date................... The exchange offer expires at 5:00 p.m., London time, on  .  2000, the expiration date, unless we extend the
                                    exchange offer.

 Accrued Interest on the Exchange
  Notes............................ The exchange notes will bear interest from March 28,
                                    2000. Holders of original notes whose original notes
                                    are accepted for exchange will not receive any payment
                                    of interest on their original notes that has accrued
                                    from March 28, 2000 to the date of the issuance of the
                                    exchange notes. They will receive the same interest
                                    payment on September 30, 2000 that they would have
                                    received had they not accepted the exchange offer. This
                                    is the first interest payment date for either the
                                    original notes or the exchange notes.

 Conditions to the Exchange Offer.. The exchange offer has customary conditions that may be waived by us. There is no minimum amount of original
                                    notes that must be tendered to complete the exchange
                                    offer.

 Procedures for Tendering Your
  Original Notes................... Tenders of original notes may be made only in book-
                                    entry form. To tender your original notes, you must:

                                    .  comply with the relevant procedures established by
                                       Euroclear or Clearstream, as applicable; and

                                    .  deliver to our exchange agent through Euroclear or
                                       Clearstream system a computer generated confirmation
                                       of book-entry transfer before 5:00 p.m., London
                                       time, on the expiration date.

                                If you accept our offer through Euroclear or
                                Clearstream, you will make the representations
                                described under "The Exchange Offer--Purpose and
                                Effect--Representations We Need From You Before You
                                Participate in the Exchange Offer."

Termination of the Exchange     We reserve the right to terminate the exchange offer.
 Offer......................... If we fail to complete the exchange offer, holders of the original notes will have rights against us under
                                the registration rights agreement.

Withdrawal Rights.............. You may withdraw the tender of your original notes at any time before 5:00 p.m., London time, on the
                                expiration date.

U.S. Tax Considerations........ The exchange of your original notes for exchange notes generally will not result in any income, gain or loss
                                to you for U.S. federal income tax purposes.

Use of Proceeds................ We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will pay
                                all expenses incident to the exchange offer.

Exchange Agent................. The Bank of New York, London Branch, is serving as the exchange agent. Its address, telephone number and
                                facsimile number are:

                                     The Bank of New York, London Branch
                                               30 Cannon Street
                                               London EC4M 6XH
                                                United Kingdom
                                            Attention: Emma Wilkes
                                          Reorganization Department

                                             Fax: 44 20 7964 6399
                                          Telephone: 44 20 7893 7235

   Please review the information contained in "The Exchange Offer" for more detailed information concerning the exchange offer.

                                   The Notes

   The summary below describes the principal terms of the notes. Many of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer.................................  BROKAT AG

Notes Offered..........................  (Euro) 125,000,000 aggregate principal amount of 11
                                         1/2% senior notes due 2010.

Maturity...............................  March 31, 2010.

Interest...............................  Interest on the notes will accrue from March 28, 2000 and be payable in cash at a rate of 11 1/2% per year
                                         semiannually in arrears on March 31 and September 30 of
                                         each year, beginning September 30, 2000, to holders of
                                         record on the immediately preceding March 15 and
                                         September 15.

Sinking Fund...........................  None.

Optional Redemption....................  We may, at our option, redeem some or all of the notes at any time on or after March 31, 2005 at the
                                         redemption prices listed in "Description of the Notes--
                                         Optional Redemption," plus accrued and unpaid interest,
                                         if any, to the redemption date.

Optional Redemption After Public Equity
 Offerings.............................  On any one or more occasions before March 31, 2003, we may, on not less than 30 nor more than 60 days' notice,
                                         at our option use the net cash proceeds of one or more
                                         qualified equity offerings to redeem up to 35% of the
                                         aggregate principal amount of the notes originally
                                         issued at a redemption price in cash of 111.50% of the
                                         principal amount of these notes, plus accrued and
                                         unpaid interest and liquidated damages and additional
                                         amounts, if any, on these notes to the redemption date,
                                         as long as:

                                         .  we redeem the notes within 60 days of completing the
                                            public equity offering; and

                                         .  at least 65% of the aggregate principal amount of
                                            the notes originally issued, excluding notes held by
                                            us or our affiliates and subsidiaries, remains
                                            outstanding immediately after the redemption.

Optional Redemption for Taxation
 Reasons...............................  If deduction or withholding for or on account of taxes in the Federal Republic of Germany or any jurisdiction
                                         in which we are organized or otherwise resident for tax
                                         purposes or any jurisdiction from or through which
                                         payment is made shall be required on any payments made
                                         by us on the notes the notes may be redeemed, at our
                                         option, in whole but not in part, at any time upon not
                                         less than 30 nor more than 60 days' notice at a
                                         redemption price equal to the principal amount of the
                                         notes, plus any accrued and unpaid interest and
                                         liquidated damages and additional amounts, if any, to
                                         the redemption date.

Ranking...   The notes will be our senior unsecured obligations. The
             notes will:

             . rank equally with all of our existing and future senior indebtedness; and

             . rank senior to all of our existing and future subordinated indebtedness.

             As of December 31, 1999, on a pro forma basis after giving effect to this offering and the application of the proceeds of this offering, there would have been:

             . no secured indebtedness to which the notes would have been effectively subordinated;

             . no amounts available for additional borrowing under secured credit facilities to which the notes would have been effectively subordinated;

             . approximately (Euro) 1.8 million of additional indebtedness ranking equally with the notes; and

             . no additional indebtedness ranking junior to the notes.

             Because the notes are unsecured, they will be effectively subordinated in right of payment to any of our or our subsidiaries' secured indebtedness as long as any assets serve as security for the secured indebtedness.

             The notes will also be effectively subordinated to all liabilities of our subsidiaries, including trade payables of these subsidiaries.

             The indenture governing the notes will permit us and our subsidiaries to incur substantial additional indebtedness, subject to limitations.

Change of    If a change of control occurs, we must give holders of
 Control..   the notes the opportunity to sell us their notes at a
             price of 101% of the principal amount of these notes,
             plus accrued and unpaid interest and liquidated damages
             and additional amounts, if any, on these notes to the
             date of the repurchase.

             We might not be able to pay you the required price for the notes you present to us at the time of a change of control offer because:

             .  we might not have enough funds at that time; or

             . the terms of our debt or other agreements may prevent us from making a change of control offer or payment.

Asset Sale   If we engage in asset sales, we generally must either
 Proceeds..  invest the net proceeds from these sales in our business or repay our indebtedness within a period of
             time, or make an offer to purchase notes at a price of
             100% of their principal amount, plus accrued and unpaid
             interest and liquidated damages and additional amounts,
             if any.

Significant Covenants.... The indenture governing the notes includes covenants limiting our ability and the ability of our
                          subsidiaries to:

                          .  incur or refinance debt;

                          . pay dividends or make distributions on, or repurchase, our capital stock;

                          .  make investments, loans or advances;

                          .  create liens on our or our subsidiaries' assets;

                          . merge, consolidate or sell substantially all of our assets;

                          .  issue or sell stock of our subsidiaries;

                          .  enter into sale-leaseback transactions; and

                          .  enter into transactions with our affiliates.

                          These covenants are subject to a number of important limitations and exceptions.

Trustee, Registrar,
 Principal Paying and
 Transfer Agent.........  The Bank of New York.

Luxembourg Listing,
 Paying and Transfer
 Agent..................  Kredietbank S.A. Luxembourgeoise.

Listing.................  We listed the original notes and we expect to make an application to list the exchange notes on the
                          Luxembourg Stock Exchange.

Security Numbers for the
 Original Notes.........  ISIN:         Regulation S Note       XS0109534643
                                        144A Note               XS0109534999
                          Common Code:  Regulation S Note       010953464
                                        144A                    010953499

Security Numbers for the
 Exchange Notes.........  ISIN:           .
                          Common Code:    .
                          CUSIP:          .

Governing Law...........  The notes and the indenture governing the notes will be governed by the laws of the State of New York.

                                ----------------

   We are a stock corporation organized under the laws of Germany. Our headquarters are located at Industriestrasse 3, D-70565 Stuttgart, Germany. Our telephone number is +49 711 788 44-0. Our Internet address is www.brokat.com.

                Summary Historical and Pro Forma Financial Data

   The following table presents some of our historical and pro forma financial data for the periods indicated in accordance with U.S. generally accepted accounting principles. We derived the summary financial data from our consolidated financial statements.

   Our consolidated financial statements:

  .  for the years ended June 30, 1997, 1998 and 1999 and

  .  for the six months ended December 31, 1999

have been audited by Arthur Andersen Wirtschaftspruefungsgesellschaft Steuerberatungsgesellschaft mbH, independent auditors and are included elsewhere in this prospectus.

   Through the fiscal year ended June 30, 1999, our fiscal year ended on June
30. We changed our fiscal year in 1999 to end on December 31. Our results of operations for the six months ended December 31, 1999 and for the three months ending March 31, 1999 and 2000 are not necessarily indicative of results that may be expected for the full year.

   The following summary unaudited pro forma statement of operations data:

  . for the fiscal year ended June 30, 1999 gives effect to the acquisitions of MeTechnology AG and Transaction Software Technologies, Inc., the offering of the notes and the application of the net proceeds of the offering, and the proposed acquisitions of Blaze Software, Inc. and GemStone Systems, Inc. as if they had occurred on July 1, 1998;

  . for the six months ended December 31, 1999 gives effect to the offering of the notes and the application of the net proceeds of the offering and the proposed acquisitions of Blaze and GemStone as if they had occurred on July 1, 1999; and

  . for the three months ended March 31, 2000 gives effect to the offering of the notes and the application of the net proceeds of the offering and the proposed acquisitions of Blaze and GemStone as if they had occurred on January 1, 2000.

   The summary unaudited pro forma balance sheet data as of March 31, 2000 gives effect to the offering of the notes and the application of the net proceeds of the offering as well as to the proposed acquisitions of Blaze Software, Inc. and GemStone Systems, Inc. as if they had occurred on March 31, 2000.

   The pro forma adjustments are based on available information and assumptions that we believe are reasonable. The unaudited pro forma data are not necessarily indicative of our financial position or results of operations had the transactions occurred on the indicated dates, nor do the unaudited pro forma data purport to represent our financial position or results of operations for any future date or period.

   You should carefully review our consolidated financial statements included elsewhere in this prospectus and the information provided in "Capitalization," "Unaudited Pro Forma Financial Data," "Selected Historical Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                            SUMMARY FINANCIAL DATA

                (Deutsche marks and dollars in thousands)

                         Fiscal Years Ended June 30           Six Months Ended December 31       Three Months Ended March 31,
                  ----------------------------------------- --------------------------------- -----------------------------------
                   1997(1)    1998      1999       1999        1998       1999       1999        1999        2000        2000
                  --------- --------- --------- ----------- ----------- --------- ----------- ----------- ----------- -----------
                     DM        DM        DM          $          DM         DM          $          DM          DM           $
                  (audited) (audited) (audited) (unaudited) (unaudited) (audited) (unaudited) (unaudited) (unaudited) (unaudited)
Statement of
 Operations
 Data:
Revenue.........   12,101     29,571    62,487     30,589      19,671     51,287     25,107      17,643      38,481      18,838
Cost of Sales...   (7,971)   (15,493)  (31,325)   (15,334)    (10,371)   (22,937)   (11,229)     (5,492)    (15,904)     (7,786)
                   ------    -------   -------    -------     -------    -------    -------     -------     -------     -------
Gross profit....    4,130     14,078    31,162     15,255       9,300     28,350     13,879      12,151      22,577      11,053
                   ------    -------   -------    -------     -------    -------    -------     -------     -------     -------
Selling
 expenses.......   (3,118)   (16,636)  (38,848)   (19,018)    (15,535)   (27,714)   (13,567)     (9,934)    (15,604)     (7,639)
General and
 administrative
 expenses.......   (1,332)    (4,305)  (10,639)    (5,208)     (4,092)   (12,643)    (6,189)     (2,501)     (7,066)     (3,459)
Research and
 development
 expenses.......   (1,450)    (4,917)   (8,733)    (4,275)     (3,896)   (12,769)    (6,265)     (1,963)    (10,109)     (4,949)
Amortization
 costs on
 goodwill and on
 intangible
 assets from
 acquisitions...      --         --     (3,686)    (1,805)        --     (15,797)    (7,733)        --       (7,159)     (3,505)
Non-cash charges
 associated with
 stock option
 grants.........      --         --    (16,340)    (7,999)        --     (12,240)    (5,992)     (5,140)    (20,357)     (9,966)
                   ------    -------   -------    -------     -------    -------    -------     -------     -------     -------
Total operating
 expenses.......   (5,900)   (25,858)  (78,246)   (38,305)    (23,523)   (81,163)   (39,733)    (19,538)    (60,295)    (29,517)
Operating loss..   (1,770)   (11,780)  (47,084)   (23,050)    (14,223)   (52,813)   (25,855)     (7,387)    (37,718)    (18,465)
                   ------    -------   -------    -------     -------    -------    -------     -------     -------     -------
Interest
 income.........        5        150     1,528        748         726         35         17         480         116          57
Interest
 expense........     (157)      (454)     (960)      (470)       (209)      (867)      (424)       (152)       (943)       (462)
Other income,
 net............      198        239     2,565      1,256       1,261      2,298      1,125        (445)      2,567       1,257
Loss absorption
 of convertible
 debt of silent
 partners.......      --       3,252       926        453         926        --         --          --          --          --
                   ------    -------   -------    -------     -------    -------    -------     -------     -------     -------
Loss before
 income taxes
 and
 extraordinary
 items..........   (1,724)    (8,593)  (43,025)   (21,063)    (11,519)   (51,347)   (25,137)     (7,504)    (35,978)    (17,613)
Income tax
 benefit
 (expense)......       10        --       (113)       (55)        --        (104)       (51)        --          248         121
Minority
 interest.......      --         --         90         44         --         (26)       (13)         31          63          31
Other Taxes.....      --         --        --         --          --         --         --          --          (11)         (5)
                   ------    -------   -------    -------     -------    -------    -------     -------     -------     -------
Loss before
 extraordinary
 item...........   (1,714)    (8,593)  (43,048)   (21,074)    (11,519)   (51,477)   (25,200)     (7,473)    (36,174)    (17,709)
Extraordinary
 loss on early
 extinguishment
 of debt, net of
 taxes..........      --         --     (4,242)    (2,077)     (4,242)       --         --          --          --          --
                   ------    -------   -------    -------     -------    -------    -------     -------     -------     -------
Net loss from
 continuing
 operations.....   (1,714)    (8,593)  (47,290)   (23,151)    (15,761)   (51,477)   (25,200)     (7,473)    (36,174)    (17,709)
                   ======    =======   =======    =======     =======    =======    =======     =======     =======     =======
Other Financial
 Data:
EBITDA(2).......     (838)    (6,915)  (36,799)   (18,015)    (11,051)   (31,649)   (15,494)     (7,041)    (25,677)    (12,570)
Adjusted
 EBITDA(2)......     (838)   (10,167)  (21,385)   (10,469)    (11,977)   (19,409)    (9,502)     (1,901)     (5,320)     (2,604)
Amortization
 costs on
 goodwill and on
 intangible
 assets from
 acquisitions
 and
 depreciation...      734      1,374     6,705      3,282         985     18,892      9,249         760       9,411       4,607
Capital
 expenditures...    1,748      3,869    10,835      5,304       3,396      4,334      2,122       1,323       4,244       2,078
Ratio of
 earnings to
 fixed
 charges(3).....     4.83x       7.3x      --         --          --         --         --          --          --          --
Pro forma ratio
 of earnings to
 fixed
 charges(4).....      --         --        --         --          --         --         --          --          --          --
Reconciliation
between reported
net loss and the
amounts shown as
EBITDA and
Adjusted EBITDA:
Net loss before
 extraordinary
 items..........   (1,714)    (8,593)  (43,048)   (21,074)    (11,519)   (51,477)   (25,200)     (7,473)    (36,174)    (17,709)
Net taxes.......      (10)         0       113         55           0        104         51           0         259         127
Interest
 expense........      157        454       960        470         209        867        424         152         943         462
Interest
 income.........       (5)      (150)   (1,528)       748        (726)       (35)       (17)       (480)       (116)        (57)
Depreciation....      734      1,374     3,018      1,477         985      3,095      1,515         760       2,252       1,102
Amortization....        0          0     3,686      1,804           0     15,797      7,733           0       7,159       3,505
                   ------    -------   -------    -------     -------    -------    -------     -------     -------     -------
EBITDA..........     (838)    (6,915)  (36,799)   (18,015)    (11,051)   (31,649)   (15,494)     (7,041)    (25,677)    (12,570)
Non-cash charges
 associated with
 stock option
 grants.........        0          0    16,340      7,999           0     12,240      5,992       5,140      20,357       9,966
Loss absorption
 of convertible
 debt of silent
 partners.......        0     (3,252)     (926)      (453)       (926)         0          0           0           0           0
Adjusted
 EBITDA.........     (838)   (10,167)  (21,385)   (10,469)    (11,977)   (19,409)    (9,502)     (1,901)     (5,320)      2,604
                                                       Adjusted Pro Forma for the Proposed
                     Pro Forma for the Offering and              Acquisitions of
                  Acquisitions of MeTechnology and TST          Blaze and GemStone
                  ------------------------------------ ------------------------------------
                                              Three
                  Fiscal Year     Six        Months    Fiscal Year     Six         Three
                     Ended    Months Ended    Ended       Ended    Months Ended   Months
                   June 30,   December 31,  March 31,   June 30,   December 31, Ended March
                     1999         1999        2000        1999         1999      31, 2000
                  ----------- ------------ ----------- ----------- ------------ -----------
                      DM           DM          DM          DM           DM          DM
                  (unaudited) (unaudited)  (unaudited) (unaudited) (unaudited)  (unaudited)
Statement of
 Operations
 Data:
Revenue.........     71,653      51,287       38,481     133,349       87,331      62,281
Cost of Sales...    (36,933)    (22,937)     (15,904)    (55,988)     (35,020)    (25,082)
                  ----------- ------------ ----------- ----------- ------------ -----------
Gross profit....     34,720      28,350       22,577      77,361       52,311      37,199
                  ----------- ------------ ----------- ----------- ------------ -----------
Selling
 expenses.......    (44,670)    (27,714)     (15,604)    (72,637)     (45,641)    (32,297)
General and
 administrative
 expenses.......    (17,922)    (12,643)      (7,066)    (32,401)     (19,669)    (12,895)
Research and
 development
 expenses.......    (15,119)    (12,769)     (10,109)    (32,932)     (21,923)    (16,885)
Amortization
 costs on
 goodwill and on
 intangible
 assets from
 acquisitions...    (31,488)    (15,797)      (7,159)   (239,251)    (119,678)    (59,100)
Non-cash charges
 associated with
 stock option
 grants.........    (16,340)    (12,240)     (20,357)    (16,340)     (33,388)    (28,987)
                  ----------- ------------ ----------- ----------- ------------ -----------
Total operating
 expenses.......   (125,539)    (81,163)     (60,295)   (393,561)    (240,299)   (150,164)
Operating loss..    (63,017)    (52,813)     (37,718)   (316,200)    (187,988)   (112,965)
                  ----------- ------------ ----------- ----------- ------------ -----------
Interest
 income.........      1,575          35          --        1,575           35         242
Interest
 expense........    (30,062)    (14,644)      (7,716)    (30,685)     (14,846)     (7,996)
Other income,
 net............      2,565       2,298        2,567       2,379        1,977       2,567
Loss absorption
 of convertible
 debt of silent
 partners.......        926         --           --          926          --          --
                  ----------- ------------ ----------- ----------- ------------ -----------
Loss before
 income taxes
 and
 extraordinary
 items..........   (115,815)    (65,124)     (42,867)   (342,005)    (200,822)   (118,151)
Income tax
 benefit
 (expense)......       (210)       (104)        (259)       (614)        (442)       (467)
Minority
 interest.......         90         (26)          63          90          (26)         63
Other Taxes.....        --          --           --          --           --          --
                  ----------- ------------ ----------- ----------- ------------ -----------
Loss before
 extraordinary
 item...........   (115,935)    (65,254)     (43,063)   (342,529)    (201,290)   (118,555)
Extraordinary
 loss on early
 extinguishment
 of debt, net of
 taxes..........     (4,242)        --           --       (4,242)         --          --
                  ----------- ------------ ----------- ----------- ------------ -----------
Net loss from
 continuing
 operations.....   (120,177)    (65,254)     (43,063)   (346,771)    (201,290)   (118,555)
                  =========== ============ =========== =========== ============ ===========
Other Financial
 Data:
EBITDA(2).......
Adjusted
 EBITDA(2)......
Amortization
 costs on
 goodwill and on
 intangible
 assets from
 acquisitions
 and
 depreciation...
Capital
 expenditures...
Ratio of
 earnings to
 fixed
 charges(3).....
Pro forma ratio
 of earnings to
 fixed
 charges(4).....
Reconciliation
between reported
net loss and the
amounts shown as
EBITDA and
Adjusted EBITDA:
Net loss before
 extraordinary
 items..........
Net taxes.......
Interest
 expense........
Interest
 income.........
Depreciation....
Amortization....
EBITDA..........
Non-cash charges
 associated with
 stock option
 grants.........
Loss absorption
 of convertible
 debt of silent
 partners.......
Adjusted
 EBITDA.........

                              As of June 30,                      As of December 31,             As of March 31,
                 ----------------------------------------- --------------------------------- -----------------------
                   1997      1998      1999       1999        1998       1999       1999        2000        2000
                 --------- --------- --------- ----------- ----------- --------- ----------- ----------- -----------
                    DM        DM        DM          $          DM         DM          $          DM           $
                 (audited) (audited) (audited) (unaudited) (unaudited) (audited) (unaudited) (unaudited) (unaudited)
Balance Sheet Data:
Total assets....   7,222    19,680    275,070    141,628     94,246     248,685    128,043     445,495     218,091
Total long-term
 debt...........   2,730    10,308     24,356     12,540      6,000       3,850      1,982     248,552     121,678
Total
 liabilities....   8,208    19,219     56,731     29,210     18,354      78,313     40,322     292,830     143,354
Total
 shareholders'
 equity.........    (986)      461    217,939    112,212     75,892     169,946     87,502     152,302      74,559
                 As of March 31, 2000
                 ---------------------
                   Pro Forma for the
                 Proposed Acquisitions
                 of Blaze and GemStone
                 ---------------------
                          DM
                      (unaudited)
Balance Sheet Data:
Total assets....       2,078,211
Total long-term
 debt...........         249,288
Total
 liabilities....         347,859
Total
 shareholders'
 equity.........       1,729,989

-------

(1) Our financial statements contained in this prospectus have been prepared to comply with SEC requirements, as well as U.S. GAAP requirements. To maintain a consistent presentation, the balance sheet data at June 30, 1997 differs from the balance sheet data at that date included in our published accounts, which are in accordance with German GAAP.

(2) We have presented EBITDA and Adjusted EBITDA to allow for greater comparability between periods as well as an indication of our results on an ongoing basis.

  We define EBITDA as:

  .  net loss, plus

  . extraordinary losses, income tax expense, interest expense, and depreciation and amortization, less

  .  interest income and income tax benefit.

  We define Adjusted EBITDA as:

  .  EBITDA, plus

  .  non-cash charges related to stock option grants, less

  .  loss absorption of convertible debt of silent partners.

   Because all companies do not calculate EBITDA or similarly titled financial measures in the same manner, other companies' disclosures of EBITDA may not be comparable with EBITDA as used here.

   EBITDA and Adjusted EBITDA as used here should not be considered as an alternative to net income or loss (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and they are not a measure of performance or financial condition under U.S. GAAP. EBITDA and Adjusted EBITDA are intended to provide additional information for evaluating the ability of an entity to meet its obligations.

   Cash flows under U.S. GAAP consist of cash flows from operating, investing and financing activities. Cash flows from operating activities reflect net income or loss, including charges for interest and income taxes not reflected in EBITDA as used here, adjusted for:

  . all non-cash charges or credits which include, for example, depreciation and amortization and

  .  changes in operating assets and liabilities, not reflected in EBITDA.

  EBITDA as used here differs from consolidated cash flow as defined in the indenture governing the notes.

(3) Ratio of earnings to fixed charges is computed by dividing our earnings from continuing operations before income taxes, minority interest and fixed charges by our fixed charges. Our fixed charges consist of interest expense plus one-third of rental expense (the portion that has been deemed by management to be representative of the interest factor). Earnings were insufficient to cover fixed charges by DM (1,724), DM (8,593), DM (43,025), DM (11,519), DM (51,347), DM (7,504) and DM (35,978) for the years ended
    June 30, 1997, 1998 and 1999, six months ended December 31, 1998 and 1999 and three months ended March 31, 1999 and 2000.

(4) Pro forma ratio of earnings to fixed charges gives pro forma effect to the offering of the notes and the application of the proceeds of the offering as if they had occurred at the beginning of each indicated period. Earnings plus pro forma fixed charges would have been insufficient to cover pro forma fixed charges by DM (71,552) for the year ended June 30, 1999, DM (65,124) for the six months ended December 31, 1999 and DM (42,341) for the three months ended March 31, 2000. After also giving pro forma effect to the proposed acquisitions of Blaze and GemStone, earnings plus pro forma fixed charges would have been insufficient to cover pro forma fixed charges by DM (325,508) for the year ended June 30, 1999, DM (200,941) for the six months ended December 31, 1998 and DM (115,634) for the three months ended March 31, 2000.

                                 RISK FACTORS

Risks Related to Our Business

 We have a history of losses, we expect future losses and we may never achieve sufficient profitability or positive cash flow to meet our obligations

   We experienced net losses of approximately DM 36.2 million for the three months ended March 31, 2000, DM 51.5 million for the six months ended December 31, 1999 and net losses of approximately DM 47.3 million, approximately DM 8.6 million and approximately DM 1.7 million for the fiscal years ended June 30, 1999, 1998 and 1997, respectively. Our accumulated deficit through December 31, 1999 was approximately DM 109.1 million. We have also experienced negative earnings before interest expense and interest income, taxes, depreciation and amortization during each of these periods. On a pro forma basis after giving effect to the proposed acquisitions of Blaze and GemStone, we would have experienced losses of approximately DM 115.3 million, DM 202.8 million and DM
345.9 million for the three months ended March 31, 2000, six months ended December 31, 1999 and for the fiscal year ended June 30, 1999, respectively. The development of new versions and adaptations of our Twister platform, the entry into new e-business sectors, the increased penetration of the e-finance sector and the geographic expansion of our business through internal growth or acquisitions will require a significant amount of cash resources.

   From October 1998 through March 2000 we have invested approximately DM
123.0 million in our expansion. We used about 76% of this investment to finance our internal growth and 24% for the external growth through the acquisition of TST. We expect that we will continue to invest in our business in similar amounts and proportions, but since we, like other companies operating in our market, require high degree of flexibility, these amounts and proportions may change.

   We expect to continue to operate at a net loss and experience negative cash flow as we continue our development program and expand our business. Continuing net losses and future cash shortfalls will require additional debt or equity financing, which may not be available to us on a timely basis, at acceptable terms, or at all. If we cannot obtain the financing on acceptable terms, we may not be able to continue our development programs or expand our business.

 The market for our products and services is in its early stage of development and a viable market for them may not develop

   We develop and market software which serves as an interface between businesses' traditional information processing systems and electronic distribution channels for the sale of products and services. The market for our products and services is in its early stages of development and is rapidly evolving. A viable market for our products and services may not emerge or be sustainable. As is typical for new and rapidly evolving industries, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty, especially where, as is true of us, acquisition of the product often requires a large capital commitment or other significant commitment of resources. This uncertainty is compounded by the risks that consumers and businesses will not adopt e-business commerce and that an appropriate infrastructure necessary to support increased e-commerce and communication will fail to develop to a sufficient extent and within an adequate time frame to permit us to succeed.

   Adoption of e-business and knowledge management, particularly by those individuals and businesses that have relied upon traditional means of commerce and communication, will require a broad acceptance of new and substantially different methods of conducting business and exchanging information. Our products and services involve a new approach to the conduct of e-business which may make intensive marketing and sales efforts necessary to educate prospective customers about the uses and benefits of our products and services. For example, businesses that have already invested substantial resources in other methods of conducting e-business may be reluctant or slow to adopt a new approach that may replace, limit, or compete with their existing systems. The security concerns of existing and potential users of our products and services may inhibit the growth of e-business generally and the market's acceptance of our products and services in particular.

 The success of our products is dependent on the success of the Internet as a channel for banking transactions and other commerce

   Sales of most of our products and services will depend upon the adoption of the Internet and the related electronic communication channels as widely used media for banking transactions and other commerce. If these channels do not develop as we anticipate, we may not be able to grow our business and become profitable. The Internet and the related electronic communication channels have experienced, and are expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the electronic communication infrastructure will continue to be able to support the demands placed on it by this continued growth. Electronic communication channels could lose their viability due to delays in the development or adoption of new standards and protocols to handle increased levels of online business activity or due to increased governmental regulation. Because global commerce and online exchange of information over the Internet through various electronic communication channels are relatively new and evolving, there can be no assurance that they will prove to be viable for commercial transactions. Issues concerning the commercial use of the Internet and the related electronic communication channels--such as, security, reliability, cost, ease of use, accessibility, and quality of service--and the subsequent outcomes of these issues may negatively affect their growth or the attractiveness of e-business. If the necessary infrastructure and complementary products are not developed, or if they do not become viable for commercial transactions, our business, financial condition and results of operations will be materially and adversely affected.

 Our strategy to increasingly rely on third party consultants, distributors and customizers for sales of our products may not be successful

   For most of our history, we engaged primarily in the direct sales of our products to banks and other business customers and provided services to these customers to adapt and customize our products to their existing informational systems and their specific requirements. We are increasingly emphasizing indirect sales through third parties, including joint ventures to which we may license our software, as part of our business strategy to increase sales and market penetration of our products and to enter into new e-commerce sectors and geographic regions. If these relationships fail, we will have to devote substantially more resources to the distribution, sales and marketing, implementation and support of our products than we would otherwise, and our efforts may not be as effective as those of our partners. For these indirect sales, we rely on system integrators, value added resellers, consultants and joint ventures that perform or contract with others for the installation and customization services that a particular business customer may require. Because of our increasing emphasis on indirect sales, the proportion of our revenues derived from license fees has increased from 24% of revenue for the fiscal year ended June 30, 1998 to 49% of revenue for the three months ended March 31, 2000 and the proportion of our revenue derived from the provision of services has decreased from 56% to 33% of revenue for the same periods. We have relationships with only a limited number of third party distribution partners, and we intend to further increase our reliance on these partners in the future. The continued success of this strategy will depend on our ability to enter into and expand profitable relationships with third parties, including joint ventures to which we may license our software, who are willing and able to distribute our products under license and perform or contract for the necessary services to install and customize our products. Our agreements with these third parties may not restrict them from distributing products that compete with our products.

 Our business will not become profitable unless we are able to compete successfully in the highly competitive markets for e-business software

   The e-business software industry and the markets for our products are generally highly competitive. We may not be able to compete successfully with current or future competitors. We expect that competition in the market for e-business software will increase from both existing suppliers and new suppliers entering the market, especially in light of the expansion of e-business opportunities and the receptivity of the capital markets to companies in this industry. When marketing our products, we compete in particular with providers of software platforms for e-business and providers of software applications for e-business. Potential customers could also develop their own solutions for accessing electronic distribution channels.

   Some of our competitors have longer operating histories, and significantly greater financial, technical, marketing, and other resources than we do and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, current and potential competitors may have greater name recognition and more extensive customer bases that could be used to gain market share to our detriment. These competitors may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies, and offer more attractive terms to purchasers than we can. Some of our current and potential competitors may also bundle their products in a manner that may discourage users from purchasing products offered by us. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

   The principal competitive factors affecting the market for our products are depth and breadth of functionality offered, ease of application development, time required for application development, reliance on industry standards, reliability, scalability, maintainability, personalization, product quality, price, and customer support.

 If we are unable to timely respond to rapid technological advances and emerging industry standards and practices, we will not be able to maintain or expand our market position

   The information services, software and communications industries are characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements, and emerging industry standards. Our future success will depend, in part, on our ability to develop leading technologies, enhance our existing products and services, develop new products and services that address the increasingly sophisticated and varied needs of our prospective customers, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The introduction of products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete and unmarketable.

   We may not be successful in effectively using new technologies, adapting our products to emerging industry standards, developing, introducing, and marketing product and service enhancements, or new products and services. We may also experience difficulties that could delay or prevent the successful development, introduction, or marketing of these products and services. Our new product and service enhancements may not adequately meet the requirements of the marketplace and achieve market acceptance.

   If we are unable to develop and introduce new products and services or enhancements of existing products and services in a timely manner in response to changing market conditions or customer requirements, or if new products and services do not achieve market acceptance, our business, financial condition and results of operations will be materially and adversely affected.

 We may be unable to successfully manage any future growth, which could harm our ability to serve our customers, disrupt our operations and delay our ability to pursue our business strategy

   The rapid growth of our business and sales has created significant demands on our personnel and on our administrative and financial resources. If we are unable to manage this growth successfully, our ability to take advantage of and grow our business could be severely impeded. Our ability to manage growth will depend in part on our administrative, financial and operational controls and our continued ability to create the infrastructure necessary to exploit market opportunities for our products and services. Our senior management has generally had limited experience in managing large and rapidly growing business organizations. Our ability to compete effectively and to profitably grow our business will require us to continually improve our financial and management controls, reporting systems and procedures on a timely basis, implement new systems as necessary, and expand, train and manage our workforce. The failure of our management to respond effectively to these challenges and to changes in business conditions could significantly affect our business, results of operations and financial condition.

   During 1999, we implemented a new integrated operational system for accounting and control functions related to our German operations. We have no integrated system for operations outside of Germany. If we are unable to implement an integrated system for our worldwide operations on a timely basis, our ability to manage our business effectively on a global basis could be materially and adversely affected.

 If we are unable to obtain additional capital as needed in the future, we may not be able to develop and expand our business

   As we continue to develop and expand our business, we may require significant additional capital to fund our capital expenditures, research and development and working capital needs, as well as our debt service requirements and anticipated cash flow deficits. The actual amounts and timing of our future capital requirements may vary significantly from our estimates. We continually reevaluate our business plan in our rapidly changing industry. Our business plan may change in material respects. The change could result in unforeseen needs for additional financing. Our revenues and costs are dependent on factors that are largely beyond our control, such as changes in technology, increased competition, regulatory developments, fluctuation in interest or currency exchange rates and various other factors. Due to the uncertainty of these factors, our actual revenues and costs may vary significantly from our forecasts. The significant variation will affect our future capital requirements.

 Our growth and the future viability of our business may depend on our ability to make successful acquisitions

   In the last twelve months, we made several strategic acquisitions, we have entered into definitive agreements to acquire Blaze and GemStone, and we will continue to explore acquisitions of related businesses as an important element of our growth strategy as a means of enhancing our existing products and expanding the geographic and industry scope of our business.

   Our ability to implement this strategy will depend on our ability to identify appropriate acquisition targets, to complete acquisitions, including the proposed acquisitions of Blaze and GemStone and to integrate the operations, technologies, products and personnel of acquired businesses, including our recent acquisitions and the proposed acquisitions of Blaze and GemStone. Our ability to make acquisitions will be limited by our financial resources, including available cash and borrowing capacity and the market value and liquidity of our shares. Acquisitions could also divert management attention from our other operations. We could also lose key employees of acquired businesses. If we use available cash resources or borrow money to finance an acquisition, our ability to make payments on the notes may be further reduced. We could also incur substantial expenses following any acquisition, including expenses of integrating an acquired business.

   We expect that competition for appropriate acquisition targets may be significant. We may compete with other software companies with similar acquisition strategies, many of which may be larger and have greater financial and other resources than we have. We believe that competition for acquisition targets in our industry is based on a number of factors, including price, terms, size and access to capital, ability to offer cash, stock or other forms of consideration. We cannot assure you that we will be able to identify and acquire suitable companies on acceptable terms.

 Our business is critically dependent on continued market acceptance of Twister and our ability to adapt Twister and related products to meet changes in technology and customer needs

   All of our revenue is derived from the sale of products and services derived from our core product platform, Twister. Our success depends on the continued and growing acceptance of products based on Twister and our continuing ability to introduce new versions of Twister and to adapt the Twister platform for changes in computer and communications hardware, informational system software, channels for electronic access, communication and distribution, and evolving customer needs. If demand for products based on Twister does not continue to grow, or pricing or demand is otherwise adversely affected by competition or technological change, our business could fail.

 We may be unable to retain the services of certain key employees and other qualified personnel

   Our success depends to a large extent on the efforts and ability of our management and other key employees. Our ability to retain and attract qualified management, technical and sales personnel is critical to the success of our business. The loss of management or key employees, in particular in the area of research and development, or our inability to hire additional qualified personnel as required, could have a detrimental effect on our business, financial condition and results of operations. There is intense employment competition among companies in our industry because of a shortage of qualified personnel. Because of this shortage, we could suffer losses of key personnel whom we may not be able to replace.

 Defects in our products could diminish demand for our products and result in large remedial expenditures or claims against us

   Our software products could contain latent defects. Any latent defects could

  . adversely affect the performance of our software and significantly reduce the demand for our products,

  .  generate negative publicity,

  . result in the loss of existing orders or a delay in the receipt of new orders,

  . delay the introduction of new products or new versions of our existing products,

  .  divert development resources and

  . result in additional warranty and service costs and product liability claims.

   Since our products are critical to the functioning of electronic distribution and sales channels, any failure of our products could result in substantial financial losses for businesses using our products. It is possible that contractual conditions limiting our liability will not be valid in all cases and under all legal systems, and that sufficient insurance coverage will not be available to us on reasonable terms. We are subject to the risk that product claims may be made against us in the future.

   We have taken the year 2000 date recognition problem of certain computer software and hardware into account in designing our software products. We warrant the year 2000 compatibility of our software to our customers. We cannot exclude the possibility that claims for year 2000 non-compliance may arise in the future.

 Our failure to protect our intellectual property rights could reduce our revenues or result in costly litigation

   To maintain the benefits of our technology, we need to protect our intellectual property rights, and we also need to invest in research and development. Our success as an enterprise depends to a large extent on the protection of intellectual property rights for the software we develop. We generally do not rely on patents to protect our intellectual property interests. We seek to protect our intellectual property rights through confidentiality covenants with management, employees and third parties as well as through copyright and trademark protection. However, we cannot guarantee that we will be able to protect, or to continue to develop, proprietary information. No assurance can be made that existing measures or intellectual property laws will be sufficient to prevent the independent development of similar technologies by competitors. We also cannot assure you that we can sustain the level of capital expenditure necessary to protect our technological position.

 Others may make claims that we infringe their intellectual property and these claims could be costly to defend and result in the loss of significant rights

   We are subject to the risks of claims alleging infringement of third party intellectual property rights. These claims could require us to

   .  spend significant sums in litigation;

   .  pay damages;

   .  divert significant management resources;

   .  cause delays in the marketing and sale of our products;

   .  enter into royalty or licensing arrangements;

   .  cause us to discontinue the use of challenged technology or trademarks;
or

   .  develop non-infringing intellectual property.

   The risks of infringement claims may increase in the future because of increasing competition and because the functions of various products being offered in the market can overlap. Claims based on alleged or actual infringement of intellectual property rights could have a significantly detrimental effect on our business, financial condition and results of operations.

 Regulation of commercial transactions over the Internet or of encryption technology by different governmental agencies in a variety of jurisdictions could impair the development of e-business and decrease demand for our products or increase our costs

   Access to and commercial transactions on the Internet are subject to few specific legal regulations. As the market matures, regulation of the access to and the transaction of business on the Internet will likely increase because of rising usage or abuse. The adoption of regulations could deter the growth of electronic distribution and sales of products which would have a detrimental effect upon our business.

   The Twister application, X.PRESSO security package, is equipped with a 128-bit encryption technology, to provide secure data transfer in the case of electronic settlement of financial services through electronic distribution channels. This encryption technology is important for marketing our products to businesses offering e-finance and e-commerce services. The export of encryption technology has been subject to strict export controls, which have been liberalized in recent years. The export and use of this encryption technology is not subject to either German or European Union prohibitions or limitations for the geographic markets that are relevant to us. Under U.S. laws, the export of 128-bit encryption technology from the United States is prohibited without an export license. Export licenses can be obtained, however, for software used by financial service companies as end users to secure their electronic distribution channels. We have received a license from the U.S. Department of Commerce, Bureau of Export Administration. The license expires July 31, 2001. This enables U.S. banks to use the X.PRESSO Security Package for electronic distribution outside the United States as well. On December 2, 1998, the French governmental body Service Central de la Securite des Systemes d'Information, or SCSSI, authorized the so-called "collective" use of the X.PRESSO security package 1.3 by French financial institutions. This authorization will expire on November 27, 2003 unless renewed or extended.

   There can be no assurance that Germany, the European Union, the United States or other jurisdictions will not further restrict distribution of 128-bit encryption technology. The U.S. Department of Commerce could cancel the license issued to us, refuse to extend the license beyond July 31, 2001 or delay granting an extension. These actions could have detrimental effect on the marketing of the X.PRESSO Security Package application and on our business as a whole. Also, if existing export license requirements in the United States were rescinded, we could be exposed to additional competition.

 New developments may compromise or breach encryption technology used by us to protect customer transaction data and reduce demand for our products

   A significant barrier to online commerce and communication is the secure exchange of value and confidential information over public networks. We rely on encryption and authentication technology, including licensed public key cryptography technology, to provide the security and authentication necessary to accomplish the secure exchange of value and confidential information. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or new developments will not result in a compromise or breach of licensors' or other algorithms used by us to protect customer transaction data. If a compromise of our security were to occur, it could significantly reduce demand for our products.

 Our results of operations are subject to strong volatility that could affect our ability to make regular payments on the notes

   Our results are and will continue to be subject to strong volatility which could affect our ability to make payments on the notes as due. A wide range of factors may precipitate variations in results which could hurt our ability to make payments on the notes as scheduled. These factors include the introduction by us, or our competitors, of new or improved products, the market acceptance of our products, the timing of revenue recognition related to large orders, accounting rules applicable to the recognition of license revenues, changes in operational costs, pricing, third party distributor relationships, and the introduction or rescission of governmental regulation.

 Our geographic market expansion involves significant risks and we may not be successful in increasing and meeting demand for our products outside of Europe

   In recent years, we have sought to expand the geographic scope of our markets outside Germany and Europe, particularly in Asia and the United States. We have made, and expect to continue to make, significant expenditures to expand our geographic presence, including the acquisition of related businesses in other geographic regions. Our ability to be successful in this strategy has been, and will continue to be, affected by differences in the technological and competitive environment in these markets and in the market acceptance of our products. For example, we do not expect that electronic retail banking applications on which we have based our growth in parts of Europe will play a significant role in our expansion efforts in the United States. Our success in the United States and some markets outside of Europe will depend on the development and marketing of new applications for our software. Geographic expansion generally increases the risks of doing business on an international basis. These risks can include variance in protection of intellectual property, trade barriers, differing payment cycles, differing tax consequences, variance in local laws and regulations, compliance with a range of laws, regulations and treaties and the need to staff and manage foreign operations.

 Changes in foreign exchange rates or interest rates could have adverse effects on our euro revenues and cash flows

   During the six months ended December 31, 1999, approximately 38% of our revenues came from sources outside the euro currency zone, and we expect that the percentage of our revenues derived from these countries may increase in the future. Changes in foreign currency exchange rates can affect our ability to sell our products at satisfactory prices, can reduce the value of our assets and revenues and increase our liabilities and costs and may reduce our ability to satisfy our obligations denominated in euros, including the notes. Even if foreign currency expenses substantially offset revenues in the same currency, our profits may be diminished when reported in Deutsche marks or euro. We have not sought to reduce our exposure to exchange rate risks through hedging transactions. We may suffer losses solely because of exchange rate fluctuations.

 Our management board which owns a substantial portion of our outstanding shares, is likely to have a controlling influence over all business decisions, may be difficult to remove and may enter into transactions that involve risks to noteholders

   As of July 14, 2000, the members of our management board as a group beneficially owned approximately 32.7% of our outstanding common shares. They are likely to continue to have a controlling influence over all material decisions concerning our business and over the future composition of the supervisory board and, indirectly, the management board. They may be in a position to prevent any change to the composition of our management board and may take actions or enter into transactions that involve risks to holders of the notes.

 We rely on the financial services sector for a significant proportion of our revenues, and a decline in the demand for our products by banks could significantly impair our business

   We have relied on the sale of our products and services to European banks for most of our revenue. During the six months ended December 31, 1999 and fiscal year ended June 30, 1999, revenues related to our European e-banking products and services accounted for 80% of our revenues. Although we are seeking to expand into other e-business sectors, there can be no assurance that we will be able to duplicate our success with e-banking products in these other sectors. If we were unable successfully to expand into other sectors, we would be adversely affected by a decline in demand for our e-banking products and services or greater competition in providing these products and services.

 Our results depend on a small number of large orders and our revenue could decline significantly during a period by our failure to complete one or more sales

   We derive a significant portion of our revenues from a small number of relatively large orders. In the six months ended December 31, 1999, approximately 11.3% of total revenue was derived from one customer. In the year ended June 30, 1999, approximately 20.3% of total revenue was derived from one customer and approximately 18.5% from another customer. Our operating results for a particular period could be materially and adversely affected if we are unable to complete one or more substantial license sales or implementations planned for that period.

Risks Related to the Notes

 We may not be able to meet our payment obligations on the notes if we cannot implement our strategy successfully and grow our business

   Our ability to meet our obligations under the notes will depend on the future performance of our business and whether we can successfully implement our business strategy. Our future performance will be subject to the further development of the market for our products and services, competition, general economic conditions and legal, regulatory and technological factors. We may not generate sufficient cash flow to enable us to meet our payment obligations under the notes or other indebtedness or be able to fund our other cash requirements. If we are unable to generate sufficient cash flow to meet these requirements, we will have to explore other alternatives such as delaying or reducing capital expenditures, including research and development, refinancing our debt, or the sale of additional equity. Our ability to obtain additional financing or equity capital will depend on our financial condition, our prospects and market conditions at that time. We cannot predict whether any debt financing or equity issuance could be accomplished on a timely basis, on satisfactory terms, or at all, or whether these actions would enable us to continue to satisfy our obligations under the notes.

 Our substantial amount of debt could impair our financial health and prevent us from meeting our obligations under the notes

   Following the completion of the offering, the notes will constitute substantially all of our indebtedness. The indenture governing the notes permits us to incur substantial additional indebtedness, which we may incur as we pursue our expansion strategy.

   Our large amount of debt and our obligations to make principal and interest payments on the notes, and on any additional indebtedness, could have important consequences for you as a holder of the notes, including that:

  . we will need to use proceeds from the sale of the notes to meet our payment obligations;

  . we may have more debt than our competitors, which could put us at a competitive disadvantage;

  . it may reduce our flexibility in responding to changing economic and industry conditions;

  . it may make us more vulnerable to general economic and industry specific downturns; and

  . it may limit our ability to pursue business opportunities, to borrow more money, to compete effectively and to implement our business strategy.

 We may be restricted in our ability to take actions that may be beneficial to our business by the terms of the notes

   The indenture and existing credit agreements to which we are, or may in the future become, a party limit our flexibility in operating our business which could impede our growth. In particular, these agreements limit our ability and the ability of our subsidiaries to:

  .  borrow more money;

  .  pay dividends;

  .  make investments or buy assets;

  .  use our assets as security for a loan or other transaction;

  .  enter into transactions with our affiliates;

  .  sell our assets;

  .  merge or consolidate with other companies; and

  .  engage in joint ventures.

   Furthermore, one of our strategies is to consider and take advantage of selected opportunities to grow by acquiring other businesses whose operations or product lines fit well with our existing business or whose geographic location or market position enables us to expand into new markets. Our ability to implement this expansion strategy may depend on our ability to finance an expansion within the constraints of our various debt covenants, as well as on the availability of suitable businesses at suitable valuations.

 We depend in part on our subsidiaries to repay our debts, including the notes, and creditors of our subsidiaries will have a superior claim to their assets

   A portion of our cash flow and consequently our ability to service our debt obligations is partially dependent upon our ability to receive cash from our subsidiaries. Assets of our subsidiaries may not be available to meet our note obligations because of restrictions on their ability to make payments to us. Our subsidiaries are separate legal entities. They have no legal obligation to pay amounts due under the notes or to make funds available for payments. Applicable law of the jurisdictions in which our subsidiaries are organized or contractual or other obligations to which they are subject may limit their ability to pay dividends to us or make payments to us on inter-company loans. In general, our subsidiaries are restricted from paying dividends unless they meet the statutory financial requirements applicable to them. Although the indenture governing the notes limits the ability of our subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments, these limitations are subject to a number of significant qualifications and exceptions. Our subsidiaries may agree to these restrictions in limited circumstances. The payment of interest and principal on inter-company loans and advances as well as the payment of dividends by our subsidiaries may be subject to taxes.

   Creditors of our subsidiaries will have a prior claim to the assets of these subsidiaries before claims of holders of our indebtedness, including the notes. Because of this, the notes will effectively be subordinated to the existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries, except if we are recognized as a creditor as a result of loans we may have made to a subsidiary. If we are recognized as a creditor, our claim may still be subordinated to any assets of our subsidiary pledged to secure other indebtedness and any indebtedness of the subsidiary senior to that held by us. If any of our subsidiaries becomes bankrupt, inter-company loans from us to our subsidiary may not be respected under applicable bankruptcy law. The indenture governing the notes limits the ability of our subsidiaries to incur indebtedness and to issue preferred stock, but there are significant qualifications and exceptions to this limitation. Our subsidiaries may continue to incur a substantial amount of indebtedness and issue preferred stock under certain circumstances.

 Our secured debt will have priority over the notes and there may not be sufficient assets to satisfy our obligations under the notes after meeting our secured debt obligations

   The notes will be unsecured. The indenture governing the notes permits us to incur additional indebtedness. We and our subsidiaries will in some cases be permitted to secure this indebtedness. Our subsidiaries' obligations under any senior secured credit facility may be secured by pledges or charges over the stock of our subsidiaries and by security interests over all or substantially all of the assets and undertakings of our subsidiaries. Our subsidiaries may guarantee our obligations under a senior secured credit facility. If we default on the notes or enter bankruptcy, liquidation or reorganization, then all of our assets that secure our debts will be used to satisfy the obligations under senior secured debt before we could make any payment on the notes. Therefore, there may only be limited assets available to make payments on the notes if there is an acceleration of the notes. If there is not enough collateral to satisfy the obligations of the senior secured debt, the remaining amounts of senior secured debt would share equally with unsecured senior debtholders, such as the notes.

 You may not be able to sell your notes unless a liquid active trading market for the notes develops and is maintained

   There may not be any liquid trading market for the notes when you want to sell them. We listed the original notes and expect to make an application to list the exchange notes on the Luxembourg Stock Exchange, but we do not intend to apply to list the notes on any U.S. securities exchange or market. West LB Panmure Limited, the initial purchaser, has informed us that it intends to make a market in the notes. However, it is not obligated to do so, and may discontinue the market making at any time without notice. We cannot assure you that an active trading market for the notes will develop, or if one does develop, that it will be sustained.

   The market for non-investment grade debt has been highly volatile in terms of price. It is possible that the market for the notes will also be volatile. This volatility in price may affect your ability to resell your notes or the timing of their sale.

 We may not be able to obtain enough funds to repurchase your notes if a change of control takes place

   A change of control is an event which includes certain changes in ownership of us. If a change of control occurs, you may require us to purchase any or all of your notes at 101% of their principal amount plus any accrued and unpaid interest. We may not have enough money, however, to purchase your notes upon a change of control and also may not be able to raise the money to do so. Restrictions on a change of control contained in the indenture may make it more difficult for others to obtain control of BROKAT.

   The change of control provisions may not protect you in a transaction in which we incur a large amount of debt, including a reorganization, restructuring, merger or other similar transaction, because that kind of transaction may not involve any shift in voting power or beneficial ownership, or may not involve a shift large enough to trigger a change of control.

 If you do not exchange your original notes for exchange notes, your ability to transfer old notes will be restricted

   We will only issue exchange notes in exchange for original notes that are timely and properly tendered. If you do not exchange your original notes in the exchange offer, you may only sell your original notes if:

  . they are registered under the Securities Act and applicable state securities laws, or

  . they are offered or sold under an exemption from these registration requirements.

You should allow sufficient time to ensure timely delivery of the original notes and you should carefully follow the instructions on how to tender your original notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities in your tender of the original notes. We relied on exemptions from the registration requirements of the Securities Act and applicable state securities laws when we sold the original notes. We do not intend to register the original notes under the Securities Act.

   After the exchange offer is completed, if you continue to hold any original notes, you may have trouble selling them because there will be fewer original notes outstanding. If a large number of original notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we complete the exchange offer could lower the market price of the exchange notes.

                  IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

General

   You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. The information contained in this prospectus is subject to change, completion or amendment without notice. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

   The distribution of this prospectus and the offer and sale of the notes may be restricted by law in some jurisdictions. Persons into whose possession this prospectus or any of the notes come must inform themselves about, and observe, these restrictions. In particular, except for:

  . our filing of registration statement with the SEC on Form F-4, No. 333-37780, under the Securities Act of 1933 for the exchange notes;

  .  listing of the original notes on the Luxembourg Stock Exchange; and

  .  our application to list the exchange notes on the Luxembourg Stock
     Exchange,

we have taken no action which would permit a public offering of the notes or distribution of this prospectus or any other offering material in any jurisdiction where action for that purpose is required.

   Because of these restrictions, the notes may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with applicable laws and regulations. Each prospective purchaser of the notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required of it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes these purchases, offers or sales and we shall have no responsibility for the purchaser's compliance.

Market and Industry Data

   The market share estimates that we provide in this prospectus, unless otherwise noted, have been prepared by our management based on consultations with our customers and suppliers, as well as on publicly available information about market size and our competitors. The information provided in this prospectus about us, our products and our industry is derived from publicly available reports and other publications of eStats, IDC Corporation, Datamonitor, Gartner Group, Durlacher Research, Booz Allen & Hamilton, Forrester Research and Killen & Associates. Although we believe that all of these sources are reliable, the accuracy and completeness of this information is not guaranteed and has not been independently verified. We accept responsibility for having correctly reproduced this information from these sources.

For New Hampshire Residents:

   Neither the fact that a registration statement or an application for a license has been filed under Chapter 421-b of the New Hampshire Uniform Securities Act with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State that any document filed under RSA 421-B is true, complete and not misleading. Neither these facts nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security, or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer, or client any representation inconsistent with the provisions of this paragraph.

                          TRADEMARKS AND SERVICE MARKS

   We have registered or applied for registration of Twister, BROKAT, X.PRESSO Security Package, X.PRESSO, (without addendum), X.Agent, X.PAY, X PAY and XPAY as our word trademarks and the BROKAT logo and esign as our word/device trademarks in various jurisdictions. All other trademarks, registered trademarks, service marks and registered service marks used in this prospectus are the property of their owners.

                      WHERE YOU CAN FIND MORE INFORMATION

   This prospectus is part of a registration statement we filed with the SEC on Form F-4, No. 333-37780, under the Securities Act for the exchange notes. As permitted by the rules and regulations of the SEC, this prospectus omits some of the information, exhibits and undertakings contained in the registration statement. For further information about us and the exchange notes, see the registration statement, including its exhibits.

   You may read and copy any document we file at the following SEC public reference rooms:

     Judiciary Plaza         500 West Madison Street 7 World Trade Center
     450 Fifth Street, N.W.  14th Floor              Suite 1300
     Room 1024               Chicago, Illinois 60661 New York, New York 10048
     Washington, D.C. 20549

   Statements contained in this prospectus relating to the contents of any contract or other document are for informational purposes and should not substitute for your review of the copy of the contract or document filed as an exhibit to the registration statement.

   We are not currently required to satisfy the information requirements of the Exchange Act. Upon the effectiveness of the registration statement, we will have to satisfy these requirements as they apply to foreign private issuers. To meet these requirements, we will file all reports and other information required by the SEC. We also have agreed to file with the SEC and to provide to the trustee and the holders of the notes quarterly and annual financial information and related disclosure for as long as the notes are outstanding.

Additional Copies

   For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to it to any broker-dealer that requests these documents. You may request these documents by contacting:

   Achim Doerner

   BROKAT AG

   Industriestrasse 3

   Federal Republic of Germany

   Tel: +49-711-788 44-0

   Fax: +49-711-788 44-777

   You can obtain, free of charge, copies of this prospectus and copies of the documents referred to in this prospectus, from us and, as long as the notes are listed on the Luxembourg Stock Exchange, from Kredietbank S.A. Luxembourgeoise, our listing, paying and transfer agent in Luxembourg at 43 Boulevard Royal, L-2955 Luxembourg.

                      ENFORCEABILITY OF CIVIL LIABILITIES

United States

   We are a stock corporation organized under the laws of Germany. Most of our management board and supervisory board members and executive officers reside outside the United States. All or a substantial portion of our assets and most of our management board and supervisory board members also are located outside the United States. Because of the location of our assets and board members, it may not be possible for investors to serve process within the United States upon BROKAT or persons on matters arising under the United States federal securities laws or to enforce against BROKAT or persons located outside the United States judgments of United States courts asserted upon the civil liability provisions of the United States federal securities laws.

Germany

   We have been advised by our special counsel, Haver & Mailaender, that under German law there is doubt about the enforceability in Germany, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the federal securities laws of the United States. Also, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Germany.

   We have appointed CT Corporation Systems, 111 Eighth Avenue, New York, New York 10011 as our agent to receive service of process in any action against us in any state or federal court in the State of New York arising out of this offering.

                 CURRENCY AND FINANCIAL STATEMENT PRESENTATION

   We prepare our consolidated financial statements in Deutsche marks. In this prospectus, unless otherwise specified or unless the context otherwise requires, all references to Deutsche marks, DM and pfennigs are to the denominative currency of the euro used in the Federal Republic of Germany, all references to euro and (Euro) are to the single lawful currency of the countries participating in the European Economic and Monetary Union, and all references to U.S. dollars, dollars and $ are to the lawful currency of the United States.

Conversion Rates

   The Federal Reserve Bank of New York provides conversion rates for the euro in place of the individual euro zone currencies, such as the Deutsche mark. Deutsche mark rates can be derived from the euro rate by using the fixed conversion rate of DM 1.95583 = (Euro) 1.00, the exchange rate fixed by the Council of the European Economic and Monetary Union or the EMU Council. Solely for your convenience, unless otherwise indicated, we have translated:

  . euro into U.S. dollars at the rate of (Euro) 1.0444 = $1.00, based on the noon buying rate in the City of New York for cable transfers in foreign currencies certified by the Federal Reserve Bank of New York for customs purposes of (Euro) 1 = $0.9574 on March 31, 2000, and

  . Deutsche mark into U.S. dollars at the rate of DM 2.0427 = $1.00, based on the noon buying rate for euros on March 31, 2000 and the conversion rate of DM 1.95583 = (Euro) 1.00 fixed by the EMU Council.

   You should not interpret these translations as a representation that the translated amounts actually represent the Deutsche mark, euro or U.S. dollar amounts from which they were translated or that they could be converted into the Deutsche mark, euro or U.S. dollar amounts at the rates indicated or any other rates. On July 18, 2000, the exchange rate was (Euro) 1.0727 = $1.00, based on the noon buying rate. You should read "Exchange Rate Information" for information about recent rates of exchange between the U.S. dollar and the Deutsche mark and between the U.S. dollar and the euro.

   Financial information in this prospectus has been prepared based on U.S. GAAP, except for financial information for the fiscal year ended June 30, 1995, which was prepared based on German GAAP, and except for financial information of ESD Vermoegensverwaltungsgesellschaft mbH and MeTechnology AG for the fiscal years ended December 31, 1997 and 1998, which was prepared based on German GAAP with reconciliation to U.S. GAAP in accordance with Item 17 of SEC Form 20-F.

                           EXCHANGE RATE INFORMATION

   The following tables describe the exchange rates for the indicated periods based on the noon buying rates for Deutsche marks and euro, expressed in Deutsche marks and euro, per dollar. We have provided these rates solely for your convenience and you should not interpret these translations as a representation that Deutsche marks or euro amounts actually represent the indicated dollar amounts or that these Deutsche mark or euro amounts could have been, or could be, converted into dollars at that rate or at any other rate. We did not use these rates in the preparation of our combined financial statements included elsewhere in this prospectus.

   The "Average Rate" columns represent the exchange rates based on the average noon buying rates for Deutsche marks and euro on the last business day of each month during the relevant period. Since January 1, 1999, the exchange rate between the Deutsche mark and the euro is fixed at (Euro) 1.00 = DM 1.95583.

                                                  Average                Period
Deutsche Mark-Dollar Exchange Rate                 Rate    High   Low   End Rate
----------------------------------                ------- ------ ------ --------
Year Ended December 31,
  1995........................................... 1.4261  1.5612 1.3565  1.4345
  1996........................................... 1.5070  1.5655 1.4354  1.5387
  1997........................................... 1.7394  1.8810 1.5413  1.7991
  1998........................................... 1.7588  1.8542 1.6060  1.6670

                                                  Average                Period
Euro-Dollar Exchange Rate                          Rate    High   Low   End Rate
-------------------------                         ------- ------ ------ --------
Year Ended December 31,
  1999........................................... 0.9445  0.9930 0.8466  0.9930
Month Ended 2000
  January 31.....................................         1.0249 0.9676  1.0249
  February 29....................................         1.0370 0.9940  1.0370
  March 31.......................................         1.0499 1.0284  1.0444
  April 30.......................................         1.1010 1.0366  1.1002
  May 31.........................................         1.1247 1.0720  1.0720
  June 30........................................         1.0745 1.0365  1.0477
  At July 18.....................................                        1.0727

                DISCLOSURE ABOUT FORWARD LOOKING STATEMENTS

   This prospectus contains statements that constitute forward looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are statements other than historical information or statements of current condition. These statements appear in a number of places in this prospectus and include statements concerning our intent, belief or expectations of future events, for example:

  .  increased competition from other companies in the industry;

  .  changing technology and future demand for our products;

  .  changes in our business strategy or development plans;

  .  our ability to attract and retain qualified personnel;

  .  worldwide economic and business conditions;

  .  regulatory, legislative and judicial developments;

  .  our financing plans; and

  .  trends affecting our financial condition or results of operations.

   Forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward looking statements because of various factors. The information in the "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections identifies some of the important factors that could cause results to differ from those in the forward looking statements. Although our management believes that the expectations as reflected by the forward looking statements are reasonable based on information available to them, we cannot assure you that the expectations will prove to have been correct. Because of these uncertainties, you should not place undue reliance on these forward looking statements.

   These statements speak only as of the date of this prospectus, and we undertake no obligation to revise or update any of them to reflect events or circumstances after the date of this prospectus, including, for example, changes in our business strategy or planned capital expenditures, or to reflect new information or the occurrence of unanticipated events.

                               THE EXCHANGE OFFER

General

 Background and Purpose of the Exchange Offer

   In March, 2000 we sold the original notes to WestLB Panmure Limited and entered into a registration rights agreement. This agreement requires us to file a registration statement under the Securities Act offering to exchange the exchange notes for your original notes. We are meeting this requirement by offering you the opportunity to exchange your original notes for exchange notes. The exchange notes will be registered and issued without a restrictive legend. This means that, unlike your original notes which contain restrictions on their transfer, the exchange notes may be reoffered and resold freely by you to any potential buyer without further registration under the Securities Act. This is beneficial to you since you must find an available exemption from the registration requirements of the Securities Act to sell your original notes.

 Registration Rights Agreement

   The registration rights agreement further provides that we must cause the registration statement to be declared effective on or before August 25, 2000, or we will owe liquidated damages to the holders of original notes. Except as discussed below, upon the completion of the exchange offer we will have no further obligations to register your original notes.

   We want to advise you that a copy of the registration rights agreement has been filed as an exhibit to the registration statement and you are encouraged to read the entire text of the agreement. We expressly qualify all of our discussions of the registration rights agreement by the terms of the agreement itself.

 Your Representations

   Before you can participate in the exchange offer, you need to represent to us that:

  . the exchange notes you acquire in an exchange offer are being obtained in the ordinary course of business;

  . neither you nor any person you are acting for is engaging in or intends to engage in a distribution of the exchange notes;

  . neither you nor any person you are acting for has an arrangement or understanding with any person to participate in the distribution of the exchange notes;

  . neither you nor any person you are acting for is our affiliate, as defined under Rule 405 of the Securities Act; and

  . if you or any other person you are acting for is a broker-dealer, and you receive exchange notes for your own account in exchange for your original notes which were acquired through market-making activities or other trading activities, you will deliver a prospectus relating to any offer of the exchange notes.

 Registration Statement for a Continuous Offering

   We are required to file a registration statement for a continuous offering according to Rule 415 of the Securities Act to register your original notes if:

  .  the exchange offer is not permitted under applicable law;

  .  the exchange offer is not completed by October 24, 2000; or

  . you notify us timely that any of the reasons included in the registration rights agreements exist for us to do so following the exchange offer.

If we are obligated to file a shelf registration statement, we will be required to keep that shelf registration statement effective for up to two years from the date of effectiveness. Other than as described above, you will not have the right to participate in the shelf registration or require that we register your original notes under the Securities Act.

 Resale of Your Exchange Notes

   If you participate in any exchange offer, you will be able to freely sell or transfer your exchange notes if:

  . the exchange notes issued in the exchange offer are being acquired in the ordinary course of business;

  . you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and

  .  you are not our affiliate.

   We believe that the exchange notes issued to you in this exchange offer may be offered for resale, sold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, only if you make the representations that we discuss above.

   Our belief is based upon existing interpretations by the SEC staff contained in several no-action letters to third-parties unrelated to us. If you tender your original notes in the exchange offer for the purpose of participating in a distribution of exchange notes you cannot rely on these interpretations by the SEC staff and you must comply with the registration and prospectus delivery requirements of the Securities Act relating to a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for its original notes, whether the original notes were acquired by that broker-dealer through market-making activities or other trading activities, must acknowledge that it will deliver a prospectus relating to any offer of the exchange notes.

 Failure to Exchange Your Original Notes

   You may suffer adverse consequences if you fail to exchange your original notes. Following the completion of the exchange offer, except as provided above and in the registration rights agreement, you will not have any further registration rights and your original notes will continue to be subject to restrictions on transfer. If you do not participate in the exchange offer, your ability to sell your original notes could be adversely affected.

Acceptance and Exchange

   We will accept any validly tendered original notes which are not withdrawn before 5:00 p.m., London time, on the expiration date. We will issue
(Euro)1,000 principal amount of exchange notes in exchange for each
(Euro)1,000 principal amount of your original notes tendered. You may tender some or all of your original notes in the exchange offer.

   The form and terms of the exchange notes will be substantially the same as the form and terms of your original notes except that the exchange notes have been registered under the Securities Act and will not bear a legend restricting their transfer. The exchange notes will be issued under, and entitled to the benefits of the same indenture governing your original notes.

   This prospectus and the letter of transmittal you received with this prospectus, is being sent to you and to others who have beneficial interests in the original notes. There is no fixed record date for determining the registered holders of original notes entitled to participate in the exchange offer. We intend to conduct the exchange offer according to the applicable requirements of the Exchange Act and the rules and regulations of the SEC. The exchange offer is not conditioned upon any minimum amount of original notes.

   We will accept for exchange properly tendered original notes when we give oral or written notice of acceptance to the exchange agent and comply with the applicable provisions of the registration rights agreement. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes upon the occurrence of any of the conditions specified below under "Conditions to the Exchange Offer."

   You will not be required to pay brokerage commissions, fees, or transfer taxes in the exchange of your original notes. We will pay all charges and expenses incurred in making the exchange offer.

Expiration Date; Extensions; Amendments

   The exchange offer will expire at 5:00 p.m., London time, on ., 2000 unless we extend the exchange offer. If we extend the offer the exchange offer shall terminate at 5:00 p.m., London time, on the last day of the extension. In either situation, the exchange offer will be held open for at least 30 days. To extend the exchange offer, we will inform the exchange agent by oral or written notice and will mail to the registered holders of the original notes an announcement of the exchange offer, before 9:00 a.m. London time on the next business day after the previously scheduled expiration date.

   We reserve the right, in our sole discretion:

  .  to delay accepting your original notes;

  .  to extend the exchange offer;

  . to terminate the exchange offer, if any of the conditions shall not have been satisfied; or

  .  to amend the terms of the exchange offer in any manner.

   If we delay, extend, terminate or amend the exchange offer, we will give an oral or written notice to the exchange agent. We will also promptly notify the registered holders of the original notes. If we determine changes to the exchange offer to be material, then we will promptly disclose these changes by means of a prospectus supplement to be distributed to registered holders of the original notes. If this situation should occur, we would also extend the exchange offer.

Interest on the Exchange Notes

   Interest on the exchange notes will be payable semiannually in arrears on March 31 and September 30 of each year, beginning on September 30, 2000.

Procedures for Tendering Your Original Notes

   Tenders of original notes may be made only in book-entry form. Before tendering your original notes in the exchange offer, you should read this prospectus and the relevant accompanying letter of transmittal and you must comply with the relevant procedures established by Euroclear or Clearstream, as applicable, before 5:00 p.m., London time, on the expiration date. The exchange agent must also receive a timely confirmation of any book-entry transfer of original notes into the exchange agent's account at Euroclear or Clearstream, as applicable, before 5:00 p.m., London time, on the expiration date.

   Any tender that you do not withdraw before 5:00 p.m., London time, on the expiration date will constitute an agreement between you and us governed by the terms and conditions described in this prospectus and in the letter of transmittal.

   If you are a beneficial owner whose original notes are held on your behalf in the name of a broker, dealer, commercial bank, trust company, or other nominee, and you wish to tender, you should contact that holder promptly, instructing it to tender on your behalf.

 Confirmation of Original Notes Tendered

   We will issue exchange notes only after the exchange agent receives, before 5:00 p.m., London time, on the expiration date, confirmation from Euroclear or, as applicable, Clearstream that original notes have been tendered according to the procedures established by Euroclear or Clearstream, as applicable. To make this book-entry confirmation, you must acknowledge your receipt of the letter of transmittal and agree to be bound by its terms. If we do not accept any tendered original notes for any reason or if you submit original notes for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged original notes will be returned without expense to you, according to the book-entry transfer procedures, and will be credited to the appropriate account with Euroclear or Clearstream, as applicable as promptly as practicable.

   Participants in Euroclear or Cedelbank, as applicable, must send an electronic instruction to Euroclear or Clearstream, as applicable, in compliance with their procedures established to tender original notes, in place of sending a signed, hard copy of the letter of transmittal. The electronic instruction transmitted by Euroclear or Clearstream, as applicable, to the exchange agent must contain a computer generated message, by which you acknowledge your receipt of the letter of transmittal and agree to be bound by it.

Conditions to the Exchange Offer

   All questions about the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered original notes will be determined by us in our sole discretion. Our interpretation of the terms and conditions of the exchange offer, will be final and binding on all parties. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes the acceptance of which would be unlawful in the opinion of our counsel.

 Defects or Irregularities of Tender

   We also reserve the right to waive any defects, irregularities, or conditions of tender for particular original notes. Any defects or irregularities related to tenders of original notes must be cured within the time determined by us, unless waived by us. Although we intend to notify you of defects or irregularities, we or the exchange agent or any other person shall not incur any liability for failure to give this notification. Tenders of original notes will not be accepted until the defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and for which the defects or irregularities have not been cured or waived will be returned by the exchange agent, as soon as practicable following the expiration date, to you.

   We reserve the right in our sole discretion to purchase or make offers for any original notes that remain outstanding after the expiration date or to terminate the exchange offer and if permitted by applicable law, purchase original notes in the open market in privately negotiated transactions. The terms of any of these purchases or offers could differ from the terms of this exchange offer.

   These conditions are for our sole benefit and may be asserted by us at any time or for any reason or may be waived by us in whole or in part at any time in our sole discretion. The failure by us to exercise any of our rights shall not be a waiver of our rights.

 Non-acceptance of Tendered Original Notes

   We will not accept for exchange any original notes tendered, and we will not issue any exchange notes in exchange for any original notes, if at that time any stop order shall be threatened or in effect under the Securities Act or the Trust Indenture Act. We are required to use best efforts to obtain the withdrawal of any stop order at the earliest possible time.

   If we do not accept your tendered original notes or if you submit original notes for a greater aggregate principal amount than you desire to exchange, then the unaccepted or unexchanged original notes will be returned without expense to you.

Withdrawal Rights

   You may withdraw your tender of original notes at any time before 5:00 p.m., London time, on the expiration date.

   For a withdrawal of tendered original notes to be effective, an electronic transmission containing notice of withdrawal must be received by the exchange agent before 5:00 p.m., London time, on the expiration date.

   The notice of withdrawal must:

  .  specify your name; and

  . identify the original notes to be withdrawn and principal amount of the original notes.

   All questions about the validity, form, and eligibility, including time of receipt, of these notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes withdrawn will be considered not to have been validly tendered for the purposes of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer relating to the original notes. Properly withdrawn original notes may be retendered by following one of the procedures described in "Procedures for Tendering Your Original Notes" at any time before 5:00 p.m., London time, on the expiration date.

Exchange Agent

   We have appointed The Bank of New York as the exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus or a letter of transmittal should be directed to the exchange agent at:

                      The Bank of New York, London Branch
                                30 Cannon Street
                                London EC4M 6XH
                                 United Kingdom
                               Attn: Emma Wilkes
                           Reorganization Department

                              Fax: 44 20 7964 6399
                           Telephone: 44 20 7893 7235

Luxembourg Paying Agent and Notices Required by the Luxembourg Stock Exchange

   The exchange of original notes for exchange notes under the exchange offer, and any related transactions, may be accomplished through the paying agent in Luxembourg. All documentation for the exchange offer will be available at the office of the paying agent in Luxembourg.

   So long as the notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require: before the start of the exchange offer, notice of the exchange offer will be given to the Luxembourg Stock Exchange and will be published in a newspaper having a general circulation in Luxembourg, which we expect to be the Luxembourg Wort. This notice will provide details of the conditions to, and the starting date and expected completion date of, the exchange offer.

   So long as the notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, notice of the results of the exchange offer will be given to the Luxembourg Stock Exchange and will be published in a newspaper having a general circulation in Luxembourg, which we expect to be the Luxembourg Wort.

Fees and Expenses

   We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by our officers and employees

   We will pay the expenses incurred in making the exchange offer, including the fees and expenses incurred by the exchange agent.

Transfer Taxes

   Noteholders who tender their original notes for exchange will not be obligated to pay any transfer taxes. If, however,

  . a tendering noteholder instructs us to register exchange notes in the name of any person other than the registered holder of the original notes tendered, or

  . a tendering noteholder requests that original notes to tendered or not accepted in this exchange offer be returned to a person other than the registered holder of the original notes, or

  . a transfer tax is imposed for any reason other than the exchange of original notes under this exchange offer,

then the amount of these transfer taxes, whether imposed on the registered noteholder or any other persons, will be payable by the tendering noteholder.

Failure to Exchange Your Original Notes

   Your participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in making your own decisions on what actions to take and should read the "Taxation" section of this prospectus.

  . If you do not exchange your original notes, you may resell them only to a person whom you reasonably believe is a qualified institutional buyer, as defined in Rule 144A under the Securities Act, in a transaction meeting the requirements of Rule 144A;

  . in a transaction meeting the requirements of Rule 144 under the Securities Act;

  . under another exemption from the registration requirements of the Securities Act, and based upon an opinion of your counsel if we so request;

  .  to us; or

  .  under an effective registration statement.

   In each case, you must comply with any applicable securities laws of any state of the U.S. or any other applicable jurisdiction. We may be required to file a shelf registration statement. We do not expect to have to file a shelf registration statement.

Payment of Liquidated Damages upon Registration Default

   We will be required to pay liquidated damages on the original notes if:

  . the exchange offer registration statement is not filed with the SEC on or before May 28, 2000;

  . the exchange offer registration statement is not declared effective on or before August 25, 2000;

  . the shelf registration statement, if any, is not filed with the SEC on or before December 22, 2000;

  . the shelf registration statement, if any, is not declared effective on or before March 23, 2001;

  . the exchange offer is not completed within 30 days after the exchange offer registration statement is declared effective; or

  . the exchange offer registration statement or the shelf registration statement is declared effective but then ceases to be effective or fails to be usable for its intended purpose without being succeeded immediately by a post-effective amendment to the registration statement that cures this failure and that is itself declared effective immediately.

   Each of these events is a registration default. In the case of a registration default, we will be required to pay liquidated damages at a rate of 0.25% annually for the first 90-day period immediately following the occurrence of a registration default. The amount of liquidated damages shall increase by an additional 0.25% annually for each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages of 2.0% annually. Once the registration default is cured, the liquidated damages will cease to accrue.

                                  THE COMPANY

   We were originally established as BROKAT Informationssysteme GmbH on September 17, 1994. We have become a leading provider of software for the rapidly expanding e-banking market and the leading provider of this kind of software to European banks. We design, develop, market and support e-business software. We have concentrated on providing e-banking solutions, particularly to banks in Germany and Austria, and to a lesser extent, other geographic areas such as the United Kingdom, the United States, the Asia-Pacific region, Switzerland and the Benelux countries.

   Our core product, Twister, is an open architecture software platform that integrates the information technology systems of a business with a variety of electronic communications channels. We also offer industry-specific software application packages, allowing a business to establish e-front offices through which consumers can access its products or services.

   We also provide professional services that include: consulting, customization, installation, training, and maintenance and support related to our products.

   By shareholder resolution of April 1, 1998, we changed our name to BROKAT Infosystems and converted our corporate form from a limited liability company, Gesellschaft mit beschraenkter Haftung, or GmbH, to a stock corporation, Aktiengesellschaft, or AG. The change was filed with the commercial register in Stuttgart on July 3, 1998. By shareholder resolution of May 26, 2000, we changed our name to BROKAT AG. This name change was registered with the Stuttgart commercial register on July 10, 2000 and is effective as of that date.

   On September 17, 1998, we completed an initial public offering of our common shares in Germany and listed our shares on the Neuer Markt segment of the Frankfurt stock exchange under the symbol "BRJ." We raised net proceeds of approximately DM 83.0 million in our initial public offering.

   Our principal executive office is located at Industriestrasse 3, D-70565 Stuttgart, Germany, and our telephone number is +49-711-78844-0.

                            Corporate Structure



                           [LOGO FOR PROJECT TORNADO]

              RECENT ACQUISITIONS AND OTHER STRATEGIC INITIATIVES

 TST Acquisition

   On May 9, 1999, we acquired Transaction Software Technologies, Inc., for DM
34.9 million in cash. TST has been active in the development and implementation of cash management systems for banking institutions in the United States. The TST acquisition provides us with a corporate cash management software application marketable in the United States and thus enhanced our presence in the U.S. market.

 Acquisition of MeTechnology AG

   On May 21, 1999, we acquired MeTechnology AG, a German company involved in the development and implementation of online banking software. Consideration for this acquisition consisted of 2,332,374 post-split shares of our common stock having a value of DM 159.7 million on the date of acquisition. Through the acquisition of MeTechnology, we acquired technology and research personnel complementary to our existing business, which will allow us to widen the range of our products and enhance our existing products.

 Proposed Acquisitions of Blaze Software and GemStone Systems

   On June 19, 2000, we entered into definitive agreements to acquire:

  . Blaze Software, Inc. - a Nasdaq listed company which is a leading provider of rule-based Internet infrastructure software for enterprise-scale applications that deliver personalized, adaptable business processes across multiple electronic touchpoints; and

  . GemStone Systems, Inc. - a technology leader of JavaTM-based application server software for high performance scalable applications to automate enterprise level business-to-business transactions.

   Through addition of these two companies we intend to strengthen the product portfolios of all three companies and enhance the technology of Twister.

   For the Blaze acquisition, we intend to apply for the quotation on the Nasdaq National Market of American Depositary Shares (ADSs) representing our underlying ordinary shares.

   To acquire Blaze, we will issue approximately 5.0 million ordinary shares in the form of ADSs, valued at approximately euro 585.9 million on the acquisition date. The acquisition will be submitted for approval by Blaze stockholders and is subject to the satisfaction of regulatory requirements, the listing of the ADSs on Nasdaq and other customary closing conditions.

   To acquire GemStone, we will issue approximately 2.4 million of our shares, valued at approximately euro 283.5 million on the acquisition date. The acquisition will be submitted for approval by GemStone stockholders and is subject to the satisfaction of regulatory requirements, the listing of the new shares on Neuer Markt and other customary closing conditions.

   For additional information please see "Unaudited Pro Forma Combined Financial Data" and the historical financial statements of Blaze and GemStone included in this prospectus.

 Additional Strategic Initiatives

   On December 20, 1999, we acquired 25.1% of the outstanding capital stock of Fernbach Financial Software S.A., a Luxembourg company, for a capital contribution of DM 4.0 million in cash. In February 2000, subject to the completion of formalities under applicable law, we acquired the remaining 74.9% of Fernbach's outstanding capital stock, effective as of January 1, 2000, for 182,838 post-split shares of our common stock to be issued out of a capital increase against the contribution in kind of the Fernbach shares. Fernbach companies develop and market software products for the processing of transactions of banks. Through this acquisition, we gained the expertise and specialized e-finance software that will allow us to enhance our standardized software packages offered to brokerage firms and banks.

   As part of our marketing strategy, we have also acquired minority interests in Bremen Online Services Entwicklungs-und Betriebsgesellschaft mbH & Co. KG and LexLinkLine AG, German companies providing e-services.

   We work closely with several strategic partners that are involved in various aspects of e-business. We are one of the original ten software companies worldwide selected by a subsidiary of Intel Corporation as a preferred business partner to optimize our software for use with the newly developed generation of 64-bit Intel processors. We also founded a consortium to develop a uniform application interface as a mobile digital signature standard to facilitate confirmations of e-business transactions by means of mobile telephones. The consortium includes mobile telephone manufacturers and network operators, software vendors and smart card manufacturers. We were the first provider of e-front office software certified by SAP for compatibility with SAP software, allowing financial institutions using the SAP back office software to offer e-finance services using our platform.

                                USE OF PROCEEDS

 No Cash Proceeds from Offering of Exchange Notes

   We will not receive any cash proceeds from the offering of the exchange notes. In consideration for issuing the exchange notes as described in this prospectus, we will receive in exchange original notes in like principal amount, the terms of which are identical in all material respects to those of the exchange notes. The original notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued.

 Application of Proceeds from Offering of Original Notes

   We applied the net proceeds from the sale of the original notes of approximately (Euro) 120.5 million, or DM 235.7 million, in part to repay substantially all of our outstanding debt. We repaid the following debt obligations with the proceeds of the offering of the original notes:

  . DM 38.4 million under a DM 60.0 million overdraft bank credit facility, which accrues interest at 6.0% annually;

  . DM 3.8 million under a DM 5.0 million bank credit facility, which accrues interest at 4.0% annually;

  . DM 2,000 under a DM 5.0 million bank credit facility, which accrues interest at 6.0% annually;

  . DM 2.0 million under a DM 2.0 million bank line of credit, which accrues interest at 7.0% annually and entitles the lender to participate in a portion of our net profits up to 3.0% of the stated value of the facility, subject to the consent of the lender and a prepayment premium of 1.0% of the prepayment amount;

  . three loans aggregating DM 4.0 million from Technologie-Beteiligungs-Gesellschaft mbH, which accrue interest at 6.0% annually and entitle the lender to participate in a portion of our net profits equal to 8.0% annually, as well as to receive an aggregate payment of up to 32.5% of the value of the loans on the repayment date less any net profits paid to the lender during the term of the loans, if justified in the lender's judgment based on the overall financial situation of BROKAT; and

  . approximately (Euro) 370,000 of secured indebtedness owed to a bank by Fernbach Financial Software S.A. under a credit facility.

 Balance of Proceeds from Offering of Original Notes

   We plan to use the balance of the proceeds from the offering of the notes for working capital requirements and other general corporate purposes, which may include acquisitions of related businesses. Pending utilization of the balance of the proceeds, we have invested these proceeds in short-term investment grade securities and money market instruments.

                                 CAPITALIZATION

   Our authorized share capital consists of 45,258,412 shares of common stock, of which 27,311,184 shares were issued and outstanding as of July 18, 2000. Shares issued and outstanding have an equivalent stated or par value of DM 1.96, or (Euro) 1.00.

   The following table describes as of March 31, 2000 our capitalization. There has been no material change in our capitalization or short-term debt since March 31, 2000 except for the application of the proceeds from the issuance of the notes to repay outstanding indebtedness. This table should be read with the "Unaudited Pro Forma Financial Data," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus.

                                                       At  March 31, 2000
                                                   ----------------------------
                                                             Actual
                                                   ----------------------------
                                                      DM     (Euro)      $(1)
                                                         (In thousands)
Cash and cash equivalents.........................  185,928    95,063    91,022
                                                   ========  ========  ========
Short-term debt(2)................................    8,642     4,418     4,230
                                                   --------  --------  --------
Long-term debt including the Notes................  248,552   127,083   121,680
                                                   --------  --------  --------
Shareholders' equity:
  Common Stock....................................   52,512    26,849    25,708
  Additional paid-in capital(3)...................  505,296   258,354   247,371
  Accumulated deficit............................. (145,238)  (74,259)  (71,102)
  Deferred compensation(3)........................ (255,054) (130,407) (124,863)
  Accumulated other comprehensive loss............   (5,214)   (2,666)   (2,553)
                                                   --------  --------  --------
Total shareholders' equity........................  152,302    77,871    74,561
                                                   --------  --------  --------
  Total capitalization and short-term debt........  409,496   209,372   200,471
                                                   ========  ========  ========

--------

(1) Solely for your convenience, we have translated Deutsche marks into U.S. dollars at the rate of (Euro) 1.0444 = $1.00 based on the noon buying rate for euros on March 31, 2000 and the conversion rate of DM 1.95583 =
    (Euro) 1.00 fixed by the EMU Council.
(2) Includes current portion of long-term debt.

(3) In granting stock options to some of our employees, we were required by accounting principles to record deferred compensation representing the difference between the intrinsic value of the options based on the current value of our stock at the period-end and the exercise price of the options. This amount is reserved in the deferred compensation account and additional paid-in capital is credited with a corresponding amount. It is amortized ratably over the vesting period of the applicable options.

                      UNAUDITED PRO FORMA FINANCIAL DATA

 What is reflected in the unaudited pro forma financial data

   The following unaudited pro forma consolidated balance sheet as of March 31, 2000 reflects the offering of the notes and the application of the net proceeds of the offering and gives effect to the proposed acquisitions of Blaze Software, Inc. and GemStone Systems, Inc. as if they had occurred on March 31, 2000.

   The following unaudited pro forma consolidated statement of operations for the fiscal year ended June 30, 1999 gives effect to the acquisitions of MeTechnology AG and Transaction Software Technologies, Inc., the offering of the notes and the application of the net proceeds of the offering and the proposed acquisitions of Blaze Software, Inc. and GemStone Systems, Inc. as if they had occurred on July 1, 1998.

   The following unaudited pro forma consolidated statement of operations for the six months ended December 31, 1999 gives effect to the offering of the notes and the application of the net proceeds of the offering and the proposed acquisitions of Blaze and GemStone as if they had occurred on July 1, 1999.

   The following unaudited pro forma consolidated statement of operations for the three months ended March 31, 2000 gives effect to the offering of the notes and the application of the net proceeds of the offering and the proposed acquisitions of Blaze and GemStone as if they had occurred on January 1, 2000.

   Significant intercompany accounts and transactions that were reflected previously in the historical financial statements before the acquisitions have been eliminated.

 We have adjusted MeTechnology and TST data because our fiscal year differed from the fiscal year of those companies

   The unaudited pro forma consolidated financial data are derived from our historical consolidated financial statements and the historical consolidated financial statements of MeTechnology and TST which are included elsewhere in this prospectus. Because our fiscal year differed from those of MeTechnology and TST financial data presented for those companies reflect adjustments to present financial information for periods comparable to ours. These adjustments are quantified in the tables following the pro forma consolidated statements of operations. Amounts are given in thousands of Deutsche marks unless otherwise specified.

 You should read the unaudited pro forma financial data together with other financial data provided in this prospectus

   The pro forma adjustments are described in the accompanying notes to the unaudited pro forma combined financial data and are based upon available information and upon assumptions that we considered reasonable. You should read the unaudited pro forma financial data with the historical financial statements and related notes appearing elsewhere in this prospectus.

 We have provided pro forma financial data only for informational purposes

   We have provided the unaudited pro forma financial data for informational purposes only and you should not consider the data indicative of actual results that we would have achieved had these transactions been completed on the date or for the periods indicated. We do not claim to indicate the balance sheet data or results of operations as of any future date or for any future period.

                UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                           AS OF MARCH 31, 2000

                              (In thousands)

                                                                             Total
                                                          Pro Forma        Pro Forma
                          Brokat(1)   Blaze    Gemstone  Adjustments Notes Combined
                          ---------  --------  --------  ----------- ----- ---------
                            (DM)       (DM)      (DM)       (DM)             (DM)
ASSETS:
Currents Assets:
Cash and cash
 equivalents............   185,928    117,045        94         --           303,067
Short term investments..       --      24,510       --          --            24,510
Accounts receivable
 (less pro forma
 allowance for doubtful
 accounts of DM 2,852 at
 March 31, 2000)........    46,920     10,090    14,480         --            71,490
Cost and estimated
 earning in excess of
 billings on uncompleted
 contracts..............     4,436        --        --          --             4,436
Advances on purchase
 commitments............     3,000        --        --          --             3,000
Prepaid expenses and
 other current assets...    16,346      2,263       627         --            19,236
                          --------   --------  --------   ---------        ---------
Total Current Assets....   256,630    153,908    15,201         --           425,739
                          --------   --------  --------   ---------        ---------
Property and equipment,
 net....................    11,195      3,949     1,945         --            17,089
Goodwill................   188,887        --        --    1,454,335  (6d)  1,643,222
Other intangible
 assets.................     9,173        --        --          --             9,173
Less accumulated
 amortization...........   (28,132)       --        --          --           (28,132)
                          --------   --------  --------   ---------        ---------
                           169,928        --        --    1,454,335        1,624,263
                          --------   --------  --------   ---------        ---------
Investments in
 associated companies...     4,039        --        --          --             4,039
Other long-term
 investments............     1,270        --        --          --             1,270
Restricted cash.........       --       1,434       635         --             2,069
Deposits and other
 assets.................     2,433        784       525         --             3,742
                          --------   --------  --------   ---------        ---------
Total assets............   445,495    160,075    18,306   1,454,335        2,078,211
                          ========   ========  ========   =========        =========
LIABILITIES AND
 SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt to
 banks..................     2,797        --        --          --             2,797
Other short-term debt...     5,845        --        --          --             5,845
Current portion of
 capital lease
 obligations............       --         360       472         --               832
Notes payable to
 affiliated companies...       --         --     10,265     (10,265) (6h)        --
Notes payable...........       --       4,029     2,351         --             6,380
Accounts payable,
 trade..................     7,357        --      5,867       2,801  (6d)     16,025
Payroll-related
 accruals...............     4,979        --        --          --             8,293
Tax-related accruals....     2,681        --        --          --             5,288
Billings in excess of
 cost and estimated
 earnings on uncompleted
 contracts..............     3,520        --        --          --             3,520
Other accrued expenses
 and current
 liabilities............     9,589     15,211     5,424         --            24,304
Deferred income.........     5,044      5,573    12,204         --            22,821
Deferred income taxes...     2,466        --        --          --             2,466
                          --------   --------  --------   ---------        ---------
Total current
 liabilities............    44,278     25,173    36,583      (7,464)          98,571
                          --------   --------  --------   ---------        ---------
Long-term debt to
 banks..................     2,000        --        --          --             2,000
Capital lease
 obligations, net of
 current portion........       --         523       188         --               711
Other long-term debt....   246,552         25       --          --           246,577
                          --------   --------  --------   ---------        ---------
Total liabilities.......   292,830     25,721    36,771      (7,464)         347,859
                          --------   --------  --------   ---------        ---------
Minority interest.......       363        --        --          --               363
Shareholders' equity
 (deficit):
Common Stock............    52,512          4    12,139      14,448  (6a)     67,090
                                                            (12,143) (6c)
                                                                130  (6b)
Convertible preferred
 stock..................       --         --     77,571     (77,571) (6c)        --
Additional paid-in
 capital................   505,296    295,483       --    1,310,949  (6a)  2,111,728
Accumulated deficit.....  (145,238)  (118,809) (108,110)    226,920  (6c)   (145,238)
Deferred compensation...  (255,054)   (43,323)      --          --          (298,377)
Accumulated other
 comprehensive income
 (loss).................    (5,214)       999       (65)       (934) (6c)     (5,214)
                          --------   --------  --------   ---------        ---------
Total shareholders'
 equity (deficit).......   152,302    134,354   (18,465)  1,461,799        1,729,989
                          --------   --------  --------   ---------        ---------
Total liabilities and
 shareholders' equity...   445,495    160,075    18,306   1,454,335        2,078,211
                          ========   ========  ========   =========        =========

The notes to unaudited pro forma financial data are an integral part of this combined pro forma balance sheet.

 UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED JUNE
                                 30, 1999

              (In thousands except share and per share data)

                    Brokat    MeTechnology     TST                                     Blaze    Gemstone
                  ----------  ------------ ------------                              ---------- --------
                                                                                                  Year
                  Year Ended  July 1, 1998 July 1, 1998                              Year Ended  Ended
                   June 30,   thru May 21, thru May 9,   Pro Forma          Total     June 30,  June 30,   Pro Forma
                     1999         1999         1999     Adjustments Notes Pro Forma     1999      1999    Adjustments Notes
                  ----------  ------------ ------------ ----------- ----- ---------  ---------- --------  ----------- -----
                     (DM)         (DM)         (DM)        (DM)             (DM)        (DM)      (DM)       (DM)
Revenue.........      62,487      4,544        8,375       (3,753)   (2)    71,653     19,754    41,942          --
Cost of Sales...     (31,325)    (2,619)      (2,989)         --           (36,933)    (6,540)  (12,515)         --
                  ----------    -------       ------      -------         --------    -------   -------    ---------
Gross profit....      31,162      1,925        5,386       (3,753)          34,720     13,214    29,427          --
                  ----------    -------       ------      -------         --------    -------   -------    ---------
Selling
expenses........     (38,848)    (4,960)        (862)         --           (44,670)   (10,950)  (17,017)         --
General and
administrative
expenses........     (10,639)    (5,833)      (1,450)         --           (17,922)    (4,334)  (10,145)         --
Research and
development
expenses........      (8,733)    (3,180)      (3,206)         --           (15,119)    (7,669)  (10,144)         --
Amortization of
goodwill and
other intangible
assets from
acquisitions....      (3,686)       --           --       (27,802)         (31,488)       --        --      (207,763)  (3)
Non-cash charges
associated with
stock option
grants..........     (16,340)       --           --           --           (16,340)       --        --           --
                  ----------    -------       ------      -------         --------    -------   -------    ---------
Total operating
expenses........     (78,246)   (13,973)      (5,518)     (27,802)        (125,539)   (22,953)  (37,306)    (207,763)
                  ----------    -------       ------      -------         --------    -------   -------    ---------
Operating loss..     (47,084)   (12,048)        (132)     (31,555)         (90,819)    (9,739)   (7,879)    (207,763)
Interest
income..........       1,528        --            47          --             1,575        --        --           --
Interest
expense.........        (960)      (390)        (133)     (28,579)   (4)   (30,062)      (623)      --           --
Other income,
net.............       2,565        --           --           --             2,565        --       (186)         --
Loss absorption
of convertible
debt of silent
partners........         926        --           --           --               926        --        --           --
                  ----------    -------       ------      -------         --------    -------   -------    ---------
Loss before
income taxes and
minority
interests.......     (43,025)   (12,438)        (218)     (60,134)        (115,815)   (10,362)   (8,065)    (207,763)
Income tax
expense.........        (113)       (17)         (80)         --              (210)      (169)     (235)         --
Minority
interest........          90        --           --           --                90        --        --           --
                  ----------    -------       ------      -------         --------    -------   -------    ---------
Net loss before
extraordinary
item............     (43,048)   (12,455)        (298)     (60,134)        (115,935)   (10,531)   (8,300)    (207,763)
Extraordinary
loss on early
extinguishment
of debt.........      (4,242)       --           --           --            (4,242)       --        --           --
                  ----------    -------       ------      -------         --------    -------   -------    ---------
Net loss from
continuing
operations......     (47,290)   (12,455)        (298)     (60,134)        (120,177)   (10,531)   (8,300)    (207,763)
                  ==========    =======       ======      =======         ========    =======   =======    =========
Basic and
diluted loss per
share:
Loss before
extraordinary
items...........       (2.18)
Extraordinary
loss............       (0.22)
                  ----------
Net loss from
continuing
operations......       (2.40)
                  ==========
Weighted average
number of common
shares
outstanding.....  19,694,650                                                                               6,327,920   (6e)
                  ==========                                                                               =========
                    Total
                  Pro Forma
                   Combined
                  -----------
                     (DM)
Revenue.........     133,349
Cost of Sales...     (55,988)
                  -----------
Gross profit....      77,361
                  -----------
Selling
expenses........     (72,637)
General and
administrative
expenses........     (32,401)
Research and
development
expenses........     (32,932)
Amortization of
goodwill and
other intangible
assets from
acquisitions....    (239,251)
Non-cash charges
associated with
stock option
grants..........     (16,340)
                  -----------
Total operating
expenses........    (393,561)
                  -----------
Operating loss..    (316,200)
Interest
income..........       1,575
Interest
expense.........     (30,685)
Other income,
net.............       2,379
Loss absorption
of convertible
debt of silent
partners........         926
                  -----------
Loss before
income taxes and
minority
interests.......    (342,005)
Income tax
expense.........        (614)
Minority
interest........          90
                  -----------
Net loss before
extraordinary
item............    (342,529)
Extraordinary
loss on early
extinguishment
of debt.........      (4,242)
                  -----------
Net loss from
continuing
operations......    (346,771)
                  ===========
Basic and
diluted loss per
share:
Loss before
extraordinary
items...........      (12.16)
Extraordinary
loss............       (0.15)
                  -----------
Net loss from
continuing
operations......      (12.31)
Weighted average
number of common
shares
outstanding.....  28,175,329
                  ===========

The notes to unaudited pro forma data are an integral part of this combined pro forma statement of operations.

           UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE SIX MONTHS ENDED DECEMBER 31, 1999

              (In thousands except share and per share data)

                                                                                                         Total
                                       Pro Forma          Total                       Pro Forma        Pro Forma
                            Brokat    Adjustments Notes Pro Forma  Blaze   Gemstone  Adjustments Notes  Combined
                          ----------  ----------- ----- --------- -------  --------  ----------- ----- ----------
                             (DM)        (DM)             (DM)     (DM)      (DM)       (DM)              (DM)


Revenue.................      51,287        --            51,287   14,793   21,251          --             87,331

Cost of Sales ..........     (22,937)       --           (22,937)  (5,591) (6,492)          --            (35,020)
                          ----------    -------          -------  -------  -------    ---------        ----------
Gross profit............      28,350        --            28,350    9,202   14,759          --             52,311

Selling expenses .......     (27,714)       --           (27,714)  (8,148) (9,779)          --            (45,641)

General and
administrative expenses
 ........................     (12,643)       --           (12,643)  (2,754) (4,272)          --            (19,669)

Research and development
expenses ...............     (12,769)       --           (12,769)  (3,910) (5,244)          --            (21,923)

Amortization of goodwill
and other intangible
assets from
acquisitions............     (15,797)       --           (15,797)     --       --      (103,881)  (3)    (119,678)

Non-cash charges
associated with stock
option grants...........     (12,240)       --           (12,240) (21,148)     --           --            (33,388)
                          ----------    -------          -------  -------  -------    ---------        ----------
Total Operating
expenses................     (81,163)       --           (81,163) (35,960) (19,295)    (103,881)         (240,299)
                          ----------    -------          -------  -------  -------    ---------        ----------
Operating loss..........     (52,813)       --           (52,813) (26,758)  (4,536)    (103,881)         (187,988)
Interest income.........          35        --                35      --       --           --                 35
Interest expense........        (867)   (13,777)   (4)   (14,644)    (202)     --           --            (14,846)
Other income, net.......       2,298        --             2,298      --      (321)         --              1,977
                          ----------    -------          -------  -------  -------    ---------        ----------
Loss before income taxes
and minority interests..     (51,347)   (13,777)         (65,124) (26,960)  (4,857)    (103,881)         (200,822)
Income tax expense......        (104)       --              (104)    (168)    (170)         --               (442)
Minority interest.......         (26)       --               (26)     --       --           --                (26)
                          ----------    -------          -------  -------  -------    ---------        ----------
Net loss from continuing
operations..............     (51,477)   (13,777)         (65,254) (27,128) (5,027)     (103,881)         (201,290)
                          ==========    =======          =======  =======  =======    =========        ==========
Basic and diluted loss
per share; Net loss from
continuing operations...       (1.92)                                                                       (6.05)
                          ==========                                                                   ==========
Weighted average number
of common shares
outstanding.............  26,848,773                                                  6,327,920  (6e)  33,176,693
                          ==========                                                  =========        ==========

The notes to unaudited pro forma data are an integral part of this consolidated pro forma statement of operations.

           UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                 FOR THE THREE MONTHS ENDED MARCH 31, 2000

              (In thousands except share and per share data)

                                                                                                         Total
                                       Pro Forma          Total                       Pro Forma        Pro Forma
                            Brokat    Adjustments Notes Pro Forma  Blaze   Gemstone  Adjustments Notes  Combined
                          ----------  ----------- ----- --------- -------  --------  ----------- ----- ----------
                             (DM)        (DM)             (DM)     (DM)      (DM)       (DM)              (DM)

Revenue.................      38,481       --             38,481   12,791   11,009          --             62,281

Cost of Sales...........     (15,904)      --            (15,904)  (4,944)  (4,234)         --            (25,082)
                          ----------    ------           -------  -------  -------    ---------        ----------
Gross profit............      22,577       --             22,577    7,847    6,775          --             37,199
                          ----------    ------           -------  -------  -------    ---------        ----------

Selling expenses........     (15,604)      --            (15,604) (11,287)  (5,406)         --            (32,297)

General and
 administrative
 expenses...............      (7,066)      --             (7,066)  (3,131)  (2,698)         --            (12,895)

Research and development
 expenses ..............     (10,109)      --            (10,109)  (3,157)  (3,619)         --            (16,885)

Amortization of goodwill
 and other intangible
 assets from
 acquisitions...........      (7,159)      --             (7,159)     --       --       (51,941)   (3)    (59,100)

Non-cash charges
 associated with stock
 option grants..........     (20,357)      --            (20,357)  (8,630)     --           --            (28,987)
                          ----------    ------           -------  -------  -------    ---------        ----------
Total Operating
 expenses...............     (60,295)      --            (60,295) (26,205) (11,723)     (51,941)         (150,164)
                          ----------    ------           -------  -------  -------    ---------        ----------
Operating loss..........     (37,718)      --            (37,718) (18,358)  (4,948)     (51,941)         (112,965)
Interest income.........           0       --                  0      228       14          --                242
Interest expense........        (827)   (6,889)    (5)    (7,716)     --      (280)         --             (7,996)
Other income, net.......       2,567       --              2,567      --       --           --              2,567
                          ----------    ------           -------  -------  -------    ---------        ----------
Loss before income taxes
 and minority
 interests..............     (35,978)   (6,889)          (42,867) (18,130)  (5,214)     (51,941)         (118,151)
Income tax expense......        (259)      --               (259)     (89)    (119)         --               (467)
Minority interest.......          63       --                 63      --       --           --                 63
                          ----------    ------           -------  -------  -------    ---------        ----------
Net loss from continuing
 operations.............     (36,174)   (6,889)          (43,063) (18,219)  (5,333)     (51,941)         (118,555)
                          ==========    ======           =======  =======  =======    =========        ==========
Basic and diluted loss
 per share; Net loss
 from continuing
 operations.............       (1.35)                                                                       (3.57)
                          ==========                                                                   ==========
Weighted average number
 of common shares
 outstanding............  26,848,773                                                  6,327,920   (6e) 33,176,693
                          ==========                                                  =========   ===  ==========

   The unaudited statement of operations of MeTechnology for the period July 1, 1998 to May 21, 1999 is:

                                                  MeTechnology
                          ---------------------------------------------------------------
                          January 1, 1998      (Less)            (Add)
                               thru        January 1, 1998  January 1, 1999  July 1, 1998                  July 1, 1998
                           December 31,         thru             thru            thru      Reconciliation      thru
                               1998         June 30, 1998     May 21,1999    May 21, 1999   German GAAP    May 21, 1999
                            German GAAP      German GAAP      German GAAP    German GAAP     to US GAAP      US GAAP
                          ---------------  ---------------  ---------------  ------------  --------------  ------------
Revenue.................            4,870            2,922            1,400         3,348           1,196         4,544
Cost of sales...........           (1,874)            (625)          (1,223)       (2,472)           (147)       (2,619)
                                   ------           ------           ------       -------           -----       -------
Gross profit (loss).....            2,996            2,297              177           876           1,049         1,925
                                   ------           ------           ------       -------           -----       -------
Selling expenses........           (3,514)          (1,171)          (2,617)       (4,960)             --        (4,960)
General and
 administrative
 expenses...............           (4,100)          (1,367)          (3,100)       (5,833)             --        (5,833)
Research and development
 expenses...............           (2,226)            (742)          (1,696)       (3,180)             --        (3,180)
                                   ------           ------           ------       -------           -----       -------
Total operating
 expenses...............           (9,840)          (3,280)          (7,413)      (13,973)             --       (13,973)
                                   ------           ------           ------       -------           -----       -------
Operating loss..........           (6,844)            (983)          (7,236)      (13,097)          1,049       (12,048)
                                   ------           ------           ------       -------           -----       -------
Interest expense........             (267)             (75)            (198)         (390)             --          (390)
                                   ------           ------           ------       -------           -----       -------
Loss before income
 taxes..................           (7,111)          (1,058)          (7,434)      (13,487)          1,049       (12,438)
                                   ------           ------           ------       -------           -----       -------
Income taxes............              (27)             (13)              (3)          (17)             --           (17)
                                   ------           ------           ------       -------           -----       -------
Net loss................           (7,138)          (1,071)          (7,437)      (13,504)          1,049       (12,455)
                                   ======           ======           ======       =======           =====       =======

   Based on German GAAP, the audited statement of operations for the year ended December 31, 1998 has been prepared presenting costs by their nature. To comply with the functional cost format commonly used under U.S. GAAP, the costs incurred have been reclassified to cost of sales, selling, general and administrative as well as research and development expenses based on the character of the underlying costs.

   A reconciliation from German GAAP to U.S. GAAP has been performed to account for differences in revenue recognition on long-term software customization projects. Under German GAAP, license revenue is realized upon delivery of the software, while the customization work is accounted for separately under the completed-contract-method. Under U.S. GAAP, these license and customization revenues would be recognized using the percentage-of-completion-method.

   The statement of operations of TST for the period July 1, 1998 to May 9, 1999 is:

                                                        TST
                          ------------------------------------------------------------------
                                                  (Less)            (Add)
                                              October 1, 1997  October 1, 1998  July 1, 1998
                              Year ended            to               to              to
                          September 30, 1998   June 30, 1998     May 9, 1999    May 9, 1999
                          ------------------  ---------------  ---------------  ------------
Revenue.................               7,896            5,219            5,698         8,375
Cost of sales...........              (2,633)          (2,168)          (2,524)       (2,989)
                                      ------           ------           ------        ------
Gross profit............               5,263            3,051            3,174         5,386
                                      ------           ------           ------        ------
Selling expenses........              (1,109)            (802)            (555)         (862)
General and
 administrative
 expenses...............                (735)            (470)          (1,185)       (1,450)
Research and development
 expenses...............              (3,232)          (1,917)          (1,891)       (3,206)
                                      ------           ------           ------        ------
Total operating
 expenses...............              (5,076)          (3,189)          (3,631)       (5,518)
                                      ------           ------           ------        ------
Operating income
 (loss).................                 187             (138)            (457)         (132)
                                      ------           ------           ------        ------
Interest income.........                  43               33               37            47
Interest expense........                 (23)             (15)            (125)         (133)
                                      ------           ------           ------        ------
Income before taxes.....                 207             (120)            (545)         (218)
                                      ------           ------           ------        ------
Income taxes............                 (83)              (1)               2           (80)
                                      ------           ------           ------        ------
Net income (loss).......                 124             (121)            (543)         (298)
                                      ======           ======           ======        ======

   The statement of operations of TST was translated to Deutsche marks using the average translation rate for the relevant periods.

NOTES TO UNAUDITED PRO FORMA DATA

   (1) Reflects the historical issuance of notes at a rate of 11.5%, with a face value of DM 244,479 and deferred note issuance costs of DM 8,800.

   (2) To eliminate license sales of DM 3,000 from Brokat to MeTechnology and DM 753 from us to TST. No material direct costs were related to these licenses.

   (3) To record additional amortization expense resulting from the increase in goodwill and intangible assets from acquisitions. These amounts are expected to be amortized over the following useful lives:

                                                                             Portion not
                                                                Amortization included in
                                                                  already     June 30,
                          Six Months  Three Months    Annual    included in  1999 report Estimated
                         Amortization Amortization amortization   June 30,    pro forma   Useful
Intangible Asset            Total        Total        total     1999 figures Adjustments   Life
----------------         ------------ ------------ ------------ ------------ ----------- ---------
MeTechnology
Customer list...........       131           65          261          29           232    5 years
Goodwill................    12,927        6,464       25,854       2,905        22,949    7 years
                           -------       ------      -------       -----       -------
                            13,058        6,529       26,115       2,934        23,181
                           -------       ------      -------       -----       -------
TST
Customer list...........       402          201          803         112           691    5 years
Goodwill................     2,284        1,142        4,567         637         3,930    7 years
                           -------       ------      -------       -----       -------
                             2,685        1,343        5,370         749         4,621
                           -------       ------      -------       -----       -------
Blaze
Goodwill................    69,048       34,524      138,096         --        138,096    7 years
                           -------       ------      -------       -----       -------
GemStone
Goodwill................    34,633       17,417       69,667         --         69,667    7 years
                           -------       ------      -------       -----       -------
TOTAL...................   119,624       59,812      239,247       3,683       235,565
                           =======       ======      =======       =====       =======

   The allocations of purchase price related to the acquisitions of MeTechnology and TST, and proposed acquisitions of Blaze and Gemstone are:

                                      MeTechnology  TST      Blaze    GemStone
                                      ------------ ------  ---------  --------
Current assets and other tangible
 assets..............................     8,876     5,345    160,075   18,306
Liabilities assumed..................   (30,324)   (6,703)   (25,722) (36,771)
Customer list........................     1,307     4,015        --       --
Goodwill.............................   180,980    31,969    966,669  487,666
                                        -------    ------  ---------  -------
   Purchase Price....................   160,839    34,626  1,101,022  469,201
                                        =======    ======  =========  =======

    (4) To account for:
    . DM 52 related to financing the acquisition of TST, . DM 28,115 related to interest expense on the notes, . DM 880 related to the amortization of deferred note issuance costs,
       and
    . DM 468 related to a decrease in interest expense through the repayment of indebtedness with the proceeds from the offering

   As described in the notes to the consolidated financial statements, interest on the financing related to the TST acquisition has been calculated by discounting the non-interest bearing notes of DM 1,665 using an imputed rate of interest of 5%. The DM 52 shown above does not include interest expense of DM 20 which already was reflected in our historical financial statements of BROKAT from the date of acquisition to June 30, 1999.

   Interest expense on the notes has been calculated by applying the rate of interest, 11.5%, to their face value. Deferred note issuance costs are being recognized over the 10-year term of the notes.

   Management used part of the proceeds from the note offering to repay indebtedness of BROKAT. The annual interest rate on this debt outstanding at the year ended June 30, 1999 was between 4.08% and 7%. No extraordinary gain or loss will be recognized in relation to the repayment of the above mentioned debt.

    (5) For the six months ended December 31, 1999 and three months ended March 31, 2000 to account for:

    . DM 14,058 and DM 7,029, respectively, related to current bond interest expense,

    . DM 440 and DM 220, respectively, related to the recognition of deferred note issuance costs and

    . DM 721 and DM 359, respectively, related to a decrease of interest expenses from the repayment of indebtedness with the proceeds from the sale of the notes.

   Interest expense on the notes has been calculated by applying the rate of interest, 11.5%, to their face value. Deferred note issuance costs are being recognized over the 10-year term of the notes.

   Management used part of the proceeds from the note offering to repay indebtedness of BROKAT. The annual interest rate on this debt outstanding at the year ended June 30, 1999 was between 4.08% and 7%. No extraordinary gain or loss will be recognized in relation to the repayment of this short-term debt.

     (6) To account for the proposed acquisitions of Blaze Software, Inc. and GemStone Systems, Inc.: (The purchase price allocation, which is based on management's best estimates at this time, is preliminary and is subject to change.)

    (a) Reflects the issuance of Brokat AG common shares of 5.0 million for Blaze and 2.4 million for GemStone.

    (b) Reflects the repayment of GemStone debt by Brokat AG from the issuance of 66,200 shares of Brokat AG common stock.

    (c) Reflects the elimination of the historical shareholders' equity accounts of Blaze and GemStone.

    (d) The excess of purchase price over fair value of assets acquired plus acquisition costs of DM 2,801 is reflected as goodwill and is amortized over an estimated life of 7 years.

    (e) Pro forma basic and diluted net loss per share is computed by dividing the pro forma net loss from continuing operations by the pro forma weighted average number of common shares outstanding.

     (7) Exchange rates used for conversion from US dollars to Deutsche marks (average for 12 months ending):

    September 30, 1998......................................... $1.00 = DM 1.755
    June 30, 1998.............................................. $1.00 = DM 1.745
    May 29, 1999............................................... $1.00 = DM 1.747
    June 30, 1999.............................................. $1.00 = DM 1.876
    December 31, 1999 (average for 6 months ended)............. $1.00 = DM 1.755
    March 31, 2000 (average for 3 months ended)................ $1.00 = DM 1.984
    As of March 31, 2000....................................... $1.00 = DM 2.043

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following table presents our selected historical consolidated financial data as of and for:

  .  the five years ended June 30, 1999,

  .  the six months ended December 31, 1998 and 1999 and

  .  the three months ended March 31, 1999 and 2000.

   The selected historical consolidated financial data as of and for the three years ended June 30, 1999 and for the six months ended December 31, 1999 have been extracted or derived from our audited consolidated financial statements which are included elsewhere in this prospectus, together with the report by Arthur Andersen, Wirtschaftspruefungsgesellschaft Steuerberatungsgesellschaft mbH, independent auditors.

   The selected historical financial data as of and for the year ended June 30, 1996 were derived from audited consolidated financial statements for that period not included in this prospectus, and the selected historical financial data as of and for the year ended June 30, 1995 were derived from our unaudited consolidated financial statements for that period, which were prepared under German GAAP.

   The selected historical interim financial data as of and for the six months ended December 31, 1998 and the three months ended March 31, 1999 and 2000 were derived from management records and in our opinion, reflect all adjustments necessary to present fairly the financial position and results of operations for the periods presented.

   You should read the following table with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and the notes to the consolidated financial statements included elsewhere in this prospectus.

                            SELECTED FINANCIAL DATA

                 (Deutsche marks and dollars in thousands)

                                                 Fiscal Years Ended June 30                      Six Months Ended December 31
                               --------------------------------------------------------------- ---------------------------------
                                 1995(1)     1996      1997      1998      1999       1999        1998       1999       1999
                               ----------- --------- --------- --------- --------- ----------- ----------- --------- -----------
                                   DM         DM        DM        DM        DM          $          DM         DM          $
                               (unaudited) (audited) (audited) (audited) (audited) (unaudited) (unaudited) (audited) (unaudited)
Statement of Operations Data:
Revenue(2)
 Software
  licensing
  fees..........                                                  7,231    21,056     10,308       5,458     19,141      9,370
 Professional
  service fees..                                                 16,529    21,913     10,727       9,638     22,630     11,078
 Customer
  support fees..                                                  1,397     5,970      2,923       2,530      5,709      2,795
 Product sales..                                                  4,414    13,492      6,605       2,045      3,558      1,742
 Other revenue..                                                    --         56         27         --         249        122
                                  ----      ------    ------    -------   -------    -------     -------    -------    -------
Total revenue...                   768       2,684    12,101     29,571    62,487     30,590      19,671     51,287     12,927
Cost of sales...                  (531)     (1,272)   (7,971)   (15,493)  (31,325)   (15,335)    (10,371)   (22,937)   (11,229)
                                  ----      ------    ------    -------   -------    -------     -------    -------    -------
Gross profit....                   237       1,412     4,130     14,078    31,162     15,255       9,300     28,350     13,879
                                  ----      ------    ------    -------   -------    -------     -------    -------    -------
Selling
 expenses.......                  (149)       (524)   (3,118)   (16,636)  (38,848)   (19,018)    (15,535)   (27,714)   (13,567)
General and
 administrative
 expenses.......                   (46)       (197)   (1,332)    (4,305)  (10,639)    (5,208)     (4,092)   (12,643)    (6,189)
Research and
 development
 expenses.......                   (20)       (546)   (1,450)    (4,917)   (8,733)     4,275      (3,896)   (12,769)    (6,251)
Amortization
 costs on
 goodwill and on
 intangible
 assets from
 acquisitions...                   --          --        --         --     (3,686)    (1,804)        --     (15,797)    (7,733)
Non-cash charges
 associated with
 stock option
 grants.........                   --          --        --         --    (16,340)    (7,999)        --     (12,240)    (5,992)
                                  ----      ------    ------    -------   -------    -------     -------    -------    -------
Total operating
 expenses.......                  (215)     (1,267)   (5,900)   (25,858)  (78,246)   (38,305)    (23,523)   (81,163)   (39,733)
                                  ----      ------    ------    -------   -------    -------     -------    -------    -------
Operating income
 (loss).........                    22         145    (1,770)   (11,780)  (47,084)   (23,050)    (14,223)   (52,813)   (25,855)
                                  ----      ------    ------    -------   -------    -------     -------    -------    -------
Interest
 income.........                     1         --          5        150     1,528        748         726         35         17
Interest
 expense........                   --           (7)     (157)      (454)     (960)      (470)       (209)      (867)      (424)
Other income,
 net............                   --           32       198        239     2,565      1,256       1,261      2,298      1,125
Loss absorption
 of convertible
 debt of silent
 partners.......                   --          --        --       3,252       926        453         926        --         --
                                  ----      ------    ------    -------   -------    -------     -------    -------    -------
Income (loss)
 before income
 taxes and
 extraordinary
 items..........                    23         170    (1,724)    (8,593)  (43,025)   (21,063)    (11,519)   (51,347)   (25,137)
Income tax
 benefit........                   (13)        (73)       10        --       (113)       (55)        --        (104)       (51)
Minority
 interest.......                   --          --        --         --         90         44         --         (26)       (13)
Other Taxes.....                   --          --        --         --        --         --          --         --         --
                                  ----      ------    ------    -------   -------    -------     -------    -------    -------
Income (loss)
 before
 extraordinary
 items..........                    10          97    (1,714)    (8,593)  (43,048)   (21,074)    (11,519)   (51,477)   (25,200)
Extraordinary
 loss on early
 extinguishment
 of debt net of
 taxes..........                   --          --        --         --     (4,242)    (2,077)     (4,242)       --         --
                                  ----      ------    ------    -------   -------    -------     -------    -------    -------
Net income
 (loss).........                    10          97    (1,714)    (8,593)  (47,290)   (23,151)    (15,761)   (51,477)   (25,200)
                                  ====      ======    ======    =======   =======    =======     =======    =======    =======
Basic and
 diluted loss
 per common
 share(3).......                   --          --        --         --      (2.40)     (1.17)        --       (1.92)      (.94)
Cash Flow
 Information:
Net cash (used
 in) provided by
 operating
 activities(4)..                   --          235    (3,214)   (13,449)  (35,686)   (17,470)    (11,996)   (27,480)   (13,453)
Net cash used in
 investing
 activities(4)..                   --         (370)   (1,744)    (3,763)  (39,973)   (19,569)     (3,396)    (8,890)    (4,352)
Net cash
 provided by
 financing
 activities(4)..                   --           76     4,965     19,008    83,025     40,645      82,806     37,746     18,478
Other Financial
 Data:
EBITDA(5).......                    71         332      (838)    (6,915)  (36,799)   (18,015)    (11,051)   (31,649)   (15,494)
Adjusted
 EBITDA(5)......                    71         332      (838)   (10,167)  (21,385)   (10,469)    (11,977)   (19,409)    (9,502)
Amortization
 costs on
 goodwill and on
 intangible
 assets from
 acquisitions
 and
 depreciation...                    49         155       734      1,374     6,705      3,282         985     18,892      9,249
Capital
 expenditures...                   155         384     1,748      3,869    10,835      5,304       3,396      4,334      2,122
Ratio of
 earnings to
 fixed
 charges(6).....                  4.83x        7.3x      --         --        --         --          --         --         --
Pro forma ratio
 of earnings to
 fixed
 charges(7).....                   --          --        --         --        --         --          --         --         --
                                   Three Months Ended March 31
                               -------------------------------------
                                  1999          2000        2000
                               ------------- ----------- -----------
                                   DM            DM           $
                               (unaudited)   (unaudited) (unaudited)
Statement of Operations Data:
Revenue(2)
 Software
  licensing
  fees..........                   9,148        18,972       9,288
 Professional
  service fees..                   5,478        12,729       6,231
 Customer
  support fees..                   1,688         3,946       1,932
 Product sales..                   1,329         2,801       1,371
 Other revenue..                     --             33          16
                               ------------- ----------- -----------
Total revenue...                  17,643        38,481      18,838
Cost of sales...                  (5,492)      (15,904)     (7,786)
                               ------------- ----------- -----------
Gross profit....                  12,151        22,577      11,053
                               ------------- ----------- -----------
Selling
 expenses.......                  (9,934)      (15,604)     (7,639)
General and
 administrative
 expenses.......                  (2,501)       (7,066)     (3,459)
Research and
 development
 expenses.......                  (1,693)      (10,109)     (4,949)
Amortization
 costs on
 goodwill and on
 intangible
 assets from
 acquisitions...                     --         (7,159)     (3,505)
Non-cash charges
 associated with
 stock option
 grants.........                  (5,140)      (20,357)     (9,966)
                               ------------- ----------- -----------
Total operating
 expenses.......                 (19,538)      (60,295)    (29,517)
                               ------------- ----------- -----------
Operating income
 (loss).........                  (7,387)      (37,718)    (18,465)
                               ------------- ----------- -----------
Interest
 income.........                     480           116          57
Interest
 expense........                    (152)         (943)       (461)
Other income,
 net............                    (445)        2,567       1,257
Loss absorption
 of convertible
 debt of silent
 partners.......                     --            --          --
                               ------------- ----------- -----------
Income (loss)
 before income
 taxes and
 extraordinary
 items..........                  (7,504)      (35,978)    (17,613)
Income tax
 benefit........                     --           (248)       (121)
Minority
 interest.......                      31            63          31
Other Taxes.....                     --            (11)         (5)
                               ------------- ----------- -----------
Income (loss)
 before
 extraordinary
 items..........                  (7,473)      (36,174)    (17,709)
Extraordinary
 loss on early
 extinguishment
 of debt net of
 taxes..........                     --            --          --
                               ------------- ----------- -----------
Net income
 (loss).........                  (7,473)      (36,174)    (17,709)
                               ============= =========== ===========
Basic and
 diluted loss
 per common
 share(3).......                   (0.42)        (1.35)       (.66)
Cash Flow
 Information:
Net cash (used
 in) provided by
 operating
 activities(4)..                 (14,206)      (20,214)     (9,896)
Net cash used in
 investing
 activities(4)..                  (1,323)       (4,401)     (2,155)
Net cash
 provided by
 financing
 activities(4)..                     573       205,408     100,557
Other Financial
 Data:
EBITDA(5).......                  (7,041)      (25,677)    (12,570)
Adjusted
 EBITDA(5)......                  (1,401)       (5,320)     (2,604)
Amortization
 costs on
 goodwill and on
 intangible
 assets from
 acquisitions
 and
 depreciation...                     760         9,411       4,607
Capital
 expenditures...                   1,323         4,244       2,078
Ratio of
 earnings to
 fixed
 charges(6).....                      -- (6)       --          --
Pro forma ratio
 of earnings to
 fixed
 charges(7).....                     --            --          --

                                          As of June 30                                  As of December 31
                 --------------------------------------------------------------- ---------------------------------
                    1995       1996     1997(8)    1998      1999       1999        1998       1999       1999
                 ----------- --------- --------- --------- --------- ----------- ----------- --------- -----------
                     DM         DM        DM        DM        DM          $          DM         DM          $
                 (unaudited) (audited) (audited) (audited) (audited) (unaudited) (unaudited) (audited) (unaudited)
Balance Sheet
 Data:
Total assets....     531       1,008     7,222    19,680    275,070    134,660     94,246     248,685    121,743
Total long-term
 debt...........     --           23     2,730    10,308     24,356     11,923      6,000       3,850      1,885
Total
 liabilities....     471         839     8,208    19,219     56,731     27,773     18,354      78,313     38,338
Total
 shareholders'
 equity.........      60         169      (986)      461    217,939    106,692     75,892     169,946     83,197
                     As of March 31
                 -----------------------
                    2000        2000
                 ----------- -----------
                     DM           $
                 (unaudited) (unaudited)
Balance Sheet
 Data:
Total assets....   445,495     218,091
Total long-term
 debt...........   248,552     121,678
Total
 liabilities....   292,830     143,354
Total
 shareholders'
 equity.........   152,302      74,559

--------

(1) For the fiscal year ended June 30, 1995, our consolidated financial statements were prepared based on German GAAP.

(2)  We did not categorize our sources of revenue before July 1, 1997.

(3) Per share data were unavailable before our conversion from a limited liability company to a stock corporation in July 1998.

(4) Financial statements for the fiscal year ended June 30, 1995 were prepared under German GAAP, which does not require cash flow information.

(5) We have presented EBITDA and Adjusted EBITDA to allow for greater comparability between periods as well as an indication of our results on an ongoing basis.

  We define EBITDA as:

  .  net loss, plus

  . extraordinary losses, income tax expense, interest expense, and depreciation and amortization, less

  .  interest income and income tax benefit.

  We define Adjusted EBITDA as:

  .  EBITDA plus

  .  non-cash charges related to stock option grants, less

  .  loss absorption of convertible debt of silent partners.

   Because all companies do not calculate EBITDA or similarly titled financial measures in the same manner, other companies' disclosures of EBITDA may not be comparable with EBITDA as used here.

   EBITDA and Adjusted EBITDA as used here should not be considered as an alternative to net income or loss (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and they are not a measure of performance or financial condition under U.S. GAAP. EBITDA and Adjusted EBITDA are intended to provide additional information for evaluating the ability of an entity to meet its obligations.

   Cash flows under U.S. GAAP consist of cash flows from operating, investing and financing activities. Cash flows from operating activities reflect net income or loss, including charges for interest and income taxes not reflected in EBITDA as used here, adjusted for:

  . all non-cash charges or credits which include, for example, depreciation and amortization and

  .  changes in operating assets and liabilities, not reflected in EBITDA.

   EBITDA as used here differs from consolidated cash flow as defined in the indenture governing the notes.

(6) Ratio of earnings to fixed charges is computed by dividing our earnings from continuing operations before income taxes, minority interest and fixed charges by our fixed charges. Our fixed charges consist of interest expense plus one-third of rental expense (the portion that has been deemed by management to be representative of the interest factor). Earnings were insufficient to cover fixed charges by DM (1,724), DM (8,593), DM (43,025), DM (11,519), DM (51,347), DM (7,504) and DM
     (35,978) for the years ended June 30, 1997, 1998 and 1999, six months ended December 31, 1998 and 1999 and three months ended March 31, 1999 and 2000, respectively.

(7) Pro forma ratio of earnings to fixed charges gives pro forma effect to the offering of the notes and the application of the proceeds of the offering as if they had occurred at the beginning of each indicated period. Earnings plus pro forma fixed charges would have been insufficient to cover pro forma fixed charges by DM (71,552) for the year ended June 30, 1999 and DM (65,124) for the six months ended December 31, 1999 and DM (42,341) for the three months ended March 31, 2000.

(8) Our financial statements contained in this prospectus have been prepared to comply with SEC requirements, as well as U.S. GAAP requirements. To maintain a consistent presentation, the balance sheet data at June 30, 1997 differs from the balance sheet data at that date included in our published accounts.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

   Our financial statements and, except as otherwise indicated, all financial information about us in this prospectus were prepared based on U.S. GAAP.

Overview

 Our Business

   We are a leading provider of software for the rapidly expanding e-banking market and the leading provider of this kind of software to European banks. We design, develop, market and support e-business software. We have concentrated on providing e-banking solutions, particularly to banks in Germany and Austria, and to a lesser extent, other geographic areas such as the United Kingdom, the United States, the Asia-Pacific region, Switzerland and the Benelux countries. We intend to further take advantage of our leading position in the European e-banking sector to expand our presence in other geographic areas and in other e-business sectors, with the long-term objective of establishing our core product as the industry standard platform for the delivery of e-business services.

   In May 1999, we acquired MeTechnology AG and Transaction Software Technologies, Inc., and the results of operations for periods after these acquisitions include the results of these subsidiaries. These and other acquisitions we made in the last twelve months are described above under "Recent Acquisitions and Other Strategic Initiatives." These acquisitions were accounted for under purchase accounting principles, resulting in acquired goodwill of DM 212.9 million. This goodwill is being amortized over seven years. The results of operations for the year ended June 30, 1999 and the six months ended December 31, 1999 included amortization of goodwill and other intangible assets from acquisitions of DM 3.7 million and 15.8 million, respectively.

 Our Revenue

   Our revenue is derived primarily from four sources:

  . Software licensing fees. We derive licensing fees from the licensing of the software we develop. Fees from the sale of licenses are recognized upon delivery of the software to our customer if collection of the resulting receivable is probable, an agreement has been signed, the fee is fixed or determinable and we have no significant obligations remaining. Revenue is recognized over the duration of the project when we are obligated to provide a significant amount of professional services to customize the software to meet our customer's requirements.

  . Professional service fees. We derive fees from providing consulting, customization and installation services, which are recognized relative to the portion of the project completed on fixed fee contracts and as these services are performed on variable fee contracts.

  . Customer service revenue. We derive fees from providing ongoing customer support services, which are provided based on maintenance agreements. These agreements typically have a term of one year, and revenue is recognized ratably over the period of the agreement.

  . Product sales. We derive revenue from the resale of hardware and, to a lesser extent, software obtained from third parties as part of the provision to our customers of comprehensive e-business solutions. This revenue is recognized at the time of delivery.

 Seasonality of Our Business

   As is the case with many other software companies, there is a seasonal variability to our business relating to the receipt of orders. Orders generally increase in the fourth quarter of each calendar year, as business customers attempt to make full use of their software budgets before year end. The CeBIT information technology fair, which takes place annually in late February or early March, also leads to an increase in orders in the second quarter of each calendar year, while the first and third quarters of the calendar year tend to be less active quarters for the receipt of new orders. However, because of the continuing growth in overall sales and the impact of our revenue recognition policies, this seasonal variability in orders has not resulted in any significant seasonal variability in revenue.

 Our Stock Option Plans

   Under our 1998 and 1999 stock option plans for employees, we have issued options to acquire up to an aggregate of approximately 2.6 million shares. In order for optionees to exercise these options, the increase in the market value of BROKAT shares above the exercise price must at least equal the overall increase in the value of the Frankfurt Stock Exchange Neuer Markt Index. Based on the intrinsic value method required by the Accounting Principles Board, or APB, Opinion No. 25 "Accounting for Stock Issued to Employees", we recognized in our statement of operations non-cash charges associated with stock option grants of DM 12.2 million for the six months ended December 31, 1999 and DM
16.3 million for the year ended June 30, 1999. The amount of these non-cash charges under this accounting treatment generally increases as the market price of our shares increases during an accounting period and decreases as the market price declines. Our consolidated balance sheets also reflect a reserve in our deferred compensation account and a credit to additional paid-in capital in respect of these options.

 tbg Investment

   In September 1997, Technologie-Beteiligungs-Gesellschaft mbH, also known as tbg, invested DM 7.0 million in us under a silent partnership contract under which tbg would participate in our losses through a proportionate reduction in its investment. For the years ended June 30, 1998 and June 30, 1999, this loss participation resulted in loss absorption of convertible debt of silent partners of DM 3.3 million and DM 0.9 million. Before our initial public offering, we issued shares to tbg valued at DM 7.0 million in exchange for its silent participation investment. The excess of the value of these shares over the carrying value of this investment of DM 4.2 million was recognized as an extraordinary loss on early extinguishment of debt during the year ended June 30, 1999 based on APB Opinion No. 26 "Early Extinguishment of Debt."

 Fiscal Year Change

   In November 1999, our shareholders approved a change in our fiscal year from a fiscal year ended June 30 to a calendar fiscal year ended December 31, 1999. For the transition period in 1999, our fiscal year began on July 1, 1999 and ended on December 31, 1999.

Results of Operations

   The following table presents for the periods indicated income and expense items as a percentage of total revenue:

                          Three Months         Six Months
                              Ended               Ended          Fiscal Years Ended
                            March 31,         December 31,            June 30,
                          ----------------    ---------------   --------------------------
                           1999      2000      1998     1999     1997      1998      1999
                          ------    ------    ------   ------   ------    ------    ------
Revenue
  Software licensing
   fees.................      52 %      49 %     28%       38%     --*        24%       34%
  Professional service
   fees.................      31        33       49        44      --*        56        35
  Customer support
   fees.................      10        10       13        11      --*         5        10
  Product sales.........       7         7       10         7      --*        15        21
                          ------    ------    -----    ------   ------    ------    ------
    Total revenue.......     100       100      100       100      100%      100       100
                          ------    ------    -----    ------   ------    ------    ------
Cost of sales...........      31        41       53        45       66        52        50
                          ------    ------    -----    ------   ------    ------    ------
Gross margin............      69        59       47        55       34        48        50
Selling expenses........     (56)      (41)     (79)      (54)     (26)      (56)      (62)
General and
 administrative
 expenses...............     (14)      (18)     (21)      (25)     (11)      (15)      (17)
Research and development
 expenses...............     (11)      (26)     (20)      (25)     (12)      (17)      (14)
Amortization costs on
 goodwill and on
 intangible assets from
 acquisitions...........       0       (19)     --        (30)     --        --         (6)
Non-cash charges --
 stock option grants....     (29)      (53)     --        (24)     --        --        (26)
Interest income, net....       2        (2)       3        (1)      (1)       (1)        1
Other income, net.......      (2)        7        6         4        2         1         4
Loss absorption --
 convertible debt.......     --        --         5       --       --         11         1
Early extinguishment of
 debt...................     --        --       (21)      --       --        --         (7)
                          ------    ------    -----    ------   ------    ------    ------
Net loss................     (43)%     (94)%    (80)%    (100)%    (14)%     (29)%     (76)%
                          ======    ======    =====    ======   ======    ======    ======

--------

* We did not categorize our revenue before July 1, 1997.

Three months ended March 31, 2000 compared with three months ended March 31,
1999

 Revenue

   Total revenue increased DM 20.9 million, or 119%, from DM 17.6 million for the quarter ended March 31, 1999 to DM 38.5 million for the quarter ended March 31, 2000. This growth in revenue was attributable to

  . new orders received during the quarter, including a large indirect sale and a substantial increase in international sales; and

  . an increase in the revenue recognized from orders received in prior periods.

   An indirect sale of DM 8.0 million to a Spanish reseller accounted for approximately 20.8% of our total revenue in the quarter ended March 31, 2000. Revenue from sources outside of Germany increased DM 23.2 million, or 879%, from DM 2.6 million for the quarter ended March 31, 1999 to DM 25.9 million for the quarter ended March 31, 2000. Revenue from outside of Germany--mainly from the United States, the United Kingdom and Scandinavia--represented 67% of total sales revenue for the quarter ended March 31, 2000, compared to 15% for the quarter ended March 31, 1999. This increase is the result of our significantly increased efforts abroad, which have led to broader acceptance of our products in foreign markets.

   Revenue from licensing software increased DM 9.9 million, or 109%, from DM
9.1 million for the quarter ended March 31, 1999 to DM 19.0 million for the quarter ended March 31, 2000.

   Software licensing revenue represented 49% of sales revenue for the quarter ended March 31, 2000 as compared to 52% for the quarter ended March 31, 1999. This slight decrease is primarily due to the fact that the quarter ended March 31, 1999 was significantly influenced by one big license order of a German reseller, which accounted for more than 50% of license revenue in that quarter.

   Professional services revenue increased DM 7.2 million, or 131%, from DM 5.5 million for the quarter ended March 31, 1999 to DM 12.7 million in the quarter ended March 31, 2000 reflecting an increase in sales of our professional services both to new and existing customers. Professional service revenue represented 33% of total sales revenue for the quarter ended March 31, 2000, compared to 31% for the quarter ended March 31, 1999.

   Revenue from the sale of third party products increased DM 1.5 million, or 115%, from DM 1.3 million for the quarter ended March 31, 1999 to DM 2.8 million for the quarter ended March 31, 2000. Third party product revenue represented 7% of total sales revenue in both quarters.

   Customer service revenue increased DM 2.2 million, or 129% from DM 1.7 million for the quarter ended March 31, 1999 to DM 3.9 million for the quarter ended March 31, 2000. Customer service revenue represented 10% of total sales revenue in both quarters. The absolute increase in customer service revenue is mainly due to the increase in the number of our customers related to the growth in product sales.

 Cost of Sales

   Cost of sales increased DM 10.4 million, or 189%, from DM 5.5 million for the quarter ended March 31, 1999 to DM 15.9 million for the quarter ended March 31, 2000 due to increased sales. Gross profit increased from DM 12.1 million for the quarter ended March 31, 1999, to DM 22.6 million for the quarter ended March 31, 2000. The gross margin fell from 69% of total revenues for the quarter ended March 31, 1999 to 59% for the quarter ended March 31, 2000. This is due to the slightly lower proportion of license revenue and the greater professional services efforts we expend when we work on prominent projects in new regional markets.

 Operating Expenses

   Selling expenses. Selling expenses increased DM 5.7 million, or 58%, from DM
9.9 million for the quarter ended March 31, 1999 to DM 15.6 million for the quarter ended March 31, 2000. The increase resulted from our efforts to expand our sales and marketing capabilities and activities internationally as well as in Germany. However, as a percentage of total revenues selling expenses decreased from 56% of revenue in the quarter ended March 31, 1999 to 41% in the quarter ended March 31, 2000. This is the result of a fundamental change in our cost structure due to the acquisitions of MeTechnology and TST, both of which took place after the quarter ended March 31, 1999. Through these acquisitions we added more technical and fewer sales staff, which changed our employee structure and our cost structure.

   Research and development expenses. Research and development expenses increased DM 8.2 million, or 432%, from DM 1.9 million from the quarter ended March 31, 1999 to DM 10.1 million for the quarter ended March 31, 2000. Research and development expenses represented 26% of total revenue for the quarter ended March 31, 2000, compared to 11% for the quarter ended March 31, 1999. This increase is the result of the addition of research and development personnel of MeTechnology and TST, which were acquired in May 1999.

   General and administrative expenses. General and administrative expenses increased DM 4.6 million, or 184%, from DM 2.5 million for the quarter ended March 31, 1999 to DM 7.1 million for the quarter ended March 31, 2000. General and administrative expenses represented 18% of sales revenue for the quarter ended March 31, 2000, compared to 14% for the quarter ended March 31, 1999. These increases were due primarily to:

  . the continued development of an administrative infrastructure for the conduct of our business internationally, including the hiring of administrative staff, primarily in finance and human resources and the implementation of new software for our information systems, and

  . expenses related to further integration of the operations of MeTechnology and TST.

   Interest income, net. In the quarter ended March 31, 2000, we incurred net interest expenses of DM 0.8 million, which represented an increase in our net interest expenses of DM 1.1 million, when compared to the net interest income of DM 0.3 million for the quarter ended March 31, 1999. This increase resulted primarily from the change in our sources of funding to interest-bearing debt provided by Deutsche Bank. Interest expense in subsequent quarters will increase significantly following the issuance of the notes on March 28, 2000 in the amount of euro 125.0 million (DM 244.5 million).

   Other income, net. Other income, net for the quarter ended March 31, 2000 was DM 2.6 million, an increase of DM 3.0 million compared to other expenses, net of DM 0.4 million in the quarter ended March 31, 1999. This increase resulted primarily from the reversal of allowances on doubtful accounts booked in earlier periods and income derived because of changes in exchange rates.

 Net Loss

   Our net loss for the quarter ended March 31, 2000 increased by DM 28.8 million, or 389% to DM 36.2 million from DM 7.4 million for the quarter ended March 31, 1999. Excluding the effect of amortization of goodwill and non-cash charges related to stock option grants, net losses would have been DM 8.7 million for the quarter ended March 31, 2000 as compared with DM 2.3 million of the quarter ended March 31, 1999.

Six months ended December 31, 1999 compared with six months ended December 31, 1998

 Revenue

   Total revenue increased DM 31.6 million, or 160%, from DM 19.7 million in the six months ended December 31, 1998 to DM 51.3 million in the six months ended December 31, 1999. This growth in revenue was largely attributable to:

  . new orders received during the period, including an increase in international sales and in indirect sales through resellers;

  . an increase in the revenue recognized from orders received in prior periods;

  .  license upgrades; and

  . sales revenue related to the businesses acquired in the TST and MeTechnology acquisitions in May 1999.

The Co-operative Bank plc, Manchester, accounted for 11.3% of our total revenue for the six months ended December 31, 1999.

   Revenue from licensing software increased DM 13.6 million, or 247%, from DM
5.5 million in the six months ended December 31, 1998 to DM 19.1 million in the six months ended December 31, 1999. Software licensing revenue represented 38% of total revenue in the six months ended December 31, 1999, compared to 28% for the six months ended December 31, 1998 due primarily to increasing indirect sales of our software to resellers resulting from greater standardization of our products. These indirect sales included two sales to resellers outside of Germany, totaling DM 5.7 million in aggregate.

   Professional services revenue increased DM 13.0 million, or 135%, from DM
9.6 million in the six months ended December 31, 1998 to DM 22.6 million in the six months ended December 31, 1999, reflecting increases in sales of professional services both to new and existing customers. Professional service revenue represented 44% of total revenue in the six months ended December 31, 1999, compared to 49% for the six months ended December 31, 1998, reflecting the relative increase in indirect sales to resellers described above as to which we are not obligated to perform significant professional services.

   Revenue from the sale of third party products increased DM 1.6 million, or 80%, from DM 2.0 million in the six months ended December 31, 1998 to DM 3.6 million in the six months ended December 31, 1999 because of an increase in the number of third party product sales. Third party product revenue represented 7% of total revenue in the six months ended December 31, 1999, compared to 10% for the six months ended December 31, 1998. Revenue from the sales of third party products is not regarded as a core part of business revenues. These sales are made solely as an accommodation to strategic customers. We anticipate that there will be substantial variability in this revenue from period to period.

   Customer service revenue increased DM 3.2 million, or 128%, from DM 2.5 million in the six months ended December 31, 1998 to DM 5.7 million in the six months ended December 31, 1999 reflecting an increase in the number of maintenance agreements entered into with our customers as direct sales of our software licenses have increased. Customer service revenue represented 11% of total revenue in the six months ended December 31, 1999, compared to 13% for the six months ended December 31, 1998. The decline in the percentage of our revenue derived from customer service fees was due to the disproportionate increase in indirect sales of our products for which we did not enter into maintenance agreements with the ultimate end-user. Approximately 85% of our customers enter into maintenance agreements with us.

   Revenue from sources outside of Germany increased DM 18.2 million, or 190%, from DM 9.6 million in the six months ended December 31, 1998 to DM 27.8 million in the six months ended December 31, 1999, due to the:

  .  DM 5.7 million of sales to two resellers described above;

  . revenues from the sale of corporate cash management software in the United States following the TST acquisition in May 1999; and

  . a general increase in international sales believed to be attributable to the increased international presence of BROKAT.

Revenue from outside of Germany represented 54% of total revenue in the six months ended December 31, 1999, compared to 49% for the six months ended December 31, 1998. For the six months ended December 31, 1999, sales of our products and services in Great Britain and Scandinavia accounted for 24% of our total revenue, the United States accounted for 11%, Asia accounted for 9% and Luxembourg accounted for 6%.

 Cost of Sales

   Cost of sales includes all costs related to the production of our products, including salaries and related indirect costs of personnel in our professional services and customer support departments, the costs for the use of outside programmers and costs of purchasing third party products that we resell to customers. Cost of sales increased DM 12.5 million, or 120%, from DM 10.4 million in the six months ended December 31, 1998 to DM 22.9 million in the six months ended December 31, 1999 due to the increase in sales. Gross margins increased from DM 9.3 million, or 47% of revenue in the six months ended December 31, 1998, to DM 28.4 million, or 55% of revenue in the six months ended December 31, 1999 due to the relative growth in indirect sales. Although we expect continued growth in indirect sales, we anticipate that cost of sales will remain a significant expense as we enter new markets which will require us to use the professional skills of BROKAT employees to implement projects in these new markets.

 Operating Expenses

   Selling expenses. Selling expenses primarily consist of direct and indirect costs related to personnel in our sales and marketing department, costs of travel and trade shows, and promotional and advertising costs, as well as the costs of expanding our sales offices. Selling expenses increased DM 12.2 million, or 79%, from DM 15.5 million in the six months ended December 31, 1998 to DM 27.7 million in the six months ended December 31, 1999. The increase resulted from our continuing efforts to expand our sales and marketing capabilities and activities. The smaller increase in selling expenses relative to the increase in our sales revenue reflected the efforts expended in prior periods to hire staff and purchase equipment to provide a sufficient infrastructure for the international activities of our sales and marketing department. Selling expenses, particularly advertising and promotional costs, are expected to continue to increase in line with our strategy to establish our brand name on a global basis.

   Research and development expenses. Research and development expenses primarily consist of personnel costs in our research and development department and the cost of equipment and supplies used to enhance existing products and develop new products. Research and development expenses increased DM 8.9 million, or 228%, from DM 3.9 million in the six months ended December 31, 1998 to DM 12.8 million in the six months ended December 31, 1999. Research and development expenses represented 25% of total revenue in the six months ended December 31, 1999, compared to 20% for the six months ended December 31, 1998. The increase in research and development expense resulted primarily from the acquisition of MeTechnology and TST and, in particular, the addition of 132 research and development employees.

   General and administrative expenses. General and administrative expenses primarily consist of personnel costs for administrative and support staff and legal, consulting and accounting fees and facility costs. General and administrative expenses increased DM 8.5 million, or 207%, from DM 4.1 million in the six months ended December 31, 1998 to DM 12.6 million in the six months ended December 31, 1999. General and administrative expenses represented 25% of sales revenue in the six months ended December 31, 1999, compared to 21% for the six months ended December 31, 1998. The increase in expense primarily reflected the acquisition of MeTechnology and TST in May 1999 and in particular the addition of their administrative staffs. As we continue to reduce duplicative administrative functions through the consolidation of MeTechnology and TST into the existing Brokat organization, we anticipate a favorable impact on general and administrative expenses in future periods. The increase also reflected additional accounting expenses in preparation for a possible listing in the United States later this year.

   Interest expense, net. Net interest expense increased DM 1.3 million, or 260% from net interest income of DM 0.5 million in the six months ended December 31, 1998 to net interest expense of DM 0.8 million for the six months ended December 31, 1999, due to the change in our sources of funding from the proceeds of our initial public offering to credit facilities.

   Other income, net. Other income, net increased DM 1.0 million, or 77%, from DM 1.3 million in the six months ended December 31, 1998 to DM 2.3 million in the six months ended December 31, 1999. Other income, net represented 4% of total revenue in the six months ended December 31, 1999, compared to 6% for the six months ended December 31, 1998. This increase resulted primarily from the higher income derived because of changes in exchange rates.

 Net Loss

   Our net loss for the six months ended December 31, 1999 increased by DM 35.7 million, or 226%, to DM 51.5 million from DM 15.8 million for the six months ended December 31, 1998. Our earnings before interest, tax, depreciation, amortization and non-cash charges related to our stock option program resulted in a loss of DM 19.4 million for the six months ended December 31, 1999 compared to a loss of DM 11.1 million for the six months ended December 31, 1998.

Year ended June 30, 1999 compared to year ended June 30, 1998

 Revenue

   Total revenue increased DM 32.9 million, or 111%, from DM 29.6 million for the year ended June 30, 1998 to DM 62.5 million for the year ended June 30, 1999.

   This growth in revenue was attributable to:

  .  new orders received during the year, including an indirect sale of DM
     9.0 million to German reseller and an increase in international sales;

  . an increase in the revenue recognized from orders received in prior periods; and

  . the sale of third party products to a strategically important German customer for DM 9.6 million.

ConSors Discount Brokers AG accounted for approximately 20.3% and Media Support Group GmbH and its affiliates accounted for approximately 18.5% of our total revenue in the year ended June 30, 1999.

   Revenue from licensing software increased DM 13.9 million, or 193%, from DM
7.2 million for the year ended June 30, 1998 to DM 21.1 million for the year ended June 30, 1999. Software licensing revenue represented 34% of sales revenue for the year ended June 30, 1999 as compared to 24% for the year ended June 30, 1998 due primarily to increasing indirect sales of our software to resellers reflecting the greater standardization of our products. Indirect sales included a sale to a German reseller totaling DM 9.0 million.

   Professional services revenue increased DM 5.4 million, or 33%, from DM 16.5 million for the year ended June 30, 1998 to DM 21.9 million in the year ended June 30, 1999 reflecting an increase in sales of our professional services both to new and existing customers. Professional service revenue represented 35% of total sales revenue for the year ended June 30, 1999, compared to 56% for the year ended June 30, 1998, reflecting the relative increase in indirect sales to resellers described above.

   Revenue from the sale of third party products increased DM 9.1 million, or 207%, from DM 4.4 million for the year ended June 30, 1998 to DM 13.5 million for the year ended June 30, 1999. Third party product revenue represented 21% of total sales revenue for the year ended June 30, 1999, compared to 15% for the year ended June 30, 1998. This increase is largely attributable to a DM 9.6 million sale of third party products to a strategically important customer in Germany.

   Customer service revenue increased DM 4.6 million, or 329%, from DM 1.4 million for the year ended June 30, 1998 to DM 6.0 million for the year ended June 30, 1999. Customer service revenue represented 10% of total sales revenue for the year ended June 30, 1999, compared to 5.0% for the year ended June 30, 1998. The increase in customer service revenue is due to the increase both in the proportion of our customers entering into maintenance agreements with us and in the absolute number of our customers related to the growth in product sales.

   Revenue from sources outside of Germany increased DM 6.8 million, or 65%, from DM 10.4 million for the year ended June 30, 1998 to DM 17.2 million for the year ended June 30, 1999. Revenue from outside of Germany represented 28% of total sales revenue for the year ended June 30, 1999, compared to 35% for the year ended June 30, 1998. The significant sales of our software to a German reseller for DM 9.0 million and of third party products to a significant German customer for DM 9.6 million were responsible for the decrease in international sales as a percentage of total sales revenue.

 Cost of Sales

   Cost of sales increased DM 15.8 million, or 102%, from DM 15.5 million for the year ended June 30, 1998 to DM 31.3 million for the year ended June 30, 1999, which was generally consistent with the increase in sales revenue. Gross margins increased from DM 14.1 million, or 48% of revenue for the year ended June 30, 1998, to DM 31.2 million, or 50% of revenue for the year ended June 30, 1999 due to an increase in the proportion of revenue derived from higher margin license fees, which was offset in part by the effect of the DM 9.6 million sale of third party products, which had a lower margin.


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 Operating Expenses

   Selling expenses. Selling expenses increased DM 22.2 million, or 134%, from DM 16.6 million for the year ended June 30, 1998 to DM 38.8 million for the year ended June 30, 1999. The increase resulted from our efforts to expand our sales and marketing capabilities and activities internationally as well as in Germany.

   Research and development expenses. Research and development expenses increased DM 3.8 million, or 78%, from DM 4.9 million from the year ended June 30, 1998 to DM 8.7 million for the year ended June 30, 1999. Research and development expenses represented 14% of total sales revenue for the year ended June 30, 1999, compared to 17% for the year ended June 30, 1998. This increase was the result of the addition of personnel, including six weeks of costs related to the research and development personnel of MeTechnology and TST, which were acquired in May 1999.

   General and administrative expenses. General and administrative expenses increased DM 6.3 million, or 147%, from DM 4.3 million for the year ended June 30, 1998 to DM 10.6 million for the year ended June 30, 1999. General and administrative expenses represented 17% of sales revenue for the year ended June 30, 1999, compared to 15% for the year ended June 30, 1998. These increases were due to:

  . the continued development of an administrative infrastructure for the conduct of our business internationally, including the hiring of administrative staff, primarily in finance and human resources, and the implementation of new software for our information systems, and

  . expenses related to the integration of the operations of MeTechnology and TST.

   Interest expense, net. In the year ended June 30, 1999, we incurred net interest income of DM 0.6 million, which represented a decrease in our net interest expense of 0.9 million, or 300%, when compared to the net interest expense of DM 0.3 million for the year ended June 30, 1998. This decrease resulted primarily from the change in our sources of funding from interest-bearing debt of silent partners to the proceeds of our initial public offering.

   Other income, net. Other income, net increased DM 2.33 million, or 971%, from DM 0.24 million in the year ended June 30, 1998 to DM 2.57 million in the year ended June 30, 1999. Other income, net represented 4% of total revenue in the year ended June 30, 1999, compared to 0.8% for the year ended June 30, 1998. This increase resulted primarily from (i) income derived from a customer who paid us the full contract value following its decision to halt implementation of a project due to internal considerations and (ii) income derived because of changes in exchange rates.

 Net Loss

   Our net loss for year ended June 30, 1999 increased by DM 38.7 million, or 450% to DM 47.3 million from DM 8.6 million for the year ended June 30, 1998. Excluding the effect of extraordinary items, amortization of goodwill, non-cash charges related to stock option grants and the tbg loss participation, net losses would be DM 23.9 million for the year ended June 30, 1999 as compared with DM 11.8 million of the year ended June 30, 1998.

Year ended June 30, 1998 compared to year ended June 30, 1997

 Revenue

   Total revenue increased DM 17.5 million, or 145%, from DM 12.1 million for the year ended June 30, 1997 to DM 29.6 million for the year ended June 30, 1998. This growth in revenue was attributable to:

  . new orders from German and other European banks for our software products and services for e-banking as well as our first orders from companies in the insurance and telecommunications sector;

  . an increase in the revenue recognized from orders received in prior periods, and

  .  an increase in international sales.

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   This increase was primarily attributable to the developing demand by German and European credit institutions for complete software solutions to provide secure Internet banking. During the year ended June 30, 1998, we also implemented software solutions for insurance and telecommunications companies for the first time.

   For periods before the year ended June 30, 1998, we did not classify revenues by source among the categories of license fee, professional service, third party product and customer service revenue. However, the preponderance of our revenue during the year ended June 30, 1997 and prior periods was derived from the provision of professional services as we had relatively little standardized software available for sale. Revenue from licensing software was DM 7.2 million for the year ended June 30, 1998, which represented 24.0% of sales revenue for the year. Professional services revenue was DM 16.5 million for the year ended June 30, 1998, which represented 56% of total sales revenue for the year ended June 30, 1998. Revenue from the sale of third party products was DM 4.4 million for the year ended June 30,1998, which represented 15% of total sales revenue for the year ended June 30,1998. Customer service revenue was DM 1.4 million for the year ended June 30, 1998, which represented 5.0% of total sales revenue for the year ended June 30, 1998.

   Revenue from sources outside of Germany increased DM 8.2 million, or 373%, from DM 2.2 million for the year ended June 30, 1997 to DM 10.4 million for the year ended June 30, 1998. Revenue from outside of Germany represented 35% of total sales revenue for the year ended June 30, 1998, compared to 18% for the year ended June 30, 1997. The increase in sales revenue outside of Germany was primarily due to our increased international marketing and sales efforts, including the opening of regional offices, that increased our international presence.

 Cost of Sales

   Cost of sales increased DM 7.5 million, or 94%, from DM 8.0 million for the year ended June 30, 1997 to DM 15.5 million for the year ended June 30, 1998. Gross profits increased from DM 4.1 million, or 34% of sales revenue, for the year ended June 30, 1997 to DM 14.1 million, or 48% of sales revenue, for the year ended June 30, 1998. The 94% increase in the cost of sales was relatively lower than the 145% increase in sales revenue primarily because during the year ended June 30, 1998, we developed a range of more standardized software products which we then were able to sell to our customers. Although most of these products still required customization to meet the customer's needs, the higher degree of standardization led to a lower costs of sales and an increase in gross margins.

 Operating Expenses

   Selling expenses. Selling expenses increased DM 13.5 million, or 435%, from DM 3.1 million for the year ended June 30, 1997 to DM 16.6 million for the year ended June 30, 1998. The increase resulted from our efforts to achieve higher market penetration by expanding our sales and marketing capabilities and activities internationally and in Germany.

   Research and development expenses. Research and development expenses increased DM 3.4 million, or 227%, from DM 1.5 million from the year ended June 30, 1997 to DM 4.9 million for the year ended June 30, 1998. Research and development expenses represented 17% of total sales revenue for the year ended June 30, 1998, compared to 12% for the year ended June 30, 1997. This increase was due primarily to higher R&D costs during the year ended June 30, 1998 to enhance and standardize our products.

   General and administrative expenses. General and administrative expenses increased DM 3.0 million, or 231%, from DM 1.3 million for the year ended June 30, 1997 to DM 4.3 million for the year ended June 30, 1998. General and administrative expenses represented 15% of sales revenue for the year ended June 30, 1998, compared to 11% for the year ended June 30, 1997. These increases were due primarily to the development of an administrative infrastructure to manage the future growth of our business on a global basis, including the purchase of new software tools and the hiring of administrative staff.

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   Interest expense, net. Net interest expenses increased DM 0.15 million, or
100%, from DM 0.15 million in the year ended June 30, 1997 to DM 0.3 million in the year ended June 30, 1998. This increase reflected primarily the increase in the volume of our business activities and the corresponding higher funding needs. In both periods our funding source principally consisted of loans from silent partners.

   Other income, net. Other income, net increased DM 0.04 million, or 20%, from DM 0.2 million in the year ended June 30, 1997 to DM 0.24 million in the year ended June 30, 1998. Other income, net represented 0.8% of total revenue in the year ended June 30, 1998, compared to 1.6% for the year ended June 30, 1997.

 Net Loss

   Our net loss increased by DM 6.9 million, or 406%, for the year ended
June 30, 1998 from DM 1.7 million for the year ended June 30, 1997 to DM 8.6 million for the year ended June 30, 1999. Adjusted for the loss participation by tbg of DM 3.3 million, the net loss for the year ended June 30, 1998 would have been approximately DM 11.8 million.

Liquidity and Capital Resources

   Since our incorporation in September 1994, we have met our cash requirements through issuances of our equity shares, bank borrowings and other indebtedness, including loans from silent partners, cash flow from operations and interest income on short-term investments. We have not been profitable since the fiscal year ended June 30, 1996 and have an accumulated deficit of DM 145.2 million as of March 31, 2000, which included DM 27.0 million in amortization of goodwill and DM 49.0 million of non-cash charges related to stock option grants.

   We expect to continue to generate losses for the foreseeable future as we continue to pursue our strategy to establish our Twister platform as the industry standard for the delivery of e-business services. We anticipate that our current cash and cash equivalents, plus the net proceeds from the sale of the notes, will be sufficient to meet our cash requirements for at least the next twelve months. However, our cash requirements may vary significantly from current projections.

   During the years ended June 30, 1999, 1998 and 1997, the six month period ended December 31, 1999 and the three month period ended March 31, 2000, our EBITDA and adjusted EBITDA were negative. Moreover, we reported a deficiency in earnings to cover fixed charges of DM 1.7 million, DM 8.6 million, DM 43.0 million, DM 51.3 million and DM 35.9 million for the years ended June 30, 1997, 1998 and 1999, six months ended December 31, 1999 and three months ended March 31, 2000, respectively.

   If we continue to operate at a net loss and experience negative cash flow, we may need to incur additional debt or obtain equity financing, which may not be available to us on a timely basis, at acceptable terms or at all. If we cannot obtain acceptable financing, we may be forced to discontinue our development programs or our business expansion.

 Current Assets and Liabilities

   As of March 31, 2000, we had current assets of DM 256.6 million and current liabilities of DM 44.3 million. Current assets included cash and cash equivalents of DM 185.9 million and accounts receivable of DM 46.9 million. Current liabilities included DM 2.7 million of short-term borrowings under four credit facilities with banks with aggregate commitments of DM 75.5 million. This liability of DM 2.7 million was incurred shortly after March 31, 2000. We used a portion of the proceeds from the sale of the original notes to repay in full outstanding borrowings under these facilities. These facilities, which contain customary financial and operating covenants, consist of:


  . an unsecured revolving credit facility with a bank under which we can borrow up to DM 60.0 million for working capital and other general corporate purposes. We are in discussions with the lender to

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     extend this facility, which is scheduled to expire on June 30, 2000. As of December 31, 1999, interest on borrowings was payable at the rate of 6% per year subject to modification based on market conditions prevailing at any given time. We may prepay loans under the facility at any time without premium or penalty. As of March 31, 2000, there was no amount outstanding under this credit facility;

  . an unsecured revolving bank credit facility under which we can borrow up to an aggregate of DM 5.0 million for working capital and other general corporate purposes. The revolving credit facility is scheduled to expire on December 31, 2000;

  . an unsecured revolving credit facility with a bank under which we can borrow up to DM 5.0 million for working capital and other general corporate purposes. This facility is extended by the lender on a month-to-month basis. Amounts outstanding under this facility bear interest at 6%, subject to change based on market conditions. The facility contains customary financial and operational covenants. We may prepay loans at month-end; and

  . an unsecured revolving bank credit facility under which we can borrow up to an aggregate of DM 5.5 million for working capital and other general corporate purposes. The revolving credit facility is scheduled to expire on June 30, 2001.

   Our ability to incur indebtedness under these arrangements or otherwise is severely constrained by the terms of the indenture governing the notes. See "Description of the Notes--Material Covenants--Incurrence of Indebtedness and Issuance of Preferred Equity."

   At March 31, 2000 we also had outstanding obligations owed to the former shareholders of TST that were incurred because of our acquisition of TST, including DM 1.7 million that was paid in May 2000 and DM 1.5 million, at present value, potentially due in May 2001.

 Operating Activities

   Net cash used in operating activities totaled DM 20.2 million for the quarter ended March 31, 2000, and DM 27.5 million, DM 35.7 million, DM 13.4 million and DM 3.2 million for the six months ended December 31, 1999 and the years ended June 30, 1999, 1998 and 1997. The increase in net cash used in operations reflects the net losses experienced in these periods.

 Investing Activities

   Net cash used in investing activities totaled DM 4.4 million for the quarter ended March 31, 2000, and DM 8.9 million, DM 40.0 million, DM 3.8 million and DM 1.7 million for the six months ended December 31, 1999 and the years ended June 30, 1999, 1998 and 1997. Cash used for the purchase of property and equipment was DM 4.2 million for the quarter ended March 31, 2000, and DM 3.9 million, DM 5.2 million, DM 3.7 million and DM 1.5 million for the six months ended December 31, 1999 and the years ended June 30, 1999, 1998 and 1997. The largest component of capital expenditures for property and equipment during all periods was for software, hardware, information technology infrastructure and office equipment for new employees.

 Financing Activities

   For the three months ended March 31, 2000, net cash provided by financing activities was DM 205.4 million resulting from the issuance of senior notes in March 2000 with gross proceeds of DM 244.7 million and the repayment of existing debt in the amount of DM 39.3 million. In earlier periods, net cash provided by financing activities was DM 37.7 million, DM 83.0 million, DM 19.0 million and DM 5.0 million for the six months ended December 31, 1999 and the years ended June 30, 1999, 1998 and 1997. In September and October 1998, we realized net cash proceeds of DM 83.0 million from an initial public offering of our shares. In the year ended June 30, 1998, we raised DM 10.0 million through the issuance of equity and DM 11.0 million through the investment of tbg.

   In May 2000, we received cash proceeds of DM 19.6 million from an investment in our equity shares by a subsidiary of Intel Corporation.

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 Expansion Activities

   Since 1998, we have invested approximately DM 123.0 million in our expansion. We used about 76% of this investment to finance our internal growth and 24% for the external growth through the acquisition of TST. We expect that we will continue to invest in our business in similar amounts and proportions, but since we, like other companies operating in our market, require high degree of flexibility, these amounts and proportions may change.

Quantitative and Qualitative Disclosures About Market Risk

   We do not use market-sensitive instruments, such as derivative financial instruments. Our primary market risk is in the area of exchange rate fluctuations.

   We maintain our cash balances in deposits at banks and in highly liquid short-term investments, such as money market mutual funds, which lowers our exposure to interest income risks. We do not consider our exposure to interest rate and exchange rate fluctuation risks to be material to our deposits and investments.

 Interest Rate and Exchange Rate Risk

   We have financial instruments that are subject to interest rate risk, principally short-term investments and debt obligations. We have not experienced material gains or losses due to interest rate changes. We do not consider our interest rate risk to be material to our short-term investments and debt obligations.

 Foreign Currency Exchange Risk

   A significant portion of our revenues and expenses are denominated in currencies other than the Deutsche mark and euro. Approximately 20% of our revenues for the fiscal year ended June 30, 1999 and 38% of our revenues for the six months ended December 31, 1999 were denominated in currencies other than the Deutsche mark and euro. For the six months ended December 31, 1999, sales of our products and services in the United Kingdom accounted for 16% of our revenue, the United States accounted for 11%, Asia-Pacific region accounted for 9%, and Switzerland accounted for 2% of our revenue. The majority of our exposure related to the fluctuations in the exchange rates between the Deutsche mark and the British pound, the U.S. dollar, the Singapore dollar, the Hong Kong dollar, the Swiss franc and the Australian dollar.

 Sensitivity Analysis

   We prepared a sensitivity analysis to assess the impact of exchange rate fluctuations on our operating results for the year ended June 30, 1999 and for the six months ended December 31, 1999. Based on this analysis, we estimate that a 10% adverse change in the rates of exchange of Deutsche marks against the basket of currencies comprising our revenues from sources outside of the euro zone would have increased our reported net loss for the year ended June 30, 1999 and for the six months ended December 31, 1999 by approximately DM 0.5 million. Our analysis also indicated that a 10% decrease in the rates of exchange of Deutsche marks against this basket of currencies would have resulted in a decrease of the value of our net assets by approximately DM 1.0 million as of December 31, 1999.

   We have not entered into any derivative hedging instruments to reduce the risk of exchange rate fluctuations.

Accounting for Income Taxes

   We utilize the liability method of accounting for income taxes in compliance with SFAS No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in

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effect in the years in which the differences are expected to reverse. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

   For the year ended June 30, 1999 and the six months ended December 31, 1999 we had deferred tax assets in the amount of DM 1.4 million and DM 2.3 million, respectively, and deferred tax liabilities in the amount of DM 1.4 million and DM 2.4 million, respectively. Due to our history of operating losses, the probability that we can make use of our loss-carryforwards in the future must be regarded as less than 50%, so we booked valuation allowances on the deferred tax asset when the deferred tax assets equal the deferred tax liabilities.

Recent Accounting Pronouncements

 Disclosure on Comprehensive Income

   Effective July 1, 1998, we adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires companies to report comprehensive income, which is defined as all changes in equity during a period, except those resulting from investment by owners and distribution to owners, in financial statements for the period in which they are recognized. Net income and other comprehensive income, including foreign currency translation, minimum pension liability and unrealized gains and losses on investments are to be reported, net of their relaxed tax effect, to arrive at comprehensive income. SFAS No. 130 requires only additional disclosure in the financial statements and does not effect our financial condition or results of operation. Our prior year financial statements have been restated to conform to the requirements of SFAS No. 130.

 Reporting Segments of an Enterprise and Related Information

   Effective July 1, 1998, we adopted SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. Because we operate in one business segment, the licensing of software products, the adoption of SFAS No. 131 had no impact on our financial condition or results of operations.

   In March 1998, the Accounting Standards Executive Committee of the AICPA approved Statement of Position, or SOP, 98-1. This SOP governs the accounting for internally used, acquired or internally developed software and requires the capitalization of some associated costs. SOP 98-1 is applicable for financial years beginning after December 15, 1998. Effective July 1, 1998, we adopted SOP 98-1. Based on the capitalization criteria of SOP 98-1 we capitalized the costs related to internally developed, and used software in the amount of DM 437.0 thousand during the year ended June 30, 1999. During the six months ended December 31, 1999, we did not capitalize these costs.

   The Financial Accounting Standards Board, or the FASB, recently issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under this statement, accounting for changes in the fair value of a derivative depends on its intended use and designation. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS No. 133. SFAS No. 137 amends the effective date of SFAS No. 133. SFAS No. 133 will now be effective for all fiscal quarters and all fiscal years beginning after June 15, 2000. We are assessing the potential effects of this new standard. Based on our current and expected levels of use of derivative instruments, the adoption of this new standard is not expected to have a material effect on our financial condition or results of operations.

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                                    BUSINESS

General

 Who We Are

   We are a leading provider of software for the rapidly expanding e-banking market and the leading provider of this software to European banks. We design, develop, market and support e-business software. We have concentrated on providing e-banking solutions, particularly to banks in Germany and Austria, and to a lesser extent, other geographic areas such as the United Kingdom, the United States, the Asia-Pacific region, Switzerland and the Benelux countries. We intend to further use our leading position in the European e-banking sector to expand our presence in other geographic areas and in other e-business sectors, with the long-term objective of establishing our core product as the industry standard platform for the delivery of e-business services.

 Our Products and Services

   Our core product, Twister, is an open architecture software platform that integrates the information technology systems of a business with a variety of electronic communications channels. This software enables consumers to interact with the business over the Internet through a range of secure electronic communication channels, such as personal computers, mobile telephones, call centers, personal digital assistants and WebTV while permitting the business to offer its products and services regardless of the types of computer systems in use and regardless of the language in which its software applications are written.

   We also offer industry-specific software application packages, allowing a business to establish e-front offices through which consumers can access its products or services. These software packages, with our Twister platform, provide a business with both customer relationship management and back office integration functions. We also provide a range of professional services, such as consulting, customization, installation, training, and maintenance and support related to the sales of our products.

 Our Distribution and Sales

   We distribute, implement and support our products worldwide through our subsidiaries and sales offices as well as through distribution partners, such as consulting firms and value added resellers, and through joint ventures. We estimate that, as of December 31, 1999, more than 2,000 financial institutions and more than 2 million end-users worldwide--principally in Germany and Austria--conducted e-business activities using our products. Our market share of the e-banking sector is approximately 80-90% in Germany and Austria, and approximately 40% in the rest of Europe. We believe that the majority of all banks in Germany offering the e-banking services use our software.

 Our Revenues

   We derive our revenues from four principal sources:

  . software license fees, including fees for initial installations, and version and capacity upgrades;

  . professional service fees, including fees paid for customization of software for particular end use applications;

  . customer support fees, covering minor software upgrades and technical support; and

  . sale of hardware and software sourced from third parties used as part of our software solutions.

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Market Overview

   In recent years, businesses and consumers have been transforming the Internet into a commercial medium. In 1999, the number of Internet users was estimated at 130 million worldwide. The number of Internet users is forecasted to reach 540 million in 2005. Newly developed electronic communication channels are also expected to increase the importance and potential of e-business. For example, by 2004, the total number of interactive mobile telephone banking customers is projected to reach almost 13.9 million, and at least 40% of business to consumer e-commerce transactions outside North America are expected to be initiated from mobile, cellular-enabled devices. The European mobile commerce market alone is projected to grow from (Euro) 323.0 million in 1998 to
(Euro) 23.0 billion in 2003.

   Businesses are using electronic communication channels to provide the same products and services as they have traditionally, but, in many cases, faster, more effectively and less expensively than using traditional distribution channels, such as branches and retail stores. In particular, businesses are increasingly using electronic communication media to offer their products and services by establishing e-front offices, through which they can make contact with their customers, identify their needs and offer individualized services. For their part, customers can contact businesses 24 hours a day, through a variety of channels, including channels such as mobile telephones that can access, and be accessed following a customer-initiated transaction, wherever the customer may be. Businesses are expected to accelerate the adaptation of their web sites to handle online transactions. Although estimates of the future growth of e-business vary widely, they all foresee growth in the coming years.

   In spite of the tremendous opportunities that e-business can offer, businesses still face challenges in establishing and conducting e-business operations. These businesses may be using different generations and different types of information technology systems. Their e-business software applications may also be written in different programming languages. Finally, a variety of electronic communication channels are available for consumers to access products and services of e-business providers. To take full advantage of the potential offered by e-business, a company must have the capacity to connect each of its computer systems and software applications with every possible electronic communication channel used by its customers.

   The growth of e-business is stimulating the market for software that has the capacity to integrate different computer systems into coherent infrastructures for the electronic delivery of information. Most software used for this integration task addresses only a portion of the required functions. Due to the low level of standardization, that software usually requires significant effort and expense to achieve even a modest level of system integration. Tailor-made solutions, often developed at great technical effort and expense, may subsequently prove to be inflexible and expensive to maintain.

Our Strengths

   We rely on the following key strengths to respond to the needs of the e-business market:

 Our Products

   Our Twister platform and related applications allow businesses engaged in e-business operations to integrate their existing information technology systems with a variety of electronic communications channels. Users of our platform are generally not constrained by the source and format of their data. The platform extracts the data from different systems and applications of a business, reformats the data as necessary and communicates the data to the business' consumers securely through a variety of electronic communication media the consumers may be using. The platform allows communications over multichannels simultaneously. Our software offers:

  . simplicity--our products are designed to be easy to maintain and enhance and allow for integration of an existing information system environment with electronic communications channels and functions. We also believe, based on our experience in modifying the Twister platform for our customers, that new distribution channels, services and systems may be added easily and relatively inexpensively, without major modifications to the back-end systems, due to Twister's modular architecture;

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

  . security--our products use 128-bit encryption technology and thus provide the highest economically feasible standard generally available today for secrecy, data protection, user authentication and non-repudiation of electronically initiated transactions;

  . reliability--based on the experience of our customers with our software, we believe that our products are generally stable and fault-tolerant;

  . scalability--based primarily on our experience in satisfying the volume requirements of large German banks using our e-banking software, we believe that our products are capable of meeting the high volume requirements of large businesses as well as those of smaller businesses; and

  . openness--based on design characteristics of our products and our experience with customizing our products for different operating systems, we believe that our products are compatible with a wide range of major operating systems and industry standards for application development.

 Strategic Alliances

   We cooperate with several strategic partners that are engaged in various aspects of e-business. We are one of the original ten software companies worldwide selected by Intel as a preferred business partner to optimize our software for use with the newly developed generation of 64-bit Intel processors. We founded a consortium to develop a uniform application interface as a mobile digital signature standard to facilitate confirmations of e-business transactions over mobile telephones. The consortium includes mobile telephone manufacturers and network operators, software vendors and smart card manufacturers. We were also the first provider of e-front office software certified by SAP for compatibility with SAP software, which allows financial institutions using the SAP back office software to offer e-finance services using our platform.

 Continuity of Senior Management

   We benefit from the continuity of our senior management team. Messrs. Roever, Anderer, Schlumpberger, Janssen and Schumacher have been with us since the establishment of BROKAT in 1994. Our senior management has been strengthened by the addition of Mr. Maestrini in 1999. As a group, our senior management has a significant economic stake in BROKAT, beneficially owning approximately 40% of outstanding shares.

 Technical Expertise of Our Personnel

   We benefit from a talented and motivated technical staff, with a broad range of skills and expertise in the technologies relevant to our business. Our employees share in our financial success through participation in our firm-wide employee stock option plans and our annual bonus scheme.

 Market Position

   We have successfully established BROKAT as a recognized brand name in the European e-banking market. We intend to use our brand name recognition, our leading market position and our growing global distribution and sales network to expand into other fast growing segments of the e-finance market as well as other sectors of e-business.

Strategy

   Our principal objective is to establish Twister as the standard worldwide software platform for the delivery of e-finance, e-commerce and other e-services through all significant electronic distribution channels, including personal computers, mobile telephones, call centers, personal digital assistants and WebTV. The principal elements of our business strategy to achieve this objective include:

 Continue to enhance the functionality of the Twister platform

   No software platform has yet been accepted as the e-business industry standard. The platform ultimately accepted as the industry standard will have to have broad compatibility and be reliable, simple, scalable, open and secure. In future versions of our Twister platform, we will seek to maintain our technological leadership by

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refining elements of the platform. We are developing Twister Version 4.0 for launch later this year. In this version, we will offer a wireless application protocol feature, as well as application development support that will enable our customers to develop their own applications compatible with multi-industry standards. We have developed and tested a prototype of Twister 4.0 and are working on further enhancement to its design and functionalities.

 Expand our range of standardized software applications and enhance our existing software applications based on our Twister platform

   Through our own research and development activities and through joint ventures and the efforts of our business partners, we will seek both to expand the range of affordable, quick and reliable applications targeted to specific industry sectors and to enhance our existing software applications. These applications will allow our customers and other third parties to minimize the customization and implementation processes of Twister-based solutions. These products are expected to increase the appeal of Twister to e-business participants and the probability that Twister will become the industry standard e-services software platform. Our emphasis on both platform technology and application technology gives us a competitive advantage over providers that offer one or the other, but not both, technologies.

 Expand our presence throughout Europe, North America and the Asia-Pacific region, through internal growth, joint ventures and strategic acquisitions

   We intend to establish a global presence through internal growth, joint ventures and strategic acquisitions. We have established subsidiaries and sales offices in 13 countries around the world outside of Germany. Our geographic expansion efforts will be affected by differences in the e-business environment, technology and the relative maturity of each targeted market. We seek to adapt to the unique conditions to each of these geographic markets by focusing on a market segment where we can quickly establish a leading position through internal efforts, joint ventures or acquisitions. In the United States, for example, we are focused, as our initial e-finance beachhead, on expanding the opportunities for the sale of corporate cash management software products based on the Twister platform. We market these products to banks which, in turn, can offer the cash management capabilities to their corporate clients. In Singapore, we now provide e-finance services to three of the leading banks.

 Continue to emphasize indirect sales through the strengthening and expansion of our network of business partners, including through joint ventures and value added resellers, consultants, system integrators and solution providers

   In recent years, we have shifted the emphasis of our marketing and sales activities away from direct sales, which include the provision of customized software products and services that yielded revenues from the provision of professional services, to indirect sales. Indirect sales involve the provision of standardized software packages to value added resellers and other distributors who:

  .  perform professional services, or

  . contract with or license software to others who will perform the customization or other services necessary to meet the end-user's needs.

We believe that indirect sales and licensing through third parties will give us the opportunity to increase revenues at a faster rate and at higher margins than we could through direct sales.

 Leverage our leading market position in the European e-banking services sector and technological leadership to position ourselves to take advantage of the development of other e-business segments and other aspects of e-business

   We believe that the participants in the e-banking sector are at the forefront of the development of e-business. We will seek to use our resources to strengthen our position as a leading developer and seller of e-banking software and solutions to European banks, insurance companies and other financial institutions, and

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to take advantage of our leading position as an established brand in e-banking to capture opportunities in other rapidly growing e-business sectors. We will seek to diversify into other e-business sectors as opportunities arise for collaboration with our distribution and joint venture partners in the countries in which we do business.

Products

 Twister

   We design, develop, market and support Twister--an electronic services software platform--and related software applications which enable businesses to build e-front offices. E-front offices form the basis for all customer-focused business models that include the offering of products and services through both electronic and traditional distribution channels. E-front offices present an entirely new organizational approach to the convergence of traditional business and new electronic communication media.

   Twister integrates the benefits of various platform concepts into one model. In effect, the Twister platform and its standard components create a comprehensive infrastructure for e-front offices through which a variety of electronic and traditional distribution channels can be integrated.




          ready-to-run components of e-front offices which complement Twister by providing various functionalities relating to customer contact tracking, data warehousing, decision support, personalization and workflow

                              Application Services

               Customer                             Enterprise
             Interaction        Enterprise         Application
Channels       Services     Application Server     Integration    Back-Office
              (Gateways)                             Services
                                                   (Accessors)

                            provides services such as scalability,
                            distribution, security and transaction
                            handling

provide connectivity and interactive      facilitate integration of back-office
capabilities, and infrastructure for the  systems and generate the basis for
e-front office software applications      the development of new business
                                           processes and software logic in
                                           the e-front office

   Twister gateways provide a secure, application-specific interface between the Twister platform and the various electronic communication channels, such as personal computers, mobile telephones, call centers, personal digital assistants and WebTV. Client requests are interpreted and transferred in the acceptable format to the appropriate Twister application components. The standard Twister gateways include:

  . X.Presso 3.5, which provides a secure 128-bit encrypted Internet connection;

  . SMS and WAP gateways, which integrate Twister with the mobile telephone industry Short Message Service standard and with the wireless application protocol that enables mobile telephones to provide services similar to the world wide web;

  . OFX, HBCI and Star Money gateways, which integrate Twister with the U.S. banking industry Open Financial Exchange or OFX standard, the German banking industry alternative Home Banking Computer Interface or HBCI standard and the Star Money Personal Finance Management;

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  .  COM, which integrates Twister with the Microsoft Component Object Model-
     based software applications;

  . SAP R/3, which integrates Twister with the SAP R/3 enterprise resource planning system;

  . SET, which allows Twister to be used for the reception of Secure Electronic Transaction messages for payment transactions; and

  . Interactive Voice Response, which allows Twister to be connected to interactive voice systems, which are an integral part of call centers.

   Twister accessors are preconfigured software modules that provide access to the various elements of a business' computer systems. Using accessors, business functions or objects existing in those elements can be extracted and then recombined as required. These extracted functional modules can be used in the business' specific applications and thus, simultaneously, on various electronic communication channels. Our standard Twister accessors include Oracle 7, Oracle 8, Informix, Sybase, MS SQL Server, DB/2, SAP R/3, BTX, MQ Series, Mail LDAP, S.W.I.F.T., Kordoba, Reuters, and Micrologica Call Center Connector. These accessors form the basis for other application-specific accessors.

   Twister application services. As part of our Twister platform, we provide two software utility applications. These enhance functionalities of all software applications using Twister to interact with consumers, by allowing them to provide additional services. Twister application developers can build on these components when developing further e-business software applications. Our application services include:

   X.Agent provides a combination of telephone counseling and visual support as a new form of communication. It enables call center and web site functions to be merged, resulting in a web-based, one-on-one connection between a business and its customers; and

   Vignette Story Server Plugin integrates the Vignette Story Server into our Twister platform. Vignette Story Server allows businesses to personalize information provided to targeted customers. Because the integration of Twister and Vignette solutions involves a standard Twister component, our customers can quickly offer these personalized services over the Internet. For example, banks could provide a customer with personalized news, quotes and market events.

 Twister Development Tools

   To enable our customers and distribution partners to more easily develop their customized software applications, we have developed:

   Twister Development Toolkit, which enables our business partners and our customers to easily develop additional Twister components--either gateways or accessors--to connect to application- or industry-specific communication channels or back-end systems; and

   Twister Component Builder for SAP R/3, which enables automatic generation of software applications for SAP R/3, a widely used enterprise resource planning system, to achieve a seamless integration of SAP R/3 modules into existing information technology environments on a technical and business level.

 Twister Applications and Packages

   We plan to offer our Twister platform with a variety of standardized software applications. Because of Twister's modular architecture, these applications will be capable of being freely combined to facilitate access to additional electronic communication channels.

   Brokerage and Banking. As part of the standardized application packages for e-brokerage services, we will offer integrated components for brokerage service providers on the basis of the Twister platform. These components will complement the financial institution solutions that we have marketed to banks. The brokerage

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modules will include functions such as portfolio management and analysis, securities trading and reporting services. These functions will enable clients to be informed automatically by the software that a transaction is ready to be completed, subject to the client's authorization. For example, a brokerage firm client can be notified by this application when a previously designated price for a security has been reached. We are developing these application packages on the basis of our experience in the e-banking sector and our expertise and specialized banking products gained through the acquisition of Fernbach Financial Software S.A. We have developed and tested a prototype of these modules and are working on further improvements to their design. We expect to launch these modules later this year.

   Cash Management. Through our acquisition of TST, we have acquired cost-effective applications that allow banks to provide cash management services to their middle market and small business customers. We are working on additional improvements to the design and functionalities of these applications to secure full compatibility of these stand-alone applications with our Twister platform. We expect that we will complete these enhancements later this year. The Internet-based cash management products that we offer include: balance reporting, stop payments, money market investment services and account transfers. Our customers using this application include six of the largest twenty U.S. banks: Bank of America, The Chase Manhattan Bank, SunTrust, Wells Fargo, U.S. Bank and First Union Bank.

   Payment. X.PAY provides a modular-built payment system based on Twister. It supports the standard for electronic payments, provides convenient user guidance, permits the use of all methods of electronic payments and is certified for use with the Secure Electronic Transmission messages standard. X.PAY supports the processing of direct debit payments as well as payments by credit or debit cards. Our customers using this application include Pago International and TeleCash, German electronic payment system providers; DBS, a Singapore bank; and the Swiss Postfinance. We are working on additional enhancements to the design and functionalities of this system to allow electronic payment over mobile telephones. We expect that we will complete these enhancements later this year.

   To simplify the marketing of Twister, we have preconfigured several gateways and accessors. These provide specific, standardized solutions for banks, brokerage firms and insurance companies.

   X.PRESSO security package 3.5 is a secure online gateway for Twister that allows for highly secure data exchange over the Internet between businesses using Java based applications and their clients. This gateway is compatible with the following widely accepted web servers:

   .  Netscape Enterprise Server,

   .  Microsoft Internet Information Server and

   .  Stronghold.

   The X.PRESSO security package can optionally provide 128-bit encryption for the communication with the X.PRESSO Java classes. The security protocol SSL 3.0 (Secure Sockets Layer) allows secure communication. The security features of this gateway support encryption, message integrity, and client and server authentication. In 1998, the German Federal Authority for Security of Information Technology certified the security features of the X.PRESSO security package 1.3.

   On July 15, 1997, the U.S. Department of Commerce, Bureau of Export Administration, granted to us an export license for the X.PRESSO security package, under which we may distribute this product worldwide from the United States. This export permit will expire on July 31, 2001 unless renewed or extended.

   We were also granted a license exception for the X.PRESSO Transaction Applets, one of the components of this gateway. On December 2, 1998, the French governmental body, Service Central de la Securite des Systemes d'Information, or SCSSI, authorized the so-called collective use of the X.PRESSO security package 1.3 by French financial institutions. This authorization will expire on November 27, 2003 unless renewed or extended.

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   X.HBCI Banking is a gateway that supports the Home-Banking Computer
Interface or HBCI-standard, standard protocol for home-banking recently adopted by the German banking industry as an alternative to OFX, a U.S. banking standard for the electronic exchange of financial information developed by Checkfree, Intuit and Microsoft. X.HBCI Banking allows customers to make transfers, balance inquiries, standing orders and fixed-term deposits; to obtain security account balance information; to transfer orders abroad; to schedule appointments and to order bank forms. Additional services may easily be added due to its modular architecture. X.HBCI Banking also supports industry standards for authentication, safeguarding of integrity of transactions and encryption.

   X.OFX Banking is a platform-independent software application that supports the Open Financial Exchange or OFX-standard Version 1, the U.S. home e-banking standard jointly developed by Checkfree, Intuit and Microsoft in cooperation with several U.S. banks. OFX provided a uniform interface for bank customers as well as developers of home-banking software for communication with financial services providers.

Services

   We provide two types of services: professional services and customer support.

 Professional Services

   Our professional services include: project-oriented consulting, design and programming services related to the integration of a company's information technology systems with various electronic communication channels. In the initial phase, we advise companies on the feasibility and range of potential projects. We then adapt our products to our customers' individualized needs. During the installation phase, we adapt the customers' information technology systems to enable the connection to electronic communication channels and, if necessary, to further improve these systems. Our professional services staff works closely with our various product divisions.

 Customer Support

   We offer various types of customer support services. Under our standard service contracts, we offer world- wide support for the users of our standard software, our customized software products, and software products provided by third parties that are based on our products. We provide companies with software updates. Software problems are diagnosed online and maintenance work is performed at the company's premises. Our training center supports companies and our distribution partners in the training of their help desk employees, system administrators and system integrators, who must have an understanding of our products. Following the installation of our software, we provide a framework for defining operating procedures, developing surveillance systems for systems operators and implementing fault information systems.

Marketing

   Our marketing efforts are directed at rapid global market penetration to establish Twister as the worldwide standard for conducting e-business operations. We intend to use our position as a recognized brand name in the e-banking market to establish a presence in other markets for e-finance services as well as other e-business sectors.

   We rely on a strategy of reference marketing to develop new clients. When entering into a market, our sales staff concentrates on the acquisition of key customers and projects. Since businesses intending to offer products and services through electronic communication channels typically are looking for quick and easy-to-install applications, in the initial marketing phase we concentrate on presenting industry specific applications to key participants in the relevant industry sector. We emphasize flexible access to the entire range of electronic communication channels at a reasonable cost. Once key participants and projects are acquired, we use a more comprehensive marketing campaign to attract other customers using our existing clients as reference.

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   In our broader marketing campaigns, we focus on two levels. First, we emphasize the immediate and the mostly technological benefits of using our platform and applications for the speedy deployment of mission-critical e-business solutions. Second, we focus, based on our in-depth understanding of the end-user's or a consumer's ultimate needs, on the business opportunity and cost savings that our products have the potential to offer.

   To broaden our brand name recognition, we use a variety of channels, including advertising in print media, participation in key industry trade shows and our web site. We target all market segments of e-finance, such as retail banking, brokerage, corporate banking, payment, and insurance industry.

   Banking sector (corporate banking and retail banking). The last decade has been characterized by a fundamental change in the financial services industry. The widespread use of fixed line and mobile telephones, personal digital assistants and personal computers, as well as the emergence of the so-called executable-content-technologies such as Java and ActiveX, enable banks to make greater use of electronic communication channels. These channels allow banks with the opportunity to provide more efficient and convenient banking services, at reduced costs. While the cost per banking transaction processed by a branch of a bank was estimated at around $1.07, transactions settled over the telephone are estimated at 54 cents and transactions completed over the Internet are estimated at 1 cent. As new competitors, relying on electronic channels--such as Interactive Voice Response and Internet Banking--offer cost-efficient products, and are thus in a position to compete with established financial institutions, the pressure to use new channels is expected to increase.

   We have benefitted from this trend in Germany and intend to establish a strong market position in other regional markets, such as other areas of Europe and in Asia.

   Brokerage services. The market for e-brokerage services in Europe is still developing. To take advantage of the future opportunities in this market, we are developing a comprehensive brokerage services application package that will provide individual investors to enjoy the same trading and analysis capabilities that are now generally available in Europe only to institutional investors.

   Cash Management. We expect to see a fundamental change in how businesses will conduct cash management activities. In 2004, the business market for cash management systems is expected to reach $80 billion. In offering cash management products, we have focused primarily on the United States, where we used the acquisition of a cash management software developer as the vehicle for our entrance into the U.S. e-services market. We intend to make full use of the experience and knowledge acquired in the U.S. market and penetrate other regional markets for cash management software.

   Payment services. With the increasing adoption of electronic payment, we expect a growing demand for further improvement of the payment infrastructure. Consequently, we expect that the number of businesses using our X.PAY product will also increase.

   Insurance industry. We believe that competitive pressures in the insurance sector will stimulate the online distribution of insurance services. The costs to insurance companies in advising clients and entering into insurance contracts have been estimated at being 20% lower when incurred over the Internet than when incurred through traditional channels. Because of these estimated savings, we expect that the demand for our products in this industry sector will increase.

Distribution and Sales

   We distribute our products in three regions: Europe, Middle East and Africa, or EMEA; the Asia-Pacific region; and North America. Within each region, we have established sales offices or subsidiaries. On February 1, 2000, our sales organization included 59 sales representatives, managers and pre-sale support staff. Our sales personnel is located in Germany, the United States, Luxembourg, the United Kingdom, Austria, the Netherlands, France, Sweden, Switzerland, Singapore, Hong Kong, Australia and Japan.

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   Besides using direct sales and joint ventures, we also use distribution partners to market and sell our products. Our distribution partner programs are managed from our headquarters in Stuttgart as well as through our local sales operations. Our distribution partners include:

  . Twister System Integrators and Solution Providers, who offer to our customers additional services as well as complementary software and hardware. These providers act as the principal interface with the business customers up to the delivery of the solution. These providers also sell Twister licenses and benefits as well as professional services related to the Twister implementation;

  . Twister Consulting Partners, who offer consulting services in specific industry sectors. In contrast to Twister solution providers, consulting partners do not resell Twister products; and

  . Twister Application Providers, who are value added resellers and who integrate their own applications with the Twister platform and develop new gateways and accessors. Twister application providers enhance the Twister platform by adding additional functionalities such as new processes, functions and industry knowledge. Twister application providers are able to offer complete e-business solutions by integrating their applications with Twister using the Twister development tools. Twister offers them access to a range of electronic communication channels and back-end connectivity by focusing on their core competence in developing their applications. They also benefit from Twister's openness and scalability. The application providers also act as resellers of Twister products.

   We are attempting to develop additional partner programs that will attract opinion leaders, such as consulting or technology companies, to broaden the industry support for our platform.

   We will seek to create a network of component suppliers to develop industry- and region-specific software applications for Twister. Our distribution partner programs are also directed at establishing lasting business relationships with suppliers of products complementary to Twister. We act as a reseller for the products of our distribution partners and we receive a selling commission for our reselling activities. This commission is based on the sales volume generated by us.

   Our business partners include Sun Microsystems Inc., Hewlett-Packard, IBM Deutschland Informationssysteme, debis Systemhaus, KPMG, Intershop, Micrologica, Faktum, Telecash, IDS Scheer, PAGO id2, Siemens Business Services, Bull Information Systems, Bosch Telecom, Intel, Periphonics, SAP, Roccade Finance, SOPRA, PricewaterhouseCoopers, Information Mosaic, CMA Comedia and Deloitte Touche Tomatsu Australia.

Research and Development

   Our research and development department consists of:

  . the Twister division--which focuses on the further development of Twister; and

  . the commerce systems and financial systems divisions--which both focus on the development of software applications for specific targeted industry sectors.

These three development divisions are responsible for the complete lifecycle of their product components. These divisions also are responsible for quality assurance, program management, technical documentation and product management. The research and development department facilities are located in Germany, Hungary and the United States. Our expenses for research and development amounted to approximately:

  .  DM 8.7 million for the fiscal year ended June 30, 1999;

  . approximately DM 17.6 million for the twelve months ended December 31, 1999; and

  . approximately DM 6.9 million for the twelve months ended December 31, 1998.

   As of December 31, 1999, our research and development department employed 189 staff members. To ensure the compliance of our products with market requirements, the department closely cooperates with our

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professional services staff as well as with the product marketing unit of our marketing department. We generally seek to integrate innovations developed within the framework of client projects into our standard software products and thus, attempt to retain intellectual property rights to the broadest extent possible, and attempt to avoid exclusive licenses to clients for which specific applications have been developed.

Intellectual Property

   Our success and ability to compete depend to a significant degree on our proprietary technology. We rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights and information. This affords us only limited protection. It is our policy to not allow a third party access to our confidential intellectual property. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy different aspects of our products or obtain and use information that we treat as proprietary.

   Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our products exists, software piracy can be expected to be a persistent problem. The laws of some foreign countries also do not protect our proprietary rights to the same extent as the laws of the United States or the laws of the Federal Republic of Germany. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology.

   Generally, it is our policy to enter into non-disclosure agreements with our employees, distributors and other business partners and to control and to limit access to and distribution of our software, documentation and other proprietary information. However, we cannot assure you that the non-disclosure agreements would survive a legal challenge to their validity or provide significant protection. We have not generally executed post-contractual non-competition agreements with employees, since we believe that this type of contractual restraint would hinder our recruiting efforts.

 Patents

   We received a patent covering our core Twister technology from the German Patent Office on May 31, 1999. We filed a subsequent patent application for this technology with the United States Patent Office on February 2, 1999, which is pending.

   On October 28, 1997, we filed a patent application in Germany for our methodology for digital authentication of messages sent over telephone networks, or SMS banking. On December 28, 1999, we applied for registration of a utility model under German law to protect our technology for the process of validating e-business transactions. Both applications are pending.

   We cannot assure you that our patent would survive a legal challenge to its validity or provide significant protection. Also, we cannot assure you that we will be issued patents under any of our pending applications.

 Trademarks

   In Germany, we have registered or applied for registration of the following trademarks:

   .  Twister;

   .  BROKAT;

   .  X.PRESSO Security Package;

   .  X.PRESSO (without addendum);

   .  X.Agent;

   .  X.PAY;

   .  X PAY and XPAY in each case a word-trademark; and

   .  the BROKAT logo and esign, a word/device-trademark.

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   Most of these trademarks have also been registered or filed in central and western Europe as well as the United States, Canada, Singapore, Australia, Japan, Malaysia and Thailand. We have also filed an application for a community mark for the esign word/device trademark with the EU Office for Harmonization in the Internal Market.

 Licenses

   For the development and production of our products, we use two licenses in respect of RSA and IDEA, encryption algorithms commonly used in the industry. Under the licensing agreements, the licensors are not entitled to terminate the agreements as long as we pay the agreed licensing fees and are not in breach of any other contractual arrangements. Encryption algorithms may also be drawn from other sources.

   We generally do not provide exclusive licenses to use our products. We issue exclusive licenses for client- specific adaptation programming only if the relevant adaptations are in fact so client-specific that they could not be put to use in relation to other clients.

 Coexistence Agreements and Other Intellectual Property Matters

   We have entered into a coexistence agreement with RSL COM, a parent company of Twister Communications Network, a company located in the United States which is active in the call-back business. The agreement allows us to use the Twister trademark in our software business and in the field of mobile digital signatures.

   The Twister trademark is in conflict with the Type Twister trademark registered by Adobe Systems for desktop publishing purposes. We have negotiated a coexistence agreement, but it has not been signed by Adobe.

   Following objections from France Telecom and co-ex GemPlus, our X.PRESSO trademark application with the competent European Union authority has been temporarily suspended. We are in the process of negotiating a coexistence agreement.

   Following objections from ESIGN AG, a German company active in the development of video screen three-dimensional solutions, our esign trademark application in the EU Office for Harmonization in the Internal Market has been temporarily suspended. We are attempting to negotiate a coexistence agreement.

   Except as discussed above, we are not aware that any of our products infringe upon the proprietary rights of third parties. We cannot assure you, however, that third parties will not claim infringement by us related to current or future products. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. These claims, with or without merit, could result in costly litigation that could absorb significant management time or cause product shipment delays, as well as delays in the marketing and sales of our products which could have a material adverse effect upon our business, financial condition and results of operations. These claims may require us to enter into royalty or licensing agreements which may not be available on terms acceptable to us or at all, which could have a material adverse effect upon our business, financial condition and results of operations.

Competition

   The market for our products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Our products are targeted at the emerging market for e-business software and our competitors are diverse and offer a variety of solutions directed at various segments of the e-business market. We distinguish ourselves from the majority of our competitors by a combination of factors, which include the simplicity, security, reliability, scalability and openness of our products. However, we expect the competition in the market for e-business software from existing and new software developers to grow further.


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   We compete with suppliers of e-business software platforms and software applications. Our potential clients may also develop their own e-business solutions.

   Our main competitors include:

  . Platform developers such as BEA Systems Inc., New Era of Networks Inc., IBM and Tibco Finance Technology Inc.; and

  . Application developers such as BroadVision, Inc., Open Market, Inc. and S-1 Corporation.

   BEA Systems Inc. and IBM are generally viewed as the dominant competitors in the global e-business software platform market.

   Based on our market share of approximately 40%, we are a dominant participant in the European e-banking sector. S-1 Corporation is generally viewed as the dominant competitor in the e-banking sector in the United States.

   Several competitors have longer operating histories, greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers than we do. Our competitors have, and other potential competitors may have, well-established relationships with current and potential customers and strategic partners of ours, extensive knowledge of the e-business software industry and the resources to enable them more easily to offer a single solution. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products, than can we.

   We also expect that competition will increase because of software industry consolidation. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our prospective customers. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, which could have a material adverse effect on our business, financial condition and operating results. We cannot assure you that we will be able to compete successfully against current and future competitors or that competitive pressures faced by us will not materially and adversely affect our business, financial condition and results of operations.

Employees

   We employed the following number of employees as of June 30, 1997, 1998 and 1999, December 31, 1999 and March 31, 2000:

                                           As of June 30,    As of       As of
                                           -------------- December 31, March 31,
  Category                                 1997 1998 1999     1999       2000
  --------                                 ---- ---- ---- ------------ ---------
Professional Services.....................  50   97  186      217         195
Sales and Marketing.......................  19   39   98      120         152
Research and Development..................  11   72  178      189         201
Finance and Administration................  13   25   50       62          35
                                           ---  ---  ---      ---         ---
  Total...................................  93  233  512      588         643
                                           ===  ===  ===      ===         ===

   Of the total number of our employees, as of March 31, 2000, 412 are located in Germany, 59 are located in Europe outside of Germany, 113 are located in North America and 59 are located in the Asia/Pacific region.

Real Property

   We do not own any real estate, but lease all of our facilities. Our principal administrative, research and development, marketing and sales facilities total approximately 8,245 square meters and are located in one building in Stuttgart, Germany. We also have research and development facilities near Atlanta in the United States, and administrative, sales, marketing and customer service facilities near Atlanta in the United States; Doelzig, Paderborn, Munich, Cologne and Wilhelmshaven, Germany; Singapore; Luxembourg; London, United Kingdom; Zurich, Switzerland; Vienna, Austria; Budapest, Hungary; Sydney, Australia; Hong Kong, China; Tokyo, Japan; Paris, France; Stockholm, Sweden; and Tel Aviv, Israel.

Legal Proceedings

   We are not a party to any legal proceedings that we expect to have a material adverse effect on our business, operating results and financial condition.

                                   MANAGEMENT

   In compliance with German law governing a stock corporation, we have a management board and a supervisory board. The two boards are separate and no individual may simultaneously be a member of both boards.

   In carrying out their duties, members of both the management board and the supervisory board must exercise the standard of care of a diligent and prudent businessperson. In complying with this standard of care, board members must take into account a broad range of considerations, including our interests and those of our shareholders, employees and creditors. The members of the management board may also be personally liable for some violations by BROKAT under the German Stock Corporation Act.

Management Board

   The present members of our management board, their ages, current positions and terms of appointment are:

                          Member
        Name              since    Term expires    Age       Current Position
        ----              ------ ----------------- --- ----------------------------
Mr. Stefan Roever.......   1994  February 28, 2003  35 Chief executive officer and
                                                       management board
                                                       spokesperson

Dr. Boris Anderer.......   1994  February 28, 2003  41 Management board co-
                                                       spokesperson

Mr. Michael Janssen.....   1996  February 28, 2003  34 Management board member and
                                                       chief financial officer

Mr. Achim                  1994  February 28, 2003  34 Management board member and
 Schlumpberger..........                               head of Twister Development
                                                       Division

Mr. Michael Schumacher..   1994  February 28, 2003  38 Management board member and
                                                       head of Financial Systems
                                                       Division

Mr. Angelo Maestrini....   1999  October 1, 2003    39 Management board member and
                                                       chief operating officer

   Stefan Roever is our chief executive officer and spokesperson of the management board. Mr. Roever is in charge of the implementation of our strategic goals and corporate communications. He studied business administration and law. As a student, he worked as an independent systems developer. In 1992, he founded Roever Software GmbH where he was responsible for software consulting and project management until 1995. Mr. Roever has been one of the managing directors of BROKAT since 1994.

   Dr. Boris Anderer is the co-spokesperson of the management board. He is responsible for the strategic development of BROKAT and for implementing special projects, such as our current contemplated expansion of the United States operations. Dr. Anderer is a graduated physicist. On a scholarship from the Kernforschungszentrum Karlsruhe he received a doctorate in physics in 1989. Dr. Anderer was employed between 1990 and 1994 as a management consultant at McKinsey & Company. He has been one of our managing directors since 1994.

   Michael Janssen is a member of the management board and has served as our chief financial officer since 1996. Mr. Janssen has a masters degree in business. Both before and during his formal studies in Tuebingen and the United States, he was trained as a bank apprentice and was employed as the assistant to the managing director at the Direkt Anlage Bank GmbH and the Hypo EDV Dienstleistungen fuer Banken GmbH.

   Achim Schlumpberger is a member of the management board and the head of the Twister Development Division. Mr. Schlumpberger is a state certified computer scientist and first worked as a computer consultant. In 1989, he became an independent systems analyst through the sole proprietorship "AS
Systemanalysen." He has been one of our managing directors since 1994.

   Michael Schumacher is a member of the management board and the head of the Financial Systems Division. He is a graduated medical computer scientist. After completing his university degree, he became an independent computer consultant and systems analyst in 1990. He has been one of the managing directors of BROKAT since 1994.

   Angelo Maestrini is a member of the management board and has served as our chief operating officer since October 1999. He is responsible for all customer-related business activities, comprised of sales, marketing, professional services and customer support, and, in particular, for the establishment and management of our international business. Before joining BROKAT, Mr. Maestrini was senior vice president (international) at Optika Inc., a leading United States provider of e-commerce solutions.

   The management board is responsible for managing our day-to-day business according to the Stock Corporation Act, our articles of association and the rules of procedure for the conduct of the affairs of the management board adopted by the supervisory board. In the rules of procedure, the supervisory board described the allocation of responsibilities of the members of the management board and provided a list of important issues and important matters which require the supervisory board's prior consent, such as borrowing or lending of material amounts, participation in joint ventures, making investments in other enterprises, the establishment of subsidiaries and transactions involving a change in control of BROKAT.

   The supervisory board has the power to determine, appoint and remove members of the management board in compliance with the Stock Corporation Act. The members of the management board are appointed by the supervisory board for a maximum term of five years. They may be re-appointed or have their term extended for additional five-year terms. The supervisory board may remove a member of the management board before expiration of his term if he commits a serious breach of duty or is incapable of carrying out his duties or if there is a genuine vote of no confidence at the shareholders' meeting.

   If only one member of the management board is appointed, then that member alone will represent us. If more than one management board member is appointed, then we shall be represented jointly by two management board members or by one management board member acting with the holder or holders of a special power of attorney. Recently, our management board has designated several employees of BROKAT to be granted a special power of attorney. Under the articles of association, the supervisory board may grant sole power of attorney to one, to several, or to all members of the management board.

   The management board must report regularly, and in no event, less than once every quarter, to the supervisory board. However, there is information on the status of our business which must be reported on a monthly basis. Under the articles of association, the management board is generally required to report on the current status of our business and business prospects, as well as on any issues of fundamental or unusual concern. The supervisory board is also entitled to request special reports at any time.

   Our management board consists of six members. The members of the management board can be contacted at our offices in Stuttgart.

Supervisory Board

   The members of the supervisory board, their ages, the expiration of their terms and principal occupations are:

          Name             Member since    Term expires  Age Function  Principal Occupation
          ----           ----------------- ------------- --- -------- ---------------------
Mr. Falk F. Strascheg...   April 1, 1998     May 2002     59 Chairman Managing director
                                                                      Technologieholding VC
                                                                      GmbH Munich

Dr. Hermann Wundt.......   April 1, 1998     May 2002     56 Deputy   Attorney at law, Tax
                                                             Chairman advisor, Accountant

Mr. Ernst G. Mayer......   April 1, 1998     May 2002     46 Member   Managing director,
                                                                      Technologie
                                                                      Beteiligungs-
                                                                      Gesellschaft mbH

Prof. Dr. Wolfgang          May 5, 1998      May 2002     48 Member   Professor of business
 Koenig.................                                              administration,
                                                                      Universitaet
                                                                      Frankfurt am Main

Ms. Angelika Pohlenz....   April 1, 1998     May 2002     51 Member   Secretary General,
                                                                      International Chamber
                                                                      of Commerce

Dr. Peter Page.......... November 18, 1999 November 2003  60 Member   Consultant, Former
                                                                      management board
                                                                      member of Software AG
                                                                      and Siemens AG

   The principal function of our supervisory board is to advise and supervise the management board without being involved in the conduct of day-to-day transactions. The supervisory board has comprehensive monitoring functions and is also responsible for appointing and removing the members of the management board. Although the supervisory board may not make management decisions, it may determine that there are types of transactions which require its prior consent, and the rules of procedure provide that some affairs, operations and major transactions, such as large capital expenditure items, require the prior consent of the supervisory board. To ensure that the functions of the supervisory board are carried out properly, the management board must regularly report to the supervisory board on current business operations and future business planning.

   According to the articles of association, the supervisory board consists of six members elected by a majority of our shareholders at a shareholders' meeting in compliance with the provisions of the Stock Corporation Act. The members of the supervisory board are each elected for a fixed term of approximately five years, unless the shareholders' meeting determines a shorter tenure for particular members or for all members elected. This term expires at the shareholders' meeting to approve the actions taken by the supervisory board during the fourth fiscal year following its members' election. However, the fiscal year in which the term begins is not counted for these purposes. Supervisory board members may be re-elected by a majority of the shareholders. Except for Dr. Page, whose term expires in 2003, the current members of the supervisory board are subject to re-election in fiscal 2002.

   A member of the supervisory board may be removed by the shareholders by a majority of at least three quarters of the votes cast at a duly held shareholders' meeting. The supervisory board appoints a chairperson and one or more deputy chairpersons from among its members for the current term of office following the shareholders' meeting at which the supervisory board members were elected. The election of the chairperson and deputy chairpersons is held at a non-specially convened meeting in compliance with the provisions of the Stock Corporation Act. The election of the chairperson and the first deputy chairpersons requires a majority vote. Should the chairperson or the deputy chairpersons resign from their position before the end of their tenure, the supervisory board shall hold a new election for the statutory term of office remaining after the resignation.

   Unless otherwise provided for by applicable law, resolutions of the supervisory board are passed by a simple majority of the votes cast. A majority of the supervisory board members must be present at the supervisory board meeting to constitute a quorum. If a supervisory board vote results in a tie, then the vote of the supervisory board's chairman shall be decisive.

   The members of our supervisory board can be contacted through our offices in Stuttgart.

Management and employee incentive arrangements

 Compensation

   The aggregate amount of compensation paid by us to the members of our management board in the six months ended December 31, 1999 amounted to approximately DM 770.0 thousand. Between 20% and 25% of the total remuneration paid to the members of the management board depends on their achievement of performance targets, which are defined by particular qualitative criteria, as well as our sales and profit. These targets are set annually by the supervisory board in compliance with German law.

   The supervisory board is also compensated for its activities. The articles of association provide that, at the end of each year, each member of the supervisory board receives a reimbursement of expenses as well as adequate renumeration. The May 7, 1998 shareholders' meeting passed a resolution to fix the aggregate remuneration of the supervisory board at DM 70.0 thousand. Value added tax shown in an invoice by, or a credit to, a supervisory board member is, over time, credited or reimbursed by BROKAT at the statutory rate applicable. The total compensation for our current supervisory board for the six months ended December 31, 1999 amounted to DM 35.0 thousand.

 Annual bonus scheme

   All of the members of the management board and all of our employees receive part of their salary in bonuses tied to revenue or other achievement targets.

 Employee stock option plans

   We have two employee stock option plans. The members of the management board and the supervisory board are not entitled to participate in these programs. The stock option plans were introduced as an additional incentive tool. They are also means of attracting and retaining experienced personnel and promoting our success by providing employees the opportunity to acquire common stock.

   On September 16, 1998, under our 1998 stock option plan, we have issued to our employees options to acquire approximately 1.2 million shares of our common stock. The option rights entitle the bearer to purchase our shares at a price of DM 21.33 per share, and vest in three installments approximately after two, three and four years.

   On December 15, 1999, under our 1999 stock option plan, we have issued to our employees options to acquire approximately 1.2 million shares of our common stock. The option rights entitle the bearer to purchase shares in BROKAT at a price of DM 65.85 per share, and vest in three installments approximately after two, three and four years.

   Under both plans the options can only be exercised, if at specified dates, the increase in the value of our stock--based on a comparison of the average price of the shares during the last five trading days before the first exercise period against the strike price of the options--at least equals the performance of the Neuer Markt index.

   Our principal investors have issued 200,460 option rights for the purchase of our shares from their private holdings to several senior employees of BROKAT. These rights entitle the bearer to purchase shares at DM 4.15 per share. The options have been negotiated in February 1998, granted in August 1998, and vest ratably at the end of each of the next four years following the date of grant. There is no performance criteria for these options.

   In the course of the fiscal year ended June 30, 1999, the employees of one of our subsidiaries were given options to acquire our shares. These options were not granted by us, but pro rata by our shareholders using their own shares.

   On May 26, 2000, our shareholders approved the establishment of an employee participation program similar to our stock option programs with convertible bonds of up to euro 2.6 million and a corresponding conditional authorized capital increase to provide a sufficient number of shares for our employees who exercise their conversion rights under this program.

   Former management shareholders of an affiliated company have issued options for a portion of the BROKAT shares received in consideration of all of their shares of the affiliated company. These options were issued to the present employees of the affiliated company on July 26, 1999 per share, and entitle the holders to purchase up to 135,150 of our shares from the shareholders at a purchase price of DM 21.33 per share. The options vest ratably after approximately 1.5, 2.5 and 3.5 years and can only be exercised if similar performance criteria to the 1998 and 1999 options are met.

   All options from all programs not exercised after the last vesting period will expire.

   As of December 31, 1999, none of the outstanding options was exercisable. The options are scheduled to become exercisable between March 2000 and June 2004.

              MATERIAL RELATIONSHIPS AND RELATED TRANSACTIONS

License agreement with Fernbach Software S. A.

   Effective December 30, 1999, we entered into a license agreement with Fernbach Software S.A. The purpose of the license agreement is to give us the right to market the computer programs offered by Fernbach. The license is restricted to specific programs up to a value of DM 3.0 million; for each item ordered, we will be given a discount of 50% on the list price. In return, we paid a license fee of DM 3.0 million.

   The pre-paid purchase commitment of DM 3.0 million has been shown as a current asset even though all purchases under this agreement may not be made during the next twelve months. This pre-paid license fee will then be recorded as an expense in the fiscal year in which the license programs were acquired.

Transaction Software Technologies, Inc.

   Before the date of our acquisition of TST, we recognized sales with TST for software license of DM 753.0 thousand in the year ended June 30, 1999. These sales were not recognized in the year ended June 30, 1998.

MeTechnology Europe GmbH

   MeTechnology Europe GmbH is a 100% subsidiary of MeTechnology AG, Leipzig. Before the acquisition date of MeTechnology AG, we recognized sales with MeTechnology Europe GmbH for software license of DM 3.0 million in the year ended June 30, 1999. These sales were not recognized in the year ended June 30, 1998.

Haver & Mailaender

   The Stuttgart law firm Haver & Mailaender regularly performs services for BROKAT. The wife of our Chief executive officer works there as a partner. In her capacity as partner of the firm, Dr. Roever is not, however, involved in the matters relating to BROKAT. Charges for services performed by Haver & Mailaender are:

  . for the six months ended December 31, 1999 amounted to DM 251.0 thousand;

  .  for the year ended June 30, 1999 DM 301.0 thousand; and

  .  for the year ended June 30, 1998 DM 2.0 thousand;

while for the year ended June 30, 1997, there were no charges for services performed.

Tax advisory firm RWT Reutlinger Wirtschaftstreuhand GmbH and the related law firm Rechtsanwaltsgesellschaft RWT Anwaltskanzlei GmbH

   RWT regularly provides tax advice to us. The managing partner of RWT is the deputy chairman of our supervisory board, Dr. Hermann Wundt. Charges for services by RWT to us are:

  .  for the six months ended December 31, 1999 amounted to DM 53.0 thousand;

  .  for the year ended June 30, 1999 DM 351.0 thousand;

  .  for the year ended June 30, 1998 DM 62.0 thousand; and

  .  for the year ended June 30, 1997 DM 88.0 thousand.

   Our management believes that these related party transactions were under terms no less favorable to us than those arranged with other third parties because:

  . we obtained Fernbach licenses under the terms of their standard agreements with standard discounts;

  . we sold our licenses to MeTechnology and TST under the terms of our standard agreements with standard discounts; and

  . Haver & Mailaender and RWT provided their services to us based on their standard rates.

                              PRINCIPAL SHAREHOLDERS

   Our authorized share capital consists of 45,258,412 shares of common stock, of which 27,311,184 shares were issued and outstanding as of July 18, 2000. Shares issued and outstanding have an equivalent stated or par value of DM 1.96, or (Euro) 1.00.

   Our common stock trades on the Neuer Markt segment of the Frankfurt Stock Exchange under the symbol BRJ.

   The table below provides information about the beneficial ownership of the issued and outstanding shares of our common stock for: each person who owns more than 10% of our common stock; and for members of our management board as a group.

                                                             Amount   Percent of
                   Identity of Person or group                Owned     Class
                   ---------------------------              --------- ----------
      Members of the management board as a group........... 8,946,097   32.7%

                            DESCRIPTION OF THE NOTES

General

   For purposes of this section, the terms "we," "us," "our" and "BROKAT" refer only to BROKAT AG and not to our subsidiaries. All references in this section to "notes" refer collectively to the original notes and the exchange notes, unless the context otherwise requires.

   We issued the original notes and will issue the exchange notes under an indenture between us and The Bank of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. Copies of the indenture are available as explained in "Where You Can Find More Information."

   The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because the indenture, and not this description, defines your rights as an owner of an interest in the notes.

   In this section we use terms that are defined in the indenture and have meanings that may be different from their common meanings. For your convenience we have provided a glossary at the end of this section to describe the defined terms used in the indenture and in this section.

Brief Description of the Notes

   We issued the original notes and will issue the exchange notes in fully registered global form only, without coupons, in denominations of euro 1,000 and any integral multiple of euro 1,000, except that notes in definitive form may be issued in limited circumstances described in "Form of the Notes, Clearance and Settlement."

   We will treat any original notes that remain outstanding after the completion of the exchange offer as a single class of securities with the exchange notes for all purposes under the indenture. We will treat the registered holder of a note as its owner for all purposes.

 Principal, Maturity and Interest

   The notes:

  .  are our general unsecured senior indebtedness;

  .  are limited in aggregate principal amount to euro 125 million;

  .  will mature on March 31, 2010; and

  . will be repaid at maturity at their principal amount unless previously redeemed.

   Interest on the notes will:

  . accrue and be payable in cash at a rate of 11 1/2% per annum semiannually in arrears on March 31 and September 30 of each year, beginning on September 30, 2000 to holders of record on the immediately preceding March 15 and September 15;

  . accrue from the most recent interest payment date or, if no interest has been paid, from the date of original issuance of the notes; and

  . be computed on the basis of a 360-day year comprised of twelve 30-day months.

 Payments

   We will pay:

  . principal, interest and premium, if any, on the notes at our office or agency maintained for that purpose;

  . interest and premium, if any, at our option, by check mailed to the holders of the notes at their respective addresses in the register of holders of notes; and

  . principal on the notes, as long as notes are listed on the Luxembourg Stock Exchange, upon presentation and surrender of the notes at the office of the paying agent in Luxembourg;

provided that we must pay principal, interest and premium, if any, to the holders who have given us wire transfer instructions, by wire transfer of immediately available funds to the accounts specified by those holders.

   Until and unless we designate other offices, agencies or persons for purposes of the indenture, our office and agency, registrar, paying agents and transfer agents under the indenture will be those listed below:

  .  Principal executive office

     BROKAT AG

     Industriestrasse 3

     D-70565 Stuttgart

     Germany

  .  Registrar, principal paying and transfer agent

     The Bank of New York

     One Canada Square

     London E145AL

     United Kingdom

  .  Luxembourg listing, paying and transfer agent

     Kredietbank S.A. Luxembourgeoise

     43 Boulevard Royal

     L-2955 Luxembourg

   All references in this prospectus or the indenture to payments on or in respect of principal of, premium, if any, and interest on the notes, include applicable additional amounts and liquidated damages, if any.

Ranking and Security

   The notes are our general unsecured senior indebtedness. The notes will:

  . rank equally in right of payment with any of our existing and future senior indebtedness;

  .  rank equally among themselves;

  . rank senior in right of payment to any of our existing and future subordinated indebtedness;

  . be effectively subordinated in right of payment to any of our secured indebtedness as long as any of our assets serve as security for that secured indebtedness; and

  .  be effectively subordinated to all liabilities of our subsidiaries.

   The indenture permits us, subject to limitations, to incur substantial additional indebtedness, including secured indebtedness to which the notes would be effectively subordinated. See "Material Covenants--Incurrence of Indebtedness and Issuance of Preferred Equity."

   As of December 31, 1999, on a pro forma basis after giving effect to the offering and the application of the proceeds of this offering, we would have had:

  . no secured indebtedness to which the notes would have been effectively subordinated;

  . no amounts available for additional borrowing on a secured basis under our senior credit facilities, to which the notes would have been effectively subordinated;

  . approximately euro 1.8 million of additional indebtedness that would rank equally with the notes; and

  .  no additional indebtedness that would rank junior to the notes.

   We conduct a significant portion of our operations through our subsidiaries. We depend in part on the cash flow of our subsidiaries to meet our obligations, including our obligations under the notes. As of December 31, 1999, on a pro forma basis after giving effect to the offering, our subsidiaries had no material outstanding indebtedness other than intercompany indebtedness and trade payables. See "Risk Factors--We depend in part on our subsidiaries to repay our debt."

Additional Amounts

   We will make all payments on the notes without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (collectively, "taxes") imposed or levied by or on behalf of any relevant taxing jurisdiction unless the withholding or deduction of any of those taxes is then required by law. If any deduction or withholding for, or on account of, any taxes of any relevant taxing jurisdiction, will at any time be required on any payments we made on the notes, we will pay additional amounts necessary in order that the net amounts received by the holders of the notes or the trustee after the withholding or deduction, equal the respective amounts which would have been received in the absence of the withholding or deduction; except that we will not pay additional amounts payable with respect to:

  . any payments on a note held by or on behalf of a holder or beneficial owner who is liable for the taxes in respect of the note by reason of the holder or beneficial owner having some connection with the relevant taxing jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the relevant taxing jurisdiction) other than by the mere holding of the note or enforcement of rights under the note or the receipt of payments on the note;

  . any taxes that are imposed or withheld as a result of a change in law after March 28, 2000 where the withholding or imposition is by reason of the failure of the holder or beneficial owner of the note to comply with our request to provide information concerning its nationality, residence or identity or to make any declaration or similar claim or satisfy any information or reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction as a precondition to exemption from all or part of those taxes;

  . except in the case of our winding up, any note presented for payment (where presentation is required) in the relevant taxing jurisdiction; or

  . any note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder.

   We will also not pay additional amounts if the beneficial owner of the note would not have been entitled to payment of additional amounts had the beneficial owner been the holder of the note.

   Upon request, we will provide the trustee with documentation reasonably satisfactory to the trustee evidencing the payment of additional amounts. Holders may obtain, free of charge, copies of any of those documents from us and, as long as notes are listed on the Luxembourg Stock Exchange, from the paying agent in Luxembourg.

   We will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the notes or any other document or instrument referred to in the notes, or the receipt of any payments with respect to the notes, excluding any taxes, charges or similar levies imposed by any jurisdiction outside of the Federal Republic of Germany, the United States of America or any jurisdiction in which a paying agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the notes or any other such document or instrument following the occurrence of any event of default with respect to the notes.

Redemption

 Optional Redemption After March 31, 2005

   On or after March 31, 2005, we may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days' notice in cash at the redemption prices expressed as percentages of principal amount, presented in the table below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 31 of the years indicated below:

     Date                                                             Percentage
     ----                                                             ----------
     2005............................................................  105.750%
     2006............................................................  103.833%
     2007............................................................  101.917%
     2008 and thereafter.............................................  100.000%

 Optional Redemption Following Qualified Equity Offerings Before March 31, 2003

   Before March 31, 2003, we may on any one or more occasions, upon not less than 30 nor more than 60 days' notice, use the net cash proceeds of one or more qualified equity offerings to redeem up to 35% of the aggregate principal amount of the notes at a redemption price in cash of 111.50% of the principal amount of the notes, plus accrued and unpaid interest on the notes to the redemption date; provided that:

  . at least 65% of the aggregate principal amount of the notes originally issued, excluding notes held by us, our affiliates and our subsidiaries, remains outstanding immediately after the occurrence of the redemption; and

  . the redemption occurs within 60 days of the date of the closing of that qualified equity offering.

 Optional Redemption for Taxation Reasons

   We may redeem the notes, in whole but not in part, at any time upon not less than 30 nor more than 60 days' irrevocable notice at a redemption price equal to the sum of:

  .  the principal amount of the notes,

  . accrued and unpaid interest to the date fixed by us for tax redemption and

  .  additional amounts, if any, to the tax redemption date,

if we determine that, as a result of

  . any change in, or amendment to, the laws or treaties or any regulations or rulings promulgated under the laws or treaties of any relevant taxing jurisdiction affecting taxation, which change in, or amendment to, those laws, treaties, regulations or rulings becomes effective on or after March 28, 2000, or

  . any change in or new or different position regarding the application, administration or interpretation of those laws, treaties, regulations or rulings, including a holding, judgment or order by a court of competent jurisdiction, which change, amendment, application or interpretation becomes effective on or after March 28, 2000, we are, or on the next interest payment date would be, required to pay additional amounts, and we determine that such payment obligation cannot be avoided by us taking reasonable measures.

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   We cannot give a redemption notice earlier than 90 days prior to the earliest date on which we would be obligated to make tax payment or withholding if a payment in respect of the notes were then due.

   Before we give any redemption notice, we must deliver to the trustee an opinion of an independent tax counsel of recognized international standing to the effect that the circumstances referred to above exist. The trustee will accept such opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders.

 Selection and Notice

   If less than all of the notes are to be redeemed at any time, the trustee will select the notes for redemption:

  . in compliance with the requirements of the principal securities exchange, if any, on which those notes are listed, or

  . if those notes are not listed, using any method determined by the trustee to be fair and appropriate, subject to the applicable procedures of any clearing organization.

   We will not partially redeem the notes of euro 1,000 or less.

   We will give redemption notices as described in "Notices" at least 30 but not more than 60 days before the redemption date. Notices of redemption may not be conditional.

   If any note is to be redeemed in part, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. Upon cancellation of the partially redeemed original note, we will issue to the holder a new note in principal amount equal to the unredeemed portion of the note.

   Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of the notes called for redemption; provided, that we have deposited with the paying agent for the notes funds necessary to pay the applicable redemption price under the indenture.

 Mandatory Redemption

   There are no mandatory redemption or sinking fund payments for the notes.

Change of Control

   Upon the occurrence of a change of control, each holder will have the right to require that we repurchase all or any part (equal to euro 1,000 in principal amount and integral multiples of euro 1,000) of the holder's notes in a change of control offer on the terms described below. As long as the notes are listed on the Luxembourg Stock Exchange, all services linked to any repurchase will be available through the office of the paying agent in Luxembourg.

   Within 30 days following any change of control, we will give notice as explained in "Notices" in which we will describe the transaction or transactions that constitute the change of control and offer to repurchase the notes, under the procedures prescribed by the indenture and described in the notice, on the date specified in the notice. We will not schedule the change of control payment date earlier than 30 days or later than 60 days from the date the notice is given.

   We will comply with:

  . the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations, including the laws and regulations of any non-U.S. jurisdiction in which a change of control offer is made, and

   . the requirements of any securities exchange on which the notes are then listed.

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   If the provisions of any securities laws or regulations conflict with the change of control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be in breach of our obligations under the change of control provisions because of that compliance.

   On the change of control payment date, we will, if permitted by law:

  . accept for payment all notes or portions of notes properly tendered under the change of control offer;

  . deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes tendered; and

  . deliver or cause to be delivered to the trustee the accepted notes, together with an officers' certificate stating the aggregate principal amount of repurchased notes.

   The paying agent will promptly mail to each holder of tendered notes the change of control payment for the notes. The trustee will promptly authenticate and deliver new notes in denominations of euro 1,000 or integral multiples of euro 1,000 equal in principal amount to the unpurchased portion, if any, of the tendered notes. We will publicly announce the results of the change of control offer on or as soon as practicable after the change of control payment date.

   We will not be required to make a repurchase offer upon a change of control if a third party:

  . makes a change of control offer in the manner, at the times and otherwise in compliance with the requirements applicable to that change of control offer otherwise required to be made by us, and

  . purchases all notes validly tendered and not withdrawn in that change of control offer by making the applicable change of control payment.

   In the event of any takeover, recapitalization or similar transaction that does not involve a change of control, we will not be required to offer to repurchase or to redeem the notes. Our senior credit facilities or new credit facilities may prohibit us from purchasing any notes prior to the final maturity of indebtedness under the facilities. Any senior credit facilities or new credit facilities may also provide that some change of control events concerning us would constitute a default under those facilities. Other future credit or financing agreements or other agreements to which we may become party may contain similar restrictions and provisions. In the event a change of control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of necessary parties to the purchase of notes or could attempt to renegotiate, refinance or extinguish the agreements that contain the prohibition. If we do not obtain the consent or repay the borrowings, we will remain prohibited from purchasing notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture and may constitute a default under our senior credit facilities or any new credit facility.

   The definition of change of control in the indenture includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of us and our restricted subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require that we repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our restricted subsidiaries taken as a whole to another person or group may be uncertain.

   The existence of this right to require that we repurchase notes upon a change of control may deter a third party from acquiring us in a transaction which constitutes a change of control.

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Material Covenants

 Asset Sales

   We will not, and will not permit any of our restricted subsidiaries to, consummate an asset sale unless:

  . we or the restricted subsidiary receive consideration at the time of the asset sale at least equal to the fair market value of the assets or equity interests issued, sold or otherwise disposed of, as evidenced by a resolution of our board included in an officers' certificate delivered to the trustee; and

  . at least 85% of the consideration received by us or the restricted subsidiary in the asset sale is in the form of cash or cash equivalents.

   For purposes of this covenant the amount of:

  . any liabilities shown on our or the restricted subsidiary's most recent balance sheet, other than contingent liabilities and liabilities that are expressly subordinated in right of payment to the notes, that are assumed by an unaffiliated third party in connection with the asset sale under assumption, novation or other similar agreements that release us or the restricted subsidiary from any and all further liability on such liabilities; and

  . any securities, notes or other obligations received by us or the restricted subsidiary from an unaffiliated third party in connection with the asset sale that are contemporaneously, subject only to ordinary settlement periods not exceeding 10 business days, converted by us or the restricted subsidiary into cash or cash equivalents;

  will be treated as cash or cash equivalents.

   Within 270 days after the receipt of any net proceeds from an asset sale, we will, at our option, apply the net proceeds to:

  .  repay our senior debt;

  . repay any indebtedness, other than indebtedness that is by its terms subordinated to the notes and, in the case of any revolving indebtedness, correspondingly permanently reduce revolving borrowing commitments with respect to that revolving indebtedness;

  . the acquisition of a majority of the assets or voting stock of a permitted business;

  .  the making of capital expenditures; or

  . the acquisition of other assets that are used or useful in a permitted business.

   Pending the final application of any net proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest the net proceeds in any manner not prohibited by the indenture. Any net proceeds from asset sales that are not so applied or invested will be treated as excess proceeds.

   On the earlier of:

  .  the 271st day following an asset sale; or

  . the earlier date, if any, on which our board determines not to apply the net proceeds of the asset sale in the manner described in the preceding paragraph,

  the aggregate excess proceeds which have not been applied as described in the preceding paragraph will be used to make an asset sale offer on a pro rata basis to:

  .  all holders of the notes, and

  . all holders of other indebtedness of us or any restricted subsidiary that is not by its terms expressly subordinated in right of payment to the notes to whom an asset sale offer or similar offer is required to be made under the terms of the instruments governing the other indebtedness.

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   Notwithstanding the foregoing, we may defer the asset sale offer until aggregate excess proceeds exceed euro 5.0 million. If any excess proceeds remain after consummation of an asset sale offer, we may use the excess proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of indebtedness tendered into such asset sale offer exceeds the amount of excess proceeds, the trustee will select the notes and other indebtedness to be purchased:

  . in compliance with the requirements of the principal securities exchange, if any, on which the notes are listed, or,

  . if the notes are not listed, on a pro rata basis, subject to the applicable procedures of any clearing organization,

among the holders of notes and, if applicable, the other indebtedness based upon the aggregate outstanding principal amount or accreted value of the notes and the other Indebtedness. Upon completion of an asset sale offer, the amount of excess proceeds will be reset at zero.

 Restricted Payments

   We will not, and will not permit any of our restricted subsidiaries to, directly or indirectly, make or pay any restricted payment, unless at the time of and after giving effect to the restricted payment:

     (1) no default or event of default will have occurred and be continuing or would occur as a consequence of the restricted payment; and

     (2) we would, at the time of the restricted payment and after giving pro forma effect to the restricted payment as if the restricted payment had been made at the beginning of the applicable four quarter period, have been permitted to incur at least euro 1.00 of additional indebtedness, other than permitted indebtedness, under the fixed charge coverage ratio test described in the first paragraph of "Material Covenants--Incurrence of Indebtedness and Issuance of Preferred Equity"; and

     (3) the aggregate amount of all restricted payments made after March 28, 2000, including the proposed restricted payment but excluding restricted payments permitted by clauses (2), (3), (5), (7) and (8) of the second paragraph of this covenant, is less than the sum, without duplication, of:

       (A) 50% of the aggregate amount of our adjusted consolidated net income (or, if the adjusted consolidated net income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the first fiscal quarter commencing after March 28, 2000 and ending on the last day of the most recently ended fiscal quarter for which internal financial statements are available at the time of the restricted payment, plus

       (B) the aggregate capital stock sale proceeds or other net cash proceeds:

         (1) received since March 28, 2000 from the issue or sale of our capital stock, other than our disqualified stock, other than to:

                (X) our subsidiaries,

                (Y) our employee stock ownership plans or similar trusts, or

                (Z) our management employees or management employees of any of our subsidiaries, other than under our bona fide employee stock option plans; or

         (2) received from the issue or sale of our disqualified stock or debt securities other than to:

                (X) our subsidiaries,

                (Y) our employee stock ownership plans or similar trusts, or

                (Z) our employees or employees of any of our subsidiaries, other than under our bona fide employee stock option plans;

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


      provided, that the disqualified stock or debt securities have been converted after March 28, 2000 into our capital stock, other than disqualified stock;

   in each of those cases, excluding:

  . any net cash proceeds from a qualified equity offering used to redeem the notes under the covenant described in "Redemption--Optional Redemption After Qualified Equity Offerings" and

  . any amounts utilized for any redemption, repurchase, retirement, defeasance or other acquisition referred to in clause (2) of the second paragraph of this covenant; plus

       (C) to the extent that any restricted investment that was made after March 28, 2000 is disposed of or otherwise liquidated or repaid for cash, 100% of the lesser of:

         (1) the net after-tax cash return of capital with respect to that restricted investment; and

         (2) the initial book value of that restricted investment, plus

       (D) if any unrestricted subsidiary is redesignated as a restricted subsidiary after March 28, 2000, the lesser of:

         (1) the fair market value of our investment in the subsidiary as of the date of that redesignation; or

         (2) the fair market value of our investment in the subsidiary as of the date on which the subsidiary was originally designated as an unrestricted subsidiary.

   The foregoing provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of its declaration, if at the date of declaration that payment would have complied with the provisions of the indenture;

     (2) so long as no default or event of default will have occurred and be continuing immediately after the transaction, the redemption, repurchase, retirement, defeasance or other acquisition of:

       (A) any indebtedness that is by its terms subordinated to the notes;
    or

       (B) any of our equity interests,

  in each case from the capital stock sale proceeds from the substantially concurrent sale of our capital stock, other than disqualified stock, other than to:

         (I) our subsidiaries,

         (II) our employee stock ownership plans or similar trusts, or

         (III) our management employees or management employees of any of our subsidiaries, other than under our bona fide employee stock option plans;

  provided, that the amount of the capital stock sale proceeds will be excluded from clause (3)(B) of the preceding paragraph;

     (3) so long as no default or event of default will have occurred and be continuing immediately after the transaction, the redemption, repurchase, retirement, defeasance or other acquisition of indebtedness that is by its terms subordinated to the notes with the net cash proceeds from an incurrence of permitted refinancing indebtedness that is by its terms subordinated to the notes;

     (4) so long as no default or event of default will have occurred and be continuing immediately after the transaction, the redemption, repurchase, retirement or other acquisition of any indebtedness or preferred stock following a change of control under:

       (A) provisions of the indebtedness or preferred stock substantially similar to those in the covenant described in "Change of Control"; provided, that we previously have complied with the provisions of the covenant, or

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       (B) the covenant described in "Change of Control";

     (5) the payment of any dividend by any of our subsidiaries to the holders of its common equity capital stock in their capacity as its capital stock holders on a pro rata basis;

     (6) so long as no default or event of default will have occurred and be continuing immediately after the transaction,

       (A) the repurchase, redemption or other acquisition or retirement for value by us, or the distribution by us to any third party of funding to permit the repurchase, redemption or other acquisition or retirement for value, of any equity interests of us or any of our subsidiaries held by any employee or former employee of us or any of our subsidiaries under any equity subscription agreement, stock option agreement or other similar agreement; provided that the aggregate price paid for all repurchased, redeemed, acquired or retired equity interests must not exceed the sum of:

         (W) euro 500,000 in any twelve-month period or euro 2.5 million in the aggregate, plus

         (X) the net cash proceeds of any "key man" life insurance policy received by us relating to the owner of the employee equity interests, plus

         (Y) the net cash proceeds paid to us for the issuance or exercise of the employee equity interests, minus

         (Z) repurchases of equity interests deemed to occur upon exercise of stock options if the equity interests represent a portion of the exercise price of the options; and

       (B) the making of loans or advances to our or any of our subsidiaries' employees in the ordinary course of business, but in any event not to exceed euro 1.0 million in the aggregate outstanding at any time;

     (7) so long as no default or event of default will have occurred and be continuing immediately after the transaction, investments in joint ventures or other arrangements, including without limitation investments in partnerships, limited liability companies, corporations or other entities, in each case engaged in a permitted business, in an aggregate amount, measured as of the initial date those investments are made, at any time not to exceed fifty percent (50%) of the aggregate capital stock sale proceeds received since March 28, 2000; provided, that the amount of the capital stock sale proceeds will be excluded from any calculation pursuant to clause (3)(B) of the preceding paragraph or clause (p) of the definition of permitted indebtedness; and

     (8) so long as no default or event of default will have occurred and be continuing immediately after the transaction, any permitted investment.

   The amount of any non-cash restricted payment will be the fair market value on the date of the restricted payment of any asset or property proposed to be transferred or issued by us or our subsidiary, as the case may be, relating to the restricted payment, as described in an officers' certificate delivered to the trustee as described below.

   Immediately following the date of making any determination of fair market value required under this covenant, and before the date of making any restricted payment on the basis of the determination, we will deliver to the trustee an officers' certificate:

  . stating that the restricted payment, if any, is permitted under the indenture,

  . stating the basis upon which any calculations or determinations required by the covenant described in "Material Covenants--Restricted Payments" were made, and

  . including a copy of any required resolution of our board and/or any opinion or appraisal issued by an accounting, appraisal or investment banking firm.

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

 Incurrence of Indebtedness and Issuance of Preferred Equity

   We will not, and will not permit any of our subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, "incur"), with respect to, any indebtedness other than permitted indebtedness; and will not issue any disqualified stock and will not permit any of our subsidiaries to issue any shares of preferred stock; provided that, if otherwise permitted by the indenture, we may incur indebtedness other than permitted indebtedness, or issue shares of disqualified stock, if:

     (A) no default or event of default will have occurred and be continuing or would occur as a consequence of that action, and

     (B) the fixed charge coverage ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the action is taken would have been at least 2.00 to 1, determined on a pro forma basis, including a pro forma application of the net proceeds of the action, as if the action had been taken at the beginning of that four-quarter period.

     We will not incur:

     (1) any indebtedness if the indebtedness is subordinate or junior in ranking in any respect to any other indebtedness, unless the indebtedness is expressly subordinated in right of payment to the notes, or

     (2) any secured indebtedness, other than permitted secured indebtedness, unless contemporaneously with the incurrence effective provision is made to secure the notes equally and ratably with the secured indebtedness for so long as the secured indebtedness is secured by a lien.

   We and our restricted subsidiaries will not incur any indebtedness if the proceeds of the indebtedness are used, directly or indirectly, to refinance our other indebtedness that is by its terms subordinated in right of payment to the notes unless the indebtedness is subordinated to the notes to at least the same extent as the refinanced indebtedness.

   We will include:

  .  accrual of interest,

  .  accretion or amortization of original issue discount,

  . the payment of interest on any indebtedness in the form of additional indebtedness with the same terms, and

  . the payment of dividends on disqualified stock in the form of additional shares of the same class of disqualified stock in our fixed charges as accrued, but they will not be treated as an incurrence of indebtedness or an issuance of disqualified stock for purposes of the covenant described in "Material Covenants--Incurrence of Indebtedness and Issuance of Preferred Equity".

   If any indebtedness may be included in more than one of the categories described in the glossary definition of permitted indebtedness or may be incurred other than as permitted indebtedness under this covenant, we will, in our discretion, classify and reclassify the indebtedness in any manner that complies with the requirements of the glossary definition or this covenant.

 Liens

   We will not, and will not permit any of our subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any lien securing indebtedness or trade payables on any asset, whether owned on or acquired after March 28, 2000, or any income or profits from that asset, or assign or convey any right to receive income from that asset, except permitted liens.

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

 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   We will not, and will not suffer or permit any of our restricted subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any restricted subsidiary to:

    . pay dividends or make any other distributions on its capital stock or with respect to any other interest or participation in, or measured by, its profits;

    .  pay any indebtedness owed;

    .  make loans or advances; or

    .  transfer any of its properties or assets

in each case to us or any of our restricted subsidiaries.

   The restrictions described in the preceding paragraph will not apply to encumbrances or restrictions existing under or by reason of:

     (1) existing indebtedness in effect on March 28, 2000 and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of that indebtedness; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to the dividend and other payment restrictions than those contained in the existing indebtedness in effect on March 28, 2000;

     (2) our senior credit facilities or any new credit facility permitted under the indenture, if

       (A) either (x) the encumbrance or restriction applies only in the event of and during the continuance of any event of default, payment default or default with respect to a financial covenant contained in the indebtedness or agreement, or (y) we determine at the time the indebtedness is incurred, and, if applicable, at the time of any modification of the terms of the encumbrance or restriction, that the encumbrance or restriction will not materially affect our ability to make principal or interest payments on the notes, and

       (B) the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings or agreements as we determine in good faith;

     (3) the indenture and the notes;

     (4) applicable law;

     (5) any instrument governing indebtedness or capital stock of a person acquired by us or any of our restricted subsidiaries in effect at the time of the acquisition, except if the indebtedness was incurred in connection with or in contemplation of that acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, that we acquired; provided that, in the case of indebtedness, incurrence of the indebtedness was permitted by the terms of the indenture;

     (6) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

     (7) purchase money indebtedness that imposes restrictions of the nature described in clause (5) above on the acquired property;

     (8) any agreement for the sale of any of our restricted subsidiaries that restricts distributions by that restricted subsidiary pending its sale;

     (9) permitted refinancing indebtedness; provided that the restrictions contained in the agreements governing the permitted refinancing indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the indebtedness being refinanced;

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


     (10) secured indebtedness otherwise permitted to be incurred under the provisions of the indenture that limits the right of the debtor to dispose of the assets securing the indebtedness;

     (11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

     (12) protective liens filed in connection with sale and leaseback transactions under the provisions of the covenant described in "Material Covenants--Sale and Leaseback Transactions;"

     (13) purchase money indebtedness or other indebtedness or contractual obligations incurred in transactions permitted under the provisions of the covenant described in "Material Covenants--Sales of Accounts Receivable;" and

     (14) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Designations of Unrestricted Subsidiaries

   We may designate any of our subsidiaries as an unrestricted subsidiary only if:

     (1) no default or event of default will have occurred and be continuing at the time of or after giving effect to the designation; and

     (2) the designated subsidiary has property or assets with a fair market value in an amount not exceeding euro 1,000 or we would be permitted under the indenture to make an investment at the time of and assuming the effectiveness of the designation in an amount equal to the sum of:

       (A) the aggregate fair market value of investments represented by capital stock and other equity interests of that subsidiary owned by us and our restricted subsidiaries on that date, and

       (B) the aggregate fair market value of our and our restricted subsidiaries' other investments in that subsidiary on that date; and

     (3) we would be permitted to incur euro 1.00 of additional indebtedness, other than permitted indebtedness, under the fixed charge coverage ratio test described in the first paragraph of the covenant described in "Material Covenants--Incurrence of Indebtedness and Issuance of Preferred Equity" at the time of and assuming the effectiveness of the designation; and

     (4) our subsidiary designated as an unrestricted subsidiary:

       (A) does not own any of our or our restricted subsidiaries' equity interests;

       (B) is not party to any agreement, contract, arrangement or understanding with us or any of our restricted subsidiaries unless the terms of that agreement, contract, arrangement or understanding are no less favorable to us or that restricted subsidiary than those that might be obtained at the time from persons who are not our affiliates;

       (C) has at least one member of its management board or analogous body that is neither a member of our board or our supervisory board nor an executive officer of us or any of our restricted subsidiaries and has at least one executive officer that is neither a member of our board or our supervisory board nor an executive officer of us or any of our restricted subsidiaries; and

       (D) is not directly or indirectly liable for any indebtedness in aggregate principal amount exceeding euro 1.0 million, unless the creditors with respect to that indebtedness have agreed in writing that they have no recourse, direct or indirect, against us or any of our restricted subsidiaries in respect of any obligations relating to that indebtedness.

   We will not, and will not suffer or permit any of our restricted subsidiaries to, at any time:

     (1) provide direct or indirect credit support for or a guarantee of any indebtedness of any unrestricted subsidiary, including of any undertaking, agreement or instrument evidencing any indebtedness;

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     (2) be directly or indirectly liable for any indebtedness of any unrestricted subsidiary;

     (3) have any direct or indirect obligation:

       (A) to subscribe for additional equity interests, or otherwise contribute to the capital, of any unrestricted subsidiary, or

       (B) to maintain or preserve in any manner any unrestricted subsidiary's financial condition, solvency or financial position, or

       (C) to cause any unrestricted subsidiary to achieve any specified levels of operating results or capital; or

     (4) be directly or indirectly liable for any indebtedness which permits the holder, upon notice, lapse of time or both, to declare a default on the indebtedness, or cause the payment of the indebtedness to be accelerated or payable prior to its final stated maturity upon the occurrence of a default with respect to any indebtedness of any unrestricted subsidiary, including any right to take enforcement action against the unrestricted subsidiary.

   On any designation date we will be treated as if we have made an investment constituting a restricted payment under the covenant described in "Restricted Payments" in an amount equal to the greater of euro 1,000 or the sum referred to in clause (2) of the first paragraph of this covenant for all purposes. The fair market value of the investment will be determined and documented as provided for in respect of valuation of non-cash restricted payments under the covenant described in "Material Covenants--Restricted Payments."

   We may revoke any designation of a subsidiary as an unrestricted subsidiary if:

     (1) no default or event of default will have occurred and be continuing at the time of and after giving effect to the revocation; and

     (2) all liens, indebtedness and other obligations of the unrestricted subsidiary outstanding immediately following the revocation would, if incurred at that time, be permitted to be incurred by any of our restricted subsidiaries for all purposes of the indenture.

Upon the revocation, the subsidiary will be treated as one of our restricted subsidiaries for all purposes of the indenture.

   We will file with the trustee a certified copy of the resolution of our board giving effect to the designation or revocation and an officers' certificate certifying that the designation or revocation:

     (1) complied with the foregoing conditions,

     (2) was permitted by the covenant described in "Material Covenants-- Restricted Payments" and

     (3) was permitted by the other terms and provisions of the indenture.

   If, at any time, any of our unrestricted subsidiaries would fail to meet the requirements as an unrestricted subsidiary described in clause (4) of the first paragraph and in the second paragraph of this covenant, it will cease to be an unrestricted subsidiary for purposes of the indenture and any indebtedness of the subsidiary will be treated as indebtedness incurred by a restricted subsidiary as of that date, and, if the indebtedness is not permitted to be incurred as of that date under the covenant described in "Material Covenants--Incurrence of Indebtedness and Issuance of Preferred Equity," we will be in default of the covenant.

 Merger, Consolidation, or Sale of Assets

   We may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another person or group of persons, unless:

     (1) we are the surviving person or the person formed by or surviving that consolidation or merger, if other than us, or to which the sale, assignment, transfer, lease, conveyance or other disposition will have

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


  been made is a stock corporation or limited liability company organized or existing under the laws of the Federal Republic of Germany, the United Kingdom, the Kingdoms of Denmark, Norway or Sweden, the Republic of Finland or the United States of America or any State or the District of Columbia;

     (2) the entity or person formed by or surviving that consolidation or merger, if other than us, or the entity or person to which that sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all our obligations under the registration rights agreement, the notes and the indenture under supplemental agreements in a form reasonably satisfactory to the trustee;

     (3) immediately after the transaction no default or event of default exists;

     (4) except in the case of our merger or consolidation with or into one of our wholly owned restricted subsidiaries, we or another entity or person formed by or surviving that consolidation or merger or to which that sale, assignment, transfer, lease, conveyance or other disposition will have been made, at the time of that transaction and after giving pro forma effect to that transaction as if the transaction had occurred at the beginning of the applicable four-quarter period,

       (A) will be permitted to incur at least euro 1.00 of additional indebtedness, other than permitted indebtedness, under the fixed charge coverage ratio test of the covenant described in "Material Covenants-- Incurrence of Indebtedness and Issuance of Preferred Equity;" or

       (B) will have a fixed charge coverage ratio equal to or greater than the fixed charge coverage ratio immediately prior to that transaction;

     (5) we will have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indenture, if any, comply with the indenture; and

     (6) we will have delivered to the trustee an opinion of tax counsel reasonably acceptable to the trustee stating that:

       (A) note holders will not recognize income, gain or loss for United States Federal or German income tax purposes as a result of that transaction;

       (B) our payments of principal, redemption price or purchase price of, premium, if any, and interest on the notes to a holder after the consolidation, merger, conveyance, transfer or lease of assets will not be subject to the taxes described in "Additional Amounts" and

       (C) no other taxes on income, including taxable capital gains, will be payable under the tax laws of any relevant taxing jurisdiction by a holder who is or who is treated as a non-resident of the relevant taxing jurisdiction in respect of the acquisition, ownership or disposition of the notes, including the receipt of principal of, premium, if any, and interest paid pursuant to those notes.

   Notwithstanding clause (4) of the first paragraph of this covenant, we may reorganize as a corporation in the United States of America or any of its states or the District of Columbia; provided that we must deliver to the trustee an opinion of counsel confirming that the holders of the notes will not recognize income, gain or loss for Federal Republic of Germany or United States Federal income tax purposes as a result of the reorganization and will be subject to Federal Republic of Germany or United States Federal income tax in the same manner and at the same times as would have been the case if the reorganization had not occurred.

 Transactions with Affiliates

   We will not, and will not permit any of our restricted subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of our or our restricted subsidiaries' properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate (each of the foregoing, an "affiliate transaction"), unless:

     (1) that affiliate transaction is on terms that are no less favorable to us or the relevant restricted subsidiary than those that would have been obtained in a comparable transaction by us or that restricted subsidiary with an unrelated person; and

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     (2) we deliver to the trustee:

       (A) for any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of euro 1.0 million, a resolution of our board included in an officers' certificate certifying that the affiliate transaction complies with clause (1) above and that the affiliate transaction has been approved by a majority of the disinterested members of our board; and

       (B) with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of euro 2.5 million, an opinion as to the fairness to the holders of the affiliate transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of international standing.

   Notwithstanding the first paragraph of this covenant, the following items will not be treated as affiliate transactions:

     (1) any employment agreement entered into by us or any of our restricted subsidiaries in the ordinary course of business and consistent with our or the restricted subsidiary's past practice;

     (2) transactions between or among us and/or our restricted subsidiaries;

     (3) payment of reasonable board or supervisory board member fees to persons who are not otherwise our affiliates and payments in respect of indemnification obligations owing to members of our board or the supervisory board, officers or other individuals under our organic documents or under written agreements with any of those persons;

     (4) restricted payments that are expressly permitted under the covenant described in "Material Covenants--Restricted Payments;"

     (5) transactions under agreements entered into or in effect before March 28, 2000 and disclosed in "Material Relationships and Related Transactions," including modifications or amendments to those agreements entered into after March 28, 2000; provided, that the terms of the modified or amended agreements are not, in the aggregate, less favorable to us or the relevant restricted subsidiary than the terms of agreements before the modification or amendment; and

     (6) transactions effected in compliance with the terms of the covenant described in "Sales of Accounts Receivable."

 Sale and Leaseback Transactions

   We will not, and will not permit any of our restricted subsidiaries to, enter into any sale and leaseback transaction; provided that we or any of our restricted subsidiaries may enter into a sale and leaseback transaction if:

     (1) we or that restricted subsidiary could have:

       (A) incurred indebtedness, other than permitted indebtedness, in an amount equal to the attributable debt relating to that sale and leaseback transaction under the fixed charge coverage ratio test presented in the first paragraph of the covenant described in "Material Covenants--Incurrence of Additional Indebtedness and Issuance of Preferred Equity;" and

       (B) incurred a lien to secure that indebtedness under the covenant described in "Material Covenants--Liens;"

     (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as stated in an officers' certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

     (3) the transfer of assets in that sale and leaseback transaction is permitted by, and we or that restricted subsidiary apply the proceeds of that transaction in compliance with, the covenant described in "Material Covenants--Asset Sales."

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   Notwithstanding the first paragraph of this covenant, sale and leaseback transactions that are not otherwise permitted under the indenture will be permitted at any time between:

  .  us and any of our wholly owned restricted subsidiaries, or

  .  our wholly owned restricted subsidiaries.

 Restrictions on Preferred Stock of Subsidiaries

   We will not permit any of our restricted subsidiaries to issue any preferred stock, or permit any person to own or hold an interest in its preferred stock, except for preferred stock issued to and held by to us or any of our wholly owned restricted subsidiaries.

 Limitation on Equity Interests in Restricted Subsidiaries

   We will not, and will not permit any of our restricted subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any restricted subsidiary's capital stock to any person, other than to us or any of our wholly owned restricted subsidiaries, unless:

     (1) that transfer, conveyance, sale, lease or other disposition is of all of that restricted subsidiary's capital stock; and

     (2) the net cash proceeds from that transfer, conveyance, sale, lease or other disposition are applied to finance an asset sale offer in accordance with the covenant described in "Material Covenants--Asset Sales."

   We will not permit any of our restricted subsidiaries to issue any of its equity interests, other than shares of its capital stock constituting directors' qualifying shares or owned by officers or agents of that person solely in their capacity as its officers or agents, to any person other than to us or any of our wholly owned restricted subsidiaries.

   These restrictions will not apply to any issuance or disposition of shares of GO Solutions GmbH to some officers of GO Solutions as required under the agreement between us and GO Solutions as in effect on March 28, 2000.

 Business Activities

   We and our restricted subsidiaries may engage only in:

  .  a permitted business;

  . the making of permitted investments and engaging in a business in connection with that permitted investment; and

  . any other business that is not material to us and our restricted subsidiaries taken as a whole.

 Payments for Consent

   We will not, and will not permit or suffer any of our subsidiaries or affiliates to, directly or indirectly, pay or cause to be paid any consideration to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes, unless we offer that consideration to all holders of the notes and pay to all holders of the notes that consent, waive or agree to amend in the time period described in the solicitation documents for that consent, waiver or agreement.

 Limitations on Issuances of Guarantees of Indebtedness

   We will not permit any restricted subsidiary, directly or indirectly, to guarantee or pledge any assets to secure the payment of our other indebtedness unless that subsidiary simultaneously executes and delivers a

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


supplemental indenture to the indenture providing for the guarantee of the payment of the notes by that subsidiary, which guarantee must be senior to the subsidiary's guarantee of or pledge to secure the other indebtedness, unless the other indebtedness is our senior debt, in which case the guarantee of the notes may be equal with the guarantee of the senior debt. The guarantee by a subsidiary of the notes may provide by its terms that it will be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any person who is not our affiliate, of all of our equity interests in, or all or substantially all the assets of, that restricted subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the indenture.

 Reports

   Whether or not required by the rules and regulations of the SEC, and whether or not we are subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision, we will prepare:

     (1) quarterly reports on Form 6-K, or any other applicable form, and annual reports on Form 20-F, or any other applicable form, that include:

       (A) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 20-F, respectively, if we were required to file reports on those forms;

       (B) a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of us and our consolidated subsidiaries, showing in reasonable detail, either on the face of the financial statements or in the footnotes to the financial statements and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of us and our restricted subsidiaries separate from the financial condition and results of operations of any of our unrestricted subsidiaries; and

       (C) with respect to the annual information only, a report by our certified independent accountants; and

     (2) current reports on Form 6-K, or any other applicable form, containing all of the information that would be required to be filed with the SEC on Form 8-K if we were required to file those reports.

   Whether or not required by the rules and regulations of the SEC, and whether or not we are subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision, we will:

     (1) upon effectiveness of the exchange offer file with the SEC (if permitted by SEC practice and applicable law and regulations) these annual, quarterly and current reports on or prior to the respective dates (the "required filing dates") by which we are or would have been required to file those documents; and

     (2) within 15 days of each required filing date (whether or not permitted or required to be filed with the SEC) transmit or cause to be transmitted by mail to all holders, as their names and addresses appear in the note register, without cost to the holders, and file with the trustee, copies of those annual, quarterly and current reports and other documents.

   At all times that we do not file these annual, quarterly and current reports and other documents with the SEC, or if these annual, quarterly and current reports and other documents do not contain all of the information required to be delivered under Rule 144A(d)(4), we will make available to any holder of notes, to securities analysts and to prospective purchasers of the notes, the information required by Rule 144A(d)(4) under the Securities Act.


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


   For so long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, reports that we file with the SEC or that we are required to provide to the holders of the notes pursuant to the indenture may be obtained at the office of the paying agent in Luxembourg.

 Notices

   We will publish all notices in:

  . a leading newspaper having a general circulation in London, which we expect to be the Financial Times,

  . a leading newspaper having a general circulation in Frankfurt, which we expect to be the Frankfurter Allgemeine Zeitung and,

  . if and so long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, a leading daily newspaper having a general circulation in Luxembourg, which we expect to be the Luxemburger Wort.

   Notices will be treated as given on the publication date.

   We will also:

  . send all notices regarding the global notes to Euroclear and Clearstream, with a copy to the trustee; and

  . mail all notices regarding definitive notes to holders, with a copy to the trustee, by first-class mail at their respective addresses as they appear on the registration books of the registrar.

 Corporate Existence

   We will do or cause to be done all things necessary to preserve and keep in full force and effect:

  . our corporate existence and the corporate or other existence of each of our subsidiaries, in accordance with our and our subsidiaries' respective organizational documents; and

  . our and our subsidiaries' organizational documents and statutory rights, licenses and franchises.

   Notwithstanding the preceding paragraph, we will not be required to preserve those rights, licenses or franchises, or the corporate existence of any of those subsidiaries, if our board determines that:

  . the preservation is no longer desirable for the conduct of our and our subsidiaries' permitted business, taken as a whole, and

  . the loss of any of those rights, licenses, franchises or corporate existence is not adverse in any material respect to the holders of the notes.

 Taxes

   We will, and will cause our restricted subsidiaries to, pay and discharge when due and payable all taxes, levies, imposts, duties or other governmental charges imposed on us or our restricted subsidiaries or on our respective income or profits or on any of our respective properties except those taxes, levies, imposts, duties or other governmental charges which are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP.

 Limitation on Repayment upon a Change of Control

   We will not make an offer to repurchase any of our or our restricted subsidiaries' indebtedness that is by its terms subordinated to the notes or any of our preferred stock if we are required to do so in connection with

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a change of control under the terms of the indebtedness or preferred stock until at least 91 days after the occurrence of the change of control. If that change of control constitutes a change of control under the indenture, we will not make any payment or deposit in respect of any repurchase of the indebtedness or preferred stock for 30 days following the change of control payment date relating to the notes following the change of control.

 Sales of Accounts Receivable

   We or any of our restricted subsidiaries may sell from time to time accounts and notes receivable and related assets to an accounts receivable subsidiary; provided that:

     (1) the aggregate consideration received in each of those sales is at least equal to the aggregate fair market value of the receivables sold;

     (2) no less than 85% of the consideration received in each of those sales consists of:

       (A) cash or a promissory note (a "promissory note") which is not subordinated to any indebtedness or obligation other than any indebtedness or obligation owing to a financing entity (the "financier") providing the financing for the accounts receivable subsidiary with respect to those receivables and related assets; or

       (B) an equity interest in the accounts receivable subsidiary;

     (3) the initial sale of receivables and related assets includes all of the receivables and related assets of us and our restricted subsidiaries that are party to those arrangements that constitute eligible assets under the arrangements;

     (4) the cash proceeds received from the initial sale less reasonable and customary transaction costs will be treated as net proceeds and will be applied to finance an asset sale offer as provided in the covenant described in "Material Covenants--Asset Sales;" and

     (5) we and our restricted subsidiaries will sell all receivables and related assets that constitute eligible assets under those arrangements to the accounts receivable subsidiary at least weekly.

   We will:

     (1) not permit any accounts receivable subsidiary to sell any receivables and related assets purchased from us or any of our restricted subsidiaries to any other person, except:

       (A) on an arm's-length basis; and

       (B) solely for consideration in the form of cash or cash equivalents;

     (2) not permit the accounts receivable subsidiary to engage in any business or transaction other than the purchase, financing and sale of our and our restricted subsidiaries' receivables and related assets and activities directly incidental to those transactions;

     (3) not permit any accounts receivable subsidiary to incur indebtedness in an amount in excess of the book value of the accounts receivable subsidiary's total assets, as determined in accordance with U.S. GAAP;

     (4) at least monthly, cause the accounts receivable subsidiary to remit to us as payment on the outstanding balance of the promissory notes, all available cash or cash equivalents not held in a collection account pledged to a financier, to the extent not applied to pay or maintain reserves for reasonable operating expenses of the accounts receivable subsidiary or to satisfy reasonable minimum operating capital requirements; and

     (5) not, and will not permit any of our subsidiaries to, sell accounts receivable to any accounts receivable subsidiary upon the occurrence of some events of bankruptcy or insolvency with respect to the accounts receivable subsidiary.

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Events of Default and Remedies

   Each of the following constitutes an event of default:

     (1) default for 30 days in the payment when due of interest on the notes, or additional amounts or liquidated damages;

     (2) default in payment when due of the principal of or premium, if any, on the notes;

     (3) our or any of our subsidiaries' failure to comply with the provisions described in "Change of Control," "Material Covenants--Asset Sales," "Material Covenants--Restricted Payments" or "Material Covenants-- Incurrence of Indebtedness and Issuance of Preferred Equity;"

     (4) our or any of our subsidiaries' failure for 60 days after notice to comply with any other agreements in the indenture or the notes;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our restricted subsidiaries, or the payment of which is guaranteed by us or any of our restricted subsidiaries, whether the indebtedness or guarantee exists now, or is created in the future, which default:

       (A) is caused by a failure to pay principal of or premium, if any, or interest on that indebtedness before the expiration of the grace period provided in that indebtedness on the date of the default (a "payment default"); or

       (B) results in the acceleration of the indebtedness before its express maturity,

  and, in each case, the principal amount of the indebtedness, together with the principal amount of any other indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates euro 5.0 million or more;

     (6) our or any of our subsidiaries' failure to pay final judgments, other than those as to which insurance coverage or indemnity from an insurance company with assets in excess of euro 100 million has been acknowledged in writing, aggregating in excess of euro 5.0 million, which judgments are not paid, discharged or stayed for a period of 30 days; and

     (7) some bankruptcy or insolvency events relating to us or any of our significant subsidiaries or any group of restricted subsidiaries that, taken together, would constitute a significant subsidiary.

   If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Upon the declaration, the principal of, premium, if any, and accrued and unpaid interest on, the notes will become due and payable immediately. Notwithstanding the foregoing, in the case of an event of default arising from some bankruptcy or insolvency events relating to us, any of our significant subsidiaries or any group of our restricted subsidiaries that, taken together, would constitute a significant subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may enforce the indenture or the notes only as provided in the indenture. Subject to limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing default or event of default, except a default or event of default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

   In the case of any event of default occurring by reason of any willful action or inaction taken or not taken by us or on our behalf with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes under the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable if permitted by law upon the acceleration of the notes.


                                      106
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   If an event of default occurs before March 31, 2005, by reason of any willful action or inaction taken or not taken by us or on our behalf with the intention of avoiding the prohibition on redemption of the notes before that date, then the premium specified in the indenture relating to redemption upon the occurrence of a change of control before that date will also become immediately due and payable if permitted by law upon the acceleration of the notes.

   The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest on, or the principal of, the notes.

   We will deliver to the trustee annually a statement regarding compliance with the indenture, and upon becoming aware of any default or event of default, deliver to the trustee a statement specifying the default or event of default.

Our directors, officers, employees, members and stockholders will not be liable for our obligations under the notes

   Our board members, supervisory board members, officers, employees, incorporators, members or stockholders, in those capacities, will have no liability for any of our obligations under the notes, the indenture or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each holder of notes by accepting a note waives and releases that liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the United States securities laws. The SEC has taken the view that kind of a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

   We may, at our option and at any time, elect to have all of our obligations discharged relating to the outstanding notes ("legal defeasance"), except for:

  . the rights of holders of outstanding notes to receive payments for the principal of, premium, if any, and interest on the notes when those payments are due from the trust referred to below,

  . our obligations concerning any issuance of temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

  . the rights, powers, trusts, duties and immunities of the trustee, and our obligations relating to those rights, powers, trusts, duties and immunities, and

  .  the legal defeasance provisions of the indenture.

   We may, at our option and at any time, elect to have our obligations released with respect to some covenants that are described in the indenture ("covenant defeasance") and any subsequent omission to comply with these obligations will not constitute a default or event of default relating to the notes. In the event covenant defeasance occurs, some events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described in "Events of Default and Remedies" will no longer constitute an event of default with respect to the notes.

   In order to exercise either legal defeasance or covenant defeasance:

     (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in euros or government obligations, or a combination of cash and government obligations, in amounts sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on March 31, 2010 or on the

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  applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to March 31, 2010 or to a particular redemption date;

     (2) in the case of legal defeasance, we must deliver to the trustee an opinion of counsel in the United States and the Federal Republic of Germany, as the case may be, reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions:

       (A) we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

       (B) since March 28, 2000, there has been a change in applicable United States Federal income tax law,

  in either case to the effect that, and based on the ruling or change, the holders of the outstanding notes will not recognize income, gain or loss for Federal Republic of Germany or United States Federal income tax purposes as a result of the legal defeasance and will be subject to Federal Republic of Germany or United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case without the legal defeasance;

     (3) in the case of covenant defeasance, we must deliver to the trustee an opinion of counsel in the United States and the Federal Republic of Germany, as the case may be, reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for Federal Republic of Germany or United States Federal income tax purposes as a result of that covenant defeasance and will be subject to Federal Republic of Germany or United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case without the covenant defeasance;

     (4) no default or event of default will have occured and be continuing on the date of the deposit, other than a default or event of default resulting from

    .  the borrowing of funds to be applied to the deposit, or

    . bankruptcy or insolvency events at any time in the period ending on the 91st day after the date of deposit;

     (5) that legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indenture, to which we or any of our subsidiaries are a party or by which we or any of our subsidiaries are bound;

     (6) we must deliver to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     (7) we must deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

     (8) we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for the legal defeasance or the covenant defeasance have been complied with.

Amendment, Supplement and Waiver

   Generally:

  . we and the trustee may amend or supplement the indenture or the notes, and

  . any existing default or compliance with any provision of the indenture or the notes may be waived


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only with the consent of the holders of a majority in principal amount of the notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes.

   Without the consent of each affected holder, an amendment or waiver may not, for any notes held by a non-consenting holder:

  . reduce the principal amount of notes the holders of which must consent to an amendment, supplement or waiver,

  . reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes,

  . reduce the rate of or change the time for payment of interest on any note,

  . waive a default or event of default in the payment of principal of or premium, if any, or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes or a waiver of the payment default that resulted from that acceleration,

  .  make any note payable in the currency other than the euro,

  . make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes, other than payments under the covenants described in "Change of Control" or "Material Covenants--Asset Sales,"

  . waive a redemption payment with respect to any note, other than payments under the covenants described in "Change of Control" or "Material Covenants--Asset Sales,"

  . make any change in the provisions of the indenture relating to our obligations or the rights of holders of notes to receive payments under the covenants described in "Change of Control" or "Material Covenants-- Asset Sales" or "Additional Amounts,"

  . amend the terms of the notes or the indenture in a way that would result in the loss of an exemption from any of the taxes described under the notes or the indenture or an exemption from any obligation to withhold or deduct taxes as described under the notes or the indenture unless we agree to pay additional amounts, if any, in respect of those taxes, or

  .  make any change in the foregoing amendment and waiver provisions.

   Notwithstanding the preceding two paragraphs, without the consent of any holder we and the trustee may amend or supplement the indenture or the notes to:

  .  cure any ambiguity, defect or inconsistency,

  . provide for uncertificated notes in addition to or in place of certificated notes,

  . provide for the assumption of our obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets,

  . make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the rights or benefits under the indenture of any holder,

  . comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, or

  . provide for the issuance of the exchange notes in accordance with the registration rights agreement.


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Enforceability of Judgments; Consent to Jurisdiction and Service

   In an action to enforce the indenture or the notes, service of process upon us may be obtained within the United States by service upon CT Corporation System, our designated agent. Since substantial amounts of our assets are outside the United States, any judgment obtained in the United States against us may not be collectible within the United States.

   You may also find it impossible to:

  . effect service of process within the United States upon our officers and directors and

  . realize in the United States upon judgments against our officers and directors obtained in courts predicated upon civil liabilities of our officers and directors, if those judgments exceed our officers and directors' United States assets.

Concerning the Trustee

   The indenture imposes limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims, or to realize on our property. The trustee will be permitted to engage in other transactions, but, if it acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

   The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to exceptions. The indenture provides that in case an uncured event of default, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to those provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder offers to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense.

Governing Law

   The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Where You Can Find More Information

   You may obtain a copy of the indenture and the registration rights agreement without charge by writing to us at BROKAT AG, Industriestrasse 3, D-70565, Stuttgart, Germany, Attention: General Counsel or, as long as the notes are listed on the Luxembourg Stock Exchange at the office of the paying agent in Luxembourg.

Glossary

   The following are descriptions of various defined terms used in the "Description of the Notes" section of this prospectus and in the indenture. Reference is made to the Indenture for a full disclosure of all of these terms, as well as any other terms used in the "Description of the Notes" section of this prospectus for which no definition is provided.

   "accounts receivable subsidiary" means any of our wholly owned restricted subsidiaries:

     (a) which is formed solely for the purpose of, and which engages in no activities other than activities in connection with, financing accounts receivable and/or notes receivable and related assets of us and/or our restricted subsidiaries,


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


     (b) which is designated by our board as an accounts receivable subsidiary under a resolution set forth in an officers' certificate and delivered to the trustee,

     (c) which has total assets at the time of the designation with a book value not exceeding euro 100,000 plus the reasonable fees and expenses required to establish that accounts receivable subsidiary and any accounts receivable financing,

     (d) no portion of the indebtedness or any other obligation, contingent or otherwise, of which:

       (i) is at any time recourse to or obligates us or any of our restricted subsidiaries in any way, other than under:

         (A) representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with the sale of accounts receivable and/or notes receivable to that accounts receivable subsidiary or

         (B) any guarantee of the accounts receivable financing by us that is permitted to be incurred under the covenant described in "Material Covenants--Incurrence of Indebtedness and Issuance of Preferred Equity," or

       (ii) subjects any of our or our subsidiaries' property or assets directly or indirectly, contingently or otherwise, to the satisfaction of that indebtedness or obligation, other than under:

         (A) representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with sales of accounts receivable and/or notes receivable or

         (B) any guarantee of the accounts receivable financing by us that is permitted to be incurred under the covenant described in "Material Covenants--Incurrence of Indebtedness and Issuance of Preferred Equity,"

     (e) with which neither us nor any of our restricted subsidiaries has any contract, agreement, arrangement or understanding other than contracts, agreements, arrangements or understandings entered into in the ordinary course of business in connection with sales of accounts receivable and/or notes receivable in accordance with the description in "Sales of Accounts Receivable" and fees payable in the ordinary course of business in connection with servicing accounts receivable and/or notes receivable, and

     (f) with respect to which neither us nor any of our restricted subsidiaries has any obligation:

       (i) to subscribe for additional shares of capital stock or other equity interests or to make any additional capital contribution or similar payment or transfer other than in connection with the sale of accounts receivable and/or notes receivable to that accounts receivable subsidiary in accordance with the description in "Sales of Accounts Receivable"; or

       (ii) to maintain or preserve solvency or any balance sheet item, financial condition, level of income or results of operations.

   "acquired debt" means, with respect to any specified person:

     (a) indebtedness of any other person existing at the time the other person is merged with or into or became a subsidiary of the specified person, including, without limitation, indebtedness incurred in connection with, or in contemplation of, the other person merging with or into or becoming a subsidiary of the specified person, and

     (b) indebtedness secured by a lien encumbering any asset acquired by the specified person.

   "additional amounts" means the amount of any deduction or withholding for, or on account of, any taxes of any relevant taxing jurisdiction which will at any time be required on any payments we make on the notes.

   "adjusted consolidated net income" means, with respect to any person for any period, the consolidated net income of that person for that period minus any amounts paid or accrued as dividends on preferred stock for

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


that period, plus the amount of non-cash stock option expense (excluding the non-cash stock option expense if it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of that person and its subsidiaries for the period if the amount of that non-cash stock option expense was deducted in computing the consolidated net income for that period.

   "affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified person. For purposes of this definition, "control", including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with", as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting stock of a person will be deemed to be control.

   "asset sale" means:

     (a) the sale, lease, conveyance or other disposition of any assets or rights, including by way of a sale and leaseback, other than:

       (i) in the ordinary course of business consistent with past practices, or

       (ii) sales or other dispositions of accounts receivable and/or notes receivable and related assets to the accounts receivable subsidiary in accordance with the covenant described in "Sales of Accounts
    Receivable";

     (b) the issue or sale by us or any of our subsidiaries of equity interests of any of our restricted subsidiaries:

       (i) that have a fair market value in excess of euro 1.0 million or

       (ii) for net proceeds in excess of euro 1.0 million;

   in the case of either clause (a) or (b), whether in a single transaction or a series of related transactions.

   Notwithstanding the foregoing,

     (a) the sale, lease, conveyance or other disposition of all or substantially all of the assets of us and our subsidiaries taken as a whole will be governed by the provisions of the indenture described in "Change of Control" and/or the provisions described in "Merger, Consolidation or Sale of Assets" and not by the provisions of the asset sale covenant; and

     (b) the following items are not treated as asset sales:

       (i) a transfer of assets by us to any of our wholly owned restricted subsidiaries or by our wholly owned restricted subsidiary to us or to another wholly owned restricted subsidiary;

       (ii) an issuance of equity interests by any of our wholly owned restricted subsidiaries to us or to another wholly owned restricted subsidiary;

       (iii) a restricted payment that is permitted by the covenant described in "Material Covenants--Restricted Payments";

       (iv) any disposition of damaged, worn out or otherwise obsolete property in the ordinary course of business, so long as the property is no longer necessary for the proper conduct of a permitted business;

       (v) any disposition in one or more transactions of business operations no longer necessary for the proper conduct of a permitted business; provided, that the aggregate fair market value of the dispositions since March 28, 2000 does not exceed euro 5.0 million in the aggregate;


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


       (vi) any sale or discount without recourse, other than recourse for a breach of a representation or warranty, of accounts receivable arising in the ordinary course of business, but only in connection with the collection or compromise of those accounts; and

       (vii) the incurrence of any permitted lien and the disposition of assets pursuant to that permitted lien by any secured party under that permitted lien.

   "asset sale offer" means an offer to purchase notes and other indebtedness with excess proceeds, at an offer price in cash equal to 100% of the principal amount or accreted value of the notes and the other indebtedness, plus accrued and unpaid interest on the notes and the other indebtedness to the date of repurchase, in accordance with the procedures described in the indenture.

   "attributable debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value, discounted at the rate of interest implicit in that transaction, determined in accordance with U.S. GAAP, of the obligation of the lessee for net rental payments during the remaining term of the lease included in that sale and leaseback transaction, including any period for which that lease has been extended or may, at the option of the lessor, be extended.

   "board" means:

     (a) if we are a stock corporation at the relevant time, our board of directors, management board or analogous body,

     (b) if we are a limited liability company at the relevant time, our management board or analogous body, if we have that body, and if we do not, our management board or analogous body of our manager,

     (c) if we are neither a corporation nor a limited liability company at the relevant time, our management board or analogous body.

   "borrowing base" means, as of the date of determination, an amount equal to the sum, without duplication, of 50% of the net book value of our and our restricted subsidiaries' accounts receivable which are not more than 60 days past due. The net book value of those items will be determined on a consolidated basis in accordance with U.S. GAAP and will be that reflected on our consolidated balance sheet for the most recent fiscal quarter ending prior to the date of determination as to which financial results are available, but in no event ending more than 135 days prior to the date of determination, it being understood that the accounts receivable of an acquired business may be included if the acquisition has been completed on or prior to the date of determination.

   "capital lease obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with U.S. GAAP. The amount of indebtedness represented by a capital lease obligation will be the capitalized amount of the liability in respect of that obligation determined in accordance with U.S. GAAP, and the maturity of that obligation will be the date of the last scheduled payment of rent or any other amount due under the relevant lease prior to the first date upon which that lease may be terminated by the lessee without payment of a penalty.

   "capital stock" means:

     (a) in the case of a corporation, corporate stock,

     (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock,

     (c) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited, and

     (d) in the case of any person, any other interest or participation that confers the right to receive a share of the profits or losses of, or distributions of assets of, the issuing person;

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


excluding in each case any debt security that is convertible into, or exchangeable for, capital stock.

   "capital stock sale proceeds" means the aggregate net cash proceeds received by us from any common equity capital contribution or any issuance or sale of any class of our capital stock after March 28, 2000.

   "cash equivalents" means:

     (a) securities having maturities of one year or less from the date of acquisition issued or directly and fully guaranteed or insured by the Federal government of the Federal Republic of Germany or by the Federal government of the United States of America or any of their agencies or instrumentalities, provided that the full faith and credit of the Federal Republic of Germany or the United States of America is pledged in support of those securities,

     (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities of one year or less from the date of acquisition and overnight bank deposits, in each case with any commercial bank established under the laws of the Federal Republic of Germany or the United States of America or any subdivision thereof having combined capital and surplus in excess of euro 500.0 million and a Thompson Bank Watch Rating or comparable rating of "B" or better,

     (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) or (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above,

     (d) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case with maturities of one year or less from the date of acquisition, and

     (e) money market funds at least 95% of the assets of which constitute cash equivalents of the kinds described in clauses (a) through (d) of this definition.

   "change of control offer" means the offer to repurchase the notes required under the covenant described in "Change of Control."

   "change of control payment" means a cash payment of a purchase price equal to 101% of the principal amount of all notes purchased in connection with a change of control offer, plus accrued and unpaid interest, if any, on those notes to the date of the repurchase.

   "change of control payment date" means the date specified for payment in the notice of a change of control required to be given under the covenant described in "Change of Control."

   "change of control" means:

     (a) the sale, lease, transfer, conveyance or other disposition other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of us and our restricted subsidiaries taken as a whole to any "person" as that term is used in Section 13(d)(3) of the Exchange Act, other than any principal or principals;

     (b) the adoption of a plan relating to our liquidation or dissolution;

     (c) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person" as that term is used in Section 13(d)(3) of the Exchange Act other than any principal or principals becomes directly or indirectly the "beneficial owner" of more than 50% of our voting stock, measured by voting power rather than number of shares;

     (d) the first day on which a majority of the members of our board are not continuing board members; or


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     (e) the consummation of the amalgamation, merger or consolidation of us with another person in which the holders of the capital stock representing our common equity capital immediately prior to the amalgamation, merger or consolidation, would not beneficially own, immediately after the amalgamation, merger or consolidation, capital stock entitling those holders to 50% or more of all votes, without consideration of the rights of any class of capital stock to elect members of the management board or other analogous body by a separate class vote, to which all holders of the capital stock of the person issuing cash or securities in the amalgamation, merger or consolidation would be entitled in the election of members of the management board or other analogous body or in which members of our board, immediately prior to such amalgamation, merger or consolidation, would not, immediately after the amalgamation, merger or consolidation constitute a majority of the management board or other analogous body of the person issuing cash or securities in the amalgamation, merger or consolidation.

For purposes of this definition, "beneficial owner" has the meaning given in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that the person has the right to acquire, whether that right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

   "common depositary" means, with respect to the notes issued in the form of one or more global securities, the person designated as the common depositary by Euroclear or Clearstream, which will initially be The Bank of New York, London Branch.

   "consolidated cash flow" means, with respect to any person for any period, the consolidated net income of that person for that period minus non-cash items increasing the consolidated net income for that period, plus, without duplication:

     (a) an amount equal to any extraordinary loss plus any net loss realized in connection with an asset sale, if the losses were deducted in computing the consolidated net income,

     (b) provision for taxes based on income or profits of that person and its subsidiaries for that period, if the provision for taxes was included in computing the consolidated net income,

     (c) fixed charges of that person and its restricted subsidiaries for that period,

     (d) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding the non-cash expense if it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of that person and its subsidiaries for that period if those depreciation, amortization and other non-cash expenses were deducted in computing the consolidated net income, in each case, on a consolidated basis and determined in accordance with U.S.
GAAP.

   Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a subsidiary of a person will be added to consolidated net income to compute consolidated cash flow only to the extent and in the same proportion that the net income of the subsidiary was included in calculating the consolidated net income of the person and only if a corresponding amount would be permitted at the date of determination to be distributed in the form of a dividend to the person by the subsidiary without prior approval that has not been obtained, under the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that subsidiary or its stockholders.

   "consolidated net income" means, with respect to any person for any period, the aggregate of the net income of that person and its subsidiaries for that period, on a consolidated basis, determined in accordance with U.S. GAAP; provided that:


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     (a) the net income, but not loss, of any person that is not a restricted subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the referent person or a restricted subsidiary of the referent person,

     (b) the net income of any subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that subsidiary of that net income is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary or its stockholders,

     (c) the net income of any person acquired in a pooling of interests transaction for any period prior to the date of that acquisition will be excluded, and

     (d) the cumulative effect of a change in accounting principles will be excluded.

   "continuing board member" means, as of any date of determination, any member of our board who:

     (a) was a member of our board on March 28, 2000; or

     (b) was nominated for election or elected to our board with the approval of a majority of the continuing board members who were members of our board at the time of that nomination or election.

   "default" means any event that is or with the passage of time or the giving of notice or both would be an event of default.

   "disqualified stock" means any capital stock that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder of that capital stock, or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or is redeemable at the option of the holder of that capital stock, in whole or in part, on or before the date that is 91 days after March 31, 2010; provided however, that any capital stock that would constitute disqualified stock solely because the holders of that capital stock have the right to require the issuers of that capital stock to repurchase that capital stock upon the occurrence of an event substantially similar to those described in the definitions of change of control or asset sale will not be treated as disqualified stock if the terms of that capital stock provide that the issuers may not repurchase or redeem that capital stock under those provisions unless the repurchase or redemption complies, if applicable, with the covenant described in "Material Covenants--Restricted Payments."

   "equity interests" means capital stock and all warrants, options or other rights to acquire capital stock, but excluding any debt security that is convertible into, or exchangeable for, capital stock.

   "existing indebtedness" means our and our subsidiaries' indebtedness in existence on March 28, 2000 after giving effect to the use of proceeds contemplated by this prospectus, until those amounts are repaid.

   "fair market value" means, with respect to any asset or property, the price (after taking into account any liabilities relating to those assets or property) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, that the fair market value of that asset or property will be determined conclusively by our board acting in good faith, which determination will be evidenced by a resolution of our board delivered to the trustee; and further provided, that any determination of fair market value by our board required under the indenture will be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of international standing if the fair market value exceeds euro 5.0 million.

   "fixed charges" means, with respect to any person for any period, the sum, without duplication, of:

     (a) the consolidated interest expense of that person and its restricted subsidiaries for that period, whether paid or accrued and whether or not capitalized, including, without limitation, amortization of debt

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


  issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, the imputed interest with respect to attributable debt, commissions, discounts and other fees and charges incurred in respect of letter of credit, bankers' acceptance or similar financings, and net payments, if any, under hedging obligations,

     (b) any interest expense on indebtedness of another person that is guaranteed by that person or one of its restricted subsidiaries or secured by a lien on assets of that person or one of its restricted subsidiaries, whether or not that guarantee or lien is called upon, and

     (c) all cash dividend payments or other distributions, and non-cash dividend payments in the case of a person that is a subsidiary, on any class or series of preferred stock of that person, on a consolidated basis, in each case in accordance with U.S. GAAP.

   "fixed charge coverage ratio" means with respect to any person for any period, the ratio of the consolidated cash flow of that person for that period to the fixed charges of that person for that period. In the event that the referent person or any of its restricted subsidiaries incurs, assumes, guarantees or redeems any indebtedness, other than revolving credit borrowings, or issues or redeems preferred stock subsequent to the commencement of the period for which the fixed charge coverage ratio is being calculated but before the date on which the event for which the calculation of the fixed charge coverage ratio is made (the "calculation date"), then the fixed charge coverage ratio will be calculated giving pro forma effect to that incurrence, assumption, guarantee or redemption of indebtedness, or that issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation:

     (a) any acquisition made by us or any of our restricted subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the calculation date, will be treated as if it occurred on, and will be given pro forma effect from, the first day of the four-quarter reference period;

     (b) consolidated cash flow for that reference period will be calculated without giving effect to clause (c) of the proviso set forth in the definition of consolidated net income;

     (c) consolidated cash flow for that reference period will be calculated giving pro forma effect to cost savings resulting from the acquisition if:

       (i) the cost savings could then be reflected in pro forma financial statements included in a registration statement complying with the Securities Act, Regulation S-X and any interpretations of Regulation S-X by the SEC;

       (ii) we reasonably determine the cost savings are probable based upon specifically identified actions that we have determined to take; and

       (iii) we deliver to the trustee:

         (A) a certified copy of a resolution of our board approving the determination, the specific actions to be taken and the delivery to the trustee of the certification; and

         (B) an officers' certificate signed by our chief financial officer certifying that the savings have reasonably been determined to be probable and setting forth in reasonable detail the specific actions to be taken, the cost savings to be achieved from each action, and the amount, if any, of any related reduction in consolidated cash flow resulting from the actions reasonably determined to be probable;


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     (d) the consolidated cash flow attributable to discontinued operations, as determined in accordance with U.S. GAAP, and operations or businesses disposed of prior to the calculation date, will be excluded; and

     (e) the fixed charges attributable to discontinued operations, as determined in accordance with U.S. GAAP, and operations or businesses disposed of prior to the calculation date, shall be excluded, but only to the extent that the obligations giving rise to the fixed charges will not be obligations of the referent person or any of its restricted subsidiaries following the calculation date.

   "government obligation" means direct non-callable obligations of, or non-callable obligations guaranteed by (a) any member nation of the European Union for the payment of which obligation or guarantee the full faith and credit of the respective nation is pledged; provided, that the nation has a credit rating at least equal to that of the highest rated member nation of the European Economic Area, pursuant to the Oporto Agreement on the European Economic Area dated May 2, 1992 as amended, or (b) the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

   "guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect of letters of credit, of all or any part of any indebtedness.

   "hedging obligations" means, with respect to any person, the obligations of that person under:

     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements or other agreements or arrangements designed to protect that person against fluctuations in interest rates, and

     (2) currency exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect that person against fluctuations in currency exchange rates,

in each case, provided that those obligations are entered into solely to protect that person against fluctuations in interest rates or currency exchange rates and not for purposes of speculation.

   "holders" means the holders of the notes.

   "indebtedness" means, with respect to any person, without duplication:

     (a) all indebtedness of that person for borrowed money,

     (b) all indebtedness of that person evidenced by bonds, debentures, notes or other similar instruments,

     (c) all capital lease obligations and attributable debt of that person,

     (d) all obligations of that person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement,

     (e) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar instrument,

     (f) guarantees and other contingent obligations in respect of indebtedness referred to in clauses (a) through (e) above and clauses (g) through (h) below,

     (g) all obligations of any other person of the type referred to in clauses (a) through (f) which are secured by any lien on any property or asset of that person, the amount of the obligation being valued as the lesser of (i) the fair market value of that property or asset or (ii) the amount of the secured obligation,

     (h) all obligations under hedging obligations or other currency agreements and interest swap agreements of that person, and


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     (i) all disqualified stock issued by that person with the amount of indebtedness represented by the disqualified stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes of this definition, the "maximum fixed repurchase price" of any disqualified stock which does not have a fixed repurchase price will be calculated in accordance with the terms of the disqualified stock as if the disqualified stock were purchased on any date on which indebtedness will be required to be determined under the indenture, and if the price is based upon, or measured by, the fair market value of the disqualified stock;

except, in each case, the balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing, other than letters of credit, attributable debt and hedging obligations, would appear as a liability upon a balance sheet of the person prepared in accordance with U.S. GAAP.

   The amount of any indebtedness outstanding as of any date will be:

     (a) the accreted value of the indebtedness, in the case of any indebtedness issued with original issue discount, and

     (b) the principal amount of the indebtedness, together with any interest on the indebtedness that is more than 30 days past due, in the case of any other indebtedness.

   "indenture" means the indenture governing the notes.

   "investments" means, with respect to any person, all investments by that person in other persons, including affiliates of that person, in the forms of direct or indirect loans, including guarantees of indebtedness or other obligations, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of indebtedness, equity interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with U.S. GAAP. If we or any of our subsidiaries sell or otherwise dispose of any equity interests of any of our direct or indirect subsidiaries so that, after giving effect to that sale or disposition, the person is no longer our subsidiary, we will be treated as if we have made an investment on the date of the sale or disposition equal to the fair market value of the equity interests of the subsidiary not sold or disposed of in an amount determined and documented as provided for valuation of non-cash restricted payments under the covenant described in "Material Covenants--Restricted Payments."

   "lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes of any jurisdiction.

   "liquidated damages" means all liquidated damages then owed to holders pursuant to the registration rights agreement.

   "management investors" means the members of our board and our or our subsidiaries' officers and employees who owned our capital stock on March 28, 2000.

   "net income" means, with respect to any person for any period, the net income or loss of that person, determined in accordance with U.S. GAAP and before any reduction in respect of dividends on preferred stock, but excluding any gain, but not loss, together with any related provision for taxes on that gain, but not loss, realized on:

     (i) any asset sale, including, without limitation, dispositions in connection with sale and leaseback transactions,


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     (ii) the disposition of any securities by that person or any of its restricted subsidiaries or the extinguishment of any indebtedness of that person or any of its restricted subsidiaries, and

     (iii) any extraordinary or nonrecurring gain, but not loss, together with any related provision for taxes on that extraordinary or nonrecurring gain, but not loss, of that person for that period.

   "net proceeds" means the aggregate proceeds received by us or any of our restricted subsidiaries in respect of any asset sale, including any cash received upon the sale or other disposition of any non-cash consideration received in any asset sale, net of the direct costs for that asset sale, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of that asset sale, any taxes paid or payable as a result of that asset sale, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment in respect of the sale price of that asset or assets established in accordance with U.S. GAAP.

   "new credit facility" means, with respect to us, at any time, any credit facility or commercial paper facility between us and any lender, whether in place of or in addition to our senior credit facilities or any new credit facility and providing for indebtedness:

     (a) incurred in compliance with clause (a) of the definition of permitted indebtedness and

     (b) providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to those lenders or to special purpose entities formed to borrow from those lenders against those receivables, or letters of credit.

   "non-recourse debt" means, with respect to any person, indebtedness or that portion of indebtedness:

     (a) as to which the specified person:

       (i) provides no credit support of any kind, including any undertaking, agreement or instrument that would constitute indebtedness,

       (ii) is not directly or indirectly liable as a guarantor or otherwise, or

       (iii) does not constitute the lender; and

     (b) no default with respect to which, including any rights that the holders of the indebtedness may have to take enforcement action against an unrestricted subsidiary, would permit, upon notice, lapse of time or both, any holder of any other indebtedness, other than the notes, of the specified person to declare a default on the other indebtedness or cause the payment of the other indebtedness to be accelerated or payable prior to its stated maturity; and

     (c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the specified person.

   "obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any indebtedness.

   "officers' certificate" means a certificate signed by any two members of our board.

   "opinion of counsel" means a written opinion from legal counsel who is acceptable to the trustee and who may be an employee of or counsel to us or the trustee.

   "permitted business" means any of the businesses and any other businesses ancillary or complementary to the businesses engaged in by us and our respective restricted subsidiaries on March 28, 2000.

   "permitted indebtedness" means:

     (a) the incurrence by us or any restricted subsidiary of indebtedness under a term or revolving credit facility or letters of credit (with letters of credit valued at a principal amount equal to the maximum

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  potential liability of us and our subsidiaries under those letters of credit), pursuant to our senior credit facilities or a new credit facility; provided, that the aggregate principal amount of all indebtedness outstanding under all those facilities after giving effect to the incurrence does not exceed the greater of euro 25.0 million or the borrowing base;

     (b) the incurrence by us and our subsidiaries of existing indebtedness;

     (c) the incurrence by us of indebtedness represented by the notes;

     (d) the incurrence by us or any of our restricted subsidiaries of indebtedness represented by capital lease obligations or purchase money indebtedness, at any time outstanding in an aggregate principal amount, including all permitted refinancing indebtedness incurred to refund, refinance or replace any indebtedness incurred under this clause (d), not to exceed euro 3.0 million;

     (e) the incurrence by us or any of our restricted subsidiaries of permitted refinancing indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace indebtedness, other than intercompany indebtedness, that was permitted by the indenture to be incurred under the covenant described in "Material Covenants--Incurrence of Indebtedness and Issuance of Preferred Equity" or clauses (b), (c), (d),
  (e), (h) or (p) of this paragraph;

     (f) the incurrence by us or any of our restricted subsidiaries of indebtedness owing to and held by any of our wholly owned restricted subsidiaries or owing to and held by us; provided that

       (i) if we are the obligor on that indebtedness, the indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes; and

       (ii) (A) any subsequent issuance or transfer of equity interests that results in that indebtedness being held by a person other than us or any of our wholly owned restricted subsidiaries will be treated as an incurrence of the indebtedness by us or the restricted subsidiary that was not permitted by this clause (f); and

         (B) any transfer of any interest in that indebtedness to a person other than us or any of our wholly owned restricted subsidiaries will be treated as an incurrence of the indebtedness by us or the restricted subsidiary that was not permitted by this clause (f);

     (g) the incurrence by us or any of our restricted subsidiaries of hedging obligations incurred with respect to any indebtedness or obligation that is permitted by the terms of the indenture to be outstanding;

     (h) the incurrence by us or any restricted subsidiary of additional indebtedness in an aggregate principal amount or accreted value, as applicable, at any time outstanding, including all permitted refinancing indebtedness incurred to refund, refinance or replace any indebtedness incurred under this clause (h), not to exceed euro 5.0 million;

     (i) the incurrence by our unrestricted subsidiaries of indebtedness that is non-recourse debt to us and our restricted subsidiaries; provided, that upon the occurrence of any event that causes that indebtedness to cease to be non-recourse debt to us and our restricted subsidiaries, that event will be treated as an incurrence of the indebtedness by our restricted subsidiary that was not permitted by this clause (i);

     (j) the incurrence of indebtedness of us and our restricted subsidiaries, including letters of credit, in respect of performance bonds, bankers' acceptances, letters of credit, performance, bid, surety or appeal bonds or similar bonds and completion guarantees provided by us and our restricted subsidiaries in the ordinary course of their business and consistent with past practices and which do not secure other indebtedness;

     (k) indebtedness of us and our restricted subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in any case incurred in connection with the disposition of any business, assets or any of our subsidiaries, other than guarantees of indebtedness incurred by any person acquiring all or any portion of the business, assets or subsidiary for

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  the purpose of financing that acquisition, in an aggregate principal amount not to exceed the gross proceeds actually received by us or any of our restricted subsidiaries in connection with the disposition;

     (l) indebtedness of us or a restricted subsidiary owed to any person, including obligations in respect of letters of credit for the benefit of that person, in connection with workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by that person to us or the restricted subsidiary, under reimbursement or indemnification obligations to that person, in each case incurred in the ordinary course of business and consistent with past practices;

     (m) the guarantee by us or any restricted subsidiary of indebtedness of us or any of our subsidiaries that was permitted to be incurred by another provision of the covenant described in "Material Covenants--Incurrence of Indebtedness and Issuance of Preferred Equity;"

     (n) indebtedness incurred in connection with a transaction permitted under the covenant described in"Sales of Accounts Receivable;"

     (o) indebtedness of us or any of our restricted subsidiaries convertible into our capital stock issued to our employees or employees of the restricted subsidiary in an amount not to exceed euro 500,000 in the aggregate; and

     (p) our indebtedness in an aggregate amount, including all permitted refinancing indebtedness incurred to refund, refinance or replace any indebtedness incurred under this clause (p), not to exceed the amount of capital stock sale proceeds received since March 28, 2000 from the issuance and sale of our capital stock, other than disqualified stock; provided, that the amount of those capital stock sale proceeds utilized to support the incurrence of indebtedness pursuant to this clause (p) will be excluded from any calculation pursuant to clause (3)(B) of the first paragraph or clause (7) of the second paragraph of the covenant described in "Material Covenants--Restricted Payments."

   "permitted investments" means:

     (a) any investment in us or in any of our restricted subsidiaries that is engaged in a permitted business;

     (b) any investment in cash or cash equivalents;

     (c) any investment by us or any of our restricted subsidiaries in a person, if as a result of or in connection with that investment:

       (i) person becomes our restricted subsidiary and is engaged in a permitted business; or

       (ii) that person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or any of our restricted subsidiaries and is engaged in a permitted business;

     (d) any investment made as a result of the receipt of non-cash consideration from an asset sale that was made in compliance with the covenant described in "Material Covenants--Asset Sales" or from a sale that was made in compliance with the requirements described in "Sales of Accounts Receivable";

     (e) any acquisition or any portion of any acquisition of assets or property made solely in exchange for the issuance of our equity interests, other than disqualified stock;

     (f) any investment by us or any of our wholly owned restricted subsidiaries involving the contribution of assets to a wholly owned restricted subsidiary in exchange for the incurrence by the wholly owned restricted subsidiary of indebtedness owed to us or any wholly owned restricted subsidiary;

     (g) investments in an accounts receivable subsidiary made in connection with the formation of the accounts receivable subsidiary;

     (h) investments in the form of intercompany indebtedness permitted under clause (f) of the definition of permitted indebtedness;

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     (i) investments in existence on March 28, 2000; and

     (j) other investments having an aggregate fair market value, measured on the date that investment was made and without giving effect to subsequent changes in value, when taken together with all other investments made under this clause (j) that are at the time outstanding, not to exceed euro 15.0 million.

   "permitted liens" means:

     (a) liens on assets or property of us or any of our restricted subsidiaries to secure senior debt of us or that restricted subsidiary incurred under clauses (a), (g) and (j) of the definition of permitted indebtedness;

     (b) liens in favor of us or any of our restricted subsidiaries;

     (c) liens on assets or property of a person existing at the time that person is merged into or consolidated with one of us or any of our subsidiaries; provided, that those liens were in existence prior to the contemplation of that merger or consolidation and do not extend to any assets or property other than those of the person merged into or consolidated with us or any of our subsidiaries;

     (d) liens on assets or property existing at the time of acquisition of those assets or property by us or any of our subsidiaries; provided, that those liens were in existence prior to the contemplation of that acquisition;

     (e) liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

     (f) liens to secure indebtedness represented by capital lease obligations or purchase money indebtedness permitted by clause (d) of the definition of permitted indebtedness; provided, that those liens cover only assets or property acquired with that indebtedness;

     (g) liens existing on March 28, 2000;

     (h) liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as will be required in conformity with U.S. GAAP will have been made for those taxes assessments or claims;

     (i) liens on assets or property of unrestricted subsidiaries that secure indebtedness of unrestricted subsidiaries that is non-recourse debt to us and our restricted subsidiaries;

     (j) liens incurred by us or any of our restricted subsidiaries in the ordinary course of our or the restricted subsidiary's business for obligations that do not exceed euro 2.5 million at any one time outstanding that:

       (i) are not incurred in connection with the borrowing of money or the obtaining of advances or credit, other than trade credit in the ordinary course of business, and

       (ii) do not in the aggregate materially detract from the value of the assets or property or materially impair the use of the assets or property in the operation of business of us or that subsidiary;

     (k) liens relating to workers' compensation obligations and general liability exposure of us or any of our restricted subsidiaries;

     (l) liens arising by reason of any judgment, decree or court order, if not otherwise resulting in an event of default;

     (m) liens arising by reason of easements, rights of way, zoning restrictions, leases or subleases to a third party and other similar charges or encumbrances on real property, in each case not interfering in any material respect with the ordinary conduct of the business of us or any of our restricted subsidiaries;


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     (n) liens imposed by law, including carriers', warehousemen's, materialmen's and mechanics' liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or any other provision required under U.S. GAAP will have been made; and

     (o) liens arising by operation of law in favor of depositary banks and collecting banks, incurred in the ordinary course of business.

   "permitted refinancing indebtedness" means any indebtedness of us or any of our restricted subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other indebtedness, other than intercompany indebtedness, of us or any of our restricted subsidiaries that was permitted to be incurred by the indenture; provided, that:

     (a) the principal amount or accreted value, if applicable, of that permitted refinancing indebtedness does not exceed the principal amount or accreted value, if applicable, of, plus accrued interest on, the extended, refinanced, renewed, replaced, defeased or refunded indebtedness plus the amount of reasonable expenses paid in connection with the incurrence of the permitted refinancing indebtedness;

     (b) the permitted refinancing indebtedness has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the extended, refinanced, renewed, replaced, defeased or refunded indebtedness;

     (c) if the extended, refinanced, renewed, replaced, defeased or refunded indebtedness is subordinated in right of payment to the notes, the permitted refinancing indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of the notes as those included in the documentation governing the extended, refinanced, renewed, replaced, defeased or refunded indebtedness; and

     (d) the indebtedness is incurred only by persons who are the obligors on the extended, refinanced, renewed, replaced, defeased or refunded indebtedness.

   "permitted secured indebtedness" means any indebtedness of us or any of our restricted subsidiaries permitted to be incurred or outstanding under the indenture which is secured by a permitted lien.

   "preferred stock" as applied to the capital stock of any person, means capital stock of any class or classes, however designated, which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of that person, over shares of capital stock of any other class of that person.

   "principals" means:

     (a) Stefan Roever, Boris Anderer, Michael Janssen, Achim Schlumpberger, Angelo Maestrini, Michael Schumacher and the management investors;

     (b) any related party of a person referred to in clause (a); and

     (c) any person or group of persons which holds, directly or indirectly, equity interests in any person so long as a majority of the voting stock in that person is beneficially owned by the persons referred to in clauses (a) and (b).

   "purchase money indebtedness" means our and our restricted subsidiaries' indebtedness incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

   "qualified equity offering" means any private or public offering of our equity interests, other than our disqualified stock; provided, that the net cash proceeds of that offering:

  .  are included as, or contributed to us as, our common equity capital; and

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  .  exceed euro 75.0 million, in the case of a public offering, or euro 50.0 million in the case of a private offering.

   "registration rights agreement" means the registration rights agreement relating to the notes between us and West LB Panmure Limited, as the initial purchaser for the benefit of the initial purchaser and the holders of notes, as it may be amended or modified in accordance with its terms.

   "related party" means with respect to any principal:

     (a) the principal, any direct or indirect wholly owned subsidiary of the principal, and any officer, director or employee of the principal or any wholly owned subsidiary of the principal; or

     (b) any member of the "immediate family" as that term is used in Rule 16a-1(e) under the Exchange Act of the principal or the officers, directors and employees referred to in clause (a) above; or

     (c) any trust, corporation or partnership 100%-in-interest of the beneficiaries, stockholders or partners of which consists of one or more of the persons described in clause (a) or (b) above.

   "relevant taxing jurisdiction" means the Federal Republic of Germany or any jurisdiction in which we are or any successor to us is organized or is otherwise resident for tax purposes or any political subdivision of Germany or that jurisdiction or any authority having power to tax in Germany or that jurisdiction or any jurisdiction from or through which payment is made.

   "restricted investment" means an investment other than a permitted investment permitted pursuant to clause (8) of the second paragraph of the covenant described in "Material Covenants--Restricted Payments."

   "restricted payment" means to:

  . declare or pay any dividend or make any other payment or distribution on account of our or our subsidiaries' equity interests, including, without limitation, any such payment in connection with any merger or consolidation or to the direct or indirect holders of Equity Interests in their capacity as such, other than dividends, payments or distributions payable:

    .  in our equity interests, other than our disqualified stock,

    .  to us, or

    .  to any of our restricted subsidiaries;

  . purchase, redeem or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation, any of our or our direct or indirect parent's equity interests;

  . make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any indebtedness that is by its terms subordinated to the notes (other than the purchase, repurchase or other acquisition of that indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of that purchase, repurchase or acquisition), except a payment of interest or principal at stated maturity; or

  .  make any restricted investment.

   "restricted subsidiary" of a person means any subsidiary of that person that is not an unrestricted subsidiary.

   "senior credit facilities" means:

  . the credit agreement dated as of July 27, 1999 between us and Deutsche Bank AG providing for up to DM 60.0 million revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection with that agreement,

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  .  the credit agreement in effect on March 28, 2000, by and between us and
     Kreissparkasse Boblingen, providing for up to DM 5.5 million revolving credit borrowings and other loans, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection with that agreement,

  . the credit agreement dated as of December 20, 1999, by and between us and Volksbank AG im Kreis Boblingen, providing for up to DM 5.0 million revolving credit borrowings and other loans, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection with that agreement, and

  . the credit agreement in effect on March 28, 2000 between us and Dresdner Bank AG, providing for up to DM 5.0 million revolving credit borrowings and other loans including any related notes, guarantees, collateral documents, instruments and agreements executed in connection with that agreement.

in each case as they may be amended, modified, renewed, refunded, replaced or refinanced.

   "senior debt" means:

  . all indebtedness outstanding under our senior credit facilities or any new credit facility and all hedging obligations with respect to that indebtedness,

  . any other indebtedness permitted to be incurred under the terms of the indenture, unless the instrument under which that indebtedness is incurred expressly provides that it is not superior, or is subordinated, in right of payment to the notes, and

  .  all obligations with respect to the foregoing.

   Notwithstanding anything to the contrary, senior debt will not include:

  . any indebtedness or obligation which is subordinate or junior in any respect, other than as a result of the indebtedness being unsecured, to any other indebtedness or obligation,

  .  any liability for taxes owed or owing,

  . any of our indebtedness to any of our subsidiaries or other affiliates or any indebtedness of any of our subsidiaries or other affiliates to us,

  . any account payable or other liability to trade creditors arising in the ordinary course of business,

  .  any indebtedness that is incurred in violation of the indenture, or

  .  any capital stock.

   "significant subsidiary" means any subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, as that Regulation is in effect on March 28, 2000.

   "stated maturity" means, with respect to any payment of interest or principal on any indebtedness, the date on which that payment of interest or principal was scheduled to be paid in the original documentation governing that Indebtedness, excluding any contingent obligations to repay, redeem or repurchase that interest or principal prior to the date originally scheduled for the making of that payment.

   "subsidiary" means, with respect to any person:

  . any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees of that person is at the time owned or controlled, directly or indirectly, by that person and/or one or more of the other subsidiaries of that person, and


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  .  any partnership:

    . the sole general partner or the managing general partner of which is that person or a subsidiary of that person, or

    . the only general partners of which are that person and/or of one or more subsidiaries of that person.

   "unrestricted subsidiary" means any of our direct or indirect subsidiaries that is designated as our unrestricted subsidiary in compliance with the covenant described in "Material Covenants--Designations of Unrestricted Subsidiaries."

   "U.S. GAAP" means, at any date of determination, generally accepted accounting principles as in effect in the United States of America on the date of determination, consistently applied for all periods.

   "voting stock" of any person as of any date means the capital stock of that person that is at the time entitled to vote in the election of the management board or analogous body of that person.

   "weighted average life to maturity" means, when applied to any indebtedness at any date, the number of years obtained by dividing:

  .  the sum of the products obtained by multiplying:

    . the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, by:

    . the number of years, calculated to the nearest one-twelfth, that will elapse between that date and the making of that payment; by:

  .  the then outstanding principal amount of that indebtedness.

   "wholly owned restricted subsidiary" of any person means a restricted subsidiary of that person all of the outstanding capital stock or other ownership interests of which, other than directors' qualifying shares and capital stock or other ownership interests owned by officers or agents of that person solely in their capacity as its officers or agents, is at the time owned by that person or by that person and one or more wholly owned restricted subsidiaries of that person.

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                  FORM OF THE NOTES, CLEARANCE AND SETTLEMENT

   The exchange notes will be represented by one or more notes in registered, global form, or global notes deposited with The Bank of New York, London Branch, as the common depositary for Morgan Guaranty Trust Company of New York, Brussels office, as the Euroclear operator of Euroclear and Clearstream, and registered in the name of a nominee of the common depositary. The notes will not be eligible for clearance through The Depository Trust Company. Except in the limited circumstances described below, notes in certificated form will not be issued.

Depositary Procedures

   We understand that Euroclear and Clearstream hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their own account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities. Euroclear and Clearstream provide various services including:

  .  safekeeping;

  .  administration;

  .  clearance and settlement of internationally traded securities; and

  .  securities lending and borrowing.

   Euroclear and Clearstream can settle securities transactions in more than 30 currencies, including the euro. Euroclear and Clearstream also deal with domestic securities markets in several countries through an established electronic bridge between their two systems across which their account holders may settle trades with each other. Account holders in both Euroclear and Clearstream are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to both Euroclear and Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system. An account holder's overall contractual relations with either Euroclear or Clearstream are governed by the rules and operating procedures of Euroclear or Clearstream and any applicable laws. Both Euroclear and Clearstream act under these rules and operating procedures only on behalf of their account holders, and have no record of or relationship with any persons who are not direct account holders.

   Investors who hold accounts with the Euroclear operator or Clearstream may acquire, hold and transfer security entitlements in each global note against the Euroclear operator or Clearstream and its respective property by book-entry to accounts with the Euroclear operator or Clearstream, each of which has an account with the common depositary and subject at all times to the procedures and requirements of Euroclear or Clearstream, as applicable. Security entitlement means the rights and property interests of an account holder against its securities intermediary under the applicable law in or relating to a security, including any ownership, co-ownership, contractual or other rights.

   Investors who do not have accounts with the Euroclear operator or Clearstream may acquire, hold and transfer security entitlements relating to a global note against the securities intermediary and its property with which the investors hold accounts by book-entry to accounts with the securities intermediary, which in turn, may hold a security entitlement related to the global note through the Euroclear operator or Clearstream.

   Investors electing to acquire security entitlements relating to a global note through an account with the Euroclear operator or Clearstream or some other securities intermediary must follow the settlement procedures of their securities intermediary for the settlement of new issues of securities. Security entitlement relating to a global note to be acquired through an account with the Euroclear operator or Clearstream will be credited to that account as of the settlement date against payment in euro for value as of the settlement date.


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   Investors electing to acquire, hold or transfer security entitlements relating to a global note through an account with the Euroclear operator, Clearstream or some other securities intermediary other than in connection with the initial distribution of the notes must follow the settlement procedures of their securities intermediary relating to the settlement of secondary market transaction in securities.

   Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners of holders of notes. So long as the common depositary is the registered owner or holder of a global note, that party will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture and the notes. Each person owning a beneficial interest in a global note must rely on the procedures of Euroclear and Clearstream and their account holders to exercise any rights and remedies of a holder of notes under the indenture governing the notes. Payments of principal and interest on the global notes will be made to the common depositary on behalf of Euroclear and Clearstream as the registered owners of the global notes.

   The laws of some countries and some states in the United States require that persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to those people may be limited to that extent. Because Euroclear and Clearstream can act only on behalf of their account holders, the ability of a person having beneficial interests in a global note to pledge those interests to persons or entities that do not participate in the relevant clearing system, take any actions relating to those interests, may be affected by the lack of a physical certificate documenting those interests.

Payments on the Global Notes

   Payments for the principal of, premium, if any, and interest (including Additional Amounts, if any) on a global note will be made through a paying agent appointed in compliance with the indenture governing the notes and will be payable to the common depositary on behalf of Euroclear and Clearstream, each in its capacity as the registered holder of the notes under the indenture. Under the terms of the indenture governing the notes, BROKAT and the Trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for any and all other purposes whatsoever. Consequently, none of BROKAT, the initial purchaser, the Trustee, or any agent of BROKAT, the initial purchaser or the Trustee has or will have any responsibility or liability for

  . any aspect or accuracy of the records of the relevant clearing system or the holders of accounts in that clearing system, relating to payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any records of such clearing system or account holder relating to beneficial ownership interests in the global notes, or

  . any other manner relating to the actions and practices of the relevant clearing system or the holders of accounts in that clearing system.

   Euroclear or Clearstream upon receipt of a payment, will immediately credit the accounts of their own relevant account holders, with payments in amounts proportionate to their holdings in principal amount of beneficial interest in the relevant global note, as shown on the records of Euroclear or Clearstream. We expect that payments by those account holders to the beneficial owners of global notes will be governed by standing instructions and customary practices and will be the responsibility of those account holders. Neither BROKAT nor the Trustee will have responsibility or liability for the payment of amounts owing for beneficial interests in the global notes held by the common depositary on behalf of Euroclear and Clearstream.

Transfers of Global Securities and Interests Therein

   Unless definitive securities are issued, the global notes may be transferred, in whole and not in part, only by Euroclear and Clearstream to the common depositary or by the common depositary to Euroclear or Clearstream, as applicable, or to another nominee or successor of each of them or a nominee of that successor.

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   Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of Euroclear and Clearstream and their own account holders and intermediaries. Any secondary market-trading activity in beneficial interests in the global notes is expected to occur through the account holders and intermediaries or Euroclear and Clearstream, and the securities custody accounts of investors will be credited with the holdings against payment in same-day funds on the settlement date.

   No service charge will be made for any registration of transfer or exchange of notes, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable relating to the registration of transfer or exchange of notes.

   Although Euroclear and Clearstream have agreed to follow procedures to facilitate transfers of interests in the global notes among account holders in Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. None of BROKAT, the initial purchaser, the Trustee, nor our agent, the initial purchaser or the Trustee has or will have any responsibility for the nonperformance or misperformance--because of insolvency, mistake, misconduct--by Euroclear or Clearstream or their account holders or intermediaries of their obligations under the rules and procedures governing their operations.

   We understand that under existing industry practices, if either we request or the Trustee requests any action of holders of notes, or if an owner of a beneficial interest in a global note desires to give instructions or take an action that a holder is entitled to give or take under the indenture governing the notes, Euroclear or Clearstream would authorize their account holders owning the relevant beneficial interest to give instructions or take that action, and those account holders would authorize intermediaries to give instructions or take that action, or would otherwise act upon the instructions of the intermediaries.

   We understand that, under the existing practices of Euroclear or Clearstream, if less than all of the respective class of notes are to redeemed at any time, Euroclear or Clearstream will credit their own account holders' accounts on a proportionate basis, with adjustments to prevent fractions, or on any other basis as Euroclear or Clearstream determines to be fair and appropriate, provided that no beneficial interests of less than (Euro) 1,000 may be redeemed in part.

Certificated Notes

   Beneficial interests in a global note are exchangeable for definitive notes in registered certificated form only if:

  . Euroclear and Clearstream are unwilling or unable to continue as depositary for the global note and BROKAT thereupon fails to appoint a successor depositary within 90 days; or

  . there shall have occurred and be continuing a default or an Event of Default relating to the notes. Certificated notes delivered in exchange for any global note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of Euroclear or Clearstream in conformity with their customary procedures. The notes may not be issued in bearer form.

   In the case of the issuance of certificated notes in the limited circumstances described above, the holder of a certificated note may transfer the note by surrendering it at our offices or agencies maintained for this purpose within the City and State of New York and London, England, and at the offices of the transfer agents in Luxembourg. Until otherwise designated by us, our office or agency in the City and State of New York and London, England, will be the offices of the Trustee and London Paying Agent maintained for this purpose.

   If there is a partial transfer of a holding of notes, represented by one certificate, or partial redemption of a holding represented by one certificate, a new certificate shall be issued to the transferee in respect of the part transferred or redeemed. A further new certificate for the balance of the holding not transferred or redeemed

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


will be issued to the transferor, provided that no certificate in denominations less than (Euro)1,000 will be issued. Each new certificate to be issued will be available for delivery within ten business days at the office of the Trustee or the transfer agent in Luxembourg. The cost of preparing, printing, packaging and delivering the certificated notes will be borne by us.

   BROKAT will not be required to register the transfer or exchange of certificated notes for a period of 15 days preceding

  .  the due date of any payment of principal of or interest on the notes or

  .  a selection of notes to be redeemed.

   Also, BROKAT is not required to register the transfer or exchange of any notes selected for redemption. If any certificated note is transferred, the Trustee may require a holder to furnish appropriate endorsements and transfer documents, and BROKAT may require a holder to pay any taxes and fees required by law and permitted by the indenture and the notes.

   If certificated notes are issued, and a holder of a certificated note claims that the note has been lost, destroyed or wrongfully taken or if the note is mutilated and surrendered to the Trustee or, for so long as the notes are listed on the Luxembourg Stock Exchange, at the specified offices of the transfer agents in Luxembourg, BROKAT will issue and the Trustee will authenticate a replacement note if the Trustee's and BROKAT's requirements are met. If required by the Trustee or BROKAT, an indemnity bond must be sufficient in the judgment of both to protect BROKAT, the Trustee or any paying agent or authenticating agent appointed under the indenture from any loss which any of them may suffer if a note is replaced. BROKAT may charge for its expenses in replacing a note.

   If any mutilated, destroyed, lost or stolen note has become or is about to become due and payable, or is about to be redeemed or purchased by BROKAT under the provisions of the indenture governing the notes, BROKAT in its discretion may, instead of issuing a new note, pay, redeem or purchase that note.

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                                    TAXATION

United States Federal Income Taxation

   The following describes the material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of notes by a holder. This summary is not a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase the notes. In particular, the following discussion deals only with U.S. holders who purchase the notes at the issue price as part of the initial distribution and will hold the notes as capital assets. The discussion does not address the tax treatment of holders that are subject to special tax rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, traders in securities electing to mark the securities to market, persons that hold notes as part of an integrated investment, including a straddle, comprised of notes and one or more other positions, and persons that have a "functional currency" other than the U.S. dollar. The discussion also applies only to a holder who is a citizen or resident of the United States or a United States corporation or that otherwise is subject to United States taxation on a net income basis in respect of the notes.

   The summary is based on laws, regulations, rulings and decisions in effect on the date of this filing which are subject to change. Prospective purchasers should consult their own advisers about the tax consequences of an investment in the notes in light of their particular circumstances, including the effect of any other federal, state, local or other non-U.S. law that might apply.

 Interest

   Interest on the notes will be includable in a U.S. holder's income at the time the interest is accrued or received, based on the holder's method of tax accounting.

   A U.S. holder that uses the cash method of accounting for tax purposes will realize interest income equal to the U.S. dollar value of the interest payment, based on the spot rate of exchange on the date of receipt, regardless of whether the payment in fact is converted into U.S. dollars. The U.S. holder will not have exchange gain or loss on the interest payment but may have exchange gain or loss when it disposes of any foreign currency received.

   A U.S. holder that uses the accrual method of accounting for tax purposes will determine the amount of interest income allocable to an accrual period in the relevant foreign currency and then will translate that amount into U.S. dollars at the average exchange rate in effect during the interest accrual period (or portion of it within the U.S. holder's taxable year), unless the holder has made the election described below. An accrual basis holder may make an election (which must be applied consistently to all debt instruments from year to year and may not be revoked without the consent of the Internal Revenue Service) to translate accrued interest income at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within that accrual period if the accrual period includes more than one taxable year), or at the spot rate on the date of receipt if that date is within five business days of the last day of the accrual period.

   A U.S. holder who uses the accrual method of accounting for tax purposes will recognize foreign currency gain or loss on the receipt of an interest payment if the spot rate in effect on the date the payment is received differs from the rate applicable to an accrual of that interest. This foreign currency gain or loss will be treated as ordinary income or loss, and generally will not be treated as an adjustment to interest income.

 Sale and Other Dispositions of the Notes

   Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized less any accrued interest, which will be taxable as interest income and the holder's tax basis in that note. If a U.S. holder receives foreign currency in respect of the sale, exchange or retirement of a note, the amount realized will be the U.S. dollar equivalent of the amount received, calculated at the spot rate in effect at the time of the sale, exchange or retirement. If

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notes are traded on an established securities market, a cash basis taxpayer, and if it elects, an accrual basis taxpayer, will determine the U.S. dollar equivalent of the amount realized by translating that amount at the spot rate on the settlement date of the sale, exchange or retirement. If an accrual method taxpayer makes this election, the election must be applied consistently to all debt instruments from year to year and may not be changed without the consent of the IRS.

   Except as discussed below with respect to foreign currency gain or loss, gain or loss recognized by a U.S. holder on the sale, exchange or retirement of a note generally will be long-term capital gain or loss if the U.S. holder has held the note for more than one year at the time of disposition. A U.S. holder's ability to offset capital losses against ordinary income is limited. Long-term capital gain recognized by an individual holder generally is subject to taxation at a maximum rate of 20%.

   Gain or loss that is attributable to changes in the exchange rate for a foreign currency will be treated as ordinary income or loss, and generally will not be treated as an adjustment to interest income. This foreign currency gain or loss will be taken into account only based upon the total gain or loss realized on the sale, exchange or retirement of the note.

 Foreign Tax Credit

   For U.S. foreign tax credit purposes, interest on the notes will be treated as foreign-source income and generally will be subject to the separate foreign tax credit limitation for passive income. However, if this interest were to become subject to a withholding tax at a rate of five percent or more, it would be segregated in the separate foreign tax credit basket for high withholding tax interest. If this interest were received by a U.S. holder engaged in the active conduct of a banking, insurance, financing or similar business, the income may be segregated in the separate foreign tax credit basket for financial services income. If we pay additional amounts due to the imposition of German withholding taxes, you will be treated as if you actually received the amount of German taxes withheld by us and then paid over the withheld taxes to the German taxing authorities. As a result, with respect to a particular interest payment you may be required to include more interest in gross income than the amount of cash you actually receive.

   Gain or loss realized on the sale, exchange, retirement or other disposition of a note, including foreign currency gain or loss, generally will be treated as U.S.-source income or loss for foreign tax credit purposes.

 Exchange Offer

   An exchange of the original notes for the exchange notes under the exchange offer will not be a taxable event for U.S. federal income tax purposes. Consequently, a U.S. holder will not recognize taxable gain or loss as a result of exchanging the original notes for the exchange notes. If BROKAT fails to comply with some of its obligations under the registration rights agreement, additional interest may become payable on the notes. A U.S. holder will not be required to take account of the additional interest in determining its income for U.S. federal income tax purposes unless the events giving rise to the obligation to pay this interest have occurred.

 Non-U.S. Holders

   If you are not a U.S. holder, payments of interest to you on a note generally will not be subject to U.S. withholding tax. If payments of interest are effectively connected with your conduct of a trade or business in the United States, the interest will be subject to the U.S. federal income tax that applies to U.S. persons generally, and with respect to corporate holders engaged in a U.S. trade or business through a branch, the branch profits tax).

   Subject to the discussion below of information reporting and backup withholding, if you are not a U.S. holder, any gain you realize on a sale or exchange of a note will not be subject to U.S. federal income tax, including withholding tax, unless (i) this gain is effectively connected with your conduct of a trade or business

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in the United States or (ii) if you are an individual, you are present in the
United States for 183 days or more in the taxable year of sale, and the sum of all of your capital gains from U.S. sources exceeds the sum of all of your capital losses from U.S. sources.

 Information Reporting and Backup Withholding

   Interest on the notes, and payments of the proceeds of a sale of notes, that are paid within the United States or through a United States-related financial intermediary are subject to information reporting and may be subject to backup withholding at a 31% rate unless the holder (i) is a corporation or other exempt recipient or (ii) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Holders that are not United States persons generally are not subject to information reporting or backup withholding. However, a holder may be required to provide a certification to establish its non-U.S. status in connection with payments received within the United States or from certain U.S.-related payors.

German Taxation

 General

   The following describes German income tax consequences relating to holders for the purchase, ownership and disposition of the notes. This summary is not a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase the notes. In particular, it does not cover foreign tax consequences for foreign holders.

   This summary is based on the laws currently in force and as applied in practice on the date of this filing, which are subject to change, possibly with retroactive effect. Prospective purchasers of the notes are advised to consult their own tax advisors about the German or other tax consequences of the purchase, ownership and disposition of the notes in light of their particular circumstances, including the effect of any state, local or other national laws.

   The taxable treatment of over-the-counter transactions diverges from noncertificated notes. Over-the-counter transactions means that interest payments are made anonymously upon presentation of coupons or of a note in certificated form.

 Interest Income derived from the Notes--Resident Holders

   In general, for "resident holders" the income earned from the notes is taxable according to sec. 20 (1) no. 7 Income Tax Act (EStG) as income from investments. If the notes are business properties then the income is taxable as business income.

   Interest payments under the notes are subject to tax in Germany at regular German tax rates if payments are:

  . made to a holder of a note who, for tax purposes, is an individual resident in Germany (that is, a person whose residence or customary place of abode is located in Germany);

  . made to a corporation that maintains its statutory seat or principal place of management in Germany; or

  . attributable to a permanent establishment maintained by, or a fixed place of business available to,

    . a holder of a note who is an individual not resident in Germany for tax purposes; or

    . a corporation that does not maintain its statutory seat or principal place of management in Germany.


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



   Besides taxation of interest based on the notes, according to sec. 43 (1) no. 7 lit. b EStG, a withholding tax is levied on the interest payments. This tax is fully credited against individual and corporate income taxes. Generally, the withholding tax rate on interest income is 30% of the interest income. Interest payments from over-the-counter transactions are taxed at a rate of 35%. Additionally a 5.5% solidarity surcharge on withholding tax is levied, a tax rate 31.65% instead of 30% and 36.925% instead of 35%. The tax is levied by the domestic German paying agent.

   According to sec. 20 (4) EStG, a tax free allowance for investment income exists for private individuals. The amount of interest received that can be excluded from taxable income is DM 3.0 thousand, or DM 6.0 thousand for married couples for all investment income including interest on bonds, interest on bank deposits and dividends. Besides the lump-sum deduction for investment expenses (sec. 9 a no. 2 EStG), the amount excludible from taxable income amounts to DM 3.1 thousand (DM 6.2 thousand). However, these tax free allowances only apply to private investors. For corporate investors the income from the interest on the notes does not qualify as investment income but as business income. Thus the allowance for investment income can not be considered.

   If the income earned from the notes are also trade or business income, the interest may be subject to a municipal trade tax. Trade tax rates are determined according to the locality in which the business is conducted and typically range between 15 and 20%, by which the trade tax is deductible as a business expense in computing the income which is subject to income or corporation tax.

 Interest Income derived from the Notes--Non-Resident Holders

   In general, for non-resident holders the income earned from the notes is not subject to German taxation.

   Non-residents are natural or juridical persons who have neither a residence, habitual abode, nor place of management or headquarters in Germany. Non-residents are exempt from German withholding taxes. In other words, any foreigner, who for tax purposes, is a non-resident of Germany, receiving interest payments from a German bank, excluding over-the-counter transactions, is exempt from the German withholding tax on interest payments, irrespective of the nationality of the non-resident.

   However, the tax exemption on interest payments for non-residents does not apply to over-the-counter transactions. In these cases, a withholding tax is levied and a refund of the German withholding tax may be available according to tax treaties.

 Sale of Notes

   In the sale of a note, a gain or loss equal to the difference between the amount realized less any accrued interest which is taxable as interest income, including the German withholding taxes and the original purchase price will be recognized.

   Generally, gains or losses realized from the sale of the note by resident holders are subject to tax at the standard German tax rate. A German withholding tax does not exist for gains on sale. However, if the notes are held in private property, the gain on sale is not subject to German tax, provided the note is held for at least one year. Gains or losses realized from the sale of the note by non-resident holders are not subject to taxation in Germany.

Proposed European Union Withholding Tax Directive

   A proposal currently under consideration by the European Union would oblige each EU member state either (1) to require a paying agent established in the EU member state to withhold tax on payments of interest, discount to premium to an individual beneficial owner who is a tax resident in another EU member state, unless the recipient establishes that it has reported the payment in its state of residence or (2) to require a paying agent established in the EU member state to supply information concerning the payment to the EU member state where the recipient is a tax resident. If adopted, this proposal would be expected to come into effect on January 1, 2001. It is impossible to predict whether, or in what form, the proposal will be adopted.

   Prospective purchasers of the notes should seek independent tax advice.

                              PLAN OF DISTRIBUTION

   Based on positions taken by the SEC staff in no-action letters issued to Exxon Capital Holdings Corp. and Morgan Stanley & Co. Inc., among others, we believe that the exchange notes issued in the exchange offer in exchange for the original notes may be offered for resale, resold and otherwise transferred by holders of these notes, other than any holder which is:

  .  our affiliate within the meaning of Rule 405 under the Securities Act,

  .  a broker-dealer who acquired notes directly from us, or

  . broker-dealers who acquired notes as a result of market-making or other trading activities,

without compliance with the registration and prospectus delivery provisions for the Securities Act, as long as:

  . the exchange notes are acquired in the ordinary course of the holders' business and

  . these holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes, provided that broker-dealers receiving exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the exchange notes.

   To date, the SEC staff has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements for transactions involving an exchange of securities such as the exchange in the exchange offer, other than a resale of an unsold allotment from the sale of the original notes to the initial purchasers, with this prospectus. Under the registration rights agreement, we have agreed to permit participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with permitted resales of the exchange notes. We have agreed that, for a period of one year after the exchange offer has been consummated, we will make this prospectus, and any amendment or supplement, available to any broker-dealer upon request.

   Each holder of original notes who wishes to exchange its original notes for exchange notes in the exchange offer will be required to make representations to us as described in "Exchange Offer." Each holder who is a broker-dealer and who receives exchange notes for its own account in exchange for original notes that were acquired by it as a result of market-making activities or other trading activities, will also be required to acknowledge that it will deliver a prospectus in connection with any resale by it of those exchange notes.

   Holders who tender original notes in the exchange offer with the intention to participate in a distribution of the exchange notes may not rely upon the Exxon Capital Holdings Corp., the Morgan Stanley & Co. Inc. or similar no-action letters.

   We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold in one or more transactions:

  .  in the over-the-counter market,

  .  in negotiated transactions,

  .  through the writing of options on the exchange notes or

  .  a combination of these methods of resale,

at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices.

   These resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer or the purchasers of these exchange notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

   We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers. We will indemnify holders of the original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as described in the registration rights agreement.

                                 LEGAL MATTERS

   LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York, will render an opinion for us on the validity of the exchange notes under New York law. Haver & Mailaender, Stuttgart, Germany, will render an opinion for us on German law matters related to the validity of the exchange notes.

                                    EXPERTS

   The consolidated financial statements of:

  . Brokat AG as of December 31, 1999 and June 30, 1999 and 1998 and for the six months ended December 31, 1999 and for each of the three years in the period ended June 30, 1999; and

  . MeTechnology AG and its predecessor, ESD
    Vermoegensverwaltungsgesellschaft mbH as of December 31, 1998 and 1997 and for the years then ended;

included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen Wirtschaftspruefungsgesellschaft Steuerberatungsgesellschaft mbH, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements of Transaction Software Technologies, Inc. as of September 30, 1998 and 1997 and for the years then ended, included in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements of Blaze Software, Inc. at March 31, 2000 and 1999, and for the three years in the period ended March 31, 2000 appearing in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of GemStone Systems, Inc. at December 31, 1999 and 1998, and for each of the two years in the period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst and Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                              GENERAL INFORMATION

Listing

   We listed the original notes and expect to make an application to list the exchange notes on the Luxembourg Stock Exchange. We deposited our articles of association and the legal notice relating to the issue of the notes with the registrar of the district court in Luxembourg (Greffier en Chef du Tribunal d'Arrondissement a Luxembourg), where these documents are available for inspection and where copies of these documents can be obtained upon request.

   As long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a listing, paying and transfer agent in Luxembourg. According to Chapter VI, Article 3, point A/11/2 of the Rules and Regulations of the Luxembourg Stock Exchange, the notes will be freely transferable and therefore no transaction made on the Luxembourg Stock Exchange will be cancelled.

Authorizations

   We have obtained all necessary consents, approvals and authorizations in connection with the issue of the notes. The issue of the notes was authorized by resolutions of our management board passed on February 7, 2000 and by resolutions of our supervisory board passed on February 21, 2000.

No Material Change

   Except as disclosed in this prospectus, there has been no material change in our and our subsidiaries' financial position since December 31, 1999.

Litigation

   Neither we nor any of our subsidiaries or affiliates are involved in any, or aware of any pending or threatened, litigation or arbitration proceedings which relate to claims or amounts that are material in the context of the issue of the notes or that may have, or have had during the 12 months preceding the date of this prospectus, a material adverse effect on our financial position.

Documents

   Copies of the following documents may be inspected at the specified offices of our listing, paying and transfer agent in Luxembourg:

  .  our articles of association;

  . the purchase agreement and registration rights agreement relating to the notes; and

  . the indenture dated as of March 28, 2000 relating to the notes, which includes the forms of the note certificates.

   Copies of the most recent consolidated financial statements of BROKAT for the preceding financial year, and any interim quarterly financial statements published by BROKAT, will also be available at the specified offices of the paying and transfer agents in Luxembourg for so long as the notes are listed on the Luxembourg Stock Exchange. BROKAT publishes only consolidated financial statements.

Clearing Systems

   The notes have been accepted for clearance through the facilities of Euroclear and Clearstream. Relevant trading information is presented below.

                                                            ISIN     Common Code
                                                            ----     -----------
Original Notes
  Rule 144A............................................ XS0109534999  010953499
  Regulation S......................................... XS0109534643  010953464
Exchange Notes.........................................            .          .

Exchange Offer

   For the exchange offer referred to under "Exchange Offer; Registration Rights," application will be made to list the new notes on the Luxembourg Stock Exchange. The new notes will be accepted for clearance through the accounts of Euroclear and Clearstream and they will have a new Common Code and a new ISIN number, which will be transmitted to the Luxembourg Stock Exchange. All documents prepared in connection with the exchange offer will be available at the office of the listing agent in Luxembourg and all necessary actions and services in respect of the exchange offer may be done at the office of the listing agent in Luxembourg.

   All notices relating to the exchange offer will be published according to the notice provisions of the applicable indenture. See "Description of the Notes--Notices." So long as the notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require: before the start of the exchange offer, notice of the exchange offer will be given to the Luxembourg Stock Exchange and will be published in a newspaper having a general circulation in Luxembourg which we expect to be the Luxembourg Wort. This notice will provide details of the conditions to, and the starting date and expected completion date of, the exchange offer.

   So long as the notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, notice of the results of the exchange offer will be given to the Luxembourg Stock Exchange and will be published in a newspaper having a general circulation in Luxembourg, which we expect to be the Luxembourg Wort.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
BROKAT Infosystems AG

Report of Independent Public Accountants..................................  F-3

Audited Financial Statements

  Consolidated Balance Sheets as of December 31, 1999, June 30, 1999, and
   June 30, 1998..........................................................  F-4

  Consolidated Statements of Operations for the six months ended
   December 31, 1999 and for the years ended June 30, 1999, June 30, 1998, and June 30, 1997......................................................  F-5

  Consolidated Statements of Changes in Shareholders' Equity for the six
   months ended December 31, 1999 and for the three years ended June 30,
   1999...................................................................  F-6

  Consolidated Statements of Cash Flows for the six months ended
   December 31, 1999 and for the years ended June 30, 1999, June 30, 1998, and June 30, 1997......................................................  F-7

  Notes to the Consolidated Financial Statements..........................  F-8

Unaudited Financial Statements

  Condensed Consolidated Balance Sheets as of March 31, 2000.............. F-38

  Condensed Consolidated Statements of Operations for the three months ended March 31, 2000 and March 31, 1999................................ F-39

  Condensed Consolidated Statements of Cash Flow for the three months ended March 31, 2000 and March 31, 1999................................ F-40

  Notes to the Condensed Consolidated Financial Statements for the three months ended March 31, 2000 and March 31, 1999......................... F-41

Transaction Software Technologies, Inc.

Report of Independent Public Accountants.................................. F-44

Consolidated Balance Sheets as of September 30, 1998 and 1997............. F-45

Consolidated Statements of Operations for the years ended September 30,
 1998 and 1997............................................................ F-46

Consolidated Statements of Changes in Shareholders' Equity for the years ended September 30, 1998 and 1997........................................ F-47

Consolidated Statements of Cash Flows for the years ended September 30,
 1998 and 1997............................................................ F-48

Notes to the Consolidated Financial Statements............................ F-49

MeTechnology AG

Reports of Independent Public Accountants................................. F-55

Consolidated Balance Sheets as of December 31, 1998 and 1997.............. F-57

Consolidated Statements of Operations for the years ended December 31,
 1998 and 1997............................................................ F-58

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 1998 and 1997......................................... F-59

Consolidated Statements of Cash Flows for the years ended December 31,
 1998 and 1997............................................................ F-60

Notes to Consolidated Financial Statements................................ F-61

Blaze Software, Inc.

Report of Independent Accountants......................................... F-70

Consolidated Balance Sheets as of March 31, 2000 and 1999................. F-71

Consolidated Statements of Operations for the years ended March 31, 2000,
 1999 and 1998............................................................ F-72

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended March 31, 2000, 1999 and 1998...................................... F-73

Consolidated Statements of Cash Flows for the years ended March 31, 2000,
 1999 and 1998............................................................ F-75

Notes to the Consolidated Financial Statements............................ F-76

GemStone Systems, Inc.

Report of Independent Auditors............................................ F-94

  Consolidated Balance Sheets as of December 31, 1999 and 1998 and March
   31, 2000............................................................... F-95

  Consolidated Statements of Operations for the years ended December 31,
   1999 and 1998 and March 31, 2000....................................... F-96

  Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1999 and 1998 and March 31, 2000.................... F-97

  Consolidated Statements of Cash Flows for the years ended December 31,
   1999 and 1998 and March 31, 2000....................................... F-98

  Notes to the Consolidated Financial Statements.......................... F-99

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Brokat Infosystems Aktiengesellschaft:

   We have audited the accompanying consolidated balance sheets of Brokat Infosystems Aktiengesellschaft and subsidiaries (the "Company") as of December 31, 1999, June 30, 1999, and June 30, 1998 and the related consolidated statements of operations, cash flows and shareholders' equity for the six month period ended December 31, 1999 and for each of the three years in the period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audits in accordance with generally accepted auditing standards in Germany and the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brokat Infosystems Aktiengesellschaft and subsidiaries as of December 31, 1999, June 30, 1999, and June 30, 1998 and the results of their operations and their cash flows for the six month period ended December 31, 1999 and for each of the three years in the period ended June 30, 1999 in conformity with generally accepted accounting principles in the United States.

                                                      Arthur Andersen
                                              Wirtschaftsprufungsgesellschaft
                                              Steuerberatungsgesellschaft mbH

                                               Dr. Schmidt         Schupeck
                                            Wirtschaftsprufer Wirtschaftsprufer

Stuttgart, Germany
February 14, 2000

                             BROKAT INFOSYSTEMS AG

                          CONSOLIDATED BALANCE SHEETS

                                                      June 30,
                                                   ----------------  December 31,
                                             Note   1998     1999        1999
                                             ----  -------  -------  ------------
                                                        (DM in thousands)
                  ASSETS
Current assets:
 Cash and cash equivalents.................          1,832    7,141       6,963
 Accounts receivable (less allowance for
  doubtful accounts of DM 1,575,000,
  DM 2,270,000 and DM 283,000 at December
  31, 1999, June 30, 1999, and June 30,
  1998, respectively)......................         10,716   35,076      36,187
 Cost and estimated earnings in excess of
  billings on uncompleted contracts........   (4)    1,806    2,499       1,965
 Advances on purchase commitments..........  (19)        0        0       3,000
 Prepaid expenses and other current
  assets...................................   (5)    1,015    3,923       6,795
                                                   -------  -------    --------
 Total current assets......................         15,369   48,639      54,910
                                                   -------  -------    --------
Property and equipment, at cost............
Computer equipment.........................          3,941    9,696      12,813
Furniture and fixtures.....................          1,022    4,891       5,296
Less: accumulated amortization.............         (1,502)  (6,264)     (8,607)
                                                   -------  -------    --------
                                                     3,461    8,323       9,502
                                                   -------  -------    --------
Goodwill...................................   (6)        0  212,948     188,887
Other intangible assets....................   (6)      496    8,033       8,448
Less: accumulated amortization.............   (6)     (223)  (4,320)    (20,547)
                                                   -------  -------    --------
                                                       273  216,661     176,788
                                                   -------  -------    --------
Investments in associated companies........   (3)        0        0       4,139
Other long-term investments................   (3)        0        0       1,013
Deferred income taxes......................  (14)      577    1,447       2,333
                                                   -------  -------    --------
 Total assets..............................         19,680  275,070     248,685
                                                   =======  =======    ========
   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Short-term debt to banks..................   (7)        0    3,226      42,271
 Other short-term debt.....................   (8)        0    3,438       5,665
 Accounts payable, trade...................          2,322    8,939       5,043
 Payroll-related accruals..................          1,935    4,229       5,296
 Tax-related accruals......................            501      847       2,150
 Billings in excess of cost and estimated
  earnings on uncompleted contracts........   (4)      970      857       1,818
 Other accrued expenses and current
  liabilities..............................   (9)    1,499    5,962       6,264
 Deferred income...........................          1,107    3,430       3,579
 Deferred income taxes.....................  (14)      577    1,447       2,377
                                                   -------  -------    --------
 Total current liabilities.................          8,911   32,375      74,463
                                                   =======  =======    ========
Long-term debt to banks....................  (10)    2,000    2,000       2,000
Long-term debt to shareholders.............  (11)    4,555    4,000           0
Other long-term debt.......................  (12)    3,753   18,356       1,850
                                                   -------  -------    --------
 Total liabilities.........................         19,219   56,731      78,313
                                                   -------  -------    --------
Minority interest..........................              0      400         426
                                                   -------  -------    --------
Shareholders' equity:                        (15)
 Common Stock..............................              0   44,748      52,512
 GmbH Capital..............................            158        0           0
 Additional paid-in capital................         10,567  271,751     343,260
 Accumulated deficit.......................        (10,297) (57,587)   (109,064)
 Deferred compensation.....................  (16)        0  (39,261)   (113,376)
 Accumulated other comprehensive income
  (loss)...................................             33   (1,712)     (3,386)
                                                   -------  -------    --------
 Total shareholders' equity................            461  217,939     169,946
                                                   -------  -------    --------
 Total liabilities and shareholders'
  equity...................................         19,680  275,070     248,685
                                                   =======  =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             BROKAT INFOSYSTEMS AG

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             Six Months
                                               Year Ended                      Ended
                                                June 30,                    December 31,
                           Note      1997         1998          1999            1999
                          -------- ---------  ---------------------------  ----------------
                          (DM in thousands, except share data and per share data)
Revenue.................     (18)     12,101       29,571          62,487          51,287
Cost of Sales (exclusive
 of DM 4,298.0 thousand
 and DM 6,794.0 thousand
 of non-cash charges
 from stock option
 grants in the six
 months ended December
 31, 1999 and the year
 ended June 30, 1999)...              (7,971)     (15,493)        (31,325)        (22,937)
                                   ---------   ----------   -------------   -------------
Gross profit............               4,130       14,078          31,162          28,350
                                   ---------   ----------   -------------   -------------
Selling expenses
 (exclusive of DM
 3,524.0 thousand and DM
 6,070.0 thousand of
 non-cash charges from
 stock option grants in
 the six months ended
 December 31, 1999 and
 the year ended June 30,
 1999)..................              (3,118)     (16,636)        (38,848)        (27,714)
General and
 administrative expenses
 (exclusive of DM
 1,552.0 thousand and DM
 1,580.0 thousand of
 non-cash charges from
 stock option grants in
 the six months ended
 December 31, 1999, and
 the year ended June 30,
 1999)..................              (1,332)      (4,305)        (10,639)        (12,643)
Research and development
 expenses (exclusive of
 DM 2,866.0 thousand and
 DM 1,896.0 thousand of
 non-cash charges from
 stock option grants in
 the six months ended
 December 31, 1999, and
 the year ended June 30,
 1999)..................              (1,450)      (4,917)         (8,733)        (12,769)
Amortization of goodwill
 and other intangible
 assets from
 acquisitions...........                   0            0          (3,686)        (15,797)
Non-cash charges
 associated with stock
 option grants..........     (16)          0            0         (16,340)        (12,240)
                                   ---------   ----------   -------------   -------------
Total operating
 expenses...............              (5,900)     (25,858)        (78,246)        (81,163)
                                   ---------   ----------   -------------   -------------
Operating loss..........              (1,770)     (11,780)        (47,084)        (52,813)
                                   ---------   ----------   -------------   -------------
Interest income.........                   5          150           1,528              35
Interest expense........                (157)        (454)           (960)           (867)
Other, net..............                 198          239           2,565           2,298
Loss absorption of
 convertible debt of
 silent partners........                   0        3,252             926               0
                                   ---------   ----------   -------------   -------------
Loss before income taxes
 and extraordinary
 items..................              (1,724)      (8,593)        (43,025)        (51,347)
                                   ---------   ----------   -------------   -------------
Income tax benefit
 (expense)..............     (14)         10            0            (113)           (104)
Minority interest.......                   0            0              90             (26)
                                   ---------   ----------   -------------   -------------
Loss before
 extraordinary items....              (1,714)      (8,593)        (43,048)        (51,477)
Extraordinary loss on
 early extinguishment of
 debt...................                   0            0          (4,242)              0
                                   ---------   ----------   -------------   -------------
Net loss................              (1,714)      (8,593)        (47,290)        (51,477)
                                   =========   ==========   =============   =============
Basic and diluted loss
 per share:
Loss before
 extraordinary items....                                            (2.18)          (1.92)
Extraordinary loss......                                            (0.22)           0.00
Net loss................                                            (2.40)          (1.92)
                                                            =============   =============
Weighted average number
 of common shares
 outstanding............                                       19,694,650      26,848,773
                                                            =============   =============

  The accompanying notes are an integral part of these consolidated financial statements.

                             BROKAT INFOSYSTEMS AG

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                     Other
                                                                                                    Compre-   Total   Compre-
                  Preferred Stock       Common Stock            Additional Accumulated              hensive  Stock-   hensive
                  ------------------  -----------------  GMBH    Paid-in    Earnings     Deferred   Income   holders  Income
                   Shares    Amount     Shares   Amount Capital  Capital    (Deficit)  Compensation (Loss)   Equity   (Loss)
                  ---------  -------  ---------- ------ ------- ---------- ----------- ------------ -------  -------  -------
                                                   (DM in thousands, except share data)
Balance, June
30, 1996........          0       0            0      0    62          0         107            0        0       169
Dividends.......          0       0            0      0     0          0         (97)           0        0       (97)
Capital
increases.......          0       0            0      0    65        591           0            0        0       656
Net income......          0       0            0      0     0          0      (1,714)           0        0    (1,714)  (1,714)
                                                                                                                      -------
Comprehensive
loss............                                                                                                       (1,714)
                  ---------   -----   ---------- ------  ----    -------    --------     --------   ------   -------  -------
Balance, June
30, 1997........          0       0            0      0   127        591      (1,704)           0        0      (986)
                  ---------   -----   ---------- ------  ----    -------    --------     --------   ------   -------
Capital
increases.......          0       0            0      0    31      9,976           0            0        0    10,007
Net loss........          0       0            0      0     0          0      (8,593)           0        0    (8,593)  (8,593)
Foreign currency
translation
adjustment......          0       0            0      0     0          0           0            0       33        33       33
                                                                                                                      -------
Comprehensive
loss............                                                                                                       (8,560)
                  ---------   -----   ---------- ------  ----    -------    --------     --------   ------   -------  -------
Balance, June
30, 1998........          0       0            0      0   158     10,567     (10,297)           0       33       461
                  ---------   -----   ---------- ------  ----    -------    --------     --------   ------   -------
Shares issued in
connection with
the conversion
from GmbH to
AG..............     30,780      51       64,200    107  (158)         0           0            0        0         0
Conversion of
preferred stock
to common
stock...........    (30,780)    (51)      30,780     51     0          0           0            0        0         0
Shares issued
upon conversion
of debt.........          0       0        1,419      2     0      7,484           0            0        0     7,486
Shares issued in
IPO, net of
issuance cost...          0       0   24,000,000 40,000     0     34,066           0            0        0    74,066
Shares issued
after IPO.......          0       0      420,000    700     0      8,260           0            0        0     8,960
Shares issued
for acquisition
of
MeTechnology....          0       0    2,332,374  3,888     0    155,773           0            0        0   159,661
Non-cash
compensation
from issuance of
stock options to
employees.......          0       0            0      0     0     55,601           0      (55,601)       0         0
Amortization of
deferred stock
option
compensation....          0       0            0      0     0          0           0       16,340        0    16,340
Net loss........          0       0            0      0     0          0     (47,290)           0        0   (47,290) (47,290)
Foreign currency
translation
adjustment......          0       0            0      0     0          0           0            0   (1,745)   (1,745)  (1,745)
                                                                                                                      -------
Comprehensive
loss............                                                                                                      (49,035)
                  ---------   -----   ---------- ------  ----    -------    --------     --------   ------   -------  -------
Balance, June
30, 1999........          0       0   26,848,773 44,748     0    271,751     (57,587)     (39,261)  (1,712)  217,939
                  ---------   -----   ---------- ------  ----    -------    --------     --------   ------   -------
Adjustment to
reflect change
in par value....          0       0            0  7,764     0     (7,764)          0            0        0         0
Change in
deferred
compensation for
variable stock
options to
employees on
previous stock
option grants...          0       0            0      0     0     35,431           0      (35,431)       0         0
Non-cash
compensation on
stock options
granted to
employees under
ME-Plan.........          0       0            0      0     0          0           0       (7,082)       0    (7,082)
Non-cash
compensation
from issuance of
stock options to
employees under
1999 Plan.......          0       0            0      0     0     43,842           0      (43,842)       0         0
Amortization of
deferred stock
option
compensation....          0       0            0      0     0          0           0       12,240        0    12,240
Net loss........          0       0            0      0     0          0     (51,477)           0        0   (51,477) (51,477)
Foreign currency
translation
adjustment......          0       0            0      0     0          0           0            0   (1,674)   (1,674)  (1,674)
                                                                                                                      -------
Comprehensive
loss............                                                                                                      (53,151)
                  ---------   -----   ---------- ------  ----    -------    --------     --------   ------   -------  -------
Balance,
December 31,
1999............          0       0   26,848,773 52,512     0    343,260    (109,064)    (113,376)  (3,386)  169,946
                  =========   =====   ========== ======  ====    =======    ========     ========   ======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             BROKAT INFOSYSTEMS AG

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                Six Months
                                     Year Ended June 30,           Ended
                                    ------------------------   December 31,
                                     1997    1998     1999         1999
                                    ------  -------  -------  ----------------
                                          (DM in thousands)
Cash flow from Operating
 Activities:
 Net loss.........................  (1,714)  (8,593) (47,290) (51,477)
 Adjustments to reconcile net loss
  to net cash used in operating
  activities:
 Extraordinary loss...............       0        0    4,242        0
 Minority interest................       0        0      (90)      26
 Depreciation and amortization....     734    1,374    6,705   18,892
 Gain on disposal of property and
  equipment.......................      29       (1)      (2)       0
 Loss participation from holders
  of convertible debt.............       0   (3,252)    (926)       0
 Deferred income taxes............     (10)       0        0       44
 Non-cash charges associated with
  stock option grants.............       0        0   16,340   12,240
 Changes in operating assets and
  liabilities:
  Accounts receivable.............  (3,113)  (6,960) (23,377)  (1,111)
  Net changes in cost and
   estimated earnings in excess of
   billings.......................  (1,576)     740    3,718    1,495
  Prepaid expenses and other
   current assets.................    (148)    (833)  (1,442)  (5,872)
  Accounts payable, trade.........   1,504      613    4,750   (3,896)
  Payroll and tax related
   accruals.......................     572    1,153    2,050    2,370
  Other accrued expenses and
   liabilities....................     348    1,363     (564)    (340)
  Deferred income.................     160      947      200      149
                                    ------  -------  -------  -------
 Net cash used in operating
  activities......................  (3,214) (13,449) (35,686) (27,480)
                                    ------  -------  -------  -------
Cash flow from Investing
 Activities:
 Acquisitions of intangible
  assets..........................    (282)    (159)  (5,628)    (443)
 Purchases of property and
  equipment.......................  (1,466)  (3,710)  (5,207)  (3,891)
 Purchases of investments.........       0        0        0   (4,526)
 Acquisitions, net of cash
  acquired........................       0        0  (29,431)     (30)
 Proceeds from sale of property
  and equipment...................       4      106      293        0
                                    ------  -------  -------  -------
  Net cash used in investing
   activities.....................  (1,744)  (3,763) (39,973)  (8,890)
                                    ------  -------  -------  -------
Cash flow from Financing
 Activities:
 Net change in short-term debt....   2,995   (1,129)       0   37,746
 Proceeds from debt issuances.....   1,516   10,130        0        0
 Issuances of share capital.......     551   10,007   83,025        0
 Dividends paid...................     (97)       0        0        0
                                    ------  -------  -------  -------
  Net cash provided by financing
   activities.....................   4,965   19,008   83,025   37,746
                                    ------  -------  -------  -------
Effect of Exchange Rate
 Differences on Cash..............       0       20   (2,057)  (1,554)
Increase (decrease) in Cash and
 Cash Equivalents.................       7    1,816    5,309     (178)
Cash and Cash Equivalents:
 At the beginning of the period...       9       16    1,832    7,141
                                    ------  -------  -------  -------
 At the end of the period.........      16    1,832    7,141    6,963
                                    ======  =======  =======  =======
Supplemental Disclosure of Cash
 flow Information:
Cash paid for:
 Interest.........................     105      330      930      636
 Income taxes.....................       9        0        0      240

Supplemental Disclosures of Non-Cash Transactions:

   In the year ended June 30, 1999, the Company acquired MeTechnology AG, Leipzig, in exchange for common shares of the Company with a fair value of DM 159,661.0 thousand. Also during that year, approximately DM 7,486.0 thousand of debt was converted into equity.

   In the six months period ended December 31, 1999, the change in deferred compensation related to stock options of DM 86,355.0 thousand was credited to additional paid-in capital in the amount of DM 79,273.0 thousand and goodwill in the amount of DM 7,082.0 thousand. In the same period long-term debt recorded in connection with the acquisition of MeTechnology of DM 16,980.0 thousand was forgiven and charged to goodwill (see Note 12).

  The accompanying notes are an integral part of these consolidated financial statements.

                             BROKAT INFOSYSTEMS AG

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company

   Brokat Infosystems AG (formerly: Brokat Informationssysteme GmbH), Stuttgart, Germany, was founded on September 17, 1994. The Company and its subsidiaries develop and market cross-channel software for the integration of existing IT systems and applications into various electronic channels such as Internet, mobile radio or call centers. The Company's main customers are banks and other institutions which offer and process services through electronic channels.

   By a shareholders' resolution of April 1, 1998, the parent company was converted from a limited liability company (Gesellschaft mit beschrankter Haftung, "GmbH") to a stock corporation (Aktiengesellschaft, "AG"). Under a GmbH the equity interests of the shareholders in the company are not represented by a specific number of shares. Under the stock corporation structure, shares are issued to the shareholders and the number of shares issued corresponds to the share capital of the company. The change in capital structure was registered with the commercial register in Stuttgart on July 3, 1998.

   On September 17, 1998, the Company completed an initial public offering ("IPO") of its share capital in Germany and listed its shares on the Neuer Markt, a German stock exchange. The listing of these shares and the IPO, itself, involved a series of transactions that immediately preceded the initial public offering. These transactions are discussed in the following paragraphs.

   The purpose of these transactions was to increase the number of shares outstanding immediately prior to the IPO, without effecting a stock split, as well as comply with German law that requires existing shareholders to have a pre-emptive right to purchase newly issued shares before outside shareholders may purchase these shares.

   On September 15, 1998, existing shareholders of the Company (the "Existing Shareholders") participated in a rights offering, whereby existing shareholders were issued 248.97 rights for each share of stock owned. Each right allowed shareholders to purchase one share of the Company's common stock for a price of DM 3.33 per share. In aggregate, 24,000,000 rights were issued to shareholders.

   Immediately upon issuance, the shareholders sold 3,750,000 of their rights to Banque Paribas, Frankfurt am Main ("Paribas"), an entity which acted as an investment banker for the Company. Paribas acquired these rights for a cash consideration of DM 18.00 per right. This value was determined based upon the difference between the Company's initial public offering price of DM 21.33 per share (see below) and the exercise price of the right of DM 3.33 per share. Upon acquisition, Paribas then immediately exercised all of the rights and purchased 3,750,000 shares of the Company's common stock for cash proceeds totaling DM 12,500,000, excluding underwriter discounts and commissions.

   Using the consideration received from the sale of the 3,750,000 conversion rights, the Existing Shareholders then exercised their rights and purchased 20,250,000 shares of the Company's common stock for cash proceeds totaling DM 67,500,000. In total, the Company received DM 80,000,000 from the sale of the stock rights.

   The remaining 3,750,000 shares then held by the bank were issued to the public at an offering price of DM 21.33 per share. All proceeds from the issuance of these shares were retained by Paribas to offset initial funding requirements to obtain and exercise the 3,750,000 rights.

                             BROKAT INFOSYSTEMS AG

   The following table summarizes cash proceeds and expenditures by the parties to all of the transactions:

                                         Cash received/(expended)
                             ---------------------------------------------------
                                            Existing        New
                                Bank      Shareholders  Shareholders   Company
                             -----------  ------------  ------------  ----------
   Sale of rights to
    Paribas................  (67,500,000)  67,500,000           --           --
   Exercise of rights by
    Paribas................  (12,500,000)         --            --    12,500,000
   Exercise of rights by
    Existing Shareholders..          --   (67,500,000)          --    67,500,000
   Sale of shares to new
    shareholders...........  80,000,0000          --    (80,000,000)         --
                             -----------  -----------   -----------   ----------
                                     --           --    (80,000,000)  80,000,000
                             ===========  ===========   ===========   ==========

   In connection with the rights offering, the Existing Shareholders of the Company remained in the same economic position both immediately before and after the offering. Net proceeds to the Company as a result of the transactions described above was DM 74,066,000, consisting of gross proceeds of DM 80,000,000 less underwriters' discounts, commissions and other offering expenses of DM 5,934,000. Additionally, the Company raised DM 8,960,000 from the exercise of the over-allotment option in October 1998, resulting in total net proceeds from the offering of approximately DM 83,000,000.

Note 2. Summary of Significant Accounting Policies

 Basis of consolidation

   The accompanying consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles ("US-GAAP"). The assets, liabilities and results of operations of entities in which the Company has a controlling interest have been consolidated. Investments in which the Company exercises significant influence, but which it does not control (generally 20-50% ownership interest) are accounted for under the equity method of accounting. Investments in which the Company has less than a 20% ownership interest are accounted for under cost method of accounting. All significant intercompany accounts and transactions have been eliminated. Minority interest represents the 49% separate ownership of the German subsidiary Go-Solutions GmbH.

 Basis of presentation

   The accompanying consolidated financial statements are stated in thousands of Deutsche Marks.

   The Company's fiscal year previously ended on June 30. In November, 1999, the Shareholders Meeting approved management's plan to change the Company's fiscal year to a calendar year ending on December 31. In 1999, the transition year, the Company's fiscal year begins July 1, 1999, and ends December 31, 1999. Beginning July 1, 1999, international operating subsidiaries, which had generally been included in the consolidated financial statements based on interim financial statements for fiscal years ending June 30, are now included in the consolidated financial statements based on fiscal years ending December 31.

   The consolidated statements of operations, shareholders' equity, and cash flows are presented for the six months ended December 31, 1999, and for each of the three years ended June 30, 1999, June 30, 1998, and June 30, 1997.

                             BROKAT INFOSYSTEMS AG

   For comparative purposes only, the following table presents the condensed results of operations for the six months ended December 31, 1999 and 1998.

                 Condensed Consolidated Statement of Operations

                                                  Six Months Ended
                                                    December 31,
                                            --------------------------------
                                                 1998             1999
                                            ---------------   --------------
                                              (Unaudited)       (Audited)
                                            (DM in thousands, except per
                                                     share data)
   Revenue.................................           19,671           51,287
   Cost of Sales...........................          (10,371)         (22,937)
                                              --------------   --------------
   Gross Profit............................            9,300           28,350
                                              --------------   --------------
   Other costs and expenses................          (20,819)         (79,697)
                                              --------------   --------------
   Loss before income taxes................          (11,519)         (51,347)
                                              --------------   --------------
   Income taxes............................                0             (104)
   Minority Interest.......................                0              (26)
   Extraordinary loss on early
    extinguishment of debt.................           (4,242)               0
                                              --------------   --------------
   Net loss................................          (15,761)         (51,477)
                                              ==============   ==============
   Basic and diluted loss per share before
    extraordinary items....................            (0.80)           (1.92)
                                              ==============   ==============
   Basic and diluted loss per share........            (1.09)           (1.92)
                                              ==============   ==============

 Use of estimates

   The preparation of financial statements in conformity with US-GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Foreign currency translation

   The Company's financial statements are prepared in Deutsche Mark. The functional currency of each of the Company's subsidiaries is the local currency in which each subsidiary is located. Assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the balance sheet date. Revenues and expenses are translated at average rates of exchange in effect during the year. Differences arising from the translation are recorded to accumulated other comprehensive income. Transactions in foreign currencies are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or translated for inclusion in a consolidated balance sheet are recognized in the statement of operations and are included in "Other, net" for that period. The foreign currency exchange gain (loss) recognized in the statement of operations for the six months period ended December 31, 1999, and the years ended June 30, 1999, June 30, 1998, and June 30, 1997 was DM 2,250.0 thousand, DM 2,177.0 thousand, DM (215.0) thousand and DM 0 thousand, respectively.

 Cash and cash equivalents

   All highly liquid investments with original maturities of three months or less are considered to be cash equivalents. The carrying amounts of cash and cash equivalents approximates fair value due to the short maturity of these investments.

                             BROKAT INFOSYSTEMS AG

 Trade accounts receivable

   Receivables with recognizable risks are provided for by adequate allowances, while uncollectible receivables are written off. Trade accounts receivable are expected to be settled within one year of the origination of the receivable.

 Advances on purchase commitments

   Advances on purchase commitments represent prepayments on software licenses purchased from a related party (see Note 19).

 Accounting for long-lived assets

   The Company, at each balance date, evaluates the recoverability of the carrying amount of its long-lived assets in accordance with Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of". Whenever events or changes in circumstances indicate that the carrying amounts of those assets may not be recoverable over the remaining amortization period, the Company will compare undiscounted net cash flows estimated to be generated by those assets to the carrying amount of those assets. To the extent that these cash flows are less than the carrying amounts of the assets, the Company will record impairment losses to write the asset down to fair value. As of December 31, 1999, management believes that no such impairment exists.

   Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful life of the assets, ranging from 3 years for computer hardware and 5 to 10 years for furniture and fixtures.

   Cost includes major expenditures and replacements which extend useful lives or increase capacity and interest cost associated with significant capital additions. For all periods presented, interest costs allocable to these projects have been insignificant and have not been capitalized. When assets are sold or retired, their cost and related accumulated depreciation are removed from the appropriate accounts. Any gains or losses on disposition of such assets are recorded as other income or expense. Maintenance and minor repairs are charged to operations as incurred.

   Purchased software is stated at cost and depreciated using the straight-line method over the estimated useful life of the software.

   Goodwill and purchased intangible assets are capitalized and amortized on a straight line basis over their estimated periods to be benefited. This amortization period is determined individually for each asset and ranges from 3 to 7 years.

 Income taxes

   The Company utilizes the liability method of accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Under the liability method, deferred taxes are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

 Earnings (loss) per share information

   In accordance with SFAS No. 128, "Earnings per Share" basic earnings per share are calculated using income available to common shareholders divided by the weighted average of common shares outstanding

                             BROKAT INFOSYSTEMS AG
during the year. Diluted earnings per share are similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued. For all periods presented, no potentially dilutive securities have been included in the calculation of diluted loss per share as such amounts would be antidilutive in periods in which a loss has been reported. The aggregate number of potential common share equivalents that have been excluded from the diluted loss per share calculation was 2,409,639 and 1,204,818 as of December 31, 1999, and June 30, 1999, respectively, and related entirely to stock options.

   As described in Note 1, the Company changed its corporate structure from a "GmbH" to "AG". Under a GmbH the equity interest of the shareholders in the company are not represented by a specific number of shares. Accordingly there is no per share amount assignable to the Company before fiscal year June 1999.

 Stock splits

   In July 1998 and December 1999, the Company effected a ten-for-one and a three-for-one stock split, respectively. All share and per-share amounts in the accompanying consolidated financial statements have been restated to give effect to both splits.

 Software development costs

   The Company accounts for its software development costs in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed". Capitalization of software development costs begins upon establishment of technological feasibility and ends upon general release of the software to the public. In accordance with SFAS No. 86, the Company has defined technological feasibility as the completion of the working model.

   Research and development costs are incurred during the completion of the preliminary design and conception phase and prior to the technical and economic feasibility of the product being established. These costs are immediately expensed as research and development costs when incurred.

 Advertising costs

   Advertising costs are expensed as incurred. Advertising costs were DM 2,595.0 thousand, DM 3,367.0 thousand, DM 2,011.0 thousand and DM 420.0 thousand for the six months ended December 31, 1999, and for the years ended June 30, 1999, June 30, 1998, and June 30, 1997, respectively.

 Revenue recognition

   The Company generates revenues from the installation and licensing of the rights to use its software products to end users. The Company also generates revenues from sales of professional services, including consulting, training, and maintenance.

                             BROKAT INFOSYSTEMS AG

                Cost of sales per revenue line (unaudited)

                         Six months ended   Fiscal year ended  Fiscal year ended
                         December 31, 1999    June 30, 1999      June 30, 1998
                         ------------------ ------------------ ------------------
                           KDM    % of rev.   KDM    % of rev.   KDM    % of rev.
                         -------  --------- -------  --------- -------  ---------
Revenue
  Software licensing
   fees.................  19,141     37.3%   21,056     33.7%    7,231     24.5%
  Professional services
   fees.................  22,630     44.1%   21,913     35.1%   16,529     55.9%
  Customer support
   fees.................   5,709     11.1%    5,970      9.6%    1,397      4.7%
  Product sales.........   3,558      6.9%   13,492     21.6%    4,414     14.9%
  Other fees............     249      0.5%       56      0.1%               0.0%
                         -------  --------  -------   -------  -------   -------
    Total revenue.......  51,287    100.0%   62,487    100.0%   29,571    100.0%
                         =======  ========  =======   =======  =======   =======

Cost of sales
  Cost of software
   licensing fees.......    (200)   (1.0)%     (200)   (0.9)%     (100)   (1.4)%
  Cost of professional
   services fees........ (15,510)  (68.5)%  (14,770)  (67.4)%  (10,467)  (63.3)%
  Cost of customer
   support fees.........  (3,510)  (61.5)%   (4,198)  (70.3)%     (961)  (68.8)%
  Cost of product
   sales................  (3,717) (104.5)%  (12,157)  (90.1)%   (3,965)  (89.8)%
  Cost of other fees....       0      0.0%        0      0.0%
                         -------  --------  -------   -------  -------   -------
    Total cost of
     sales.............. (22,937)  (44.7)%  (31,325)  (50.1)%  (15,493)  (52.4)%
                         =======  ========  =======   =======  =======   =======

Gross Profit
  Gross Profit from
   software licensing
   fees.................  18,941     99.0%   20,856     99.1%    7,131     98.6%
  Gross Profit from
   professional service
   fees.................   7,120     31.5%    7,143     32.6%    6,062     36.7%
  Gross Profit from
   customer support
   fees.................   2,199     38.5%    1,772     29.7%      436     31.2%
  Gross Profit from
   product sales........   (159)    (4.5)%    1,335      9.9%      449     10.2%
  Gross Profit from
   other fees...........     249    100.0%       56    100.0%
                         -------  --------  -------   -------  -------   -------
    Total gross
     profits............  28,350     55.3%   31,162     49.9%   14,078     47.6%
                         =======  ========  =======   =======  =======   =======

   Revenues from software license agreements are recognized upon delivery of the software if among other things (1) persuasive evidence of an arrangement exists, (2) collection is probable, (3) all license payments are due within one year, (4) the license fee is otherwise fixed and determinable and (5) vendor specific evidence exists to allocate the total fee to all elements of the arrangement.

   Software licenses are sold directly to end users as well as to distributors or valued-added resellers ("VARs"). These distributors and VARs then attempt to sell the related licenses, along with other services, to other end users. These distributors will often buy multiple licenses that allow the software to be installed on a fixed number of hardware platforms, such as five licenses each for IBM, MacIntosh and Sun Microsystems equipment. The distributor may, at its option during the license period, exchange one or more licenses for one computer platform for those of another platform. However, the distributor can never obtain more licenses than total number originally purchased, unless separate license arrangements are contracted. No right of return exists associated with any installed or unused licenses. In connection with software licenses sold to distributors and VARs, the Company recognizes revenues based on the same factors previously indicated.

   The Company may sell software licenses together with other services.

                             BROKAT INFOSYSTEMS AG

   Service revenue is primarily related to implementation and installation services performed under separate service arrangements. Revenues from consulting, training and maintenance services are recognized as the services are performed.

   Billings on software license agreements and services provided by the Company are generally made at the time the license is delivered or the services are completed. Billings are generally payable by customers within 30 days after issuance of the invoice. Certain license agreements with distributors allow for the distributors to pay for the license over a period that is longer than 30-45 days. In no circumstances, though, do these terms extend beyond twelve months from the date the software license has been delivered.

   Sometimes, a license agreement includes both software and service elements. Typically, these services include installation and customization of software, and postcontract maintenance services. The revenues to be generated from postcontract maintenance services embedded in the agreement are separately identified and accounted for as described in the following paragraph. Revenues from the remaining facets of the contract, including the licensing, customization and installation of the software, are deferred and recognized under the percentage of completion method of accounting as services are performed. Due to the long-term nature of these projects, percentage of completion is measured by the labor cost incurred to total estimated labor cost method. Billings issued to, and cash payments received from customers are not shown as sales revenue but deducted without effect on income from cost in excess of billings on uncompleted contracts or added to billings in excess of costs on uncompleted contracts. Billings are generally payable by customers within 30 days of the issuance of an invoice.

   Sales revenues from maintenance agreements are recorded as revenue ratably over the term of the contract. Revenues from maintenance agreements, which are embedded into sale and installation agreements are estimated based on the price the customer will be required to pay when these services are sold separately (i.e., the renewal rate) and recognized over the term of the agreement. Any unrecognized revenues are recorded on the accompanying balance sheets as deferred income. The Company bills for maintenance agreements on a monthly basis and payments are due within 30-45 days after the billing.

   Changes in job conditions may result in revisions to previously recorded costs and revenues for a particular project. These changes are recognized in the period in which the revisions are determined; this occurs when formal change orders are signed between the Company and the customer. Furthermore, provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

   Sometimes in connection with the installation of customized software, customers separately will request that the Company provide hardware on which the software will reside. The Company will purchase this hardware from third party vendors, and typically those vendors will deliver and install directly the hardware for the customer. In all cases, the Company takes title to the hardware, acts as a principal in the transaction with the vendor and bears collection risk from the customer. Accordingly, the Company recognizes revenues from the sale of hardware on a gross basis, at the time the hardware is delivered to a customer, persuasive evidence of an arrangement exists, the revenues are fixed or determinable and collectibility is probable.

 New accounting standards

   Effective July 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 requires companies to report comprehensive income, which is defined as all changes in equity during a period, except those resulting from investment by owners and distribution to owners, in a financial statement for the period in which they are recognized. Net income and other comprehensive income, including foreign currency translation adjustment, minimum pension liability and unrealized gains and losses on investments are to be reported, net of their related tax effect, to arrive at comprehensive income. The Standard requires only

                             BROKAT INFOSYSTEMS AG
additional disclosure in the financial statements and does not affect the Company's financial position or results of operations. Prior years financial statements have been restated to conform to the requirements of SFAS No. 130.

   Effective July 1, 1998, the Company adopted SFAS No. 131, "Disclosure about Segments of an enterprise and related Information". The Company operates in one business segment, the licensing of software products. Therefore the adoption of SFAS No. 131 had no impact on the Company's financial position or results of operations.

   In March 1998 the Accounting Standards Executive Committee of the AICPA approved Statement of Position (SOP) 98-1. This SOP governs the accounting of internally used, acquired or internally developed software and requires the capitalization of certain associated costs. SOP 98-1 is applicable for financial years beginning after December 15, 1998. Effective July 1, 1998, the Company adopted SOP 98-1. In accordance with the capitalization criteria of SOP 98-1 the Company capitalized internally developed, self-used software of DM 0 thousand and DM 437.0 thousand during the six months ended December 31, 1999, and the year ended June 30, 1999.

   The Financial Accounting Standards Board (FASB) recently issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under this statement, accounting for changes in fair value of a derivative depends on its intended use and designation. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133". SFAS No. 137 amends the effective date of SFAS No. 133. SFAS No. 133 will now be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company is currently assessing the potential effects of this new standard. Based on the current and expected levels of derivative instruments used by the Company, the adoption of this new standard is not expected to have a material effect on the Company's results of operations or financial position.

Note 3. Acquisitions

 Transaction Software Technologies, Inc., Atlanta, USA

   On May 9, 1999, the Company acquired Transaction Software Technologies, Inc., Atlanta, USA, (TST), for DM 34.9 million in cash (including direct acquisition costs), of which DM 1,665.0 thousand was to be paid twelve months after closing and another DM 1,665.0 thousand was to be paid 24 months after closing, with no interest due. Complementing the Company's existing software business, TST has been a leader in the development and implementation of cash management systems in U.S. banking institutions. The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed, based on the completion of the evaluation of the fair values of TST's assets and liabilities at the date of acquisition. The following is a summary of the purchase price allocation:

                                                                        DM
                                                                  (in thousands)
                                                                  --------------
   Current assets and other tangible assets......................      5,345
   Liabilities assumed...........................................     (6,703)
   Customer list.................................................      4,015
   Goodwill......................................................     31,969
                                                                      ------
                                                                      34,626
                                                                      ======

                             BROKAT INFOSYSTEMS AG

   The acquired customer list is being depreciated over a period of 5 years. Acquired goodwill is being amortized over a period of 7 years. The operating results of TST have been included in the consolidated income statements from the date of acquisition.

 MeTechnology AG, Leipzig

   On May 21, 1999, the Company acquired MeTechnology AG, Leipzig, for the issuance of 2,332,374 shares of Brokat common stock having a value of DM 159.7 million on that date, based on the closing price of the Company's common stock as quoted on the Neuer Market. Additionally, DM 1.2 million direct acquisition cost were paid in cash. Complementing the Company's existing software business, MeTechnology AG has been a leader in the development and implementation of online banking software in Germany. The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed, based on the evaluation of the fair values of MeTechnology AG's assets and liabilities at the date of acquisition. The following is a summary of the purchase price allocation:

                                                                        DM
                                                                  (in thousands)
                                                                  --------------
   Current assets and other tangible assets......................      8,876
   Liabilities assumed...........................................    (30,324)
   Customer list.................................................      1,307
   Goodwill......................................................    180,980
                                                                     -------
                                                                     160,839
                                                                     =======

   The acquired customer list is being depreciated over a period of 5 years. Acquired goodwill is being amortized over a period of 7 years. The operating results of MeTechnology AG have been included in the consolidated income statements from the date of acquisition.

   In July 1999, and based on provisions described in the acquisition agreement the sellers of MeTechnology AG agreed to grant 135,150 of the total shares of 2,332,374 that they received in consideration for MeTechnology AG in the form of options to employees of MeTechnology AG. The strike price of these options was DM 21.33 and such options had the same terms as the general stock option plan for the employees of Brokat. The assignment of the employee shares was performed in the six months ended December 31, 1999, as described in Note 16.

   In the six months ended December 31, 1999, goodwill was decreased by DM 7,082.0 thousand due to the grant of the option rights as well as in the amount of DM 16,980.0 thousand due to the revision of management's estimates in relation to the fair value of liabilities assumed. Specifically, convertible debt and other long-term liabilities previously thought to be assumed by Brokat were actually repaid by the former shareholders of MeTechnology AG as described in Note 12.

   The following unaudited pro forma financial information presents results as if the acquisition of TST and MeTechnology AG had occurred at the beginning of the respective periods:

                                                   June 30, 1998 June 30, 1999
                                                   ------------- -------------
                                                    (unaudited)   (unaudited)
                                                    (DM in thousands, except
                                                         per share data)
   Pro forma revenue..............................     39,731        71,653
   Pro forma net loss.............................    (47,469)      (91,667)
   Pro forma loss per share before extraordinary
    items.........................................        --          (4.01)
   Pro forma loss per share.......................        --          (4.20)

                             BROKAT INFOSYSTEMS AG

   These pro forma results have been prepared for comparative purposes only and include certain adjustments such as additional amortization expense as a result of goodwill arising from the purchase and interest expense on acquisition debt. The pro forma results are not necessarily indicative of the results of operations which actually would have resulted had the purchase been in effect at the beginning of the respective periods or of future results.

 Bremen Online Services Entwicklungs- und Betriebsgesellschaft mbH & Co. KG, Bremen

   Bremen Online Services Entwicklungs- und Betriebsgesellschaft mbH & Co. KG, Bremen, was founded by the articles of association dated July 16, 1999. Brokat has a 5% interest in the capital of the company at a cost of DM 1,000.0 thousand, of which DM 334.0 thousand had to be paid immediately and DM 666.0 thousand is to be paid in two equal installments by March 31, 2000, and March 31, 2001, with no interest due. This investment is being accounted for utilizing the cost method of accounting. The purpose of the company is the development, operating and marketing of the Bremen Online Services infrastructure including the online applications from public administration and business who wish to use this safe infrastructure and the initiation and performance of other projects in this area.

 GEKA Beteiligungs AG, Frankfurt

   On September 6, 1999, the Company acquired 100% of the outstanding common stock of GEKA-Beteiligungs AG, Frankfurt, for DM 130.0 thousand GEKA Beteiligungs AG does not yet have an operating business. The organization cost of DM 30.0 thousand was expensed in the current period.

 LexLinkLine AG, Dusseldorf

   On October 18, 1999, the Company acquired 12.5% of the outstanding common stock of LexLinkLine AG, Dusseldorf, for DM 39.0 thousand. This investment is being accounted for using the cost method of accounting. LexLinkLine AG will develop and market "Web&Voice" technologies. As part of its product range LexLinkLine will market the "Internet Communication Center" for Brokat which connects the Internet and the Call-Center.

 Fernbach Financial Software S.A., Luxembourg

   On December 20, 1999, the Company acquired 25.1% of the outstanding common stock of Fernbach Financial Software S.A., Luxembourg, for DM 4.0 million in cash (and additional direct acquisition costs of DM 154.0 thousand). The excess of the purchase price over the company's proportionate share of the fair value of net assets acquired of DM 4,075.0 thousand is being amortized on a straight-line basis over a period of 7 years. This investment is being accounted for using the equity method of accounting.

   Fernbach Financial Software S.A., Luxembourg, holds 100% interests in Fernbach Software S.A, Luxembourg, in Fernbach Software AG, Deutschland, and in Fernbach-Software AG, Switzerland. Fernbach companies develop and market software and hardware solutions for the handling of transactions, particularly in the area of bank software.

   The purchase agreement gave Brokat an option to acquire the remaining shares of Fernbach Financial Software S.A. until June 30, 2000. Brokat can exercise the options as of December 31, 1999, March 31, or June 30, 2000. The option purchase price is variable and depends on weighted sales, profit and order backlog values that have been achieved as proxies for the fair value of Fernbach on each date the option can be exercised. Brokat is also obligated to exercise the option as of June 30, 2000, provided the consolidated financial statements of the Fernbach companies show a positive pre-tax result as of the option date June 30,

                             BROKAT INFOSYSTEMS AG

2000, for the period from January 1 to June 30, 2000, after the elimination of any special charges. No value was assigned to this option at the time of the acquisition of Fernbach Financial Software S.A., as the option allows for the purchase of the remaining interest in Fernbach at fair value and is based on Fernbach's past and expected future near-term operating losses (see also Note
20).

Note 4. Cost and Estimated Earnings in Excess of Billings on Uncompleted
Contracts

 Cost and estimated earnings on uncompleted contracts

   Costs and estimated earnings in excess of billings on uncompleted contracts arise when revenues have been recorded but the amounts cannot be billed under the terms of the contracts. Such amounts are recoverable from customers upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of the contract. Cost and estimated earnings contains directly allocable costs (labor cost and cost of services provided by third parties) as well as the appropriate portion of overheads including pro rata administrative expenses.

   Costs and estimated earnings on uncompleted contracts and related amounts billed are as follows:

                                                     Year Ended      Six Months
                                                      June 30,         Ended
                                                   ---------------  December 31,
                                                    1998    1999        1999
                                                   ------  -------  ------------
                                                        (DM in thousands)
   Costs incurred on uncompleted contracts........  1,930    6,613      5,379
   Estimated earnings.............................  3,147    8,082      6,161
                                                   ------  -------    -------
                                                    5,077   14,695     11,540
                                                   ------  -------    -------
   Less billings to date.......................... (4,241) (13,053)   (11,393)
                                                   ------  -------    -------
                                                      836    1,642        147
                                                   ======  =======    =======

   Such amounts are included in the accompanying Consolidated Balance Sheets under the following captions:

                                                   Year Ended     Six Months
                                                    June 30,        Ended
                                                   ------------  December 31,
                                                   1998   1999       1999
                                                   -----  -----  ------------
                                                      (DM in thousands)
   Costs and estimated earnings in excess of
    billings on uncompleted contracts............. 1,806  2,499      1,965
   Billings in excess of cost and estimated
    earnings on uncompleted contracts.............  (970)  (857)    (1,818)
                                                   -----  -----     ------
                                                     836  1,642        147
                                                   =====  =====     ======

Note 5. Prepaid Expenses and Other Current Assets

   Prepaid expenses and other current assets are generally accounted for at nominal value and have a residual term of up to one year.

                             BROKAT INFOSYSTEMS AG

   Prepaid expenses and other current assets consist of the following:

                                                        Year Ended   Six Months
                                                         June 30,      Ended
                                                        ----------- December 31,
                                                        1998  1999      1999
                                                        ----- ----- ------------
                                                           (DM in thousands)
   Prepaid taxes.......................................   204   704    2,130
   Deferred charges....................................   413   478      917
   Other...............................................   398 2,741    3,748
                                                        ----- -----    -----
                                                        1,015 3,923    6,795
                                                        ===== =====    =====

   The other prepaid expenses and current assets mainly contain rent deposits, receivables from employees and other prepayments.

Note 6. Goodwill and Other Intangible Assets

   Intangible assets consist of the following:

                                                        Year Ended   Six Months
                                                         June 30,      Ended
                                                       ------------ December 31,
                                                       1998  1999       1999
                                                       ---- ------- ------------
                                                           (DM in thousands)
   Goodwill...........................................   0  209,406   170,095
   Customer list......................................   0    5,181     4,649
   Software........................................... 273    2,074     2,044
                                                       ---  -------   -------
                                                       273  216,661   176,788
                                                       ===  =======   =======

   Intangible assets are amortized over the following periods:

                                                                        Useful
                                                                         life
                                                                       ---------
   Goodwill...........................................................   7 years
   Customer list......................................................   5 years
   Software........................................................... 3-5 years

   All intangible assets are amortized using the straight-line method.

Note 7. Short-Term Debt to Banks

   At December 31, 1999, the Company had DM 75,500.0 thousand (June 30, 1999:
DM 16,300.0 thousand; June 30, 1998: DM 1,500.0 thousand) general purpose lines of credit with several banks. Under the Credit Arrangements, the Company has the option to borrow amounts at various interest rates, payable in Deutsche Mark. Use of the borrowing is unrestricted, with the exception of the borrowings under the line of credit with Deutsche Bank AG, Stuttgart, and the borrowings are unsecured.

   At December 31, 1999, the Company had outstanding debt borrowings under the Credit Arrangements amounting to DM 42,271.0 thousand (June 30, 1999: DM 3,226.0 thousand, June 30, 1998: DM 0 thousand).

   Included in the lines of credit is an overdraft credit of DM 60 million granted initially by Deutsche Bank AG, Stuttgart, to Brokat until December 31, 1999. The funds are to be used exclusively for operating purposes. The current interest rate is computed at 6% per annum. An extension of the line of credit has been agreed under certain fulfilled conditions until June 30, 2000.

                             BROKAT INFOSYSTEMS AG

   The interest rate on short-term borrowings outstanding at December 31, 1999, was between 4.08% and 6.0% (June 30, 1999: between 5.5%-8.25%, June 30, 1998:
no outstanding balances).

Note 8. Other Short-Term Debt

   Other short-term debt are as follows:

                                                         Year Ended  Six Months
                                                          June 30,     Ended
                                                         ---------- December 31,
                                                         1998 1999      1999
                                                         ---- ----- ------------
                                                            (DM in thousands)
   tbg..................................................    0     0    4,000
   Short-term loan......................................    0 1,773        0
   Debt from purchase price commitments.................    0 1,665    1,665
                                                         ---- -----    -----
                                                            0 3,438    5,665
                                                         ==== =====    =====

   Regarding the short-term debt against Technologie-Beteiligungs-Gesellschaft mbH of the Deutsche Ausgleichsbank, Bonn (also referred to as "tbg") (see Note
11).

   The short-term loans were granted by a former shareholder of MeTechnology AG, Leipzig, and were repaid during the six months ended December 31, 1999.

   The debt from the purchase price obligation resulted from the purchase of Transaction Software Technologies, Inc., Atlanta, USA, and is due in May 2000.

Note 9. Other Accrued Expenses and Current Liabilities

   Other accrued expenses and current liabilities mainly contain provisions for interest payments, outstanding invoices, as well as potential losses from customer projects.

Note 10. Long-Term Debt to Banks

   By contract dated May 23, 1997, Kreissparkasse Boblingen provided Brokat with a line of credit of DM 2,000.0 thousand. The loan has a term of ten years. Interest is to be paid on the loan at 7% per annum. Furthermore, the creditor receives profit-based remuneration of 20% per annum of the net profit for the year, but not exceeding 3% of the stated value of the loan. Repayment shall be made in one sum at the end of the term. As of December 31, 1999, all of the loan had been utilized.

   The credit agreement contains conditions and events of default, the failure to comply with, or occurrence of, would generally give the lender the right to terminate the credit agreement and require the repayment of the outstanding borrowings under the credit agreement. The most restrictive of such conditions include the approval of the bank to certain legal transactions. Those transactions are among others: (1) an amendment or a change of the Company's statutes, (2) sale of the Company or a part of the Company as well as the acquisition or the sale of other companies or the shares in other companies as well as the foundation of subsidiaries, (3) the signing/changing/termination of contracts with shareholders, relatives of shareholders except for the case when the modified contracts will meet arm's-length-principle. The Company is not in compliance with certain of these covenants but such non-compliance has been waived by the bank. Specifically, the company had entered into certain contracts prior to obtaining approval from the lenders. On February 3rd, 2000 the lenders approved the signing of the contracts and waived the non-compliance with the covenants.

                             BROKAT INFOSYSTEMS AG

Note 11. Long-Term Debt to Shareholders

   Long-term debt to shareholders are as follows:

                                                       Year Ended   Six Months
                                                        June 30,      Ended
                                                       ----------- December 31,
                                                       1998  1999      1999
                                                       ----- ----- ------------
                                                          (DM in thousands)
   tbg................................................ 4,000 4,000        0
   AET (at present value, imputed interest rate 5%)...   420     0        0
   Other..............................................   135     0        0
                                                       ----- -----     ----
                                                       4,555 4,000        0
                                                       ===== =====     ====

   As of June 30, 1999, and 1998, tbg has three "silent participations" in the parent company totaling DM 4,000.0 thousand. With its first silent participation on December 2, 1996, tbg invested DM 1,000.0 thousand in the Company. The investment had an initial term until June 30, 2006. By contract dated September 19, 1997, a second silent participation of DM 1,000.0 thousand was consummated; this loan expires on December 31, 2007. By supplementary agreements of August 1, 1998, both participations were converted into loans with an annual interest rate of 10.5% and the condition, that the loans can be terminated no earlier than September 30, 1999. By contract dated September 19, 1997, a third silent participation of DM 2,000.0 thousand was concluded; this expires on December 31, 2007. By side agreement of August 1, 1998, the annual interest amounts to 11.5% and the loans can be terminated no earlier than September 30, 1999.

   The tbg agreements contain conditions and events of default, the failure to comply with, or occurrence of, would generally give the lender the right to terminate the credit agreement and require the repayment of the outstanding borrowings under the credit agreement. The most restrictive of such conditions include the approval of the silent partner to certain legal transactions. Those transactions are among others: the ratification of amendments or changes of the Company's statutes.

   By side agreements dated August 27, 1999, all three loans in the amount of DM 4,000.0 thousand have been converted into short-term debt, due June 30, 2000. The annual interest amounts have been changed to 6.0% beginning of October 1, 1999.

   As of July 1, 1998, a loan payable of DM 486.0 thousand was due to the shareholder Advanced European Technologies N.V., ED Heiloo, Netherlands (also referred to here as "AET"). The loan was originally callable on October 31, 2001, and was subject to interest at a rate of 5% per annum, with the first five years being free of interest. Accordingly, the note was recorded at a discounted amount and interest was imputed at a rate of 5% equivalent to Company's estimated cost of borrowing for loans with similar characteristics. In case of an Initial Public Offering ("IPO") of the Company or if all shares in the Company are sold to a third party the loan is callable at once.

   In connection with the Company's IPO the entire loan was contributed on August 4, 1998, by AET as a contribution in kind in return for 90 shares of common stock in Brokat. The excess of the value of the common stock issued of DM 486.0 thousand over the carrying value of the debt was recorded as an extraordinary loss. By resolution the amount exceeding the calculated share in the common stock was transferred to the additional paid-in capital.

                             BROKAT INFOSYSTEMS AG

Note 12. Other Long-Term Debt

   Other long-term debt are as follows:

                                                      Year Ended   Six Months
                                                       June 30,      Ended
                                                     ------------ December 31,
                                                     1998   1999      1999
                                                     ----- ------ ------------
                                                         (DM in thousands)
   Debt from purchase price commitment..............     0  1,451    1,529
   Silent participations............................     0  9,950        0
   Junior loan......................................     0  3,530        0
   Convertible debt................................. 3,748  3,425        0
   Other (at present value, due March 2001, imputed
    interest rate 5%)...............................     5      0      321
                                                     ----- ------    -----
                                                     3,753 18,356    1,850
                                                     ===== ======    =====

 Debt from purchase price commitment

   The liability from the purchase price commitment resulted from the purchase of Transaction Software Technologies, Inc., Atlanta, USA, and is due in May 2001. The liability is free of interest. The recognized imputed interest rate was 5% per annum, and was determined based on debt with similar characteristics.

 Silent participation and junior loan

   A silent participation is a form of loan whereby the note holder receives interest based on a stated rate in the loan agreement and/or based on the level of profits (and losses) of the company. Despite receiving interest based on the earnings of the company, the silent partners do not hold voting rights in the company and cannot influence operating decisions.

   By contract dated December 6, 1996, and amendment agreement of May 29, 1998, SBF Sachsische Beteiligungsfonds GmbH, Leipzig (also referred to as "SBF"), invested a total of DM 9,950.0 thousand as silent shareholder in ESD Information Technology Entwicklungs GmbH, Leipzig, the predecessor of MeTechnology GmbH. The silent participation expires on December 31, 2001. The shareholder has a 20% share in the profit, but does not share in the loss of the Company. SBF also receives annual servicing compensation of 2% of the investment amount.

   By contract dated February 13, 1996, GSM Industriebeteiligungen GmbH, Munich (also referred to as "GSM"), granted ESD a junior loan of DM 3,530.0 thousand. The loan arrangement will mature on December 31, 2005, and bears interest at an annual rate of 8%.

   Due to uncertainties as to whether the Company assumed these liabilities in connection with its purchase of MeTechnology AG, the fair value of this debt was recorded as part of the purchase price allocation and reflected in the consolidated balance sheet as of June 30, 1999. During the six months ended December 31, 1999, SBF and GSM received full repayment of the described debts from the former shareholders of MeTechnology AG and consequently waived all rights under the debt instrument. Accordingly, during the six months ended December 31, 1999, the Company eliminated the estimated liability associated with these debt instruments and reduced goodwill by DM 13,480.0 thousand, as prescribed by APB 16 of the Accounting Principles Board and related interpretations.

                             BROKAT INFOSYSTEMS AG

 Convertible debt

   By contract dated September 19, 1997, tbg invested DM 7,000.0 thousand in a silent participation in the Company. Payment was made on December 2, 1997. The investment was originally scheduled to mature on December 31, 2007. Under the silent participation agreement tbg participated proportionately in the losses of the Company. In the year ended June 30, 1998, this resulted in a loss absorption of DM 3,252.0 thousand.

   For the period July to August 1998 the loss allocable to the silent partner totaled DM 926.0 thousand. As a result the carrying value of tbg's silent participation had been reduced to DM 2,822.0 thousand as of August 4, 1998.

   On August 4, 1998, tbg was issued common shares valued at DM 7,000.0 thousand in exchange for its silent participation. The excess of the value of the stock received over the carrying value of this debt of DM 4,178.0 thousand was recorded as an extraordinary expense from the early retirement of debt, net of taxes of nil.

   By contract dated November 12, 1998, and prior to the acquisition by the Company of MeTechnology AG, Private Equity Investment Ltd., Grand Cayman (also referred to as "PEB") invested DM 3,500.0 thousand in MeTechnology AG, Leipzig, in the form of a convertible bond. The participation entitles PEB until October 31, 2000, to convert at any time a nominal amount of the convertible bond of DM 500 into one share of MeTechnology AG. The convertible bond is interest free until January 31, 2000. That part of the convertible bond which has not yet been converted is repayable on October 31, 2000.

   Due to uncertainties as to whether Brokat assumed this liability in connection with its purchase of MeTechnology AG, the fair value of such debt was recorded as part of the purchase price allocation and is reflected in the consolidated balance sheet at June 30, 1999.

   During the six months ended December 31, 1999, PEB received repayment of the bond from the former shareholders of MeTechnology AG and consequently waived all its rights under the convertible bond.

   Accordingly, during the six months ended December 31, 1999, the Company eliminated the estimated liability associated with this debt instrument and reduced goodwill by DM 3,500.0 thousand, as prescribed by APB 16 and related interpretations.

 Loss absorption

   The following table reflects the loss absorption by holders of participating debt:

                                                         Years Ended June 30,
                                                         ----------------------
                                                            1999        1998
                                                         ----------  ----------
Losses during the period the debt outstanding:                2,246       7,886
 September 19, 1997-June 30, 1998
 July 1, 1998-August 17, 1998
X Loss participation percentage of tbg..................      41.23%      41.23%
                                                         ----------  ----------
  Loss participation per financial statements...........        926       3,252
                                                         ==========  ==========

                             BROKAT INFOSYSTEMS AG

Note 13. Fair Value of Financial Instruments

   Financial assets and liabilities with carrying values approximating fair value include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and short-term debt. The fair value of financial instruments for which quoted market prices are available are based on such market prices. Long-term financial investments are reflected at carrying value because it is not practical to estimate fair value as quoted market prices do not exist. Fair value of long-term debt is based on discounted cash flow analyses using interest rates at which similar loans would be made to borrowers with similar credit ratings.

   The following table presents the carrying amounts and the estimated fair values of financial instruments at December 31, 1999, June 30, 1999, and June 30, 1998, respectively.

                                    Year Ended June 30,       Six Months Ended
                              -------------------------------   December 31,
                                   1998            1999             1999
                              --------------- --------------- -------------------
                              Carrying  Fair  Carrying  Fair  Carrying    Fair
                               Amount  Value   Amount  Value   Amount    Value
                              -------- ------ -------- ------ ---------  --------
                                             (DM in thousands)
   Financial Instruments
    Assets
     Long-term investments...       0       0       0       0     1,013     1,013
    Liabilities
     Long-term debt..........  10,308  14,110  24,356  28,271     3,850     3,850

Note 14. Income Tax Benefit (Expense)

   The benefit (provision) for income taxes consists of the following:

                                       Year Ended June 30,      Six Months Ended
                                       -----------------------    December 31,
                                        1997    1998    1999          1999
                                       ------  ------  -------  ----------------
                                                 (DM in thousands)
   Current taxes
    Germany...........................      0       0        0           0
    Foreign...........................      0       0     (113)        (60)
                                       ------  ------  -------        ----
                                            0       0     (113)        (60)
                                       ------  ------  -------        ----
   Deferred taxes
    Germany...........................      0       0        0           0
    Foreign...........................     10       0        0         (44)
                                       ------  ------  -------        ----
                                           10       0        0         (44)
                                       ------  ------  -------        ----
                                           10       0     (113)       (104)
                                       ======  ======  =======        ====

   German corporate tax law applies a split-rate with regard to the taxation of the income of a corporation. In accordance with the tax law in effect for the six months ended December 31, 1999 income is initially subject to a federal corporate tax rate of 40% (1998: 45%, 1997: 45%) plus surcharge of 5.5% (1998:
5.5%, 1997: 7.5%) on federal taxes payable. Including the impact of the surcharge the federal corporate income tax rate amounts to 42.2% (1998: 47.5%, 1997: 48.4%).

                             BROKAT INFOSYSTEMS AG

   A reconciliation of income taxes determined using the German corporate income tax rate of 42.2% plus a federal tax rate for trade taxes on income of 10.6% for a combined statutory rate of 52.7% in 1999 (1998: 57.1%, 1997:
57.8%) is as follows:

                                                                    Six Months
                                           Year Ended June 30,        Ended
                                          -----------------------  December 31,
                                          1997    1998     1999        1999
                                          ------ -------  -------  ------------
                                                  (DM in thousands)
   Expected benefit for corporate income
    taxes...............................    996    4,906   22,674     27,074
   Foreign tax rate differential........      0     (898)  (4,743)    (1,520)
   Changes in valuation allowance on
    deferred tax assets.................   (809)  (6,098)  (9,709)   (12,848)
   Non-tax-deductible stock option
    expenses............................      0        0   (8,611)    (6,450)
   Amortization of non-tax-deductible
    goodwill............................      0        0   (1,943)    (8,325)
   Income not subject to tax............      0    1,857      488          0
   Deferred cost related to capital
    issuance............................      0        0    2,845        691
   Other................................   (177)     233   (1,114)     1,274
                                          -----  -------  -------    -------
   Actual benefit (provision) for income
    taxes...............................     10        0     (113)      (104)
                                          =====  =======  =======    =======

   Deferred income tax assets and liabilities are summarized as follows:

                                                                    Six Months
                                            Year Ended June 30,       Ended
                                            ---------------------  December 31,
                                              1998        1999         1999
                                            ---------  ----------  ------------
                                                    (DM in thousands)
   Tax loss carryforwards.................      7,361      30,325     42,752
   Unrecognized losses on foreign currency
    transactions..........................        123           0          0
   Inventories............................          0           0      1,200
   Valuation allowance....................     (6,907)    (28,616)   (41,472)
                                            ---------  ----------    -------
   Total deferred tax assets..............        577       1,709      2,480
                                            ---------  ----------    -------
   Other intangible assets................          0         262        190
   Unrecognized gains on foreign currency
    transactions..........................          0       1,147      2,334
   Inventories............................        577         300          0
                                            ---------  ----------    -------
   Total deferred tax liabilities.........        577       1,709      2,524
                                            ---------  ----------    -------
   Net deferred tax assets (liabilities)..          0           0        (44)
                                            =========  ==========    =======

   Deferred tax assets and liabilities are reflected on the Company's consolidated balance sheets as follows:

                                                                    Six Months
                                            Year Ended June 30,       Ended
                                            ---------------------  December 31,
                                              1998        1999         1999
                                            ---------  ----------  ------------
                                                    (DM in thousands)
   Noncurrent deferred tax assets.........        577       1,447      2,333
   Current deferred tax liabilities.......       (577)     (1,447)    (2,377)
                                            ---------  ----------    -------
   Net deferred tax assets (liabilities)..          0           0        (44)
                                            =========  ==========    =======

   At December 31, 1999, the Group had tax loss carryforwards amounting to DM 97,836.0 thousand (June 30, 1999: DM 68,163.0 thousand, June 30, 1998: DM
14,727.0 thousand). Of the tax loss carryforward as

                             BROKAT INFOSYSTEMS AG
of December 31, 1999, DM 1,895.0 thousand expire within 6 years and DM 22,030.0 thousand expire within 15 years. Tax loss carryforwards in the amount of DM 73,911.0 thousand do not expire.

   The Company has provided valuation allowances on the portion of deferred tax assets for which it is not more likely than not that such assets will be realized. As of December 31, 1999, as well as in the prior years' valuation allowances have been recorded on all deferred tax assets due to the continued losses sustained by the Company.

Note 15. Shareholders' Equity

 Common stock and additional paid-in capital

   The Company has been listed at the Frankfurt Stock Exchange in the market segment Neuer Markt since September 17, 1998.

   As of July 1, 1998, the GmbH capital of Brokat Informationssysteme GmbH, Stuttgart, amounted to DM 158.3 thousand and has developed since then as follows:

   As a result of the conversion of the Company into Brokat Infosystems AG, in July 1998, the capital of the Company was initially divided, pursuant to sec. 4 of the articles of association, into 6,420 common shares and 1,758 preferred shares in series A and 1,320 preferred shares in series B of DM 16.66 each which are made out to the bearer and which were taken over by the former shareholders.

   By a resolution of April 1, 1998, which also changed the articles of association, the shareholders' meeting of Brokat Informationssysteme GmbH, decided to reduce the par value of the shares of the future Brokat, Stuttgart, to DM 1.66 and to divide the common stock into 94,980 shares with a par value of DM 1.66 each. The amendment of the articles of association was filed with the Commercial Register on July 3, 1998.

   By shareholders' resolution taken on August 17, 1998, the common stock of the Company was increased by DM 2,365.00 to DM 160,665.00. The capital increase was made by contribution in kind by the contribution of a loan of DM 486,300.00 of AET and a silent contribution with a nominal value of DM 7.0 million worth DM 2,822,151.62 after loss absorption, of tbg in return for a total of 1,419 shares with a share in the common stock of DM 1.66 each (see Notes 11 and 12).

   In addition, by shareholders' resolution of August 17, 1998, the common stock was increased by issuing 24,000,000 new shares in the Company's IPO. See
Note 1 for a description of this transaction.

   Additionally, by resolution of the board of management taken on October 1, 1998 the capital was increased by issuing 420,000 shares of common stock.

   On May 20, 1999, the Company issued 2,332,374 shares of common stock in exchange of 100% of the share capital of MeTechnology AG (see Note 3).

   As of June 30, 1999, the number of shares authorized amounts to 36,823,620 of which 26,848,773 shares were issued and outstanding. Shares issued and outstanding have an equivalent par value of DM 1.66.

   According to the shareholders' meeting on November 18, 1999, the common stock of the Company was converted to Euros ((Euro)) using the official translation rate. Additionally the Company increased its common stock by DM 7,763,681 (3,969,507 Euro). The capital increase is effected without issuing new shares by converting additional paid-in capital to common stock.

                             BROKAT INFOSYSTEMS AG

   As of December 31, 1999, the number of shares authorized amounts to 42,658,412 of which 26,848,773 shares were issued and outstanding. Shares issued and outstanding have an equivalent par value of DM 1.96 (the equivalent of 1 Euro).

   On November 7, 1999, the Company also passed a resolution to increase capital by issuing 279,573 new shares with an equivalent value of (Euro) 10 million (DM 19,558.0 thousand) with Intel Atlantic, Inc., Santa Clara, USA. The Company is entitled to the funds once the capital increase has been entered in the trade register. This had not been done in the six months ended December 31, 1999.

Note 16. Stock Option Plans

 Accounting policy

   The Company continues to account for stock-based compensation using the intrinsic value method prescribed in APB 25, "Accounting for Stock Issued to Employees". Compensation cost for stock options is measured as the excess of the quoted market price of the Company's stock on the measurement date over the amount an employee must pay to acquire the stock and is recognized over the vesting period. The intrinsic value of the options is measured on the basis of the current market value of the Company's stock at the end of each period.

   SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. The Company has elected to retain its current method of accounting as described above, and has adopted the disclosure requirements of SFAS No. 123.

 Stock option plans

   The Company has issued two stock option plans to employees of the Company. The objectives of these plans include attracting and retaining personnel and promoting the success of the Company by providing employees the opportunity to acquire common stock.

   Under the 1998 stock option plan (the "1998 Plan"), the Company is authorized to issue and has issued 1,204,818 option rights for the subscription of Brokat shares to employees of Brokat and its affiliated companies on September 16, 1998. The option rights entitle the bearer to purchase shares in the Company at a price of DM 21.33 and vest in three installments approximately after two, three and four years.

   The options can only be exercised, if at certain specified dates the increase in the value of Brokat stock--based on the average price of the share during the last five trading days before the first exercise period against the IPO price--at least equals the performance of the Neuer Markt index.

   Under the 1999 stock option plan (the "1999 Plan") the Company is authorized to issue and has issued 1,204,821 option rights for the subscription of Brokat shares to employees of Brokat and its affiliated companies on December 15, 1999. The option rights entitle the bearer to purchase shares in the Company at a price of DM 65.85 (the average of the last 5 trading days in October when the program was initiated) and vest in three installments approximately after two, three and four years.

   The options can only be exercised if at certain specified dates the increase in the value of Brokat stock--based on the average price of the shares during the last five trading days before the first exercise period against the strike price of the options--at least equals the performance of the Neuer Markt index.

                             BROKAT INFOSYSTEMS AG

   Moreover, principal investors of the Company have issued 200,460 option rights for the purchase of Brokat shares from their private holdings to several senior employees of the Brokat group ("Private Plan"). These rights entitle the bearer to purchase shares at DM 4.15 per share. The options were negotiated in February 1998, granted in August 1998 and vest ratably at the end of each of the next four years following the date of grant. There is no performance criteria for these options.

   Former shareholders of MeTechnology have issued options for a portion of the Brokat shares received in consideration of all of their shares of the affiliated company ("Me Plan"). These options have been issued to the present employees of the affiliated company on July 26, 1999, and entitle the bearer to purchase up to 135,150 shares of Brokat from these shareholders at a purchase price of DM 21.33. The options vest ratably after approximately 1.5, 2.5 and
3.5 years and can only be exercised if performance criteria similar to the "1998 Plan" are met.

   The options expire within 3.5 to 4.5 years from date of grant.

   The status of the Company's stock option plans is summarized below as of December 31, 1999:

                                                                       Private
                                           1998 Plan 1999 Plan Me-Plan  Plan
                                           --------- --------- ------- -------
   Outstanding at June 30, 1998...........         0         0       0       0
     Granted.............................. 1,204,818         0       0 200,460
     Exercised............................         0         0       0 (50,115)
     Forfeited............................         0         0       0       0
                                           --------- --------- ------- -------
   Outstanding at June 30, 1999........... 1,204,818         0       0 150,345
     Granted..............................         0 1,204,821 135,150       0
     Exercised............................         0         0       0       0
     Forfeited............................         0         0       0 (60,138)
                                           --------- --------- ------- -------
   Outstanding at December 31, 1999....... 1,204,818 1,204,821 135,150  90,207
                                           ========= ========= ======= =======

   None of the outstanding options as of December 31, 1999, are exercisable. All options vest between March 2000 and June 2004.

   Additional stock option awards are anticipated in future years. Moreover, as the measurement dates for the 1998 plan, the 1999 plan and the ME plan have not been reached yet, future changes in stock price of the Brokat shares will lead to future adjustments in the total compensation from these programs (variable stock option plans).

   In prior years, Brokat management has used graded vesting to amortize compensation from stock option programs. Management has decided in the meantime for the straight line method, since this method is a more common way to better match the expenses associated with these options with the service period of optionholders. The change in estimate has been applied prospectively from July 1, 1999. Had the Company continued to apply the graded vesting method to amortize compensation, the loss for the six months ended December 31, 1999, would have been increased by DM 6,557.0 thousand and basic and diluted loss per share would have been increased by DM 0.24.

   The weighted average fair value of options granted during the six months ended December 31, 1999, and the year ended June 30, 1999, was approximately DM
93.96 and DM 13.55 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1999 and 1998: risk-free interest rates ranging from 5.03% to

                             BROKAT INFOSYSTEMS AG

6.24%; expected lives ranging from 3.5 to 4.5 years; expected forfeiture rate of 10 to 15%; expected dividend yield of zero percent; and expected volatility ranging from 79% to 90%.

   The following table summarizes information about the Company's stock options at December 31, 1999:

                                 Options Outstanding       Options Exercisable
                            ----------------------------- ---------------------
                                       Weighted  Weighted
                                       Average   Average            Weighted
                                      Remaining  Exercise           Average
   Range of Exercise         Number      Life     Price   Number Exercise Price
   -----------------        --------- ---------- -------- ------ --------------
   1998 Plan
     DM 21.33.............. 1,204,818 1.92 Years DM 21.33    0          0
   1999 Plan
     DM 65.85.............. 1,204,821 3.42 Years DM 65.85    0          0
   Me Plan
     DM 21.33..............   135,150 1.92 Years DM 21.33    0          0
   Private Plan
     DM  4.15..............    90,207 1.17 Years DM  4.15    0          0

   Had compensation cost for these grants been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss would have been decreased by approximately DM 9,152.0 thousand for the six months ended December 31, 1999, and DM 13,402.0 thousand for the twelve months ended June 30, 1999, respectively. Loss per share would have been decreased by DM 0.34 and DM 0.68 for the six months ended December 31, 1999, and the twelve months ended June 30, 1999, respectively.

Note 17. Commitments and Contingencies

 Operating leases

   The group companies have entered into lease and rental agreements for various facilities and vehicles. The annual minimum payments from these agreements amount to DM 7,556.0 thousand for the financial year 2000, DM 6,704.0 thousand for 2001, DM 5,773.0 thousand for 2002, DM 5,264.0 thousand for 2003 and DM 4,879.0 thousand for the financial year 2004. Thereafter, commitments of at least DM 6,086.0 thousand will be incurred.

   Total rental expense under operating leases amounted to DM 2,809.0 thousand for the six months ended December 31, 1999, DM 3,502.0 thousand for the year ended June 30, 1999, DM 252.0 thousand for the year ended June 30, 1998 and DM
236.0 thousand for the year ended June 30, 1997.

 Contingencies

   The Company operates in countries where political, economic, social and legal developments could have an impact on the operational activities. The effects of such risks on the Company's results of operations, which arise during the normal course of business, are not reasonably determinable and are therefore not included in the accompanying financial statements.

   The Company may be involved in lawsuits, claims, investigations and proceedings, including product liability and commercial matters which are handled and defended in the ordinary course of business. There are no such matters pending that the Company and its general counsel expect to be material in relation to the Company's business, financial position or results of operation.

                             BROKAT INFOSYSTEMS AG

 Legal matters

   The group companies may be subject to litigation from time to time in the ordinary course of business. As of December 31, 1999, the Company's management and its legal advisers are not aware of any claims which could materially affect the business, net assets, financial position or results of the Group.

Note 18. Geographic, Segment and Significant Customer Information

   The Company is managed as one business segment. Under the definition of SFAS No. 131, "Disclosure about Segments of an enterprise and related Information", Brokat is currently operating in one segment only. The number of business segments may expand as the Company introduces new products or services or expands into different markets.

   The following geographical allocation of the sales depends on the seat of the subsidiary recording the sales. The assets comprise long-lived assets with the exception of deferred tax assets.

                                            Asia-
                             Germany  UK   Pacific  USA  Other Elimination Consolidated
                             ------- ----- ------- ----- ----- ----------- ------------
                                                 (DM in thousands)
   Six months ended
    December 31, 1999
    Revenue................   35,472 8,331  4,808  5,405 5,796    (8,525)     51,287
    Long-lived assets......  208,701 1,090    535  2,614   304  (198,590)     14,654
   Year ended June 30, 1999
    Revenue................   55,818 3,407  1,774  2,895 1,646    (3,053)     62,487
    Long-lived assets......  391,444   952    438  1,678   202  (198,539)      8,323
   Year ended June 30, 1998
    Revenue................   27,149 3,709  1,566    --    880    (3,733)     29,571
    Long-lived assets......    5,114   178    237    111     8    (2,187)      3,461
   Year ended June 30, 1997
    Revenue................   12,101   --     --     --    --        --       12,101
    Long-lived assets......    1,080   --     --     --    --        --        1,080

   The external revenue by product group break down as follows:

                                                                    Six Months
                                               Year Ended June 30,    Ended
                                               ------------------- December 31,
                                                 1998      1999        1999
                                               --------- --------- ------------
                                                      (DM in thousands)
   Professional services......................    16,529    21,913    22,630
   License revenues...........................     7,231    21,056    19,141
   Sales of hardware..........................     4,414    13,492     3,558
   Customer support...........................     1,397     5,970     5,709
   Other......................................         0        56       249
                                               --------- ---------    ------
                                                  29,571    62,487    51,287
                                               ========= =========    ======

   In the six months ended December 31, 1999, approximately 11.3% of sales were recorded with one customer. In the year ended June 30, 1999, approximately 20.3% of sales were recorded with one customer and approximately 18.5% with another customer. In the year ended June 30, 1998, approximately 16.1% of sales were recorded with one customer. In the year ended June 30, 1997, approximately 21.8% of sales were recorded with one customer.

                             BROKAT INFOSYSTEMS AG

                         Six months ended   Fiscal year ended   Fiscal year ended
                         December 31, 1999    June 30, 1999       June 30, 1998
                         ------------------ ------------------- ------------------
                           KDM    % of rev.  KDM      % of rev.  KDM     % of rev.
                         -------  --------- -------   --------- -------  ---------
Cost of sales
  Cost of software
   licensing fees.......    (200)   (1.0)%     (200)    (0.9)%     (100)   (1.4)%
  Cost of professional
   service fees......... (15,510)  (68.5)%  (14,770)   (67.4)%  (10,467)  (63.3)%
  Cost of customer
   support fees.........  (3,510)  (61.5)%   (4,198)   (70.3)%     (961)  (68.8)%
  Cost of product
   sales................  (3,717) (104.5)%  (12,157)   (90.1)%   (3,965)  (89.8)%
  Cost of other fees....       0     0.0 %        0      0.0 %
  Total cost of sales... (22,937)  (44.7)%  (31,325)%  (50.1)%  (15,493)  (52.4)%
                         =======  ========  =======    =======  =======   =======

Note 19. Related Party Transactions

 License agreement with Fernbach Software S.A., Luxembourg

   Effective December 30, 1999, Brokat (licensee) entered into a license agreement with Fernbach Software S.A., Luxembourg (licensor). The purpose of the license agreement is to give Brokat the right to market the computer programs offered by Fernbach. The license is restricted to specific programs up to a value of DM 3.0 million; for each item ordered Brokat will be given a discount of 50% on the list price. In return Brokat made an advance payment for the license fees of DM 3.0 million against which all the deliveries of software by the licensor to Brokat are offset. The agreement has a term of 10 years and can be extended thereafter for a year provided notice of six months is not given.

   The prepaid amount of DM 3.0 has been shown as a current asset even though all purchases under this agreement may not be made during the next twelve months. This prepaid amount will then be recorded as an expense in the respective fiscal year in which the license programs were acquired.

 Transaction Software Technologies, Inc., Atlanta, USA, (TST)

   Before the acquisition date of TST, the Company recognized sales with TST for software licenses of DM 753.0 thousand in the year ended June 30, 1999, and of DM 0 thousand in the years ended June 30, 1998, and 1997.

 MeTechnology Europe GmbH, Dolzig/Leipzig

   MeTechnology Europe GmbH is a 100% subsidiary of MeTechnology AG, Leipzig. Before the acquisition date of MeTechnology AG, the Company recognized sales with MeTechnology Europe GmbH for software licenses of DM 3,000.0 thousand in the year ended June 30, 1999, and of DM 0 thousand in the years ended June 30, 1998, and June 30, 1997.

 Attorneys' office Haver & Mailander

   The attorneys Haver & Mailander resident in Stuttgart regularly work for the Company. The wife of the Chief Executive Officer of the Company works there as a partner. In her capacity as partner of the firm Dr. Rover is not, however, involved in the Brokat engagement. The advisory services charged by the attorneys' office to the Company in the six months ended December 31, 1999, amounted to DM 251.0 thousand, in the year ended June 30, 1999, DM 301.0 thousand, in the year ended June 30, 1998, DM 2.0 thousand and in the year ended June 30, 1997, DM 0 thousand.

                             BROKAT INFOSYSTEMS AG

 Tax advisory firm RWT Reutlinger Wirtschaftstreuhand GmbH and the related attorneys' office Rechtsanwaltsgesellschaft RWT Anwaltskanzlei GmbH (RWT)

   The RWT resident in Reutlingen regularly work for the Company. The managing partner of RWT is the supervisory board member Dr. Hermann Wundt. The services charged by RWT to the Company in the six months ended December 31, 1999, amounted to DM 53.0 thousand, in the year ended June 30, 1999, DM 351.0 thousand, in the year ended June 30, 1998, DM 62.0 thousand and in the year ended June 30, 1997, DM 88.0 thousand.

   In addition, see Note 11 for debts to shareholders and Note 16 for options granted directly by management shareholders to employees of the Company.

   Management believes that these related party transactions were under terms no less favorable to the Company than those arranged with other parties.

Note 20. Subsequent Events

   In February 2000, the management of Brokat decided to exercise the option to acquire the remaining 74.9% of interest in Fernbach Financial Software S.A., Luxembourg. The option purchase price amounted to DM 35,760.0 thousand and will be met by an issue of Companies shares (see also Note 3).

   The following unaudited pro forma financial information presents results as if the acquisition of TST and MeTechnology AG (see Note 4) had occurred at the beginning of the periods June 30, 1998 and June 30, 1999 and as if the acquisition of Fernbach Financial Software had occurred at the beginning of the periods June 30, 1999, December 31, 1999 and March 31, 2000.

                                June 30,    June 30,   December 31,  March 31,
                                  1998        1999         1999        2000
                               (unaudited) (unaudited) (unaudited)  (unaudited)
                               ----------- ----------- ------------ -----------
                                   (DM in thousands, except per share data)
Pro forma revenue............     39,731      93,738      62,442       44,110
Pro forma net loss...........    (47,469)    (98,447)    (54,829)     (37,305)
Pro forma loss per share
 before extraordinary items..                  (4.28)      (2.03)       (1.38)
Pro forma loss per share.....                  (4.48)      (2.03)       (1.38)

   These pro forma results have been prepared for comparative purposes only and include certain adjustments such as additional amortization expense as a result of goodwill arising from the purchase and interest expense on acquisition debt. The pro forma results are not necessarily indicative of the results of operations which actually would have resulted had the purchase been in effect at the beginning of the respective periods or of future results.

 Acquisition of Blaze Software, Inc. and GemStone Systems, Inc. (unaudited)

   On June 20, 2000 the Company announced the acquisitions of Blaze Software, Inc. and GemStone Systems, Inc. The purchase of Blaze will be made through the issuance of approximately 4.9 million new shares of Brokat AG and is expected to be closed by October 2000. The purchase of GemStone will be made through the issuance of approximately 2.4 million new shares of Brokat AG and is expected to be closed by September 2000.

Note 21. Additional Local Disclosure Requirements

 Exemption from the duty to prepare consolidated financial statements under German GAAP in accordance with sec. 292 a HGB

   As a listed company the parent company makes use of the option to prepare exempting consolidated financial statements according to international accounting standards as set forth in sec. 292 a HGB.

                             BROKAT INFOSYSTEMS AG

   In accordance with the interpretation by the German Accounting Standards Committee (GASC) in German Accounting Standard DRS 1 the consolidated financial reporting of the parent company is in line with Directive 83/349/EG.

   Variances to the HGB principles of group financial reporting relate to the capitalization of tax loss carryforwards pursuant to SFAS 109, foreign currency translation (SFAS 52), the measurement of work in process using the percentage-of-completion method (Accounting Research Bulletin No. 45 (ARB) in conjunction with SOP 97-2), the capitalization of costs for internally used software (SOP 98-1), the offsetting of issuing costs against issuing gains without effect on income (SAB 1), the recording of expenses from employee stock options (APB 25) and the amount of purchased goodwill (APB 16).

 Consolidated companies

   The consolidated financial statements of Brokat include all subsidiaries in which the parent company holds an indirect or direct majority of voting rights.

                                                                        Equity
                                                                     December 31,  Net result
                                                                         1999         1999
                                                                      (in local    (in local
                                                      Share  Local   currency, in currency, in
    Name/seat of company                              as %  Currency    '000)        '000)
    --------------------                              ----- -------- ------------ ------------
Brokat Asia Pte. Ltd., Singapore...................   100.0   SGD       (5,981)      (1,339)
Brokat Ltd., Hounslow, United Kingdom .............   100.0   GBP       (2,987)        (772)
Brokat Infosystems Inc., Alpharetta, USA...........   100.0   USD       (9,164)      (3,085)
Brokat Systeme AG, Zurich, Switzerland ............   100.0   CHF       (1,418)        (492)
Brokat Infosystems Ges.m.b.H., Wien, Austria ......   100.0   ATS       (8,726)      (5,195)
GO-Solutions GmbH, Wilhelmshaven...................    51.0    DM          870           54
McTechnology AG, Leipzig...........................   100.0    DM      169,846        3,831
MeTechnology Europe GmbH, Dolzig...................   100.0    DM       (6,689)       3,179
MeTechnology Kft., Budapest, Hungary ..............   100.0   HFT       16,652        7,716
Brokat Financial Systems Inc., Atlanta, USA
 (former: Transaction Software Technologies, Inc.)..  100.0   USD       (2,571)      (1,991)
Brokat Australia Pty Ltd., Sydney, Australia.......   100.0   AUD         (434)        (434)
Brokat Infosystems S.a.r.l., Luxembourg............   100.0   LUF          757          257
GEKA Beteiligungs Aktiengesellschaft,
 Frankfurt a.M. ...................................   100.0    DM           99            0

   Brokat Australia and Brokat Luxembourg were founded in the six months ended December 31, 1999. GEKA Beteiligungs Aktiengesellschaft was acquired in the six months ended December 31, 1999. MeTechnology Europe GmbH, Dolzig/Leipzig, is a subsidiary of MeTechnology AG, Leipzig. MeTechnology Kft., Budapest, Hungary, and GEKA Beteiligungs Aktiengesellschaft are subsidiaries of MeTechnology Europe GmbH, Dolzig/Leipzig.

   For the 100% subsidiaries of Brokat in Singapore, UK, USA, Switzerland, Australia, Austria and Luxembourg, as well as for Go-Solutions GmbH and for MeTechnology Kft. the disclosed net results refer to the six months ended December 31, 1999. For the other subsidiaries the disclosed net results refer to the full financial year 1999.

   The net results of MeTechnology AG and MeTechnology Europe GmbH are material affected by redemption of loans by the former shareholders of MeTechnology AG.

                             BROKAT INFOSYSTEMS AG

   Brokat's material additional investments are:

                                              Equity
                                           December 31,
                                  Share        1999         Net results 1999
        Name/seat of company      as %  (in Euro, in '000) (in Euro, in '000)
        --------------------      ----- ------------------ ------------------
   Fernbach Financial Software
    S.A., Luxembourg............. 25.1         2,307                (27)
   Fernbach Software S.A.,
    Luxembourg................... 25.1        (1,250)            (1,081)
   Fernbach Software AG, Germany
    ............................. 25.1           106                 43
   Fernbach Software AG,
    Switzerland ................. 25.1          (511)              (200)

   All of the investments were acquired in the six months ended December 31, 1999 (see also Note 3).

 Management Board and power of representation

   Members of the Management Board are:

   Stefan Rover              Spokesman of the Board of Management
   Dr. Boris Anderer         Deputy Spokesman of the Board of Management
   Michael Janssen           Chief Financial Officer

                             Other directorships
                             Supervisory Board:
                             german networker Multimedia AG

   Achim Schlumpberger        Executive Vice President "New Technologies"
   Michael Schumacher         Executive Vice President of the "Financial
   Angelo Maestrini            Systems Division"
                              Chief Operating Officer Field Operations since
                               September 17, 1999

   Total remuneration paid to members of the Management Board in the six months ended December 31, 1999, amounted to DM 770.0 thousand.

   The following were members of the Supervisory Board during the six months ended December 31, 1999:

  Mr. Falk F. Strascheg,      Chairman
   Munich                     General manager and partner of Technologie-
                               holding Venture Capital GmbH

                              Other directorships
                              Supervisory Board:
                              BinTec Communications AG
                              EOS AG
                              Ponsit Information Technologies AG
                              Scanla AG Optical Scanning
                              Going Public AG
                              Bank Austria TFV High Tech-Unternehmens Bet.
                               GmbH
                              European Technologies Holding N.V.
                              Advanced European Technologies N.V.
                              Strategic European Technologies N.V.
                              Technologieholding Central&Eastern Europe Fund
                               N.V.
                              Technologieholding Central&Eastern Europe
                               Parallel Fund B.V.
                              Dolphin Associates Informations & Communications
                               Technology Fund for Central and Eastern Europe
                               Oy.

                             BROKAT INFOSYSTEMS AG

  Dr. Hermann Wundt, Tubingen  Deputy Chairman
                               General manager and shareholder of RWT
                                Anwaltskanzlei GmbH and RWT Reutlinger
                                Wirtschaftstreuhand GmbH
                               Chairman of the management of RWT Gruppe

                               Other directorships
                               Supervisory Board:
                               SOMAT AG

  Mr. Ernst G. Mayer, Pulheim  General manager of Technologie-Beteiligungs-
                                Gesellschaft mbH der Deutschen Ausgleichsbank

                               Other directorships
                               Supervisory Board:
                               Artemedia AG
                               Otogene AG
                               Wavelight AG
                               Consultant:
                               cv cryptovision gmbh

  Prof. Dr. Wolfgang Konig,    University professor
  Frankfurt

                               Other directorships
                               Supervisory Board:
                               Innovative Software AG

  Ms. Angelika Pohlenz,        General secretary ICC Deutschland
  Wiesbaden

  Ms. Maisy Ng, Singapore      until November 18, 1999

  Dr. Peter Page, Ottobrunn    Independent market analyst since November 18,
                                1999

                               Other directorships
                               Supervisory Board:
                               AutInform AG
                               ATAMA AG
                               WEB.DE

                               Consultant:
                               i2 Technologies
                               Macros Consult
                               CuraData

   Total remuneration paid to members of the Supervisory Board during the six months ended December 31, 1999, amounted to DM 35.0 thousand.

                             BROKAT INFOSYSTEMS AG

 Employees

   Personnel expenses included in the Consolidated Statements of Operations are as follows:

                                                               Six Months
                                                   Year Ended    Ended
                                                    June 30,  December 31,
                                                      1999        1999
                                                   ---------- ------------
                                                      (DM in thousands)
                                                    (56,611)    (51,551)
                                                    =======     =======
   thereof non-cash charges associated with stock
    option grants                                   (16,340)    (12,240)
                                                    =======     =======

 Number of salaried employees (annual average)

                                                               Six Months
                                                   Year Ended    Ended
                                                    June 30,  December 31,
                                                      1999        1999
                                                   ---------- ------------
                                                        311         538
                                                    =======     =======

 Income relating to other periods

                                                               Six Months
                                                   Year Ended    Ended
                                                    June 30,  December 31,
                                                      1999        1999
                                                   ---------- ------------
                                                      (DM in thousands)
                                                          0       1,078
                                                    =======     =======

                             BROKAT INFOSYSTEMS AG

DEVELOPMENT OF FIXED ASSETS OF THE GROUP FOR THE SIX MONTHS ENDED DECEMBER 31,
                                     1999

                     Acquisition and Manufacturing Cost            Accumulated Depreciation            Net Book Values
                  ---------------------------------------- ---------------------------------------- ---------------------
                  July 1,                     December 31, July 1,                     December 31, June 30, December 31,
                   1999   Additions Reversals     1999      1999   Additions Reversals     1999       1999       1999
                  ------- --------- --------- ------------ ------- --------- --------- ------------ -------- ------------
                                                             (DM in thousands)
Intangible
assets
Goodwill........  212,948       0    24,062     188,887     3,542   15,249        0       18,792    209,406    170,095
Customer list...    5,324       0         0       5,324       143      532        0          675      5,181      4,649
Software........    2,709     443        28       3,124       635      507       62        1,080      2,074      2,044
                  -------   -----    ------     -------    ------   ------      ---       ------    -------    -------
                  220,980     443    24,090     197,335     4,320   16,288       62       20,547    216,661    176,788
Tangible assets
Computer
equipment,
furnitures and
fixtures........   14,587   3,891       369      18,109     6,264    2,588      245        8,607      8,323      9,502
                  -------   -----    ------     -------    ------   ------      ---       ------    -------    -------
                  235,567   4,334    24,459     215,442    10,584   18,876      307       29,153    224,984    186,290
                  =======   =====    ======     =======    ======   ======      ===       ======    =======    =======
Financial assets
Investment in
associated
companies.......        0   4,155         0       4,155         0       16        0           16          0      4,139
Other long-term
investments.....        0   1,013         0       1,013         0        0        0            0          0      1,013
                  -------   -----    ------     -------    ------   ------      ---       ------    -------    -------
                        0   5,168         0       5,168         0       16        0           16          0      5,152
                  =======   =====    ======     =======    ======   ======      ===       ======    =======    =======

                           BROKAT INFOSYSTEMS AG

                   CONDENSED CONSOLIDATED BALANCE SHEETS

                           AS OF MARCH 31, 2000

                   (in thousands of Deutsche Mark--TDM)

                                                                       March 31,
                                                                         2000
                                                                Note      TDM
                                                                ----  -----------
                                                                      (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents...................................          185,928
  Accounts receivable (less allowance for doubtful accounts of
   TDM 1,416 and TDM 1,575 at March 31, 2000 and December 31,
   1999, respectively)........................................           46,920
  Cost and estimated earnings in excess of billings on
   uncompleted contracts......................................   (3)      4,436
  Advances on purchase commitments............................            3,000
  Prepaid expenses and other current assets...................           16,346
                                                                       --------
   Total current assets.......................................          256,630
                                                                       --------
Property and equipment, at cost...............................
  Computer equipment..........................................           14,768
  Furniture and fixtures......................................            6,860
   Less: accumulated amortization.............................          (10,433)
                                                                       --------
                                                                         11,195
                                                                       --------
Goodwill......................................................          188,887
Other intangible assets.......................................            9,173
   Less: accumulated amortization.............................          (28,132)
                                                                       --------
                                                                        169,928
                                                                       --------
Investments in associated companies...........................            4,039
Other long-term investments...................................            1,270
Deferred income taxes.........................................            2,433
                                                                       --------
   Total assets...............................................          445,495
                                                                       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt to banks....................................   (3)      2,797
  Other short-term debt.......................................            5,845
  Accounts payable, trade.....................................            7,357
  Payroll-related accruals....................................            4,979
  Tax-related accruals........................................            2,681
  Billings in excess of cost and estimated earnings on
   uncompleted contracts......................................   (3)      3,520
  Other accrued expenses and current liabilities..............            9,589
  Deferred income.............................................            5,044
  Deferred income taxes.......................................            2,466
                                                                       --------
   Total current liabilities..................................           44,278
                                                                       --------
  Long-term debt to banks.....................................            2,000
  Other long-term debt........................................   (3)    246,552
                                                                       --------
   Total liabilities..........................................          292,830
                                                                       --------
Minority interest.............................................              363
                                                                       --------
Shareholders' equity:                                            (3)
  Common Stock................................................           52,512
  Additional paid-in capital..................................          505,296
  Accumulated deficit.........................................         (145,238)
  Deferred compensation.......................................         (255,054)
  Accumulated other comprehensive loss........................           (5,214)
                                                                       --------
   Total shareholders' equity.................................          152,302
                                                                       --------
   Total liabilities and shareholders' equity.................          445,495
                                                                       ========

    The accompanying condensed notes are an integral part of these Condensed
                    Consolidated Financial Statements.

                           BROKAT INFOSYSTEMS AG

              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

   FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND MARCH 31, 1999

                   (in thousands of Deutsche Mark--TDM)

                                          Three months ended Three months ended
                                            March 31, 2000     March 31, 1999
                                     Note  (unaudited) TDM    (unaudited) TDM
                                     ---- ------------------ ------------------
Revenues...........................  (5)          38,481             17,643
Cost of Sales (exclusive of TDM
 6,651 and TDM 1,378 of non-cash
 charges from stock option grants
 in the three months ended March
 31, 2000, and the three months
 ended March 31, 1999).............              (15,904)            (5,492)
                                              ----------         ----------
Gross profit.......................               22,577             12,151
                                              ----------         ----------
Selling expenses (exclusive of TDM
 6,525 and TDM 2,642 of non-cash
 charges from stock option grants
 in the three months ended March
 31, 2000, and the three months
 ended March 31, 1999).............              (15,604)            (9,934)
General and administrative expenses
 (exclusive of TDM 2,955 and TDM
 628 of non-cash charges from stock
 option grants in the three months
 ended March 31, 2000 and the three
 months ended March 31, 1999)......               (7,066)            (2,501)
Research and development expenses
 (exclusive of TDM 4,227 and TDM
 493 of non-cash charges from stock
 option grants in the three months
 ended March 31, 2000, and the
 three months ended March 31,
 1999).............................              (10,109)            (1,963)
Amortization of goodwill and other
 intangible assets from
 acquisitions......................               (7,159)                 0
Non-cash charges associated with
 stock option grants...............              (20,357)            (5,140)
                                              ----------         ----------
Total operating expenses...........              (60,295)           (19,538)
                                              ----------         ----------
Operating loss.....................              (37,718)            (7,387)
                                              ----------         ----------
Financial Income, net..............                 (827)               328
Other, net.........................                2,567               (445)
                                              ----------         ----------
Loss before income taxes and
 extraordinary items...............              (35,978)            (7,504)
                                              ----------         ----------
Income tax benefit (expense).......                 (248)                 0
Minority interest..................                   63                 31
Other taxes........................                  (11)                 0
                                              ----------         ----------
Loss before extraordinary items....              (36,174)            (7,473)
                                              ----------         ----------
Net loss...........................  (4)         (36,174)            (7,473)
                                              ==========         ==========
Basic and diluted loss per share:
  Net loss.........................                (1.35)             (0.42)
                                              ==========         ==========
Weighted average number of common
 shares outstanding................           26,848,773         17,782,916

    The accompanying condensed notes are an integral part of these Condensed
                    Consolidated Financial Statements.

                           BROKAT INFOSYSTEMS AG

              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

       FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND MARCH 31, 1999

                   (in thousands of Deutsche Mark--TDM)

                                          Three months ended Three months ended
                                            March 31, 2000     March 31, 1999
                                             (unaudited)        (unaudited)
                                                 TDM                TDM
                                          ------------------ ------------------
Cash flow from Operating Activities:
Net loss................................       (36,174)            (7,473)
Adjustments to reconcile net loss to net
 cash used in operating activities
  Minority interest.....................           (63)               (31)
  Depreciation and amortization.........         9,411                760
  Deferred income taxes.................           (11)                 0
  Non-cash charges associated with stock
   option grants........................        20,357              5,140
  Changes in operating assets and
   liabilities:
    Accounts receivable.................       (10,733)            (5,657)
    Net changes in cost and estimated
     earnings in excess of billings.....          (769)            (4,438)
    Prepaid expenses and other current
     assets.............................        (9,551)            (2,151)
    Accounts payable, trade.............         2,314             (1,281)
    Payroll and tax related accruals....           214               (441)
    Other accrued expenses and
     liabilities........................         3,326              1,360
    Deferred income.....................         1,465                  6
                                               -------            -------
      Net cash used in operating
       activities.......................       (20,214)           (14,206)
                                               -------            -------
Cash flow from Investing Activities
  Acquisitions of intangible assets.....          (725)               (71)
  Purchases of property and equipment...        (3,519)            (1,252)
  Purchases of investments..............          (157)                 0
                                               -------            -------
      Net cash used in investing
       activities.......................        (4,401)            (1,323)
                                               -------            -------
Cash Flow from Financing Activities
  Net change in short-term debt.........       (39,294)               459
  Proceeds from debt issuances, net of
   financing cost of TDM 12,856.........       244,702                  0
  Refund of IPO costs...................             0                114
                                               -------            -------
      Net cash provided by financing
       activities.......................       205,408                573
                                               -------            -------
EFFECT OF EXCHANGE RATE DIFFERENCES ON
 CASH...................................        (1,828)                 0
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS............................       178,965            (14,956)
  CASH AND CASH EQUIVALENTS
    At the beginning of the period......         6,963             68,839
                                               -------            -------
    At the end of the period............       185,928             53,883
                                               =======            =======
Supplemental Disclosure of Cash Flow
 Information
Cash paid for:
  Interest..............................           627                 34
  Income taxes..........................             0                  0

   During the three months ending March 31, 2000 and March 31, 1999 the Company recorded deferred compensation expense of TDM 141,678 and TDM 12,350, respectively, related to its stock option plans.

    The accompanying condensed notes are an integral part of these Condensed
                    Consolidated Financial Statements.

                           BROKAT INFOSYSTEMS AG

         NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE THREE MONTHS ENDED MARCH 31, 2000 and MARCH 31, 1999

                                (UNAUDITED)

1. Organization and Basis of Presentation

   BROKAT Infosystems AG (formerly: BROKAT Informationssysteme GmbH), Stuttgart, Germany, was founded on September 17, 1994. The Company and its subsidiaries develop and market cross-channel software for the integration of existing IT systems and applications into various electronic channels such as Internet, mobile radio or call centers. The Company's main customers are banks and other institutions that offer and process services through electronic channels.

   The accompanying consolidated financial statements, which include the operations of the Company and its wholly-owned subsidiaries, and the financial information included herein are unaudited. However, such information includes all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary to fairly state the results of the interim periods. Interim results are not necessarily indicative of results to be expected for the full year. It is suggested that these consolidated financial statements be read in conjunction with the Company's audited consolidated financial statements for the six months ended December 31, 1999, and for the years ended June 30, 1999, 1998 and 1997 and notes thereto.

   All significant intercompany accounts and transactions have been eliminated in consolidation.

2. Net Income (Loss) Per Share

   The Company computes earnings per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per share ("SFAS 128"). Basic net income (loss) per share is calculated by dividing net income
(loss) available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share is calculated in the same manner as basic net income (loss) per share except that such computation includes the effects of the Company's outstanding stock options, if dilutive. For the three months ended March 31, 2000, and 1999, the effects of including outstanding stock options in the diluted net income (loss) per share calculation would have been anti-dilutive. Therefore, options to purchase 2,409,639 and 1,204,818 shares of common stock, respectively, were not considered in the computation of diluted loss per share for such periods.

3. Financial Statement Components

 Cost and estimated earnings on uncompleted contracts

   Costs and estimated earnings on uncompleted contracts and related amounts billed are as follows:

                                                                    December 31,
                                                          March 31,     1999
                                                          2000 TDM      TDM
                                                          --------- ------------
     Costs incurred on uncompleted contracts.............    9,212      5,379
     Estimated earnings..................................    9,587      6,161
                                                           -------    -------
                                                            18,799     11,540
                                                           -------    -------
     Less billings to date...............................  (17,883)   (11,393)
                                                           -------    -------
                                                               916        147
                                                           =======    =======

                           BROKAT INFOSYSTEMS AG

   Such amounts are included in the accompanying Condensed Consolidated Balance Sheets under the following captions:

                                                                  December 31,
                                                        March 31,     1999
                                                        2000 TDM      TDM
                                                        --------- ------------
     Costs estimated earnings in excess of billings on
      uncompleted contracts............................   4,436       1,965
     Billings in excess of cost and estimated earnings
      on uncompleted contracts.........................  (3,520)     (1,818)
                                                         ------      ------
                                                            916         147
                                                         ======      ======

 Short-term debt to banks

   At March 31, 2000, the Company had TDM 75,500 (December 31, 1999: TDM 75,500) general purpose lines of credit with several banks (collectively, the "Credit Arrangements"). Under the Credit Arrangements, the Company has the option to borrow amounts at various interest rates, payable in Deutsche Marks. Use of the borrowing is unrestricted, with the exception of the borrowings under the line of credit with Deutsche Bank AG, Stuttgart, which funds are to be used exclusively for operating purposes, and the borrowings are unsecured.

   At March 31, 2000, the Company had outstanding debt borrowings under the Credit Arrangements amounting to TDM 2,797 (December 31, 1999: TDM 42,271).

   The interest rate on short-term borrowings outstanding at March 31, 2000, was between 6.0% and 8.0% (December 31, 1999: between 4.08 % and 6.0%).

 Long-Term Debt

   During the first quarter of 2000 the Company issued a total of EURO 125 million in senior notes. The senior notes mature in March 2010. Interest on the notes will accrue form the date of their issuance and will be payable in cash at a rate of 11 % per year semiannually in arrears on March 31 and September 30 of each year, commencing September 30, 2000, to holders of record on the immediately preceding March 15 and September 15. The net proceeds of the senior notes were and will be used to repay existing short-term and long-term indebtedness under the bank credit facilities.

   The Company entered into a registration rights agreement relating to the notes. Under this agreement, the Company agreed to file a registration statement on the appropriate form under the United States Securities Act of 1933, as amended (the "Act") with respect to an offer to exchange notes for New Notes registered under the Act with terms substantially identical to those of the Notes. In connection with the exchange offer, application will be made to list the New Notes on the Luxembourg Stock Exchange.

   Under the registration rights agreement, the Company also agreed to pay liquidated damages if (among others) the registration statement required under the registration rights agreement is not filed on or prior to the applicable filing deadline. Liquidated damages will accrue from the date of such default on the principal amount of the notes at a rate of 0.25% per annum for the first 90-day period immediately following the occurrence of such a default, increasing by an additional 0.25% per annum with respect to each subsequent 90-day-period up to a maximum of liquidated damages of 2.0% per annum. In April 2000 the Company filed a registration statement on the F-4 form of the Securities Act relating to the senior notes issued in March 2000.

                           BROKAT INFOSYSTEMS AG

 Shareholders' Equity

   On November 7, 1999, the Company also passed a resolution to increase capital by issuing 279,573 new shares with an equivalent value of EURO 10 million (TDM 19,558) with Intel Atlantic, Inc., Santa Clara, USA. The Company is entitled to the funds once the capital increase has been entered in the trade register. This had not been done in the three months ended March 31, 2000.

4. Comprehensive Income (Loss)

   Comprehensive income (loss) is as follows:

                                                            Three months ended
                                         Three months ended December 31, 1999
                                         March 31, 2000 TDM        TDM
                                         ------------------ ------------------
     Net income (loss)..................      (36,174)            (7,473)
     Foreign currency translation
      adjustments.......................       (1,828)                 0
                                              -------             ------
                                              (38,002)            (7,473)
                                              =======             ======

5. Segment information

   The Company is managed as one business segment. The number of business segments may expand as the Company introduces new products or services or expands into different markets.

   The external revenues by product group break down as follows:

                                                             Three months ended
                                          Three months ended December 31, 1999
                                          March 31, 2000 TDM        TDM
                                          ------------------ ------------------
     License revenues....................       18,971              9,148
     Professional services...............       12,729              5,478
     Customer support....................        3,946              1,688
     Income from the sale of hardware....        2,801              1,329
     Other...............................           35                  0
                                                ------             ------
                                                38,482             17,643
                                                ======             ======

6. Acquisitions

   In February 2000, the management of BROKAT exercised its option to acquire the remaining 74.9% of interest in Fernbach Financial Software S.A., Luxembourg. The option purchase price amounted to TDM 35,760 and will be funded through the issuance of 182,838 of the Company's common shares.

   The effective date of acquisition of Fernbach Financial Software S.A., Luxembourg, will be as of the date securities are issued. The issuance of new shares is possible only after the corresponding increase of the Company's common stock,that is, the date on which the increase of common stock is registered and approved by the Trade Register. This registration has not been completed as of March 31, 2000. However, such registration is expected to be finalized in the second quarter of 2000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

   To Transaction Software Technologies, Inc.:

   We have audited the accompanying consolidated balance sheets of Transaction Software Technologies, Inc. (a Georgia corporation) and subsidiary as of September 30, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transaction Software Technologies, Inc. and subsidiary as of September 30, 1998 and 1997 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

   Arthur Andersen LLP
   Atlanta, Georgia
   January 21, 2000

                    TRANSACTION SOFTWARE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 1998 AND 1997

   Assets                                                  1998        1997
   ------                                                  ----        ----
   Current assets:
    Cash and cash equivalents.......................... $  720,111  $  617,675
    Accounts receivable, net of allowance for doubtful
     accounts of $121,349 and $134,188 in 1998 and
     1997, respectively................................  1,092,139   1,232,698
    Prepaid expenses...................................     43,839      11,322
                                                        ----------  ----------
     Total current assets..............................  1,856,089   1,861,695
                                                        ----------  ----------
   Property and equipment:
    Computer equipment.................................    978,094     901,004
    Office furniture...................................    110,789     100,547
                                                        ----------  ----------
                                                         1,088,883   1,001,551
    Less accumulated depreciation......................   (813,830)   (674,767)
                                                        ----------  ----------
     Property and equipment, net.......................    275,053     326,784
                                                        ----------  ----------
     Total assets...................................... $2,131,142  $2,188,479
                                                        ==========  ==========
   Liabilities and shareholders' equity                    1998        1997
   ------------------------------------                    ----        ----
   Current liabilities:
    Accounts payable................................... $   62,827  $   17,725
    Accrued expenses...................................    106,666     178,035
    Accrued income taxes...............................     19,447           0
    Deferred income taxes..............................    322,700     334,924
    Current maturities of notes payable................    290,518      85,121
    Deferred revenue...................................    594,828     642,361
                                                        ----------  ----------
     Total current liabilities.........................  1,396,986   1,258,166
                                                        ----------  ----------
   Long-term liabilities:
    Notes payable, less current portion................     29,816     280,074
    Deferred income taxes..............................     29,100       5,605
                                                        ----------  ----------
     Total long-term liabilities.......................     58,916     285,679
                                                        ----------  ----------
   Commitments and contingencies (Note 6)
   Shareholders' equity:
    Common stock, $1 par value; 10,000 shares
     authorized; 600 shares issued and outstanding in
     1998 and 1997.....................................        600         600
    Additional paid-in capital.........................     18,960      18,960
    Retained earnings..................................    655,680     625,074
                                                        ----------  ----------
     Total shareholders' equity........................    675,240     644,634
                                                        ----------  ----------
     Total liabilities and shareholders' equity........ $2,131,142  $2,188,479
                                                        ==========  ==========

     The accompanying notes are an integral part of these consolidated balance sheets.

                    TRANSACTION SOFTWARE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                                           1998        1997
                                                        ----------  ----------
   Revenue:
    Contract revenue................................... $3,312,163  $2,843,150
    Service revenue....................................  1,186,715   1,053,792
                                                        ----------  ----------
    Total revenue......................................  4,498,878   3,896,942
                                                        ----------  ----------
   Operating expenses:
    Cost of services...................................  1,500,410   1,427,210
    General and administrative.........................    418,740     281,205
    Sales and marketing................................    632,099     625,248
    Research and development...........................  1,841,363   1,873,673
                                                        ----------  ----------
    Total operating expenses...........................  4,392,612   4,207,336
                                                        ----------  ----------
   Operating income....................................    106,266    (310,394)
   Other income (expense):
    Investment income..................................     24,346      14,534
    Interest expense...................................    (12,936)    (16,608)
                                                        ----------  ----------
   Income before income taxes..........................    117,676    (312,468)
   Provision (benefit) for income taxes (Note 5).......     47,070    (124,987)
                                                        ----------  ----------
   Net income (loss)................................... $   70,606  $ (187,481)
                                                        ==========  ==========
   Net income (loss) per share:
    Basic.............................................. $   117.68  $  (312.47)
                                                        ==========  ==========
    Diluted............................................ $   117.68  $  (312.47)
                                                        ==========  ==========
   Weighted average shares:
    Basic..............................................        600         600
                                                        ==========  ==========
    Diluted............................................        600         600
                                                        ==========  ==========




 The accompanying notes are an integral part of these consolidated statements.

                    TRANSACTION SOFTWARE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                             Common Stock  Additional               Total
                             -------------  Paid-in   Retained  Shareholders'
                             Shares Amount  Capital   Earnings     Equity
                             ------ ------ ---------- --------  -------------
   Balance, September 30,
    1996....................  600    $600   $18,960   $842,555    $862,115
    Net loss................                      0   (187,481)   (187,481)
    Dividends on common
     stock..................                      0    (30,000)    (30,000)
                              ---    ----   -------   --------    --------
   Balance, September 30,
    1997....................  600     600    18,960    625,074     644,634
    Net income..............                      0     70,606      70,606
    Dividends on common
     stock..................                      0    (40,000)    (40,000)
                              ---    ----   -------   --------    --------
   Balance, September 30,
    1998....................  600    $600   $18,960   $655,680    $675,240
                              ===    ====   =======   ========    ========







         The accompanying notes are an integral part of these consolidated statements.

                    TRANSACTION SOFTWARE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                                             1998      1997
                                                           --------  ---------
Cash flows from operating activities:
 Net income (loss)........................................ $ 70,606  $(187,481)
 Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation............................................  139,063    142,481
  Deferred income taxes...................................   11,271    331,933
 Changes in operating assets and liabilities:
  Accounts receivable.....................................  140,559   (415,533)
  Other current assets....................................  (32,517)     4,145
  Accounts payable........................................   45,102    (37,093)
  Accrued expenses........................................  (51,922)   161,350
  Deferred revenues.......................................  (47,533)   284,171
                                                           --------  ---------
 Cash provided by operating activities....................  274,629    283,973
                                                           --------  ---------
Cash flows from investing activities:
 Purchases of equipment and furniture.....................  (87,332)  (136,257)
                                                           --------  ---------
Cash flows from financing activities:
 Proceeds from issuance of notes payable..................   22,500    245,000
 Principal payments on notes payable......................  (67,361)   (79,425)
 Dividends paid...........................................  (40,000)   (30,000)
                                                           --------  ---------
 Cash provided by (used in) financing activities..........  (84,861)   135,575
                                                           --------  ---------
Change in cash and cash equivalents.......................  102,436    283,291
Cash and cash equivalents, beginning of year..............  617,675    334,384
                                                           --------  ---------
Cash and cash equivalents, end of year.................... $720,111  $ 617,675
                                                           ========  =========
Supplemental disclosure of cash flow information:
 Cash paid for interest................................... $ 12,936  $  16,608
                                                           ========  =========
 Cash paid for taxes...................................... $  7,315  $     944
                                                           ========  =========




 The accompanying notes are an integral part of these consolidated statements.

                    TRANSACTION SOFTWARE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                         NOTES TO FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1998 AND 1997

1. Nature of business

   Transaction Software Technologies, Inc. (the "Company") creates, markets, licenses, installs, and services various software products that allow financial institutions to conduct electronic commerce with their corporate clients through dial-up services or over the Internet. The Company's wholly owned subsidiary, Transoft Services, Inc. ("TSI"), provides related consulting services.

2. Summary of significant accounting policies

Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and TSI. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be the equivalent of cash for the purpose of balance sheet and statement of cash flows presentation. Cash equivalents, which consist primarily of money market accounts, are carried at cost which approximates fair market value.

Property and Equipment

   Property and equipment which primarily consists of computer equipment and furniture and fixtures, are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the various classes of property, which are three to five years for all computer equipment, and five to seven years for all furniture and fixtures. Depreciation expense for the years ended September 30, 1998 and 1997 was $139,063 and $142,481, respectively.

   Expenditures for maintenance and repairs are charged to expense as incurred, and the costs of renewals and betterments are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the respective accounts. Any resulting gain or loss is reflected in the consolidated statements of operations.

   During 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. The Company reviews its long-lived assets consisting of property and equipment for impairment at each balance sheet date or whenever events or changes in circumstances indicate that the carrying amount of an asset should be assessed. An impairment is recognized when the undiscounted future cash flows estimated to be generated by the assets are not sufficient to recover the unamortized balance of the assets. In such event, an impairment loss is recorded for the difference between the fair value of the asset

                    TRANSACTION SOFTWARE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
(based on discounted cash flows) and its carrying amount. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

Revenue Recognition

 Contract Revenue

   Revenue from fixed price contracts is recognized using the percentage of completion method measured by the cost to cost method. Contract costs include direct labor, combined with allocations of operational overhead, and other direct costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job conditions resulting in changes to estimated profitability may result in revisions to costs and revenue and are recognized in the period in which the revisions are determined.

 Services Revenue

   Revenue from consulting services is recognized as the service is performed. Maintenance revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically 12 months.

Product Development Costs

   Costs incurred to establish the technological feasibility of computer software products are included in research and development expense and are charged to expense as incurred. The Company capitalizes costs incurred between the point of establishing technological feasibility and general release when such costs are material. As of September 30, 1998 and 1997, the Company has no capitalized computer software development costs.

Income Taxes

   The company utilizes the liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

Fair Values of Financial Instruments

   The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, notes payable, and other short-term assets and liabilities. The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of similar terms and maturities. Under this method, the Company's fair value of long-term debt was not significantly different than the stated value at September 30, 1998 and 1997. Based on the short-term nature or variable interest rates of the remaining financial instruments, the estimated fair market values of the Company's financial instruments approximate their carrying values at September 30, 1998 and 1997.

Concentrations of Business and Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. Accounts receivable represent trade receivables and are unsecured. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral to support customer receivables.

                    TRANSACTION SOFTWARE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   The Company's clients operate within the financial services industry, and a significant portion of the Company's revenues is derived from a limited number of clients. During the years ended September 30, 1998 and 1997, the following clients individually accounted for more than 10% of the Company's revenue:

                                               1998  1997
                                               ----  ----
            Client A..........................  21%   27%
            Client B..........................  12%   13%
            Client C..........................  11%    *
            Client D..........................  12%    *

--------
*Accounted for less than 10% of total revenues for the period indicated. At September 30, 1998, 15% of the Company's accounts receivable related to Client A and the remaining three clients make up 20%.

Net income (loss) per share

   The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share" for all periods presented. This statement replaces previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effect of options and convertible securities. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common stock outstanding during the period. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common stock and dilutive stock equivalents outstanding during the period. The following table sets forth the computation of basic and diluted net income (loss) per share.

                                                              1998     1997
                                                             ------- ---------
   Numerator:
     Net income (loss)...................................... $70,606 $(187,481)
                                                             ======= =========
   Denominator:
     Weighted average shares outstanding--Basic ............     600       600
     Weighted average shares outstanding--Diluted...........     600       600

Recent Accounting Pronouncements

   In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and disclosing comprehensive income and its components. Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. In addition to net income, SFAS No. 130 requires the reporting of other comprehensive income, defined as revenues, expenses, gains, and losses that under generally accepted accounting principles are not included in net income. As of September 30, 1998, the Company had no items of other comprehensive income.

   The Financial Accounting Standards Board ("FASB") recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under this statement, accounting for changes in fair value of a derivative depends on its intended use and designation. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB

                    TRANSACTION SOFTWARE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
Statement No. 133" ("SFAS 137"). SFAS 137 amends the effective date of SFAS
133. SFAS 133 will now be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 is not to be applied retroactively to financial statements of prior periods. The Company expects no material impact on its results of operations, comprehensive income or financial position as a result of the adoption of SFAS No. 133.

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Under SOP 98-1, computer software costs incurred in the preliminary project stage are expensed as incurred. Additional, specified upgrades and enhancements may be capitalized; however, external costs related to maintenance, unspecified upgrades, and enhancements should be recognized as expense over the contract period on a systematic basis. Internal costs incurred for maintenance should be expensed as incurred. In the opinion of management, the adoption of SOP 98-1 will not have a material effect on the consolidated financial statements of the Company.

3. Notes Payable

   Notes payable consist of the following at September 30, 1998 and 1997:

                                                               1998     1997
                                                             -------- --------
   Note payable to vendor, noninterest-bearing, principal
    balance due in six equal monthly installments beginning
    December 22, 1998....................................... $232,500 $210,000
   Note payable to bank, interest at 8.7%, principal and
    interest payable in monthly installments of $2,895
    through December 1999; secured by computer equipment....   41,137   70,781
   Note payable to bank, interest at 7.8%, principal and
    interest payable in monthly installments of $1,212
    through January 2001; secured by computer equipment.....   30,954   42,494
   Note payable to bank, interest at 8.75%, principal and
    interest payable in monthly installments of $1,108
    through December 1999; secured by computer equipment....   15,743   27,127
   Equipment loan, interest at 6.5%, principal and interest
    payable in monthly installments of $2,989 through
    February 1998...........................................        0   14,793
                                                             -------- --------
                                                              320,334  365,195
   Less current portion.....................................  290,518   85,121
                                                             -------- --------
                                                             $ 29,816 $280,074
                                                             ======== ========

   Following are maturities of notes payable as of September 30, 1998:

            1999................................ $290,518
            2000................................   26,831
            2001................................    2,985
                                                 --------
                                                 $320,334
                                                 ========

4. Shareholders' Equity

   During the years ended September 30, 1998 and 1997, the board of directors declared dividends on common stock. The Company paid dividends in the amount of $66.67 and $50 per share during the years ended September 30, 1998 and 1997, respectively.

                    TRANSACTION SOFTWARE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

5. Income Taxes

   Income tax expense for the years ended September 30, 1998 and 1997 consisted of the following:

                                                              1998     1997
                                                            -------- ---------
   Current income tax provision ........................... $ 42,562 $   7,786
   Deferred income tax provision (benefit).................    4,508  (132,773)
                                                            -------- ---------
                                                            $ 47,070 $(124,987)
                                                            ======== =========

   The following is a summary of the items which resulted in recorded income tax provision to differ from taxes computed using the statutory federal income tax rate for the years ended September 30, 1997 and 1998:

                                                                   1998   1997
                                                                   -----  -----
   Statutory federal income tax rate.............................. 34.0%  34.0%
   Effect of:
      State income tax............................................   6.0    6.0
                                                                   -----  -----
   Pro forma income taxes.........................................  40.0%  40.0%
                                                                   =====  =====

   All net income (loss) before taxes was derived in the United States.

   The components of the deferred tax liabilities as of September 30, 1998 and 1997 are as follows:

                                                               1998     1997
                                                             -------- --------
   Current:
    Accrual basis financial statement income in excess of
     cash basis taxable income.............................. $322,700 $334,924
                                                             ======== ========
   Long-term:
    Depreciation............................................ $ 29,100 $  5,605
                                                             ======== ========

6. Commitments and Contingencies

Legal Proceedings

   The Company is not currently a party to any material legal proceedings. From time to time, the Company may be subject to legal proceedings and claims in the ordinary course of business. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. In addition, the Company, from time to time, may become a party to legal or administrative proceedings or arbitration that arise in the ordinary course of business.

Operating Leases

   The Company leases its office facilities and other equipment under noncancelable operating lease agreements which expire on various dates through November 1999. The Company recorded lease expense of approximately $98,600 and $101,500 for the years ended September 30, 1998 and 1997, respectively, related to these leases.

                    TRANSACTION SOFTWARE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   Minimum future payments under noncancelable operating leases as of September 30 are as follows:

            1999................................. $79,980
            2000.................................  19,995
                                                  -------
                                                  $99,975
                                                  =======

7.  Retirement Plan

   Effective May 1, 1993, the Company adopted a 401(k) retirement plan (the "Plan") covering substantially all employees. The Plan provides for discretionary employer matching contributions. The Company contributed approximately $44,500 and $18,500 during the years ended September 30, 1998 and 1997, respectively. These amounts have been recorded as general and administrative expenses.

8.  Subsequent event (unaudited)

   Effective May 10, 1999, BROKAT Infosystems AG ("BROKAT"), a German company, acquired substantially all of the assets of the Company under the terms of a stock purchase agreement. The purchase price was approximately $18.6 million and is being accounted for by BROKAT under the purchase method of accounting.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of ESD Vermogensverwaltungsgesellschaft mbH:

   We have audited the accompanying consolidated balance sheets of ESD Vermogensverwaltungsgesellschaft mbH and subsidiaries (the "Company") as of December 31, 1997 and the related consolidated statements of operations, cash flows and shareholders' equity for the year then ended. These consolidated financial statements, which have been prepared in compliance with German commercial law, are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audits in accordance with generally accepted auditing standards in Germany which are substantially consistent with those standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ESD Vermogensverwaltungsgesellschaft mbH and subsidiaries as of December 31, 1997 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles in Germany.

   Accounting practices used by ESD Vermogensverwaltungsgesellschaft mbH in preparing the accompanying consolidated financial statements conform with generally accepted accounting principles in Germany but do not conform with accounting principles generally accepted in the United States (US GAAP). A description of these differences and a complete reconciliation of consolidated net income and shareholders' equity to US GAAP are set forth in Note V.

                                                      Arthur Andersen
                                              Wirtschaftsprufungsgesellschaft
                                              Steuerberatungsgesellschaft mbH

Stuttgart, Germany                             Dr. Schmidt          Baierl
March 10, 2000                              Wirtschaftsprufer Wirtschaftsprufer

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of MeTechnology Aktiengesellschaft:

   We have audited the accompanying consolidated balance sheets of MeTechnology Aktiengesellschaft and subsidiaries (the "Company") as of December 31, 1998 and the related consolidated statements of operations, cash flows and shareholders' equity for the year then ended. These consolidated financial statements, which have been prepared in compliance with German commercial law, are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audits in accordance with generally accepted auditing standards in Germany which are substantially consistent with those standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MeTechnology Aktiengesellschaft and subsidiaries as of December 31, 1998 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles in Germany.

   Accounting practices used by MeTechnology Aktiengesellschaft in preparing the accompanying consolidated financial statements conform with generally accepted accounting principles in Germany but do not conform with accounting principles generally accepted in the United States (US GAAP). A description of these differences and a complete reconciliation of consolidated net income and shareholders' equity to US GAAP are set forth in Note V.

                                                      Arthur Andersen
                                              Wirtschaftsprufungsgesellschaft
                                              Steuerberatungsgesellschaft mbH

Stuttgart, Germany                             Dr. Schmidt          Baierl
March 10, 2000                              Wirtschaftsprufer Wirtschaftsprufer

                        METECHNOLOGY AKTIENGESELLSCHAFT
              PRIOR YEAR: ESD VERMOGENSVERWALTUNGSGESELLSCHAFT MBH

                          CONSOLIDATED BALANCE SHEETS

                                                     December 31, December 31,
                                                         1998         1997
                                                     ------------ ------------
                                                             (DM in thousands)
ASSETS
FIXED ASSETS
 Intangible assets
  Software..........................................        94           28
                                                        ------       ------
 Property, plant and equipment
  Buildings on third party land.....................        30           16
  Other equipment, factory and office equipment.....       832          428
                                                        ------       ------
                                                           862          444
                                                        ------       ------
                                                           956          472
                                                        ------       ------
CURRENT ASSETS
 Inventories
  Raw materials, consumables and supplies...........        47           74
  Work in process...................................       719          263
                                                        ------       ------
                                                           766          337
                                                        ------       ------
 Receivables and other assets
  Trade receivables.................................     2,275          170
  Other assets......................................       588          117
                                                        ------       ------
                                                         2,863          287
                                                        ------       ------
 Other securities...................................         0        1,869
 Cash, bank balances................................       808        1,454
                                                        ------       ------
                                                           808        3,323
                                                        ------       ------
                                                         4,437        3,947
                                                        ------       ------
PREPAID ASSETS......................................        10           73
                                                        ------       ------
ACCUMULATED DEFICIT FOR THE YEAR NOT COVERED BY
 EQUITY.............................................    15,046        8,175
                                                        ------       ------
                                                        20,449       12,667
                                                        ======       ======
EQUITY AND LIABILITIES
EQUITY
 Common Stock.......................................     1,000
 GmbH capital.......................................                    150
 Additional paid-in capital.........................       417        1,000
 Accumulated deficit covered by equity..............    (1,417)      (1,150)
                                                        ------       ------
                                                             0            0
                                                        ------       ------
CONTRIBUTIONS FROM SILENT PARTNERS
SUBORDINATED LOANS
 Contributions from silent partners.................     9,950        8,000
 Subordinated loans.................................     3,530        3,530
                                                        ------       ------
                                                        13,480       11,530
                                                        ------       ------
ACCRUALS
 Other accruals.....................................       939          231
                                                        ------       ------
LIABILITIES
 Convertible bonds..................................     3,352            0
 Liabilities to banks...............................       750            8
 Payments received on account of orders.............       513          262
 Trade payables.....................................       916          201
 Other liabilities..................................       460          435
                                                        ------       ------
                                                         5,991          906
                                                        ------       ------
DEFERRED INCOME.....................................        39            0
                                                        ------       ------
                                                        20,449       12,667
                                                        ======       ======

    The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                        METECHNOLOGY AKTIENGESELLSCHAFT
              PRIOR YEAR: ESD VERMOGENSVERWALTUNGSGESELLSCHAFT MBH

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     Year ended December 31,
                                                     -------------------------
                                                         1998         1997
                                                     ------------  -----------
                                                        (DM in thousands)
Revenue.............................................        4,870        1,965
Increase (decrease) in inventories..................          456          (25)
Other operating income..............................          240           84
Cost of materials
  Cost of raw materials, consumables and supplies
   and for purchased goods..........................         (238)         (88)
  Cost of purchased services........................         (407)        (210)
Personnel expenses
  Wages and salaries................................       (5,481)      (2,953)
  Social security and other pension payments........       (1,004)        (554)
  -- thereof for pensions TDM 22 (prior year: TDM
   20)
Depreciation on intangible assets, and property,
 plant and equipment................................         (486)        (177)
Other operating expenses............................       (4,794)      (2,579)
Interest and similar income.........................           42          136
Interest and similar expenses.......................         (309)        (281)
                                                     ------------  -----------
Loss before taxes...................................       (7,111)      (4,682)
                                                     ------------  -----------
Income tax benefit..................................            0            1
Other taxes.........................................          (27)          (1)
                                                     ------------  -----------
Consolidated net loss...............................       (7,138)      (4,682)
                                                     ------------  -----------
Accumulated deficit, beginning of year..............       (9,325)      (4,643)
                                                     ------------  -----------
Accumulated deficit, end of year....................      (16,463)      (9,325)
                                                     ============  ===========
                                                          DM
                                                     ------------
Loss per share......................................       (35.69)


  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                        METECHNOLOGY AKTIENGESELLSCHAFT
              PRIOR YEAR: ESD VERMOGENSVERWALTUNGSGESELLSCHAFT MBH

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                          Common Stock
                         --------------
                                                Additional                Total
                                         GmbH    Paid in   Accumulated Shareholders Comprehensive
                         Shares  Amount Capital  Capital      loss        Equity    Income (Loss)
                         ------- ------ ------- ---------- ----------- ------------ -------------
                                                        (DM in thousands)
As of December 31,
 1996...................       0     0    150     1,000       (4,643)     (3,493)
Net loss for the year...       0     0      0         0       (4,682)     (4,682)      (4,682)
                                                                                       ------
Comprehensive Loss......       0     0      0         0            0           0       (4,682)
                         ------- -----   ----     -----      -------     -------       ------
As of December 31,
 1997...................       0     0    150     1,000       (9,325)     (8,175)
                         ------- -----   ----     -----      -------     -------
Foundation of
 MeTechnology AG........  20,000   100      0         0            0         100
Contribution in kind
 GmbH................... 180,000   900   (150)     (750)           0           0
Recognition of discount
 on convertible bond....       0     0      0       167            0         167
Net loss for the year...       0     0      0         0       (7,138)     (7,138)      (7,138)
                                                                                       ------
Comprehensive Loss......       0     0      0         0            0           0       (7,138)
                         ------- -----   ----     -----      -------     -------       ======
As of December 31,
 1998................... 200,000 1,000      0       417      (16,463)    (15,046)
                         ======= =====   ====     =====      =======     =======



  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                        METECHNOLOGY AKTIENGESELLSCHAFT
              PRIOR YEAR: ESD VERMOGENSVERWALTUNGSGESELLSCHAFT MBH

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                Year ended
                                                               December 31,
                                                               --------------
                                                                1998    1997
                                                               ------  ------
                                                                  (DM in
                                                                thousands)
Cash flow from Operating Activities
Net loss...................................................... (7,138) (4,682)
Adjustments to reconcile net loss to net cash used in operat-
 ing activities
 Accretion of interest expense on noninterest bearing debt....     19       0
 Depreciation and amortization................................    486     177
 Changes in trade receivables................................. (2,105)    265
 Changes in inventories.......................................   (429)    (44)
 Changes in prepaid expenses and other current assets.........   (408)   (121)
 Changes in trade payables....................................    715    (122)
 Changes in other accruals....................................    708     137
 Changes in liabilities.......................................    315     (94)
                                                               ------  ------
  Net cash used in operating activities....................... (7,837) (4,484)
                                                               ------  ------
Cash flow from Investing Activities
 Acquisitions of intangible assets............................    (90)    (29)
 Purchases of property and equipment..........................   (880)   (296)
 Proceeds from sale of property and equipment.................      0      36
                                                               ------  ------
  Net cash used in investing activities.......................   (970)   (289)
                                                               ------  ------
Cash flow from Financing Activities
 Net change in short-term bank debt...........................    742       8
 Changes in securities classified as current assets...........  1,869  (1,869)
 Long-term borrowings.........................................  5,450     130
 Issuances of share capital...................................    100       0
                                                               ------  ------
  Net cash provided (used) by financing activities............  8,161  (1,731)
                                                               ------  ------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..............   (646) (6,504)
 CASH AND CASH EQUIVALENTS
  At the beginning of the period..............................  1,454   7,958
                                                               ------  ------
  At the end of the period....................................    808   1,454
                                                               ======  ======
Supplemental Disclosure of Cash Flow Information
 Cash paid for:
 Interest.....................................................    366     205
 Taxes........................................................     27       1
                                                               ------  ------
                                                                  393     206
                                                               ======  ======

    The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                        METECHNOLOGY AKTIENGESELLSCHAFT
              PRIOR YEAR: ESD VERMOGENSVERWALTUNGSGESELLSCHAFT MBH

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(I)GENERAL DISCLOSURES

   The consolidated financial statements of MeTechnology Aktiengesellschaft, Leipzig, for the year ended December 31, 1998 and ESD Vermogensverwaltungsgesellschaft mbH, Munchen, for the year ended December 31, 1997 have been prepared in thousands of Deutsche Mark (TDM) in accordance with the 3rd book of the German Commercial Code (HGB). The income statement has been prepared according to the method of total costs.

   To improve clarity individual items of the consolidated balance sheet and consolidated income statement have been combined. These items are disclosed separately in the notes to the financial statements.

   To further improve clarity, the items in the consolidated balance sheet and consolidated income statement have not been numbered.

(II)CONSOLIDATION GROUP

   For the financial year 1997 the consolidated financial statements comprise the parent company ESD Vermogensverwaltungsgesellschaft mbH, Munchen (ESD-VV), and ESD Information Technology Entwicklungsgesellschaft mbH, Dolzig (ESD-IT), as a 100 % subsidiary. The first-time consolidation at the time of acquisition in 1994 was performed according to the revaluation method in accordance with sec. 301 (1) no. 2 HGB (German Commercial Code). The purchase price of ESD-IT and the equity being taken over amounted to TDM 50 so that a goodwill did not arise at the time of first-time consolidation.

   By a merger agreement certified by a notary public and signed July 13, 1998, ESD-IT was retroactively merged into ESD-VV as of January 1, 1998. At a shareholders' meeting on the same day, ESD-VV was renamed MeTechnology Europe GmbH (Me GmbH) and the statutory seat moved from Munchen to Bienitz. At the time of the merger the accounts of ESD-IT and EDS-VV were combined using their historical cost bases, as this merger represents a reorganization of entities under common control.

   MeTechnology Aktiengesellschaft with statutory seat in Leipzig (Me AG) was founded on June 26, 1998, as a holding company with common stock of TDM 100. By contract certified by a notary public dated October 21, 1998 the common stock of Me AG was increased by a contribution in kind of all shares in Me GmbH to Me AG.

   As of December 31, 1998, the consolidated financial statements of Me AG thus contain the parent company and Me GmbH as a wholly owned subsidiary. The shareholders of the two companies were identical at the time of the contribution of Me GmbH into Me AG and held the identical percentage interests in the two companies (common ownership). Accordingly, the contribution of Me GmbH into Me AG has also been reflected as a reorganization of entities under common control, and was accounted for using the historical cost bases of the combining entities. Due to the fact that the two groups are actually identical for economic purposes and in order to make the consolidated financial statements for the years 1997 and 1998 comparable, the consolidation was prepared as if the new structure had been started at January 1, 1998.

   In 1997, the shares in Yellowstar Gesellschaft fur Softwarevertrieb und Marketing mbH, Haar, a 100 % subsidiary of ESD-VV, were sold. This company was not included in the consolidated financial statements of ESD-VV in 1997 in accordance with sec. 296 (1) no. 2 and 3 HGB.

   On August 19, 1998, Me AG as sole shareholder founded MeTechnology Ltd., UK, with common stock of GBP 100. During 1998, MeTechnology Ltd., UK, was a non-operating legal entity. In accordance with sec. 296 (2) HGB, MeTechnology Ltd., UK, has not been included in the consolidation group due to immateriality.

   The shareholdings of ESD-VV and Me AG are included in Note (VI)(2).

                        METECHNOLOGY AKTIENGESELLSCHAFT
              PRIOR YEAR: ESD VERMOGENSVERWALTUNGSGESELLSCHAFT MBH

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

(III) PRINCIPLES OF CONSOLIDATION

   In 1997, the capital consolidation of ESD-VV and ESD-IT under local (German) GAAP was performed according to the revaluation method pursuant to sec. 301 (1) no. 2 HGB by offsetting the acquisition cost against the pro rata equity of the consolidated subsidiary at the time of acquisition in 1994, retroactively.

   Capital consolidation of Me AG and Me GmbH under local (German) GAAP was performed according to the pooling-of-interests method pursuant to sec. 302 (1) HGB. Consequently, the difference of TDM 750 between common stock issued by Me AG of TDM 900 and GmbH capital contributed in return of TDM 150 was offset against additional paid-in capital in accordance with sec. 302 (2) HGB.

   Intercompany results, intercompany sales, expenses and income as well as intercompany receivables and liabilities between the consolidated companies have been eliminated. There were no intercompany profits as of the closing date.

(IV) SIGNIFICANT ACCOUNTING AND VALUATION METHODS, CURRENCY TRANSLATION

   The financial statements of the consolidated group companies were prepared according to uniform accounting and valuation methods.

   Intangible assets, where acquired for a consideration, are capitalized at acquisition cost and subject to scheduled depreciation. Intangible assets are written off using the straight-line method of depreciation over a period of 3 years.

   Buildings on third party land concern to capitalized electrical installations inside the leased buildings.

   Property, plant and equipment are stated at cost less scheduled depreciation or at net realizable value, if lower, as of the balance sheet date.

   The following depreciation methods were applied to property, plant and equipment:

                                                                Method     Years
                                                             ------------- -----
Buildings on third party land............................... straight-line    3
Other equipment, office and factory equipment............... straight-line  4-5

   Low value assets are fully expensed in the year of acquisition.

   Extraordinary depreciation is charged if an item has to be disclosed at the lower attributable value.

   Inventories of raw materials and supplies as well as work in process is valued at acquisition or manufacturing cost or at net realizable value, if lower. Manufacturing cost includes direct labor costs including appropriate overheads.

   Receivables and other assets are stated at the nominal amount or the lower attributable value. The collection risk on receivables has been covered by creation of a bad debt allowance of 1 % of the net receivables on hand, which approximates historic bad debt write-offs.

   Cash and cash equivalents have been valued at nominal value.

   Other accruals are created on the basis of prudent commercial judgement to cover all potential losses from pending transactions and contingent liabilities as of the balance sheet date.

   Liabilities are stated at the repayment value.

   Receivables and liabilities in foreign currency are valued at the rate prevailing at the date of origin. Exchange rate losses occurring prior to the balance sheet date or evident are considered with effect on income.

                        METECHNOLOGY AKTIENGESELLSCHAFT
              PRIOR YEAR: ESD VERMOGENSVERWALTUNGSGESELLSCHAFT MBH

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
(V)US-GAAP RECONCILIATION

   The audited consolidated financial statements of Me AG and ESD-VV were prepared according to German accounting principles. A reconciliation of the net losses and equity from the German accounting principles to the accounting principles generally accepted in the United States of America (US-GAAP) for the financial years 1997 and 1998 is presented in the following tables.

                                                             December 31,
                                                           ------------------
                                                             1998      1997
                                                           --------  --------
                                                           (DM in thousands)
Net loss per German generally accepted accounting princi-
 ples.....................................................   (7,138)   (4,682)
Long-term projects for software adaptation................   (1,489)      (23)
Unrealized losses/gains on marketable securities..........      (20)       20
                                                           --------  --------
Net loss according to US generally accepted accounting
 principles...............................................   (8,647)   (4,685)
                                                           ========  ========

                                                               December 31,
                                                              ---------------
                                                               1998     1997
                                                              -------  ------
                                                                  (DM in
                                                                thousands)
Equity per German generally accepted accounting principles... (16,463) (9,325)
Long-term projects for software adaptation...................  (1,326)    163
                                                              -------  ------
Equity according to US generally accepted accounting princi-
 ples........................................................ (17,789) (9,162)
                                                              =======  ======

   Under German GAAP, license revenues can be realized upon delivery of the software while software adaptations are posted separately according to the completed contract method. Under US-GAAP license and software adaptation revenues are realized uniformly according to the percentage of completion method.

   Under US-GAAP, marketable securities that are available for sale are recorded at fair market value, with the offsetting unrealized gain or loss recorded as a component of other comprehensive income. Under German GAAP, marketable securities are recorded at cost, but provisions for losses are recorded when prudent.

   In 1997, the Company, under German GAAP, recorded a provision of TDM 20 related to unrealized losses on marketable securities available for sale. At that time, the fair market value of the securities was below their carrying amount by more than TDM 20. However, as discussed in Note (VI)(4), the Company received a gurantee from Financial Intelligent Transactions Vermogensverwaltungs GmbH, Munchen, whereby the Company's maximum loss on these securities would be limited to TDM 20.

   Under US-GAAP, the reduction in the fair value of these securities in 1997, up to the TDM 20 limit, would be recorded as a reduction in other comprehensive income rather than as a charge to expense, since the decline in market value was not of a permanent nature. This difference has no effect on reported shareholders' equity but would reduce other comprehensive income by TDM 20 in 1997.

   In 1998, the Company sold the marketable securities at an amount nearly identical to their original cost basis. Under German GAAP, the Company recorded a gain of approximately TDM 20, as the carrying value of those securities had been reduced in 1997 by the provision described above. Under US-GAAP, the Company would have recorded no gain or loss on the disposal, but would have had a gain in other comprehensive income of TDM 20 due to the appreciation in the fair value of the securities prior to their sale. Again, this difference in accounting would have no effect on reported shareholders' equity.

                        METECHNOLOGY AKTIENGESELLSCHAFT
              PRIOR YEAR: ESD VERMOGENSVERWALTUNGSGESELLSCHAFT MBH

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

   Under German GAAP, provisions for contingencies are established for all potential losses from pending transactions and contingent liabilities as of the balance sheet date. Under US-GAAP, such provisions can only be recorded when an exposure is probable and the amount of the exposure is reasonably estimable. At December 31, 1998 and 1997, though, there were no accruals recorded under German GAAP that would not be recorded under US-GAAP.

   Under German GAAP, unrealized foreign exchange gains in each group of currencies are not included in income. Exchange losses in each group of currencies, though, are charged to the statement of operations immediately. Under US-GAAP, foreign currency transaction gains and losses are expensed as incurred. At December 31, 1998 and 1997, no material amounts in foreign currency were recorded.

   Under German GAAP, certain balances are classified differently than under US-GAAP. For example, changes in inventory accounts which are recorded as revenues under German GAAP, would be considered part of cost of goods sold under US-GAAP. In addition, costs and estimated profits in excess of billings on long-term construction type contracts would be categorized as such under US-GAAP, but such amounts are classified as inventories for German GAAP. These differences in classification yield no GAAP differences in reported net loss or shareholders' equity.

   US-GAAP requires that all majority owned and controlled subsidiaries be consolidated. Under German GAAP, such subsidiaries need not to be consolidated if they do not have material operations. During the year ended December 31, 1998, the Company had one inactive subsidiary that was not consolidated for German GAAP purposes. However, the consolidation of this subsidiary under US-GAAP would yield no material differences in reported net income or shareholders' equity, or any other balance sheet or statement of operations account.

                        METECHNOLOGY AKTIENGESELLSCHAFT
              PRIOR YEAR: ESD VERMOGENSVERWALTUNGSGESELLSCHAFT MBH

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

(VI)EXPLANATORY COMMENTS ON THE CONSOLIDATED FINANCIAL STATEMENTS

(1)Fixed assets

      DEVELOPMENT OF FIXED ASSETS OF THE GROUP FOR THE FINANCIAL YEAR 1997

                                                                                                              NET BOOK
                       ACQUISITION AND MANUFACTURING COST                ACCUMULATED DEPRECIATION              VALUES
                  -------------------------------------------- -------------------------------------------- ------------
                  Jan 1, 1997 Additions Reversals Dec 31, 1997 Jan 1, 1997 Additions Reversals Dec 31, 1997 Dec 31, 1997
                  ----------- --------- --------- ------------ ----------- --------- --------- ------------ ------------
                                                            (DM in thousands)
INTANGIBLE AS-
 SETS
Software........            7        29         0           36           1         7         0            8           28
                          ---       ---       ---          ---         ---       ---       ---          ---          ---
PROPERTY, PLANT
 AND EQUIPMENT
Buildings on
 third party
 land...........           21         4         0           25           2         7         0            9           16
Other equipment,
 factory and
 office
 equipment......          539       292       173          658         205       163       138          230          428
                          ---       ---       ---          ---         ---       ---       ---          ---          ---
                          560       296       173          683         207       170       138          239          444
                          ---       ---       ---          ---         ---       ---       ---          ---          ---
FINANCIAL ASSETS
Shares in affil-
 iated compa-
 nies...........          250         0       250            0         250         0       250            0            0
                          ---       ---       ---          ---         ---       ---       ---          ---          ---
                          817       325       423          719         458       177       388          247          472
                          ===       ===       ===          ===         ===       ===       ===          ===          ===

      DEVELOPMENT OF FIXED ASSETS OF THE GROUP FOR THE FINANCIAL YEAR 1998

                       ACQUISITION AND MANUFACTURING COST                ACCUMULATED DEPRECIATION
                  -------------------------------------------- --------------------------------------------
                  Jan 1, 1998 Additions Reversals Dec 31, 1998 Jan 1, 1998 Additions Reversals Dec 31, 1998
                  ----------- --------- --------- ------------ ----------- --------- --------- ------------
                                                            (DM in thousands)
INTANGIBLE AS-
 SETS
Software........           36        90         0          126           8        24         0           32
                          ---       ---       ---        -----         ---       ---       ---          ---
PROPERTY, PLANT
 AND EQUIPMENT
Buildings on
 third party
 land...........           25        28         0           53           9        14         0           23
Other equipment,
 factory and
 office equip-
 ment...........          658       852       208        1,302         230       448       208          470
                          ---       ---       ---        -----         ---       ---       ---          ---
                          683       880       208        1,355         239       462       208          493
                          ---       ---       ---        -----         ---       ---       ---          ---
                          719       970       208        1,481         247       486       208          525
                          ===       ===       ===        =====         ===       ===       ===          ===
                          NET BOOK
                           VALUES
                  -------------------------
                  Dec 31, 1998 Dec 31, 1997
                  ------------ ------------
INTANGIBLE AS-
 SETS
Software........            94           28
                  ------------ ------------
PROPERTY, PLANT
 AND EQUIPMENT
Buildings on
 third party
 land...........            30           16
Other equipment,
 factory and
 office equip-
 ment...........           832          428
                  ------------ ------------
                           862          444
                  ------------ ------------
                           956          472
                  ============ ============

                        METECHNOLOGY AKTIENGESELLSCHAFT
              PRIOR YEAR: ESD VERMOGENSVERWALTUNGSGESELLSCHAFT MBH

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

(2)Shareholdings and consolidation group

                                                                     Result
                                     Participation    Equity    of the financial
                                         quota     December 31,       year
                            Currency     as %          1997           1997
                            -------- ------------- ------------ ----------------
                                                         (DM in thousands)
ESD Information Technology
  Entwicklungsgesellschaft
 mbH, Dolzig..............    DEM         100         (8,313)        (4,628)

                                                                  Result
                                  Participation    Equity    of the financial
                                      quota     December 31,       year
                         Currency     as %          1998           1998
                         -------- ------------- ------------ ----------------
                                                      (DM in thousands)
MeTechnology Europe
 GmbH, Bienitz..........   DEM         100        (11,890)       (15,728)(/1/)
MeTechnology Ltd., UK...   GBP         100              0              0(/2/)

--------
Notes:
(1) Single entity financial statements for the financial year 1998 include a loss from the merger of ESD-VV and ESD-IT of TDM 9,013, which corresponds to operating losses of ESD-IT before the first-time consolidation as of January 1, 1998.
(2) MeTechnology Ltd., UK, during 1998 was a non-operating legal entity.

(3)Receivables and other assets

                                  December 31,               December 31,
                                      1998                       1997
                           -------------------------- --------------------------
                                       thereof                    thereof
                                 with a residual term       with a residual term
                                     of more than               of more than
                           Total        1 year        Total        1 year
                           ----- -------------------- ----- --------------------
                                             (DM in thousands)
Trade receivables......... 2,275           0           170            0
Other assets..............   588         112           117           50
                           -----         ---           ---          ---
                           2,863         112           287           50
                           =====         ===           ===          ===

   Other assets in the consolidated financial statements contain receivables from deposits, receivables from employees and prepaid taxes. Other assets contain receivables from shareholders in the amount of DM 3.0 thousand.

(4)Other securities

   In 1997, other securities relate to marketable securities public traded on the German Stock Exchange which are held in a custody account at Oberbank, Munchen. Financial Intelligent Transactions Vermogensverwaltungs GmbH, Munchen, has agreed to guarantee that the maximum loss to be borne by the Company upon sale of these securities to be TDM 20. In 1997, the Company recorded a loss of TDM 20 to reflect the fact that the fair value of these securities was below their carrying amount. In 1998 the securities were sold at an amount nearly identical to their original cost basis.

                        METECHNOLOGY AKTIENGESELLSCHAFT
             PRIOR YEAR: ESD VERMOGENSVERWALTUNGSGESELLSCHAFT MBH

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

(5)Additional paid-in capital

   The Me AG additional paid-in capital amounts to TDM 167 as of December 31, 1998, resulting from the convertible bond as described in Note (8). The additional amount of TDM 250 results from the capital consolidation as described in Note (III).

(6)Contribution of silent partners and subordinated loans

   In 1996, the subsidiary ESD-IT entered into a silent partnership agreement with SBF Sachsischer Beteiligungsfonds GmbH (SBF), Leipzig, until December 31, 2001. As of December 31, 1997 the contribution amounted to TDM 8,000. The contribution was increased by TDM 1,950 to TDM 9,950 in 1998. SBF has issued a letter of subordination for its claims from the silent partnership. SBF receives a 20% share of the company's profits, but does not participate in losses. SBF also receives annual servicing compensation of 2% of the investment amount.

   In 1996, GSM Industriebeteiligungen GmbH, Munchen, also granted ESD-IT a subordinated loan. As of December 31, 1998, the loan still amounts to TDM 3,530. The loan has to be repaid by the year 2005 and is subject to interest at a rate of 8%.

(7)Other accruals

   The other accruals mainly contain amounts for warranties, costs yet to be incurred, personnel expenses, costs relating to the preparation of financial statements and legal and consulting costs as well as the remuneration of the supervisory board.

(8)Liabilities

                                                      December 31,  December 31,
                                                          1998          1997
                                                      ------------- ------------
                                                             up to        up to
                                                      Total  1 year Total 1 year
                                                      ------ ------ ----- ------
                                                          (DM in thousands)
Convertible bond.....................................  3,352     0     0     0
Liabilities to banks.................................    750   750     8     8
Payments received on account of orders...............    513   513   262   262
Trade payables.......................................    916   916   201   201
Other liabilities....................................    460   460   435   435
   - thereof taxes...................................      0     0   119   119
                                                      ------ -----   ---   ---
                                                       5,991 2,639   906   906
                                                      ====== =====   ===   ===

   The convertible bond was subscribed by Private Equity Bridge Investment Ltd. (PEB), Grand Cayman, Cayman Islands, British West Indies, on November 12, 1998. The bond entitles PEB until October 31, 2000, to convert at any time a nominal amount of the convertible bond of DM 500 into one share of Me AG. The convertible bond is interest free until January 31, 2000, after which it is subject to a 6% interest rate. That part of the convertible bond which has not yet been converted is repayable on October 31, 2000. Discounted at a rate of interest for comparable debt of 5%, the face value of the bond at November 12, 1998 was TDM 3,333, with the difference of TDM 167 to the face value of the bond of TDM 3,500 being credited to additional paid-in capital. Other liabilities include liabilities to shareholders in the amount of TDM 8.0.

                        METECHNOLOGY AKTIENGESELLSCHAFT
              PRIOR YEAR: ESD VERMOGENSVERWALTUNGSGESELLSCHAFT MBH

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
(9)Other financial commitments

   In 1997 the other financial liabilities from rent and lease agreements of ESD-VV relate to:

                                                   Year ended December 31, 1997
                                                  ------------------------------
                                                                more than Total
                                                  Up to on year one year  amount
                                                  ------------- --------- ------
                                                        (DM in thousands)
Leases for buildings.............................      326         388     714
Car pool leases..................................       61          35      96
Leases for telecommunications....................       26         154     180
                                                       ---         ---     ---
                                                       413         577     990
                                                       ===         ===     ===

   In 1998 the other financial liabilities from rent and lease agreements of Me AG relate to:

                                                   Year ended December 31, 1998
                                                  ------------------------------
                                                                More than Total
                                                  Up to on year one year  amount
                                                  ------------- --------- ------
                                                        (DM in thousands)
Leases for buildings.............................      558         558    1,116
Car pool leases..................................      141          71      212
Leases for telecommunications....................       29         135      164
                                                       ---         ---    -----
                                                       728         764    1,492
                                                       ===         ===    =====

(10)Sales

   The sales of the company, which were generated exclusively on the domestic market, relate to:

                                                         Year ended December 31,
                                                         -----------------------
                                                            1998        1997
                                                         ----------- -----------
                                                            (DM in thousands)
Licenses................................................       2,953         712
Bank applications.......................................       1,221         743
Other...................................................         696         510
                                                         ----------- -----------
                                                               4,870       1,965
                                                         =========== ===========

(11)Other operating income

   In 1997, other operating income mainly includes income from the sale of fixed assets, from the reversal of accruals and the reduction of general valuation allowance. In a total amount of TDM 48, the other operating income relates to other periods.

   In 1998, other operating income mainly includes the reversal of accruals, relating to other periods, and gains on the sale of securities of TDM 78.

                        METECHNOLOGY AKTIENGESELLSCHAFT
              PRIOR YEAR: ESD VERMOGENSVERWALTUNGSGESELLSCHAFT MBH

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

(12)Other operating expenses

   In 1997 and 1998, other operating expenses mainly concern selling and administrative expenses as well as legal and consulting costs. In an total amount of TDM 42 (1997: TDM 29), the other operating expenses relate to other periods.

(13)Number of salaried employees (annual average)

      Year ended
     December 31,
     -------------
      1998   1997
     ------ ------
         76     46
     ====== ======

(14)Capital stock authorized for issue

   The share capital may be increased by TDM 50 through the issuance of additional authorized capital. This may be issued to satisfy conversion rights of holders of convertible bonds, which issuance has been agreed by the shareholders' meeting on November 6, 1998.

(15)Disclosures on company boards

   In 1997, the management of ESD-VV comprised:

   Dr. Christoph Bulfon      General manager

   In 1998, the management board of Me AG comprised:

   Joszef Bugovics           Chairman

   In consideration and accordance with the effect of sec. 286 (4) HGB not only on the single entity financial statements of the parent company, but also on the consolidated financials, disclosure of total remuneration for the management board has been omitted.

(16)Supervisory Board

   In 1998 the supervisory board of Me AG comprised:

   Dr. Peter Page            Chairman
   Prof. Dr. Wulf von Schimmelmann
                             Deputy Chairman
   Dr. Hans-Joachim Korber

   Total remuneration for the supervisory board in 1998 amounted to TDM 27.

(17)Advisory Board

   Total remuneration for the advisory board in 1998 amounted to TDM 4 and in 1997 amounted to TDM 70.

   Leipzig, February, 2000

   ESD Vermogensverwaltungsgesellschaft mbH,
   MeTechnology AG

   Joszef Bugovics

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Blaze Software, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Blaze Software, Inc. and its subsidiaries at March 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of Blaze Software, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

   San Jose, California
   April 19, 2000, except for Note 15
    as to which the date is June 20, 2000

                              BLAZE SOFTWARE, INC.
                          (FORMERLY NEURON DATA, INC.)

                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                                March 31,
                                                            ------------------
                                                              2000      1999
                                                            --------  --------
ASSETS
Current assets:
  Cash and cash equivalents...............................  $ 57,295  $  2,129
  Short-term investments..................................    11,998       --
  Accounts receivable, net of allowance for doubtful
   accounts of $512 and $443, respectively................     4,939     3,658
  Prepaid expenses and other current assets...............     1,108       964
                                                            --------  --------
   Total current assets...................................    75,340     6,751
Property and equipment, net...............................     1,933       786
Restricted cash...........................................       702       --
Deposits and other assets.................................       384       228
                                                            --------  --------
   Total assets...........................................  $ 78,359  $  7,765
                                                            ========  ========

LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND
          STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Bank borrowings.........................................  $    --   $  1,631
  Bridge loan from related parties........................       --      1,596
  Current portion of capital lease obligations............       176        81
  Note payable............................................       --        129
  Accounts payable........................................     1,972     1,526
  Accrued expenses........................................     7,446     2,873
  Deferred revenue........................................     2,728     3,231
                                                            --------  --------
   Total current liabilities..............................    12,322    11,067
Long-term liabilities:
  Capital lease obligations, net of current portion.......       256        19
  Other long-term liabilities.............................        12       --
                                                            --------  --------
   Total liabilities......................................    12,590    11,086
                                                            --------  --------
Mandatorily Redeemable Preferred Stock: par value $0.0001
  Authorized: none at March 31, 2000
  Issued and outstanding: none at March 31, 2000 and 3,179
   at March 31, 1999......................................       --     20,882
                                                            --------  --------

Commitments and contingencies (Note 12)

Stockholders' Equity (Deficit):
  Series B Convertible Preferred Stock: par value $0.0001
  Authorized: none at March 31, 2000
  Issued and outstanding: none at March 31, 2000 and 2,273
   at March 31, 1999......................................       --        --
  Preferred Stock: par value $0.0001
  Authorized: 10,000 at March 31, 2000
  Issued and outstanding: none at March 31, 2000 and
   1999...................................................       --        --
  Common Stock, $0.0001 par value
  Authorized: 200,000 shares at March 31, 2000
  Issued and outstanding: 22,020 at March 31, 2000 and 344
   at March 31, 1999......................................         2       --
Additional paid-in capital................................   144,642    (1,842)
Accumulated other comprehensive income....................       489       290
Unearned stock-based compensation.........................   (21,207)      --
Accumulated deficit.......................................   (58,157)  (22,651)
                                                            --------  --------
   Total stockholders' equity (deficit)...................    65,769   (24,203)
                                                            --------  --------
   Total liabilities, mandatorily redeemable preferred
    stock and stockholders' equity (deficit)..............  $ 78,359  $  7,765
                                                            ========  ========

   The accompanying notes are an integral part of these financial statements.

                              BLAZE SOFTWARE, INC.
                          (FORMERLY NEURON DATA, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                      Years Ended March 31,
                                                     --------------------------
                                                       2000     1999     1998
                                                     --------  -------  -------
Net revenues:
  Product licenses.................................  $  8,486  $ 3,722  $ 3,559
  Services and maintenance.........................     9,710    5,332      803
                                                     --------  -------  -------
    Total revenues.................................    18,196    9,054    4,362
                                                     --------  -------  -------
Cost of revenues:
  Product licenses.................................        67       40       74
  Services and maintenance.........................     6,808    2,892      512
                                                     --------  -------  -------
    Total cost revenues............................     6,875    2,932      586
                                                     --------  -------  -------
Gross profit.......................................    11,321    6,122    3,776
                                                     --------  -------  -------
Operating expenses:
  Research and development.........................     5,079    3,843    1,938
  Sales and marketing..............................    12,226    5,586    3,702
  General and administrative.......................     3,785    2,205    1,106
  Stock-based compensation.........................    16,400      --       --
                                                     --------  -------  -------
    Total operating expenses.......................    37,490   11,634    6,746
                                                     --------  -------  -------
Operating loss.....................................   (26,169)  (5,512)  (2,970)
Interest expense...................................      (377)    (300)    (692)
Other income and (expense), net....................       275       51       99
                                                     --------  -------  -------
Net loss from continuing operations before income
 taxes.............................................   (26,271)  (5,761)  (3,563)
Provision for income taxes.........................      (153)     (87)     (68)
                                                     --------  -------  -------
Net loss from continuing operations................   (26,424)  (5,848)  (3,631)
Discontinued operations (Note 3):
  Income (loss) from operations of discontinued
   user interface business (net of income taxes)...     2,657      248   (2,174)
                                                     --------  -------  -------
Net loss...........................................   (23,767)  (5,600)  (5,805)
Accretion of mandatorily redeemable preferred stock
 to redemption value...............................      (442)  (1,258)  (1,040)
Beneficial conversion feature......................   (11,739)     --       --
                                                     --------  -------  -------
Net loss attributable to common stockholders.......   (35,948)  (6,858)  (6,845)
Other comprehensive income (loss), net of tax:
  Unrealized loss on investments...................       (20)     --       --
  Translation adjustments..........................       219      180      (20)
                                                     --------  -------  -------
Comprehensive loss.................................  $(35,749) $(6,678) $(6,865)
                                                     ========  =======  =======
Basic and diluted net loss per common share
 attributable to common stockholders:
  Loss from continuing operations..................  $  (6.68) $(19.15) $(37.37)
  Earnings/(loss) from discontinued operations.....      0.46     0.66   (17.39)
                                                     --------  -------  -------
Basic and diluted net loss per common share
 attributable to common stockholders...............  $  (6.22) $(18.49) $(54.76)
                                                     ========  =======  =======
Number of shares used in the calculation of basic
 and diluted net loss per share....................     5,781      371      125
                                                     ========  =======  =======

   The accompanying notes are an integral part of these financial statements.

                             BLAZE SOFTWARE, INC.
                         (FORMERLY NEURON DATA, INC.)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                (in thousands)

                                                     Mandatorily     Series B      Series AA     Series BB
                                                      Redeemable    Convertible   Convertible   Convertible
                                                      Preferred      Preferred     Preferred     Preferred
                                                        Stock          Stock         Stock         Stock     Common Stock
                                                    -------------- ------------- ------------- ------------- -------------
                                                    Shares Amount  Shares Amount Shares Amount Shares Amount Shares Amount
                                                    ------ ------- ------ ------ ------ ------ ------ ------ ------ ------
Balances at
April 1, 1997...                                    2,013  $ 9,684 2,272   $ --    --    $--     --    $ --    232   $--
 Issuance of
 Common Stock
 pursuant to
 exercise of
 options........                                      --       --    --      --    --     --     --      --    172    --
 Repurchase of
 Common Stock...                                      --       --    --      --    --     --     --      --     (1)   --
 Issuance of
 Series F
 Preferred
 Stock, net of
 issuance
 costs..........                                      972    7,400   --      --    --     --     --      --    --     --
 Conversion of
 bridge loan to
 Series F
 Preferred
 Stock..........                                      194    1,500   --      --    --     --     --      --    --     --
 Issuance of
 Series B
 Preferred
 Stock pursuant
 to exercise of
 options........                                      --               1     --    --     --     --      --    --     --
 Accretion of
 Mandatorily
 Redeemable
 Preferred
 Stock to
 redemption
 value..........                                      --     1,040   --      --    --     --     --      --    --     --
 Net Loss.......                                      --       --    --      --    --     --     --      --    --     --
 Cumulative
 translation
 adjustment.....                                      --       --    --      --    --     --     --      --    --     --
                                                    -----  ------- -----   ----   ---    ---    ---    ----   ----   ---
Balances at
March 31, 1998..                                    3,179  $19,624 2,273   $ --    --    $--     --    $ --    403   $--
 Issuance of
 Common Stock
 pursuant to
 exercise of
 options........                                      --       --    --      --    --     --     --      --     98    --
 Issuance of
 Common Stock...                                      --       --    --      --    --     --     --      --      1    --
 Repurchase of
 Common Stock...                                      --       --    --      --    --     --     --      --   (158)   --
 Accretion of
 Mandatorily
 Redeemable
 Preferred
 Stock to
 redemption
 value..........                                      --     1,258   --      --    --     --     --      --    --     --
 Net loss.......                                      --       --    --      --    --     --     --      --    --     --
 Cumulative
 translation
 adjustment.....                                      --       --    --      --    --     --     --      --    --     --
                                                    -----  ------- -----   ----   ---    ---    ---    ----   ----   ---
Balances at
March 31, 1999..                                    3,179  $20,882 2,273   $ --    --    $--     --    $ --    344   $--
--------------------------------------------------
                                                    =====  ======= =====   ====   ===    ===    ===    ====   ====   ===
                                                                  Notes      Accumulated                               Total
                                                    Additional  Receivable      Other                              Stockholders'
                                                     Paid-In       from     Comprehensive   Unearned   Accumulated     Equity
                                                     Capital   Stockholders    Income     Compensation   Deficit     (Deficit)
                                                    ---------- ------------ ------------- ------------ ----------- -------------
Balances at
April 1, 1997...                                     $   391       $(70)        $130          $--       $(11,246)    $(10,795)
 Issuance of
 Common Stock
 pursuant to
 exercise of
 options........                                          97         --          --            --            --            97
 Repurchase of
 Common Stock...                                          (1)        --          --            --            --            (1)
 Issuance of
 Series F
 Preferred
 Stock, net of
 issuance
 costs..........                                         --          --          --            --            --           --
 Conversion of
 bridge loan to
 Series F
 Preferred
 Stock..........                                         --          --          --            --            --           --
 Issuance of
 Series B
 Preferred
 Stock pursuant
 to exercise of
 options........                                           1         --          --            --            --             1
 Accretion of
 Mandatorily
 Redeemable
 Preferred
 Stock to
 redemption
 value..........                                      (1,040)        --          --            --                      (1,040)
 Net Loss.......                                         --          --          --            --         (5,805)      (5,805)
 Cumulative
 translation
 adjustment.....                                         --          --          (20)          --            --           (20)
                                                    ---------- ------------ ------------- ------------ ----------- -------------
Balances at
March 31, 1998..                                     $  (552)      $(70)        $110          $--       $(17,051)    $(17,563)
 Issuance of
 Common Stock
 pursuant to
 exercise of
 options........                                          56         --          --            --            --            56
 Issuance of
 Common Stock...                                         --          --          --            --            --           --
 Repurchase of
 Common Stock...                                         (88)        70          --            --            --           (18)
 Accretion of
 Mandatorily
 Redeemable
 Preferred
 Stock to
 redemption
 value..........                                      (1,258)        --          --            --                      (1,258)
 Net loss.......                                         --          --          --            --         (5,600)      (5,600)
 Cumulative
 translation
 adjustment.....                                         --          --          180           --            --           180
                                                    ---------- ------------ ------------- ------------ ----------- -------------
Balances at
March 31, 1999..                                     $(1,842)      $ --         $290          $--       $(22,651)    $(24,203)
--------------------------------------------------
                                                    ========== ============ ============= ============ =========== =============


  The accompanying notes are an integral part of these financial statements.

                             BLAZE SOFTWARE, INC.
                         (FORMERLY NEURON DATA, INC.)

    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)--(Continued)
                                (in thousands)

                                       Series B       Series AA      Series BB
                     Mandatorily      Convertible    Convertible    Convertible
                     Redeemable        Preferred      Preferred      Preferred                               Accumulated
                   Preferred Stock       Stock          Stock          Stock      Common Stock   Additional     Other
                   ----------------  -------------- -------------- -------------- --------------  Paid-In   Comprehensive
                   Shares   Amount   Shares  Amount Shares  Amount Shares  Amount Shares  Amount  Capital      Income
                   ------  --------  ------  ------ ------  ------ ------  ------ ------  ------ ---------- -------------
Balances at March
31, 1999.........   3,179  $ 20,882   2,273   $ --     --    $ --     --    $ --     344   $ --   $ (1,842)     $290
 Issuance of
 Common Stock
 pursuant to
 exercise of
 options.........     --        --      --      --     --      --     --      --   1,486     --        755       --
 Issuance of
 Common Stock
 pursuant to
 conversion of
 warrants........     --        --      --      --     --      --     --      --     362     --         67       --
 Accretion of
 Mandatorily
 Redeemable
 Preferred Stock
 to redemption
 value...........     --        442     --      --     --      --     --      --     --      --       (442)      --
 Beneficial
 Conversion
 Feature.........     --        --      --      --     --      --     --      --     --      --     11,739       --
 Adjustment of
 Mandatorily
 Redeemable
 Preferred Stock
 Series C per
 anti-dilution
 provision.......      20       --      --      --     --      --     --      --     --      --        --        --
 Conversion of
 Mandatorily
 Redeemable
 Preferred Stock
 to Common
 Stock...........  (3,199)  (21,324)    --      --     --      --     --      --   3,199      1     21,323       --
 Conversion of
 Series B Stock
 to Common
 Stock...........     --        --   (2,273)    --     --      --     --      --   2,273     --        --        --
 Issuance of
 Series AA
 Preferred Stock,
 net of issuance
 costs...........     --        --      --      --   8,416      1     --      --     --      --      4,403       --
 Issuance of
 Series BB
 Preferred
 Stock...........     --        --      --      --     --      --   1,953     --     --      --     13,943       --
 Conversion of
 Series AA
 Preferred Stock
 to Common
 Stock...........     --        --      --      --  (8,416)    (1)    --      --   8,416      1        --        --
 Conversion of
 Series BB
 Preferred Stock
 to Common
 Stock...........     --        --      --      --     --      --  (1,953)    --   1,953     --        --        --
 Issuance of
 Common Stock
 pursuant initial
 public
 offering........     --        --      --      --     --      --     --      --   4,000     --     57,090       --
 Unearned
 compensation....     --        --      --      --     --      --     --      --     --      --     37,607       --
 Amortization of
 unearned
 compensation....     --        --      --      --     --      --     --      --     --      --        --        --
 Repurchase of
 Common Stock....     --        --      --      --     --      --     --      --     (13)    --         (1)      --
 Net loss........     --        --      --      --     --      --     --      --     --      --        --        --
 Unrealized loss
 on investments..     --        --      --      --     --      --     --      --     --      --        --        (20)
 Cumulative
 translation
 adjustment......     --        --      --      --     --      --     --      --     --      --        --        219
                   ------  --------  ------   ----  ------   ----  ------   ----  ------   ----   --------      ----
Balances at March
31, 2000.........     --   $    --      --    $ --     --    $ --     --    $ --  22,020   $  2   $144,642      $489
                   ======  ========  ======   ====  ======   ====  ======   ====  ======   ====   ========      ====
                                                Total
                                            Stockholders'
                     Unearned   Accumulated    Equity
                   Compensation   Deficit     (Deficit)
                   ------------ ----------- -------------
Balances at March
31, 1999.........    $    --     $(22,651)    $(24,203)
 Issuance of
 Common Stock
 pursuant to
 exercise of
 options.........         --          --           755
 Issuance of
 Common Stock
 pursuant to
 conversion of
 warrants........         --          --            67
 Accretion of
 Mandatorily
 Redeemable
 Preferred Stock
 to redemption
 value...........         --          --          (442)
 Beneficial
 Conversion
 Feature.........         --      (11,739)         --
 Adjustment of
 Mandatorily
 Redeemable
 Preferred Stock
 Series C per
 anti-dilution
 provision.......         --          --           --
 Conversion of
 Mandatorily
 Redeemable
 Preferred Stock
 to Common
 Stock...........         --          --        21,324
 Conversion of
 Series B Stock
 to Common
 Stock...........         --          --           --
 Issuance of
 Series AA
 Preferred Stock,
 net of issuance
 costs...........         --          --         4,404
 Issuance of
 Series BB
 Preferred
 Stock...........         --          --        13,943
 Conversion of
 Series AA
 Preferred Stock
 to Common
 Stock...........         --          --           --
 Conversion of
 Series BB
 Preferred Stock
 to Common
 Stock...........         --          --           --
 Issuance of
 Common Stock
 pursuant initial
 public
 offering........         --          --        57,090
 Unearned
 compensation....     (37,607)        --           --
 Amortization of
 unearned
 compensation....      16,400         --        16,400
 Repurchase of
 Common Stock....         --          --            (1)
 Net loss........         --      (23,767)     (23,767)
 Unrealized loss
 on investments..         --          --           (20)
 Cumulative
 translation
 adjustment......         --          --           219
                   ------------ ----------- -------------
Balances at March
31, 2000.........    $(21,207)   $(58,157)    $ 65,769
                   ============ =========== =============

  The accompanying notes are an integral part of these financial statements.

                              BLAZE SOFTWARE, INC.
                          (FORMERLY NEURON DATA, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                      Years Ended March 31,
                                                     --------------------------
                                                       2000     1999     1998
                                                     --------  -------  -------
Cash flows from operating activities:
Net loss...........................................  $(23,767) $(5,600) $(5,805)
Add (deduct) loss (income) from discontinued
 operations........................................    (2,657)    (248)   2,174
                                                     --------  -------  -------
Loss from continuing operations....................   (26,424)  (5,848)  (3,631)
Adjustments to reconcile net loss to net cash used
 in operating activities:
 Bridge loan interest converted to equity..........       --        96      --
 Depreciation and amortization.....................       597      899      868
 Amortization of stock-based compensation..........    16,400      --       --
 Loss on write-off of equipment....................        71      129      --
 Capital lease for construction-in-progress........        40      --       --
 Changes in assets and liabilities:
   Accounts receivable.............................    (1,779)    (557)  (1,579)
   Income taxes refund receivable..................       --        27       (4)
   Prepaid expenses and other......................      (144)    (533)     417
   Accounts payable................................       492        7      (31)
   Accrued expenses................................     4,573     (757)    (255)
   Deferred revenue................................      (503)     (95)    (569)
   Deposits and other assets.......................      (156)     260
   Other long-term liabilities.....................        12      --       --
                                                     --------  -------  -------
Net cash used in continuing operations.............    (6,821)  (6,372)  (4,784)
Net cash provided by (used in) discontinued
 operations........................................     3,109    2,061     (294)
                                                     --------  -------  -------
     Net cash used in operating activities.........    (3,712)  (4,311)  (5,078)
                                                     --------  -------  -------

Cash flows from investing activities:
Capital expenditures...............................    (1,388)    (779)    (140)
Purchases of short-term investments................   (12,018)     --       --
                                                     --------  -------  -------
     Net cash used in investing activities.........   (13,406)    (779)    (140)
                                                     --------  -------  -------
Cash flows from financing activities:
Proceeds from note payable.........................       --       129      --
Repayment of note payable..........................      (129)     --       --
Payments of principal under capital lease
 financing.........................................      (136)    (172)    (442)
Bank borrowings, net...............................    (1,631)  (1,047)   1,327
Repayment of note payable to stockholder...........       --       --      (310)
Proceeds from issuance of Common Stock.............    57,847       56       96
Repurchase of Common Stock.........................        (1)     (18)      (1)
Proceeds from issuance of Preferred Stock, Series B
 (net of issuance costs)...........................       --       --         1
Proceeds from issuance of Preferred Stock, Series D
 and Series E warrants (net of issuance costs).....        67      --       --
Proceeds from issuance of Preferred Stock, Series F
 (net of issuance costs)...........................       --       --     7,400
Proceeds from issuance of Preferred Stock, Series
 AA (net of issuance costs)........................     2,807      --       --
Proceeds from issuance of Preferred Stock, Series
 BB................................................    13,943      --       --
Proceeds from bridge loan..........................       --     1,500    1,500
Increase in restricted cash........................      (702)     --       --
                                                     --------  -------  -------
     Net cash provided by financing activities.....    72,065      448    9,571
                                                     --------  -------  -------
Effect of exchange rate changes in cash............       219      180      (20)
                                                     --------  -------  -------
Net increase (decrease) in cash and cash
 equivalents.......................................    55,166   (4,462)   4,333
Cash and cash equivalents at beginning of year.....     2,129    6,591    2,258
                                                     --------  -------  -------
Cash and cash equivalents at end of year...........  $ 57,295  $ 2,129  $ 6,591
                                                     ========  =======  =======
Supplemental disclosures of cash flow information:
Cash paid during the year: Interest................  $    313  $   202  $   692
Cash paid during the year: Income taxes............  $     11  $    49  $    19

Supplemental non-cash investing and financing
 activities:
Cancellation of stockholder note in exchange for
 Common Stock......................................  $    --   $    70  $   --
Assets acquired under capital lease obligations....  $    468  $   --   $   --
Accretion of cumulative dividends on Preferred
 Stock.............................................  $    442  $ 1,258  $ 1,040
Unearned compensation related to stock option
 grants............................................  $ 37,607  $   --   $   --
Conversion of bridge loan to Preferred Stock.......  $  1,596  $   --   $ 1,500
Conversion of Mandatorily Redeemable Preferred
 Stock to Common Stock.............................  $ 20,882  $   --   $   --
Beneficial conversion feature......................  $ 11,739  $   --   $   --
Write-off of property and equipment................  $    776  $ 3,761  $   --

   The accompanying notes are an integral part of these financial statements.

                              BLAZE SOFTWARE, INC.
                          (FORMERLY NEURON DATA, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--FORMATION AND BUSINESS OF THE COMPANY:

   Blaze Software, Inc. (together with its wholly-owned subsidiaries, unless context requires otherwise, "Blaze Software" or the "Company") was incorporated in California on June 4, 1985 as Neuron Data, Inc. Its principal activities include the development and licensing of infrastructure software that enables adaptable and personalized interactions that are consistent across all company communication channels, or touch points. This software enables companies to implement their policies, practices and procedures, or business rules, in e-business applications across multiple touch points. Blaze Software also provides related maintenance and consulting services. Blaze Software markets its products to a wide range of customers mainly in North America, Europe and the Pacific Rim primarily through a direct sales force. In March 2000, Blaze Software reincorporated in the State of Delaware.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principals of consolidation

   The consolidated financial statements include the accounts of Blaze Software, Inc. and its wholly owned subsidiaries, Blaze Software GmbH, Blaze Software S.A.R.L., Blaze Software (UK) Ltd, Blaze Software Japan, Inc., and Blaze Software Australia Pty Ltd (together, "Blaze Software" or the "Company"). All material intercompany balances and transactions have been eliminated.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Foreign currency translation

   The functional currency of Blaze Software's subsidiaries is the local currency. Accordingly, Blaze Software applies the current exchange rate to translate the subsidiaries' assets and liabilities and the weighted average exchange rate to translate the subsidiaries' revenues, expenses, gains and losses into U.S. dollars. Translation adjustments are included as a separate component of comprehensive income within stockholders' equity in the accompanying consolidated financial statements.

 Business risk and concentration of credit risk

   Blaze Software currently operates in a single business segment and revenue from continuing operations is principally attributable to the sale of software products and related maintenance, consulting and training services which are characterized by rapid technological advances, changes in customer requirements and industry standards. Any failure by Blaze Software to anticipate or to respond adequately to technological changes in its industry, changes in customer requirements or changes in industry standards, could have a material adverse effect on Blaze Software's business and operating results.

   Financial instruments which potentially subject Blaze Software to concentrations of credit risk consist primarily of temporary cash investments, including money market accounts. Blaze Software places its temporary cash investments with two major financial institutions. Deposits at any point in time may exceed the federally insured limits. Blaze Software performs ongoing credit evaluations of its customers' financial condition and does not require collateral. Blaze Software maintains allowances for potential credit losses and such losses have been within management's expectations.

                              BLAZE SOFTWARE, INC.
                          (FORMERLY NEURON DATA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   As of March 31, 2000, two customers accounted for approximately 18% and 15% of the aggregate accounts receivable balance. As of March 31, 1999, one customer accounted for approximately 12% of the aggregate accounts receivable balance. For the fiscal year 2000 and 1999, one customer accounted for approximately 23% and 19% of total revenues, respectively. No customer accounted for 10% or more of total revenues in fiscal year 1998.

 Fair value of financial instruments

   Carrying amounts of certain Blaze Software's financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to Blaze Software for loans with similar terms, the carrying value of capital lease obligations approximate fair value.

 Cash equivalents and short-term investments

   Blaze Software invests its excess cash in money market accounts and debt instruments and considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. Investments with an original maturity at the time of purchase of over three months are classified as short-term investments regardless of the maturity date as all investments are classified as available-for-sale and can be readily liquidated to meet current operational needs. The securities are carried at amortized cost, which approximates fair value. Fair value is based upon market prices quoted on the last day of the fiscal year.

   Unrealized gains and losses are reported as a separate component of stockholders' equity. The amortized cost of the debt securities is adjusted for the amortization of premiums and accretion of discounts to maturity. Such amortization, as well as any interest on the securities, is included in interest expense, net. Realized gains and losses and declines in value judged to be other-than-temporary are also included in interest expense, net and have not been material. The cost of securities sold is based on the specific identification method.

 Property and equipment

   Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, generally three to five years. Leased assets are amortized on a straight-line basis over the lesser of the estimated useful life or the lease term.

   Maintenance and repairs are charged to expense as incurred. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

 Impairment of long-lived assets

   Blaze Software evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS No. 121"). SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

 Revenue recognition

   Blaze Software's revenues are derived from two sources: product license revenues and service revenues. Product license revenues are derived from product sales to end users and independent software vendors as well

                              BLAZE SOFTWARE, INC.
                          (FORMERLY NEURON DATA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

as royalties from independent software vendors. Service revenues are derived from providing consulting and training, maintenance and support services to end users.

   Blaze Software recognizes revenues in accordance with the American Institute of Certified Public Accountants Statement of Position No. 97-2, Software Revenue Recognition, as amended. License revenues from sales to end users and systems integrators are recognized upon shipment of the product, if an executed agreement or purchase order has been received, the fee is fixed and determinable and collection is deemed probable. If an acceptance period is provided, revenue is recognized upon the earlier of customer acceptance or the expiration of that period. For enterprise application vendors, Blaze Software receives quarterly reports from these vendors on sell-through of Blaze Software products to end users. Blaze Software recognizes royalty revenues upon receipt of the quarterly reports from vendors. For sales made through distributors, Blaze Software recognizes revenues upon shipment of the product, if an executed agreement or purchase order has been received, the fee is fixed and determinable, collection is deemed probable, and the distributor has identified an end-user for the product. In those instances where a distributor has not identified a valid end-user for the product, the revenue is deferred. Distributors have no right of return.

   For contracts with multiple obligations (e.g., product licenses, maintenance and other services), Blaze Software allocates revenue to each component of the contract based on objective evidence of its fair value, which is based on the price when each component is sold separately, or when not sold separately, the price established by management. Blaze Software recognizes revenue allocated to undelivered products when the criteria for product revenue set forth above are met.

   Service revenues from consulting, installation and training are recognized as the related services are performed and collectibility is probable. Revenues from maintenance and support agreements, which includes product updates, are deferred and recognized on a straight-line basis over the term of the related agreement. Payments of maintenance fees are generally made in advance and are nonrefundable.

   Prior to the adoption of SOP 97-2, Blaze Software recognized revenue from the sale of products upon shipment if remaining obligations were insignificant, collection of resulting accounts receivable was probable and product returns reasonably estimable.

 Advertising

   Blaze Software expenses advertising costs as they are incurred. Advertising expense for the years ended March 31, 2000, 1999 and 1998 was approximately $1,517,000, $431,000 and $1,071,000, respectively.

 Income taxes

   Blaze Software accounts for income taxes in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. This statement prescribes the use of the liability method whereby deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and measured at tax rates that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not the deferred tax asset will not be realized.

 Stock-based compensation

   Blaze Software has elected to adopt the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation ("SFAS No. 123"). Blaze Software accounts for stock-based compensation using Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to

                              BLAZE SOFTWARE, INC.
                          (FORMERLY NEURON DATA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Employees, ("APB No. 25") and, accordingly, pro forma disclosures required under SFAS No. 123 have been presented (See Note 10). Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the deemed fair value of Blaze Software's common stock and the exercise price. Additionally, pursuant to SFAS No. 123, common stock issued to non-employees is accounted for at the fair value of the equity instruments issued, or at the fair value of the consideration received, whichever is more reliably measurable.

 Research and development expenditures

   Costs related to research, design and development of products are charged to research and development expense as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. To date, attaining technological feasibility of Blaze Software's products and general release have substantially coincided. As a result, Blaze Software has not capitalized any software development costs.

 Net loss per share

   Blaze Software computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS No. 128"). Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Options, warrants, mandatorily redeemable preferred stock and convertible preferred stock were not included in the computation of diluted net loss per share because the effect would be antidilutive.

                              BLAZE SOFTWARE, INC.
                          (FORMERLY NEURON DATA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   A reconciliation of shares used in the calculation of basic and diluted net loss per share follows (in thousands, except per share amounts):

                                                     Years Ended March 31,
                                                    --------------------------
                                                      2000     1999     1998
                                                    --------  -------  -------
   Basic and diluted net loss per share:
   Numerator:
     Net loss from continuing operations........... $(26,424) $(5,848) $(3,631)
     Accretion of mandatorily redeemable preferred
      stock to redemption value....................     (442)  (1,258)  (1,040)
     Beneficial conversion feature of preferred
      stock........................................  (11,739)     --       --
                                                    --------  -------  -------
     Net loss from continuing operations
      attributable to common stockholders..........  (38,605)  (7,106)  (4,671)
     Income (loss) from operations of discontinued
      user interface business......................    2,657      248   (2,174)
                                                    --------  -------  -------
     Loss attributable to common stockholders...... $(35,948) $(6,858) $(6,845)
                                                    ========  =======  =======
   Denominator:
     Weighted average common shares outstanding....    5,913      444      283
     Weighted average unvested common shares
      subject to repurchase........................     (132)     (73)    (158)
                                                    --------  -------  -------
     Denominator for basic and diluted
      calculation..................................    5,781      371      125
                                                    ========  =======  =======
     Basic and diluted net loss per share
      attributable to common stockholders.......... $  (6.22) $(18.49) $(54.76)
                                                    ========  =======  =======
     Antidilutive securities including options,
      warrants and preferred stock not included in
      net loss per share calculations..............    4,479    7,392    7,502
                                                    ========  =======  =======

 Recent accounting pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 is effective for fiscal years beginning after June 15, 2000. Blaze Software is assessing the potential impact of this pronouncement on the financial statements; however, the Company does not expect any significant impact.

   In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101, Revenue Recognition ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance on disclosure related to revenue recognition policies. The Company believes that it currently complies with SAB 101.

                              BLAZE SOFTWARE, INC.
                          (FORMERLY NEURON DATA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--An Interpretation of APB 25 (the "Interpretation"). This Interpretation clarifies (a) the definition of an employee for purposes of applying APB 25, (b) the criteria for determining whether a stock plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. Blaze Software is assessing the potential impact of this Interpretation on the financial statements; however, the Company does not expect any significant impact.

 Reclassifications

   Certain amounts in the fiscal year 1999 and 1998 financial statements have been reclassified to conform to the fiscal year 2000 presentation.

NOTE 3--DISCONTINUED OPERATIONS:

   In December 1999, the Company's Board of Directors resolved to discontinue Blaze Software's entire user interface line of business. The accompanying financial statements have been prepared to reflect the historical results of operations and cash flows of the user interface business as discontinued operations for all periods presented.

 Balance sheet data (in thousands)

                                                                   As of March
                                                                       31,
                                                                   ------------
                                                                   2000   1999
                                                                   ----  ------
   Current assets................................................. $615  $1,183
   Current liabilities............................................  (24)    (70)
                                                                   ----  ------
   Net assets of discontinued operations.......................... $591  $1,113
                                                                   ====  ======

   The current assets and current liabilities noted above comprise accounts receivable and accounts payable, respectively.

 Income statement data (in thousands)

                                                     Years Ended March 31,
                                                    --------------------------
                                                     2000     1999      1998
                                                    -------  -------  --------
   Revenues........................................ $ 5,013  $ 9,094  $ 18,313
   Costs and expenses..............................  (2,356)  (8,846)  (20,487)
                                                    -------  -------  --------
   Income (loss) from discontinued operations...... $ 2,657  $   248  $ (2,174)
                                                    =======  =======  ========

                              BLAZE SOFTWARE, INC.
                          (FORMERLY NEURON DATA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Cash flow data (in thousands)

                                                          Years Ended March
                                                                 31,
                                                         -------------------
                                                          2000   1999  1998
                                                         ------ ------ -----
   Net cash provided by (used in) discontinued
    operations.......................................... $3,109 $2,061 $(294)
                                                         ====== ====== =====

NOTE 4--FAIR VALUE OF CASH INVESTMENTS:

   Available-for-sale investments as of March 31, 2000, consists of the following (in thousands):

                                                 Gross      Gross    Estimated
                                     Amortized Unrealized Unrealized   Fair
                                       Cost      Gains      Losses     Value
                                     --------- ---------- ---------- ---------
   Municipal bonds..................  $12,000     $ --       $ --     $12,000
   Commercial paper.................   35,869       --        (20)     35,849
   Money market funds...............   17,346       --         --      17,346
                                      -------     ----       ----     -------
                                      $65,215     $ --       $(20)    $65,195
                                      =======     ====       ====     =======
   Included in cash and cash
    equivalents.....................                                  $53,197
   Included in short-term
    investments.....................                                   11,998
                                                                      -------
                                                                      $65,195
                                                                      =======

   The amortized cost and estimated fair value of investments in debt securities at March 31, 2000, by contractual maturity were as follows (in thousands):

                                                           Amortized Estimated
                                                             Cost    Fair Value
                                                           --------- ----------
   Due in 1 year or less..................................  $47,869   $47,849
                                                            =======   =======

NOTE 5--BALANCE SHEET COMPONENTS:

   Property and equipment consists of the following (in thousands):

                                                               As of March 31,
                                                               ----------------
                                                                2000     1999
                                                               -------  -------
   Computer equipment......................................... $ 2,636  $ 1,626
   Furniture and fixtures.....................................     463      337
   Leasehold improvements.....................................     316      412
                                                               -------  -------
                                                                 3,415    2,375
   Less: accumulated depreciation and amortization............  (1,482)  (1,589)
                                                               -------  -------
                                                               $ 1,933  $   786
                                                               =======  =======

   Property and equipment under capital leases, included in the above table, consist of the following (in thousands):

                                                               As of March 31,
                                                               ----------------
                                                                2000     1999
                                                               -------  -------
   Computer equipment......................................... $   705  $   268
   Less: accumulated amortization.............................    (322)    (206)
                                                               -------  -------
                                                                 $ 383  $    62
                                                               =======  =======

                              BLAZE SOFTWARE, INC.
                          (FORMERLY NEURON DATA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The amortization of assets recorded under capital leases is included within depreciation expense.

   Accrued expenses consist of the following (in thousands):

                                                                   As of March
                                                                       31,
                                                                  -------------
                                                                   2000   1999
                                                                  ------ ------
   Accrued compensation.......................................... $1,622 $  617
   Sales and income tax payable..................................  1,276    975
   Other accrued liabilities.....................................  4,548  1,281
                                                                  ------ ------
                                                                  $7,446 $2,873
                                                                  ====== ======

NOTE 6--BANK BORROWINGS:

   Blaze Software had a line of credit facility with Coast Business Credit, a division of Southern Pacific Bank, whereby Blaze Software could borrow up to 80% of eligible United States and United Kingdom accounts receivable with a maximum borrowing of $5,000,000. Borrowings under the facility bore interest at the prime rate plus 3% (10.75% as of March 31, 1999) and were collateralized by certain assets of Blaze Software. As of March 31, 1999, Blaze Software had borrowed $1,631,000 under this facility. The facility was repaid and terminated in March 2000.

   In November 1998, Blaze Software entered into a bridge loan agreement with several of its existing investors totaling $1.5 million. The loan bore interest at the rate of 25%, was subordinated to the agreement between Blaze Software and Coast Business Credit, and was collateralized by certain assets of Blaze Software. The bridge loan was converted into 2,777,778 shares of Series AA Preferred Stock in June 1999.

NOTE 7--INITIAL PUBLIC OFFERING:

   In March 2000, Blaze Software completed its initial public offering and issued 4,000,000 shares of its common stock to the public at a price of $16.00 per share. Blaze Software received net proceeds of approximately $57,090,000 in cash. Upon the closing the offering, all of the outstanding shares of the Series AA and BB convertible preferred stock were converted into an aggregate of 10,369,000 shares of common stock. In addition, the underwriters exercised their over-allotment option, see Note 15, Subsequent Events.

NOTE 8--MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:

   In June 1999, Blaze Software converted all of its outstanding mandatorily redeemable preferred stock into common stock at the applicable conversion rates.

NOTE 9--STOCKHOLDERS EQUITY:

 Reverse Stock Split

   In March 2000, Blaze Software's stockholders approved a 1-for-2 reverse stock split of the Company's preferred and common stock. All share data information has been restated to reflect the reverse stock split.

 Series B Preferred Stock

   In June 1999, Blaze Software converted all of its outstanding Series B preferred stock into shares of common stock.

                              BLAZE SOFTWARE, INC.
                          (FORMERLY NEURON DATA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Preferred Stock Warrants

   In December 1996, warrants to purchase 107,143 shares of the Company's Series B preferred stock were issued at a price per share of $5.60. These warrants expired in December 1999. The fair value of these warrants was not material to the financial statements.

 Series AA and BB Preferred Stock

   In June 1999 and September 1999, Blaze Software issued 8,134,839 and 281,376 shares, respectively, of Series AA convertible preferred stock at a price of $0.54 per share. Net proceeds to Blaze Software were cash of $2.8 million and the cancellation of indebtedness of $1.6 million. Prior to the issuance of Series AA convertible preferred stock, Blaze Software converted all of its outstanding shares of Series A, Series B, Series C Series D, and Series F convertible preferred stock into common stock and all of its warrants for Series E preferred stock into warrants for common stock at the applicable conversion rates in effect for each series. The issuance in September 1999 resulted in a beneficial conversion feature of approximately $2.2 million, calculated in accordance with Emerging Issues Task Force No. 98-5, which resulted in an immediate charge to additional paid-in capital.

   On December 31, 1999 1,952,735 shares of Series BB preferred stock were issued for gross proceeds of approximately $13.9 million. The issuance resulted in a beneficial conversion feature of approximately $9.5 million, calculated in accordance with Emerging Issues Task Force No. 98-5, which resulted in an immediate charge to additional paid-in capital.

   In March 2000, all shares of Series AA and BB preferred stock were converted to shares of common stock effective with the Company's initial public offering.

 Delaware Reincorporation

   In March 2000, Blaze Software reincorporated in the State of Delaware. The par value of the preferred and common stock is $0.0001 per share. All share data information has been restated to reflect the reincorporation.

 Preferred Stock

   In March 2000, Blaze Software's Certificate of Incorporation was amended to authorize 10,000,000 shares of preferred stock. The Board of Directors has the authority to fix or alter the designation, powers, preferences and rights of the shares of preferred stock, and the qualifications, limitations or restrictions to any unissued series of preferred stock.

 Common Stock

   In March 2000, Blaze Software's stockholders approved an increase in the authorized number of common shares from 54,000,000 shares to 200,000,000 shares. Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding at the time having priority rights as to dividends.

                              BLAZE SOFTWARE, INC.
                          (FORMERLY NEURON DATA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Blaze Software has reserved shares of common stock for future issuance as of March 31, 2000 as follows (in thousands):

   Options outstanding.................................................... 4,478
   Options available for future grants.................................... 1,059
   Shares available for the employee stock purchase plan..................   750
   Outstanding warrants for common stock..................................     1
                                                                           -----
                                                                           6,288
                                                                           =====

 Common Stock Warrants

   The following table summarizes the activity on common stock warrants:

                                                       Common Stock Warrants
                                                      -------------------------
                                                              Exercise
                                                      Shares   Price    Amount
                                                      ------  -------- --------
   Balance, April 1, 1997............................  5,000             28,000
   Warrants granted..................................  1,005   $5.60      5,625
                                                      ------           --------
   Balance, March 31, 1998 and 1999..................  6,005           $ 33,625
   Warrants exercised................................ (5,000)  $5.60    (28,000)
                                                      ------           --------
   Balance, March 31, 2000...........................  1,005           $  5,625
                                                      ------           --------

   The fair value of these common stock warrants is not material to these financial statements.

NOTE 10--EMPLOYEE BENEFIT PLANS:

 Tax Deferred Savings Plan

   The Company has a savings plan that is intended to qualify as a deferred salary arrangement under Sections 401(a) and 401(k) of the Internal Revenue Code (the "Savings Plan"). All full-time employees of Blaze Software are eligible to participate in the Savings Plan pursuant to the terms of the plan. Participants may defer up to 15 percent of their pre-tax earnings (up to the Internal Revenue Service limit). The Company matches 25 percent of employee contributions up to a maximum of $1,000 per employee. The participants' as well as the Company's matching contributions are fully vested. Company contributions to the Savings Plan were approximately $ 47,000, $ 40,000 and $ 45,000 for fiscal 2000, 1999 and 1998, respectively.

 Stock Option Plans

   In 1986, Blaze Software adopted the 1986 Stock Option Plan (the "1986 Plan") and had 1,254,500 shares of Common Stock reserved for issuance thereunder. In 1996, the 1986 Plan was discontinued and replaced with the 1996 Stock Option Plan (the "1996 Plan"). Under the 1996 Plan, Blaze Software reserved
5,753,429 shares of common stock for issuance, and in March 2000, stockholders approved an increase in the number of shares available under the 1996 Plan by 1,250,000 shares, to bring the total number of shares available under the 1996 Plan to 7,003,429. In March 2000, stockholders approved the 2000 Stock Option Plan (the "2000 Plan") and reserved 250,000 shares of common stock for future issuance under this plan, plus any shares which have been reserved but unissued under the 1996 stock plan, any shares returned to the 1996 stock plan, and an annual increases equal to the lesser of: (1) 50,000 shares, (2) 4% of the outstanding shares or (3) a lesser amount determined by the board of directors. Pursuant to the terms of the 1996 Plan and 2000 Plan, on March 8, 2000 a total of 1,163,198 shares, representing all of the shares that had been reserved but unissued under the 1996 Plan, were transferred to the pool of shares reserved for issuance under the 2000 Plan. This brought the total number of shares reserved for issuance under the 2000 Plan to 1,413,198.

                              BLAZE SOFTWARE, INC.
                          (FORMERLY NEURON DATA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Options granted under the 1996 Plan and the 2000 Plan (the "Plans") may be incentive stock options or nonqualified stock options and shall be granted at a price not less than 100% or 85% of fair market value, respectively, or at a price not less than 110% of fair market value under certain circumstances. Fair market value (as defined in the Plans) and the vesting, of these options shall be determined by Blaze Software's Board of Directors. The options expire no later than 10 years from the date of grant. Unvested options on termination of employment are canceled and returned to the Plans. Options can be exercised from the date of issuance, even though they have not fully vested. Such shares are subject to repurchase on a pro rata basis over a four-year period from the date of issuance. As of March 31, 2000 and 1999, there were approximately 734,400 and 73,500 shares, respectively, subject to repurchase, at a weighted average price of $ 0.73 per share and $0.56 per share, respectively. During fiscal year 2000 and 1999, approximately 13,100 and 157,500 shares, respectively, were repurchased.

   Shares acquired under the Plans are subject to Stock Purchase Agreements, which provide Blaze Software with a right of first refusal and grant Blaze Software repurchase rights for unvested shares, at their original cost.

   Options granted under the Plans have a term of ten years measured from the grant date and are initially unvested. Participants vest in the option shares granted over a four-year period with (i) twenty-five percent of the option shares vesting upon the completion of one year of service, and (ii) the balance of the option shares in thirty-six successive equal monthly installments upon the participants completion of each additional month of service.

   A summary of the status of Blaze Software's stock option plans as of March 31, 1998, 1999, and 2000 and changes during the years ended on these dates is presented below (in thousands, except per share amounts):

                                                         Options Outstanding
                                                      --------------------------
                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                       Shares   Number   Price
                                                      Available   of      per
                                                      for Grant Shares   Share
                                                      --------- ------  --------
   Options outstanding at April 1, 1997..............     253    1,231   $0.56
   Granted...........................................    (673)     673   $0.62
   Exercised.........................................     --      (173)  $0.56
   Canceled..........................................     425     (425)  $0.57
                                                       ------   ------   -----
   Options outstanding at March 31, 1998.............       5    1,306   $0.59
   Additional shares reserved........................     104      --      --
   Granted...........................................    (625)     625   $0.80
   Exercised.........................................     --       (98)  $0.57
   Canceled..........................................     637     (637)  $0.59
                                                       ------   ------   -----
   Options outstanding at March 31, 1999.............     121    1,196   $0.70
   Additional shares reserved........................   5,706      --      --
   Granted...........................................  (4,970)   4,970   $1.83
   Exercised.........................................     --    (1,486)  $0.51
   Canceled..........................................     202     (202)  $1.42
                                                       ------   ------   -----
   Options outstanding at March 31, 2000.............   1,059    4,478   $1.98
                                                       ======   ======   =====

                              BLAZE SOFTWARE, INC.
                          (FORMERLY NEURON DATA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The following table summarizes information concerning options outstanding and exercisable under the Plans as of March 31, 2000:

                                            Options Outstanding and Exercisable
                                            ------------------------------------
                                                            Weighted-
                                                             Average
                                                            Remaining  Weighted-
                                                           Contractual  Average
                                              Number of       Life     Exercise
   Range of Exercise Price                      Shares       (Years)     Price
   -----------------------                  -------------- ----------- ---------
                                            (in thousands)
    $0.10..................................     2,368         9.43      $ 0.10
    $0.56..................................       116         6.79      $ 0.56
    $0.80..................................       618         8.33      $ 0.80
    $1.00-$2.00............................       394         9.61      $ 1.16
    $6.00..................................       613         9.83      $ 6.00
    $8.00-$16.00...........................       369         9.96      $10.67
                                                -----
                                                4,478         9.32      $ 1.98
                                                =====

 2000 Employee Stock Purchase Plan

   In February 2000, the Board of Directors adopted the 2000 Employee Stock Purchase Plan (the "ESPP"), which is designated to allow eligible employees of the Company to purchase shares of common stock at semiannual intervals through periodic payroll deductions. An aggregate of 750,000 shares of common stock have been reserved for the ESPP, and no shares have been issued through March 31, 2000. The ESPP permits eligible employees to purchase common stock through payroll deductions of up to 15% of an employee's compensation, up to a maximum of $25,000 for all purchases ending within the same calendar year. Each offering period will run for twenty-four months and consist of four six-month purchase periods. The price at which common stock will be purchased under the ESPP is equal to 85% of the fair market value of the common stock on the first day of the offering period or the last day of each purchase period, whichever is lower.

 Stock-based compensation

   In connection with certain stock option grants during the year ended March 31, 2000, Blaze Software recorded stock-based compensation totaling $37.6 million, which is being amortized in accordance with FASB Interpretation No. 28 over the vesting periods of the related options, which is generally four years. Stock-based compensation amortization recognized during the year ended March 31, 2000 totaled $16.4 million. If the stock-based compensation for the year ended March 31, 2000 had been allocated across the relevant functional expense categories within operating expenses, it would be allocated as follows:

                                                                      Year Ended
                                                                      March 31,
                                                                         2000
                                                                      ----------
   Research and development..........................................  $ 3,651
   Selling and marketing.............................................    4,300
   General and administrative........................................    8,449
                                                                       -------
                                                                       $16,400
                                                                       =======

                              BLAZE SOFTWARE, INC.
                          (FORMERLY NEURON DATA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Fair value disclosures

   The following information concerning Blaze Software's stock option plans is provided in accordance with SFAS No. 123. Blaze Software accounts for such plans in accordance with APB No. 25.

   The fair value of each option grant has been estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions for grants:

                                                          Years Ended March 31,
                                                         -----------------------
                                                          2000    1999    1998
                                                         ------- ------- -------
   Risk-free interest rate..............................    5.7%    4.7%    5.3%
   Expected life........................................ 5 years 5 years 5 years
   Dividend yield.......................................     --      --      --
   Expected volatility..................................      0%      0%      0%

   For purposes of pro forma disclosures, the estimated fair value of the options are amortized over the option's vesting period. Blaze Software pro forma information follows (in thousands, except per share amounts):

                                                    Years ended March 31,
                                                   --------------------------
                                                     2000     1999     1998
                                                   --------  -------  -------
   Net loss attributable to common stockholders... $(35,948) $(6,858) $(6,845)
                                                   ========  =======  =======
   Net loss--FAS 123 adjusted..................... $(36,119) $(6,896) $(6,896)
                                                   ========  =======  =======
   Net loss per share--as reported
     Basic and diluted............................ $  (6.22) $(18.49) $(54.76)
                                                   ========  =======  =======
   Net loss per share--FAS 123 adjusted
     Basic and diluted............................ $  (6.25) $(18.59) $(55.17)
                                                   ========  =======  =======

   The weighted-average fair value of options granted in fiscal 2000, 1999 and 1998 was $0.44, $0.18 and $0.14, respectively.

   The effects of applying SFAS No. 123 in this pro forma disclosure may not be indicative of future amounts. Additional awards in future periods are anticipated.

NOTE 11--COMPREHENSIVE INCOME:

   Under Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") Blaze Software displays all items required to be recognized under accounting standards as components of its comprehensive income.

                              BLAZE SOFTWARE, INC.
                          (FORMERLY NEURON DATA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The comprehensive loss presented in the accompanying statements of operations consists of the net unrealized gains and losses on available-for-sale-investments and foreign currency translation adjustments, net of the related tax effects for all periods presented. The tax effects for other comprehensive income were immaterial for all periods presented. The balances for each component of accumulated other comprehensive income are as follows (in thousands):

                                                                       As of
                                                                     March 31,
                                                                     ----------
                                                                     2000  1999
                                                                     ----  ----
   Cumulative translation adjustments............................... $509  $290
   Unrealized gain/(loss) on investments............................  (20)  --
                                                                     ----  ----
   Accumulated other comprehensive income........................... $489  $290
                                                                     ====  ====

NOTE 12--COMMITMENTS AND CONTINGENCIES:

   Blaze Software leases administrative, engineering and sales facilities in the United States, the United Kingdom, France, Germany, Japan and Australia under noncancelable operating leases that expire at various dates through 2005. Blaze Software is generally responsible for insurance and property taxes. Blaze Software's primary lease in San Jose, California, is subject to annual payment increases based on the consumer price index. Blaze Software also leases computer equipment under leases classified as capital leases.

   The Company's primary building lease for its corporate headquarters is secured by a certificate of deposit of $702,000. This deposit has been classified as restricted cash on the balance sheet as of March 31, 2000.

   As of March 31, 2000, the aggregate future minimum lease payments under all noncancelable leases are as follows (in thousands):

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
   Year Ended March 31,
   2001.......................................................  $ 265   $2,191
   2002.......................................................    238    1,846
   2003.......................................................     80    1,772
   2004.......................................................    --     1,675
   2005.......................................................    --     1,367
                                                                -----   ------
     Total minimum lease payments.............................    583   $8,851
                                                                        ======
   Less: amount representing interest.........................   (151)
                                                                -----
   Present value of capital lease obligations.................    432
   Current portion............................................   (176)
                                                                -----
   Long-term portion..........................................  $ 256
                                                                =====

   Rent expense in fiscal years 2000, 1999 and 1998 was approximately $976,000, $1,002,000 and $871,000, respectively.

                              BLAZE SOFTWARE, INC.
                          (FORMERLY NEURON DATA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Employment agreements

   Blaze Software has entered into employment agreements with certain officers of the Company. Some employment agreements also provide for severance in the event the individual is terminated without cause.

 Litigation

   From time to time, Blaze Software may be involved in litigation relating to claims arising out of its ordinary course of business. Management believes that there are no claims or actions pending or threatened against Blaze Software, the ultimate disposition of which would have a material impact on Blaze Software's financial position or results of operations. On January 6, 2000, a founder and former director of Blaze Software, notified the Company of claims that he may assert against Blaze Software. The founder and former director contends that his personal equity ownership of Blaze Software was diluted improperly in connection with our Series AA preferred stock financing that closed in June and September 1999. In particular, he contends that he was wrongfully denied the opportunity to purchase shares at a price of $0.54 per share in connection with the financing, and that the financing was otherwise unfair and benefited participating stockholders. If he had participated in the financing, he would have been able to purchase up to 1,710,949 shares. The Company believes that his assertions are without merit and intend to vigorously defend any claims that he may bring against Blaze Software. On March 17, 2000, the Company filed a complaint against the founder and former director in the United States District Court for the Northern District of California asking for declaratory relief regarding his allegations. However, should any litigation be decided adversely to the Company, Blaze Software may be required to pay substantial damages or issue additional shares to him. In addition, other stockholders that did not participate in the financing may assert similar claims against the Company. If the Company is required to issue additional shares to him or other stockholders, then-existing stockholders would experience dilution of their ownership and the Company would need to record an accounting charge in the statement of operations equal to the fair market value of the shares at the time of issuance.

NOTE 13--INCOME TAXES:

   The components of income tax expense consisted of the following (in thousands):

                                                              Years ended March
                                                                     31,
                                                              -----------------
                                                              2000  1999  1998
                                                              ----- ----- -----
   Current:
     Federal................................................. $ --  $ --  $ --
     Foreign.................................................   149    82    68
     State...................................................     4     5   --
   Deferred--federal and state...............................   --    --    --
                                                              ----- ----- -----
     Income tax expense...................................... $ 153 $  87 $  68
                                                              ===== ===== =====

                              BLAZE SOFTWARE, INC.
                          (FORMERLY NEURON DATA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The components of net deferred tax assets were as follows (in thousands):

                                                              As of March 31,
                                                              -----------------
                                                                2000     1999
                                                              --------  -------
   Accrued liabilities....................................... $    846  $   576
   Deferred revenue..........................................       20       12
   Net operating loss carryforwards..........................    7,906    6,702
   Credit carryforwards and other............................    2,099    1,428
                                                              --------  -------
                                                                10,871    8,718
   Valuation allowance.......................................  (10,871)  (8,718)
                                                              --------  -------
     Net deferred tax assets................................. $    --   $   --
                                                              ========  =======

   Due to the uncertainty surrounding the realization of the deferred tax asset in future tax returns, Blaze Software has placed a valuation allowance against its net deferred tax assets. The valuation allowance increased by $2,153,000, $1,618,000 and $1,969,000 during fiscal years 2000, 1999 and 1998, respectively.

   Blaze Software's expected U.S. Federal statutory income tax rate (34%) differs from the effective tax rate as follows:

                              Years ended March
                                     31,
                              ---------------------
                              2000    1999    1998
                              -----   -----   -----
   "Expected" income
    benefit.................. (34.0)% (34.0)% (34.0)%
   Net operating loss not
    benefited................  10.5    34.0    34.0
   Foreign income and
    withholding taxes........   1.0     1.6     1.4
   Stock compensation........  23.5     --      --
                              -----   -----   -----
     Effective tax rate......   1.0 %   1.6 %   1.4 %
                              =====   =====   =====

   At March 31, 2000, Blaze Software had available net operating loss carryforwards of approximately $22,454,000 and $6,987,000 to offset future federal and state taxable income, respectively. At March 31, 2000, Blaze Software also had available research and development credit carryforwards and other credit carryforwards of approximately $1,297,000 and $479,000 to offset future federal and state taxable income, respectively, and foreign tax credits of approximately $322,000 available to offset future federal taxable income. These carryforwards expire from 2000 to 2010.

   For federal and state tax purposes, a portion of Blaze Software's net operating loss carryforwards may be subject to certain limitation on annual utilization in case of a change in ownership, as defined by federal and state tax law.

                              BLAZE SOFTWARE, INC.
                          (FORMERLY NEURON DATA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 14--SEGMENT INFORMATION:

   Blaze Software, which operates in a single business segment, develops and licenses component-based development software for building business-critical applications and also provides related maintenance and consulting services. Operations of Blaze Software's overseas subsidiaries consist of product license revenues and service revenues.

   Intercompany transfers between geographic areas are accounted for at prices that approximate arm's length transactions.

   Information regarding geographic areas at March 31, 2000, 1999 and 1998, and for each of the years then ended, is as follows (in thousands):

Geographic Area           Americas  Europe   Pacific Rim Eliminations  Total
---------------           --------  -------  ----------- ------------ --------
March 31, 2000 and for
 the year then ended:
  Sales to unaffiliated
   customers............. $ 15,112  $ 2,137    $   947     $    --    $ 18,196
                          --------  -------    -------     --------   --------
  Operating (loss)
   income................  (24,446)    (335)    (1,388)         --     (26,169)
                          --------  -------    -------     --------   --------
  Liabilities--continued
   operations............   15,679    6,981      4,487      (14,533)    12,614
  Liabilities--
   discontinued
   operations............      (24)     --         --           --         (24)
                          --------  -------    -------     --------   --------
    Total Liabilities....   15,655    6,981      4,487      (14,533)    12,590
                          --------  -------    -------     --------   --------
  Identifiable assets--
   continued operations..   84,962    6,053      1,610      (14,881)    77,744
  Identifiable assets--
   discontinued
   operations............      209      223        183          --         615
                          --------  -------    -------     --------   --------
    Total Identifiable
     assets.............. $ 85,171  $ 6,276    $ 1,793     $(14,881)  $ 78,359
                          ========  =======    =======     ========   ========
March 31, 1999 and for
 the year then ended:
  Sales to unaffiliated
   customers............. $  6,933  $ 1,563    $   558     $    --    $  9,054
                          --------  -------    -------     --------   --------
  Operating (loss)
   income................   (4,944)    (603)        35          --      (5,512)
                          --------  -------    -------     --------   --------
  Liabilities--continued
   operations............   13,718    5,764      3,838      (12,164)    11,156
  Liabilities--
   discontinued
   operations............      (70)     --         --           --         (70)
                          --------  -------    -------     --------   --------
    Total Liabilities....   13,648    5,764      3,838      (12,164)    11,086
                          --------  -------    -------     --------   --------
  Identifiable assets--
   continued operations..   11,233    5,408      2,320      (12,379)     6,582
  Identifiable assets--
   discontinued
   operations............      417      416        350           --      1,183
                          --------  -------    -------     --------   --------
    Total Identifiable
     assets.............. $ 11,650  $ 5,824      2,670     $(12,379)  $  7,765
                          ========  =======    =======     ========   ========
March 31, 1998 and for
 the year then ended:
  Sales to unaffiliated
   customers............. $  3,492  $   808    $    62     $    --    $  4,362
                          --------  -------    -------     --------   --------
  Operating (loss)
   income................   (1,452)  (1,713)       195          --      (2,970)
                          --------  -------    -------     --------   --------
  Liabilities--continued
   operations............   15,041    4,502      3,307      (11,498)    11,352
  Liabilities--
   discontinued
   operations............      441      --         --           --         441
                          --------  -------    -------     --------   --------
    Total Liabilities....   15,482    4,502      3,307      (11,498)    11,793
                          --------  -------    -------     --------   --------
  Identifiable assets--
   continued operations..   16,472    4,034      1,453      (11,714)    10,245
  Identifiable assets--
   discontinued
   operations............    1,643      927      1,039          --       3,609
                          --------  -------    -------     --------   --------
    Total Identifiable
     assets.............. $ 18,115  $ 4,961    $ 2,492      (11,714)    13,854
                          ========  =======    =======     ========   ========

                              BLAZE SOFTWARE, INC.
                          (FORMERLY NEURON DATA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 15--SUBSEQUENT EVENTS

   In April 2000, in connection with the initial public offering, the underwriters purchased an additional 600,000 shares of common stock as a result of the exercise of their over-allotment option. This sale resulted in additional net proceeds of approximately $8,800,000.

   On June 20, 2000, Brokat Infosystems AG and Blaze Software announced that the companies had entered into a definitive agreement for Brokat to acquire Blaze Software in a stock-for-stock merger, subject to the approval of Blaze Software stockholders, regulatory agencies and other customary closing conditions. Under the terms of the agreement, Blaze Software stockholders will receive an American Depositary Share equivalent of 0.1826 of a Brokat ordinary share in exchange for each share of Blaze Software common stock. Based on Brokat's closing price on June 19, 2000, the acquisition is valued at approximately $560 million. The merger is intended to be accounted for as a purchase, tax-free to Blaze Software stockholders, and is expected to close in September 2000.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors GemStone Systems, Inc.

   We have audited the accompanying consolidated balance sheets of GemStone Systems, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the two years ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GemStone Systems, Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Walnut Creek, California

March 24, 2000,

except for Note 8, as to which the date is

June 16, 2000

                             GEMSTONE SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
                (In thousands, except share and per share data)

                                              December 31,
                                            ------------------     March 31,
                                              1998      1999       2000
                                            --------  --------  -----------
                                                                (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents................ $  1,209  $     25   $     46
  Accounts receivable, less allowance for
   doubtful accounts of $92 in 1998 and
   $113 in 1999, and $145 at March 31,
   2000....................................    4,468     5,633      7,088
  Prepaid expenses and other current
   assets..................................      334       480        307
                                            --------  --------   --------
      Total current assets.................    6,011     6,138      7,441
Property and equipment:
  Office and computer equipment............    2,400     1,662      1,660
  Furniture and fixtures...................      660       613        528
  Leasehold improvements...................      391       382        244
                                            --------  --------   --------
                                               3,451     2,657      2,432
  Accumulated depreciation.................    1,811     1,635      1,480
                                            --------  --------   --------
      Property and equipment, net..........    1,640     1,022        952
Other Assets:
  Restricted Cash..........................      --        --         311
  Deposits and other assets................      277       211        257
                                            --------  --------   --------
      Total Other Assets...................      277       211        568
                                            --------  --------   --------
      Total assets......................... $  7,928  $  7,371   $  8,961
                                            ========  ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)
Current liabilities:
  Accounts payable......................... $  2,597  $  2,235   $  2,872
  Accrued compensation and related
   expenses................................    1,930     2,113      1,692
  Accrued expenses.........................      988     1,165        963
  Deferred revenue.........................    4,069     4,586      5,974
  Current portion of capital lease
   obligations.............................      324       268        231
  Notes payable to affiliated companies....      --      2,075      5,025
  Notes payable............................      --      1,173      1,151
                                            --------  --------   --------
      Total current liabilities............    9,908    13,615     17,908
Capital lease obligations, less current
 portion...................................      336       114         92

Commitments

Stockholders' equity (deficit):
  Convertible preferred stock, $0.01 par
   value:
    Authorized shares--10,000,000
    Issued and outstanding shares--
     7,312,294.............................   37,972    37,972     37,972
  Common stock, $0.01 par value:
    Authorized shares--15,000,000
    Issued and outstanding shares--
     5,406,400 in 1998 and 5,920,978 in
     1999 and 5,940,578 at March 31, 2000
     ......................................    5,406     5,923      5,942
  Foreign currency translation adjustment..        3       (20)       (32)
  Accumulated deficit......................  (45,697)  (50,233)   (52,921)
                                            --------  --------   --------
      Total stockholders' equity
       (deficit)...........................   (2,316)   (6,358)    (9,039)
                                            --------  --------   --------
      Total liabilities and stockholders'
       equity (deficit).................... $  7,928  $  7,371   $  8,961
                                            ========  ========   ========

                            See accompanying notes.

                             GEMSTONE SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In thousands)

                                                                Three months
                                                                ended March
                                     Year ended December 31,        31,
                                     ------------------------  ---------------
                                        1998         1999       1999    2000
                                     -----------  -----------  ------  -------
                                                                (unaudited)
Revenues:
  Licenses.......................... $    10,563  $    12,160  $3,582  $ 2,285
  Services..........................      10,536       11,480   2,403    3,264
                                     -----------  -----------  ------  -------
    Total revenues..................      21,099       23,640   5,985    5,549
Cost of revenues:
  Licenses..........................         539          704     173      134
  Services..........................       6,146        6,394   1,528    2,000
                                     -----------  -----------  ------  -------
    Total cost of revenues..........       6,685        7,098   1,701    2,134
                                     -----------  -----------  ------  -------
Gross profit........................      14,414       16,542   4,284    3,415
Operating expenses:
  Research and development..........       5,175        5,691   1,321    1,824
  Sales and marketing...............       7,841       10,308   2,254    2,725
  General and administrative........       5,285        4,696   1,070    1,360
                                     -----------  -----------  ------  -------
    Total operating expenses........      18,301       20,695   4,645    5,909
                                     -----------  -----------  ------  -------
Loss from operations................      (3,887)      (4,153)   (361)  (2,494)
Interest income.....................          30           36      20        7
Interest expense....................         (82)        (253)    (25)    (141)
                                     -----------  -----------  ------  -------
Loss before income taxes............      (3,939)      (4,370)   (366)  (2,628)
Provision for income taxes..........         (77)        (166)    (27)     (60)
                                     -----------  -----------  ------  -------
Net loss............................ $    (4,016) $    (4,536) $ (393) $(2,688)
                                     ===========  ===========  ======  =======


                            See accompanying notes.

                            GEMSTONE SYSTEMS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (In thousands, except share data)

                             Convertible                       Foreign                                 Total
                           Preferred Stock    Common Stock    Currency                             Stockholders'
                          ----------------- ---------------- Translation Accumulated Comprehensive     Equity
                           Shares   Amount   Shares   Amount Adjustment    Deficit       Loss        (Deficit)
                          --------- ------- --------- ------ ----------- ----------- ------------- -------------
Balances at December 31,
 1997...................  7,312,294 $37,972 5,354,400 $5,354    $(26)     $(41,681)                   $ 1,619
 Exercise of common
  stock options.........        --      --     52,000     52     --            --           --             52
 Comprehensive loss:
  Net loss..............        --      --        --     --      --         (4,016)     $(4,016)       (4,016)
  Foreign currency
   translation
   adjustment...........        --      --        --     --       29           --            29            29
                                                                                        -------
  Total comprehensive
   loss.................                                                                $(3,987)
                          --------- ------- --------- ------    ----      --------      =======       -------
Balances at December 31,
 1998...................  7,312,294  37,972 5,406,400  5,406       3       (45,697)                    (2,316)
 Exercise of common
  stock options.........        --      --    514,578    517     --            --           --            517
 Comprehensive loss:
  Net loss..............        --      --        --     --      --         (4,536)     $(4,536)       (4,536)
  Foreign currency
   translation
   adjustment...........        --      --        --     --      (23)          --           (23)          (23)
                                                                                        -------
  Total comprehensive
   loss.................                                                                $(4,559)
                          --------- ------- --------- ------    ----      --------      =======       -------
Balances at December 31,
 1999...................  7,312,294  37,972 5,920,978  5,923     (20)      (50,233)                    (6,358)
 Exercise of common
  stock options
  (unaudited)...........        --      --     19,600     19     --            --           --             19
 Comprehensive loss:
  Net loss (unaudited)..        --      --        --     --      --         (2,688)      (2,688)       (2,688)
  Foreign currency
   translation
   adjustment
   (unaudited)..........        --      --        --     --      (12)          --           (12)          (12)
                                                                                        -------
  Total comprehensive
   loss (unaudited).....                                                                $(2,700)
                                                                                        =======
                          --------- ------- --------- ------    ----      --------                    -------
Balances at March 31,
 2000 (unaudited).......  7,312,294 $37,972 5,940,578 $5,942    $(32)     $(52,921)                   $(9,039)
                          ========= ======= ========= ======    ====      ========                    =======


                            See accompanying notes.

                             GEMSTONE SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                              Year ended       Three months
                                             December 31,     ended March 31,
                                            ----------------  ----------------
                                             1998     1999     1999     2000
                                            -------  -------  -------  -------
                                                                (unaudited)
Operating activities
Net loss..................................  $(4,016) $(4,536) $  (393) $(2,688)
Adjustments to reconcile net loss to net
 cash (used in) provided by operating
 activities:
  Depreciation and amortization...........    1,104      913      257      191
  Changes in operating assets and
   liabilities:
    Accounts receivable...................     (450)  (1,165)    (858)  (1,455)
    Prepaid expenses and other current
     assets...............................      (75)    (146)    (121)     173
    Deposits and other assets.............       79       66      (17)     (46)
    Accounts payable......................    2,029     (362)    (501)     637
    Accrued compensation and related
     expenses.............................      299      183       (7)    (421)
    Accrued expenses......................      (81)     177     (309)    (202)
    Deferred revenue......................    1,277      517      (64)   1,388
                                            -------  -------  -------  -------
      Net cash provided by (used in)
       operating activities...............      166   (4,353)  (2,013)  (2,423)
Investing activities
Purchases of restricted cash..............      --       --       --      (311)
Purchases of property and equipment.......     (145)    (231)     (66)    (109)
Proceeds from sale of property and
 equipment................................       19      --       --       --
                                            -------  -------  -------  -------
      Net cash used in investing
       activities.........................     (126)    (231)     (66)    (420)
Financing activities
Reduction in capital lease obligations....     (359)    (342)     (92)     (71)
Proceeds from exercise of common stock
 options..................................       52      517        5       19
Payment on notes payable..................      --      (800)    (250)  (2,600)
Proceeds from issuance of notes payable...      --     4,048    1,725    5,528
                                            -------  -------  -------  -------
      Net cash (used in) provided by
       financing activities...............     (307)   3,423    1,388    2,876
Effect of exchange rate changes on cash
 and cash equivalents.....................       29      (23)     (19)     (12)
                                            -------  -------  -------  -------
Net (decrease) increase in cash and cash
 equivalents..............................     (238)  (1,184)    (710)      21
Cash and cash equivalents at beginning of
 year.....................................    1,447    1,209    1,209       25
                                            -------  -------  -------  -------
Cash and cash equivalents at end of year..  $ 1,209  $    25  $   499  $    46
                                            =======  =======  =======  =======
Supplemental disclosures
Interest paid.............................  $   --   $   125  $    19  $    91
                                            =======  =======  =======  =======
Supplemental disclosures of noncash
 investing and financing activities
Capital lease obligations incurred........  $   431  $    64  $    62  $    12
                                            =======  =======  =======  =======

                            See accompanying notes.

                             GEMSTONE SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1999

1.Summary of Significant Accounting Policies

Description of Business

   GemStone Systems, Inc. ("GemStone" or the "Company"), an Oregon corporation, is substantially wholly-owned by Lex Magna Ltd. ("LM"). The Company designs, develops, markets, and distributes enterprise application server software platforms, which are used by its customers to deploy and manage strategic business applications. The Company operates in one industry segment (development and marketing of computer software and related services) and markets its products and services internationally through foreign subsidiaries, distributors and resellers located in North America, Europe and the Pacific Rim, which includes Asia, Australia, New Zealand and South America.

Basis of Presentation

   The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The Company translates the accounts of its foreign subsidiaries using the local currency as the functional currency. The assets and liabilities of the foreign subsidiaries are translated into U.S. dollars using exchange rates in effect at the balance sheet date, revenues and expenses are translated using the average exchange rate for the period, and gains and losses from this translation process are credited or charged to stockholder's equity (deficit). Foreign currency transaction gains and losses have not been material.

   The Company has incurred significant operating losses and had a working capital deficit and a net capital deficiency at December 31, 1999. The Company has received cash infusions from affiliated companies owned by LM to fund its operations. Management expects that its cash flows from operations and additional funding from LM will be adequate to fund future operations (see Note
8).

Unaudited Interim Financial Information

   The interim financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited but includes all adjustments, consisting only of normal recurring adjustments that management considers necessary for a fair presentation of the Company's consolidated financial position at that date and its consolidated results of operations and cash flows for those periods. Operating results for the three months ended March 31, 2000 are not necessarily indicative of results that may be expected for any future periods.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

   Cash and cash equivalents, which consist of cash and highly liquid short-term investments with insignificant interest rate risk and original maturities of three months or less at the date of purchase, are stated at cost, which approximates fair value.

Concentrations of Credit Risk and Credit Evaluations

   Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments and trade accounts receivable. Cash equivalents consist principally of

                             GEMSTONE SYSTEMS, INC.

money market and demand deposit accounts and are held principally with one domestic financial institution. The Company performs periodic evaluations of the relative credit standing of this institution.

   The Company licenses its products primarily to customers in North America and Europe. The Company generally does not require collateral form its customers. Reserves are maintained for estimated losses in the collection of accounts receivable and such losses to date have been within management's expectations.

Revenue Recognition

   License revenue from end users is recognized when a noncancelable license agreement has been executed, the product has been shipped, the license fee is fixed or determinable and collectibility is probable. License revenue from third-party distributors and value-added resellers is recognized as products are sold to end users under noncancelable license agreements and collectibility is reasonably assured. Maintenance and support revenue is recognized ratably over the term of the related agreement. Revenue from professional services and training arrangements is recognized on either a time and materials or percentage-of-completion basis as the services are performed and amounts due from customers are deemed collectible.

   Amounts collected or billed prior to satisfying the above recognition criteria are reflected as deferred revenue in the accompanying consolidated balance sheets.

   Effective January 1, 1998, the Company adopted the American Institute of Certified Public Accountants ("AICPA") Statement of Position No. 97-2, "Software Revenue Recognition" ("SOP 97-2"). Additionally, the AICPA issued SOP 98-9 in December 1998, which the Company adopted January 1, 1999.

Significant Customers

   Revenues from one customer accounted for 12% of total revenues for the year ended December 31, 1999. Revenues from two customers each accounted for 10% of total revenues for the year ended December 31, 1998.

Software Development Costs

   The Company capitalizes software development costs upon the establishment of technological feasibility, which is usually upon completion of a working model, subject to net realizable value considerations. During the years ended December 31, 1999 and 1998, such capitalizable costs were not material. Accordingly, the Company charged all such costs to research and development expense in the accompanying consolidated statements of operations. Future capitalized costs, if any, will be amortized on a straight-line basis over the estimated life of the products or the ratio of current revenue to the total of current and anticipated future revenue, whichever expense is greater.

Property and Equipment

   Property and equipment consist of office and computer equipment, furniture and fixtures, and leasehold improvements, which are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years, or the lesser of the estimated useful lives or lease term for assets acquired under capital lease agreements and leasehold improvements.

Income Taxes

   The Company uses the liability method of accounting for income taxes under which deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rules and laws that will be in effect when the differences are expected to reverse.

                             GEMSTONE SYSTEMS, INC.

Stock Based Compensation

   The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has adopted the disclosure-only alternative described in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123").

Comprehensive Income

   Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"), which requires that all items that are recognized under accounting standards as components of comprehensive income (revenues, expenses, gains and losses) be reported in a financial statement that is displayed with the same prominence as other financial statements.

Segment Information

   Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131") which establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. In addition, it establishes standards for related disclosures about products and services, geographic areas and major customers. The Company operates in one segment, therefore, the adoption of this pronouncement had no impact upon the Company.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133"), which establishes accounting and reporting standards for derivative instruments and hedging activities. FAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company will be required to adopt FAS 133 effective January 1, 2001. Management of the Company does not believe the adoption of this statement will have a material effect on the Company's consolidated financial position, results of operations or cash flow.

   Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"), was issued in December 1999 by the Securities and Exchange Commission ("SEC"). SAB 101 provides guidance surrounding revenue recognition. Due to complications surrounding the implementation of SAB 101, the SEC, in March 2000, deferred the implementation date of certain provisions of SAB 101 until the quarter ended June 30, 2000, with retroactive application to transactions entered into during the quarter ended March 31, 2000. The Company has not yet determined the effect on the Company's financial statements of adopting SAB 101.

Reclassifications

   Certain prior year balances have been reclassified to conform with current year presentation.

2.Related Party Transactions

   During the year ended December 31, 1999, the Company borrowed approximately $2.9 million from affiliates owned by LM to fund operations. The annual interest rate on the unpaid principal balance is 6% with

                             GEMSTONE SYSTEMS, INC.

principal and interest to be paid on demand. The Company repaid $800,000 of the notes payable during the year. Interest expense related to the notes payable for the year ended December 31, 1999 was $69,000.

3.Notes Payable

   During 1999, the Company entered into an agreement whereby the Company finances the accounts receivable of its pre-approved customers with a financial institution on a full recourse basis. The Company uses the advances to pay operating expenses as well as vendor purchases. The Company maintains the credit risk on all financed receivables. Only invoices outstanding for less than 90 days from the original due date have the ability to be financed by the financial institution. As of December 31, 1999, the Company had outstanding financed receivables of approximately $1.2 million with the financial institution which is included in accounts receivable in the accompanying consolidated balance sheets and outstanding notes payable to the financial institution of the same amount. Interest on the note is due at an annual rate of 21%. The note is secured by the underlying accounts receivable and the general assets of the Company.

4.Lease Commitments

   The Company leases certain premises under operating lease agreements as well as property and equipment under operating lease and capital lease agreements certain of which contain renewal options at fair market value.

   Future minimum lease payments are as follows at December 31, 1999 (in thousands):

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
   2000.......................................................  $295    $  832
   2001.......................................................    90       604
   2002.......................................................    22        51
   2003.......................................................    12       --
                                                                ----    ------
   Total minimum lease payments...............................   419    $1,487
                                                                        ======
   Less interest..............................................   (37)
                                                                ----
   Present value of minimum lease payments....................   382
   Less current portion.......................................   268
                                                                ----
   Capital lease obligations, less current portion............  $114
                                                                ====

   Cost of and accumulated amortization on assets acquired under capital lease arrangements was $938,000 and $1,348,000, and $583,000 and $668,000 at December
31, 1999 and 1998, respectively. Rent expense totaled $1,254,000 and $848,000 in 1999 and 1998, respectively.

5.Stockholders' Equity

Convertible Preferred Stock

   The Company has 10,000,000 shares of authorized convertible preferred stock of which 5,000,000 shares are designated Series I, 2,000,000 shares are designated Series II, and 3,000,000 shares are designated Series III. At December 31, 1999, 3,175,685 shares of Series I, 2,000,000 shares of Series II and 2,136,609 shares of Series III convertible preferred stock were outstanding. All of the shares of convertible preferred stock outstanding are held by LM.

                             GEMSTONE SYSTEMS, INC.

   Holders of convertible preferred stock are entitled to noncumulative cash dividends, when and if declared by the Board of Directors, prior to any dividends paid on the common stock. Each share of convertible preferred stock is convertible into one share of common stock at the option of the holder. Each share will be automatically converted into common stock upon the closing of an initial public offering of the Company's common stock at a price per share that equates to a total value of the Company's capital stock of at least $20,000,000 and an aggregate offering price of at least $7,500,000, or at any such time as 67% of the convertible preferred stock has been converted to common stock.

   Each share of convertible preferred stock has voting rights equal to the number of common shares into which it is convertible. Upon voluntary or involuntary liquidation or merger with another corporation, the holders of Series I, Series II and Series III convertible preferred stock are entitled to receive an amount equal to the original issuance price per share of $5.00, $2.50 and $8.00, respectively, before adjustments, plus any declared but unpaid dividends, before any distribution may be made to the holders of common stock.

Stock Option Plans

   Under the Company's 1992 Stock Option Plan (the "Plan"), 1,518,920 shares of common stock have been reserved for the issuance of incentive stock options ("ISO") or nonstatutory stock options ("NSO") to eligible employees, consultants, and directors. The ISOs may be granted at a price per share not less than the fair market value on the date of grant. The NSOs may be granted at a price per share not less than 85% of the fair market value on the date of the grant. Options granted under the Plan expire not more than ten years from the date of grant and generally become exercisable at varying rates over a five-year period. Unvested options and vested but unexercised options are canceled and returned to the Company for regrant upon termination of employment or expiration of the option.

   A summary of activity under the Plan is as follows:

                                                            Outstanding Options
                                                            --------------------
                                                                       Weighted-
                                                                        Average
                                                                       Exercise
                                                            Number of  Price per
                                                             Shares      Share
                                                            ---------  ---------
   Balance at December 31, 1997............................ 1,414,478    $1.76
     Granted...............................................    10,000     8.00
     Canceled..............................................   (94,800)    2.76
     Exercised.............................................   (52,000)    1.00
                                                            ---------    -----
   Balance at December 31, 1998............................ 1,277,678     1.77
     Canceled..............................................   (75,100)    3.26
     Exercised.............................................  (514,578)    1.00
                                                            ---------    -----
   Balance at December 31, 1999............................   688,000    $2.17
                                                            =========    =====

                             GEMSTONE SYSTEMS, INC.

   The following table summarizes information about stock options outstanding and exercisable at December 31, 1999:

                         Options Outstanding                     Options Exercisable
                 --------------------------------------------    --------------------------
                                                Weighted-
                               Weighted-         Average                       Weighted-
                                Average         Remaining                       Average
                 Number        Exercise        Contractual       Number        Exercise
   Exercise        of          Price per          Life             of          Price per
    Price        Shares          Share           (Years)         Shares          Share
   --------      ------        ---------       -----------       -------       ---------
   $1.00         550,500         $1.00            4.76           496,900         $1.00
    5.00          51,500          5.00            6.84            27,500          5.00
    8.00          86,000          8.00            7.53            40,400          8.00
                 -------         -----                           -------         -----
                 688,000         $2.17            5.26           564,800         $1.70
                 =======         =====                           =======         =====

   At December 31, 1999, the Company has reserved the following shares of its common stock for future issuance:

   Outstanding stock options..........................................   688,000
   Future stock option grants.........................................   209,942
   Outstanding convertible preferred stock............................ 7,312,294
                                                                       ---------
                                                                       8,210,236
                                                                       =========

Pro Forma Disclosures of the Effect of Stock-Based Compensation

   The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying common stock on the grant date, no compensation expense is recorded.

   Pro forma information regarding net income (loss) is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of FAS 123. Under this method, the estimated fair value of the options is amortized to expense over the vesting period of the options. The effect of applying the fair value method of FAS 123 to the Company's stock-based awards resulted in net loss for the years ended December 31, 1999 and 1998, which was not materially different than the reported net loss.

   The weighted-average grant-date fair value of options was $2.31 per share for grants made during the year ended December 31, 1998. There were no grants during the year ended December 31, 1999.

   The fair value for these options was estimated at the date of grant using a minimum value option pricing model with the following weighted-average assumptions:

                                                                     Year Ended
                                                                    December 31,
                                                                    ------------
                                                                    1999  1998
                                                                    ---- -------
   Expected dividend yield......................................... --        0%
   Risk-free interest rate......................................... --     5.67%
   Expected life of the option..................................... --   6 years

                             GEMSTONE SYSTEMS, INC.

   The minimum value option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   Because FAS 123 is applicable only to options granted subsequent to December 31, 1994, its adjusted effect will not be fully reflected until 2000.

6.Income Taxes

   Prior to December 7, 1998, the Company was included in the consolidated return of Sanpao Industries, Inc. ("Sanpao"), which owned greater than 80% of Servio Logic Corporation, at the time, the direct parent of the Company. In a series of transactions effected on December 7, 1998, the Company was reorganized such that the Company became directly owned by LM, and succeeded to all of the historical tax attributes of both Servio Logic Corporation and Sanpao.

   There was no provision for U.S. federal or state income taxes for any period as the Company has incurred operating losses, and there can be no assurance that the Company will realize the benefit of the net operating loss carryforwards. The tax provision recorded by the Company during the years ended December 31, 1999 and 1998 relates primarily to income taxes paid by foreign subsidiaries and taxes withheld from customer payments in various foreign jurisdictions.

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

   Significant components of the Company's current and non-current deferred tax assets and liabilities for federal and state income taxes are as follows:

                                                      Year Ended December 31,
                                                     --------------------------
                                                         1999          1998
                                                     ------------  ------------
   Deferred tax assets:
     Net operating loss carryforwards............... $ 44,189,000  $ 42,515,000
     Deferred revenue...............................    1,579,000     1,562,000
     Other..........................................      390,000       398,000
                                                     ------------  ------------
   Total deferred tax assets........................   46,158,000    44,475,000
   Valuation allowance..............................  (46,158,000)  (44,475,000)
                                                     ------------  ------------
   Net deferred tax assets.......................... $        --   $        --
                                                     ============  ============

   During the years ended December 31, 1999 and 1998, the valuation allowance on the deferred tax assets increased by $1,683,000 and $30,121,000, respectively.

   As of December 31, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $115 million. The federal net operating loss carryforwards will expire at various dates beginning in the current year through 2019 if not utilized.

   Due to the "change in ownership" provisions of the Internal Revenue Code, the availability of the Company's net operating loss credit carryforwards may be subject to an annual limitation against taxable

                             GEMSTONE SYSTEMS, INC.

income in future periods if a change in ownership of more than 50% of the value of the Company's stock should occur over a three-year period, which could substantially limit the eventual utilization of these carryforwards.

7.Retirement Plan

   The Company maintains a savings plan under Section 401(k) of the Internal Revenue Code (the 401(k) Plan), which covers substantially all full-time employees. Participating employees may individually elect to have 1% to 18% of their total annual compensation contributed to the 401(k) Plan. The Company may contribute a discretionary matching contribution on behalf of each participant to be determined each year by the Company. The Company made no contributions to the 401(k) Plan in 1999 or 1998.

8.Subsequent Events

   From December 31, 1999 through May 31, 2000, the Company borrowed additional amounts from LM and affiliated companies increasing the total notes payable to related parties to $6,325,000 as of this date. Amounts borrowed during this period have the same terms as amounts outstanding at December 31, 1999.

   On June 16, 2000, the Company received a commitment from LM to fund the Company up to $5 million through December 31, 2000 and not to require payment on any outstanding notes through June 15, 2001.

   Unaudited. On June 19, 2000, Brokat Infosystems AG ("Brokat") and the Company entered into a definitive agreement for Brokat to acquire GemStone, subject to the approval of GemStone shareholders, regulatory agencies and other customary closing conditions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

   The laws of Germany make no provisions of indemnification of officers and directors. We do not in our articles of association provide for the indemnification of any of our controlling persons, directors or officers.

   We maintain liability insurance for members of our management board and members of our executive board, including insurance against liabilities under the Securities Act of 1933.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits

 Exhibit
   No.   Description
 ------- -----------
   *3.1   Articles of Association (English translation)
   *3.2   Rules of Procedure of the Management Board (English translation)
   *4.1   Indenture, dated March 28, 2000 between Registrant and The Bank of
          New York
   *4.2   Form of 11 1/2% Senior Notes due 2010 (included as part of Exhibit
          4.1)
   *4.3   Registration Rights Agreement, dated as of March 28, 2000 between
          Registrant and WestLB Panmure Limited
    5.1   Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
    5.2   Opinion of Haver & Mailaender
 **10.1   Agreement Regarding the Sale and Transfer of Shares between Y.A.C.
          Finance Holding S.A., Anja Fernbach, Gunther Fernbach and BROKAT
          Infosystems AG, dated as of November 2, 1999, as amended and supplemented as of February 11, 2000 and February 22, 2000
   10.2   Stock Purchase Agreement by and among Registrant, Transaction
          Software Technologies, Inc., and the shareholders of Transaction
          Software Technologies, Inc. dated as of May 7, 1999
 **10.3   Agreement on Subscription and Contribution of Capital by and between
          BROKAT Aktiengesellschaft and ME Shareholders, dated as of May
          20/21, 1999
   10.4   Agreement and Plan of Merger by and between Blaze Software, Inc. and
          BROKAT Aktiengesellschaft, dated as of June 19, 2000
   10.5   Agreement and Plan of Merger among GemStone Systems, Inc., Lex Magna
          Limited and BROKAT Aktiengesellschaft, dated as of June 19, 2000
  *21.1   List of Subsidiaries
   23.1   Consent of Arthur Andersen Wirtschaftsprufungsgesellschaft
          Steuerberatungsgesellschaft mbH with respect to BROKAT Infosystems
          AG and with respect to MeTechnology AG and its predecessor, ESD
          Vermogensverwaltungsgesellschaft mbH
   23.2   Consent of Arthur Andersen L.L.P. with respect to Transaction
          Software Technologies, Inc.
   23.3   Consent of PricewaterhouseCoopers LLP with respect to Blaze
          Software, Inc.
   23.4   Consent of Ernst & Young, LLP with respect to GemStone Systems, Inc.
   23.5   Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in
          Exhibit 5.1)
   23.6   Consent of Haver & Mailaender (included in Exhibit 5.2)
  *24.1   Power of Attorney (see signature page of registration statement)
  *25.1   Statement of Eligibility of Trustee on Form T-1
   99.1   Letter of Transmittal

   (b) Financial statement schedules

      None

    * Previously filed.

   ** Previously filed without attachments.

ITEM 22. UNDERTAKINGS

   (a) The undersigned registrant hereby undertakes that:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required under this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus under
  Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and to arrange or provide for a facility in the U.S. for responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stuttgart, Germany on the 18th day of July, 2000.

                                          BROKAT Infosystems
                                          Aktiengesellschaft

                                                   /s/ Stefan Rover
                                          By: _________________________________
                                                        Stefan Rover
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement of BROKAT Infosystems AG has been signed below by the following persons in the capacities indicated on the 18th day of July, 2000.


                       Signature                                Title
                       ---------                                -----


                             *                        Management Board Member
       ____________________________________________    and Chief Financial
                      Michael Janssen                  Officer (Principal
                                                       financial and accounting
                                                       officer)

                             *                        Management Board Member
       ____________________________________________
                     Dr. Boris Anderer

                             *                        Management Board Member
       ____________________________________________
                    Achim Schlumpberger

                             *                        Management Board Member
       ____________________________________________
                    Michael Schumacher

                             *                        Management Board Member
       ____________________________________________
                     Angelo Maestrini

                             *                        Authorized United States
       ____________________________________________    Representative
                     Donald J. Puglisi

                  /s/ Stefan Rover
      *By: __________________________________________ Management Board Member
                       Stefan Rover                    and Chief Executive
                     Attorney-in-fact                  Officer (Principal
                                                       Executive Officer)